Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 8, 2010

Registration No. 333-170074

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

The Howard Hughes Corporation
(formerly Spinco, Inc.)
(Exact name of registrant as specified in governing instruments)

110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000
(Address, including Zip Code and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)

Thomas Nolan, Jr.
President and Chief Operating Officer
The Howard Hughes Corporation
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Matthew D. Bloch, Esq.
Heather L. Emmel, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York
(212) 310-8000 (Phone)
(212) 310-8007 (Fax)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

(Continued on following page)

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)		Amount of registration fee
Common stock, $0.01 par value per share(3)	12,946,424	N/A	$616,508,710	(4)	$43,957.07
Common stock warrants(5)	6,083,333	N/A	—		—
Common stock issuable upon the exercise of common stock warrants(6)	6,083,333	—	$304,166,650		$21,687.08
Common stock issuable upon the exercise of options to acquire common stock(7)	180,057	N/A	8,574,314		$611.35

Total					$66,255.50

(1)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations, anti-dilution adjustments or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

(3)
Represents (a) 4,037,691 shares of our common stock to be issued to (i) Brookfield Retail Holdings LLC (formerly known as REP Investments LLC), an affiliate of Brookfield Asset Management Inc. (and its designees, as applicable, "Brookfield Investor"), (ii) Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (collectively, "Pershing Square") and (iii) Blackstone Real Estate Partners VI, L.P. ("Blackstone") and its permitted assigns (together with Blackstone, the "Blackstone Investors") pursuant to the investment agreements and designation described in this registration statement and (b) 8,908,733 shares of common stock to be issued to Pershing Square and General Trust Company in connection with the distribution of our common stock in connection with the Separation of the Company from General Growth Properties, Inc. as described in this registration statement.

(4)
The proposed maximum aggregate offering price for the common stock is the product of (x) 12,946,424 (the number of shares of common stock being registered hereby) and (y) $47.62 (the price at which the Plan Sponsors and Blackstone have agreed to purchase the shares of our common stock pursuant to the investment agreements and designation).

(5)
Represents warrants to acquire 6,083,333 shares of our common stock to be issued to Brookfield Investor, Pershing Square and the Blackstone Investors pursuant to the investment agreements and designation described in the registration statement. Pursuant to Rule 457(g) promulgated under the Securities Act, no separate registration fee is required for the warrants being offered hereby because the warrants are being registered on the same registration statement as the common stock underlying the warrants.

(6)
Includes 6,083,333 shares of our common stock issuable upon the exercise of warrants to be issued to Brookfield Investor, Pershing Square and the Blackstone Investors pursuant to the investment agreements described in this registration statement. Pursuant to Rule 457(g) promulgated under the Securities Act, the maximum aggregate offering price is based on the $50.00 exercise price of the warrants.

(7)
Includes 180,057 shares of our common stock issuable upon the exercise of stock options to acquire our common stock held by certain of the selling stockholders named in this registration statement. The proposed maximum aggregate offering price is based upon $47.62 per share (the price at which the Plan Sponsors and Blackstone have agreed to purchase the shares of our common stock pursuant to the investment agreements and designation).

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2010

Preliminary Prospectus

THE HOWARD HUGHES CORPORATION

19,209,814 shares of Common Stock

Warrants to purchase up to 6,083,333 shares of Common Stock

        This prospectus relates solely to the resale by the selling stockholders identified in this prospectus of up to an aggregate of (i) 19,209,814 shares of common stock of The Howard Hughes Corporation ("THHC"), $0.01 par value per share, consisting of 4,037,691 shares of common stock issued pursuant to the investment agreements described herein, 8,908,733 shares of common stock issued in connection with the separation and distribution described herein, 6,083,333 shares of common stock issuable upon exercise of the warrants described herein and 180,057 shares of common stock issuable upon exercise of certain outstanding stock options and (ii) 6,083,333 warrants to acquire common stock of THHC.

        The selling stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares or warrants from time to time as they may determine through public transactions or through other means and at varying prices as determined by the prevailing market price for shares or in negotiated transactions as described in the section entitled "Plan of Distribution" beginning on page 123.

        We do not know when or in what amount the selling stockholders may offer the shares or warrants for sale. We expect that the offering price for our common stock will be based on the prevailing market price of our common stock at the time of sale. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange (the "NYSE") under the symbol "HHC." We do not intend to list the warrants on any exchange; accordingly, there will not be an established market price for the warrants. There is currently no established market price for the warrants. We expect that the offering price for the warrants will be based on the relationship between the exercise price of the warrants and the prevailing market price for our common stock at the time of sale. The closing price for our common stock on the "when-issued" market of the NYSE on November 5, 2010 was $38.00.

        We will not receive any of the proceeds from the sale of these shares of our common stock or the warrants by the selling stockholders.

        Investing in shares of our common stock or the warrants involves risks. See "Risk Factors" beginning on page 17 to read about factors you should consider before buying shares of our common stock or the warrants.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                        , 2010.

        This prospectus is part of a registration statement on Form S-11 that we filed with the Securities and Exchange Commission (the "SEC"). You should rely only on the information contained in this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock. We will from time to time supplement the information contained in this prospectus in a prospectus supplement.

EXPLANATORY NOTE

        This registration statement is being filed by The Howard Hughes Corporation, formerly known as Spinco, Inc. ("THHC"), in order to register its common stock and warrants for resale pursuant to Section 415(a)(1)(i) under the Securities Act of 1933, as amended (the "Securities Act") pursuant to certain investment agreements described herein. THHC is a newly formed Delaware corporation that was created to hold certain assets and liabilities of General Growth Properties, Inc. ("GGP") and its subsidiaries (collectively, the "Predecessors"). In conjunction with a plan of reorganization filed by GGP and certain of its subsidiaries under Chapter 11 of title 11 of the United States Code (as the same may be amended, modified or supplemented from time to time, the "Plan"), THHC will receive certain of the assets and liabilities of the Predecessors (the "Separation"), which we refer to as our business. We expect the reorganization to be completed during the fourth quarter of 2010 (such time of completion is referred to herein as the "Effective Date"). Pursuant to the Plan, on or prior to the Effective Date, approximately 32,500,000 shares of common stock of THHC (0.098344 shares of THHC common stock for each share of GGP common stock which is based upon a maximum number of THHC shares and options and warrants to acquire THHC common stock), will be distributed or issued to the common and preferred unit holders of GGP Limited Partnership ("GGPLP"), which includes GGP, and then GGP will distribute its portion of such shares to holders of GGP common stock (the "Distribution") and the Plan Sponsors (as defined herein) and certain designees if applicable, (as further described herein), will purchase $250.0 million of our common stock. GGP will not retain any ownership interest in THHC. Unless otherwise noted, all information contained in this registration statement relates to THHC after the Effective Date. THHC's common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange (the "NYSE") under the symbol "HHC."

        The shares of THHC common stock and warrants that are the subject of this registration statement will only be issued, and offerings of such securities under this registration statement will only be made, if the Plan is confirmed and the closing of the transactions contemplated by the Plan, including the Separation, are completed. Accordingly, the information presented in the prospectus contained in this registration statement is presented, to the extent possible, as if the closing of the transactions described above, including GGP's emergence from bankruptcy and the Separation, have occurred. Any material changes to the Plan or these transactions will be reflected in a subsequent amendment to the registration statement.

USE OF NON-GAAP MEASURES

        We present EBITDA and Adjusted EBITDA, each as defined below, in this prospectus as supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America ("GAAP"). They are not measures of our financial performance under GAAP and should not be considered as alternatives to any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

        EBITDA is defined as net income (loss) attributable to controlling interests (currently, GGP), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. We calculate Adjusted EBITDA by adjusting EBITDA for the following items: (a) costs incurred with respect to reorganization items following GGP's filing for bankruptcy protection, including gains on liabilities subject to compromise, interest income, U.S. Trustee fees and other restructuring items; (b) our 2009 and 2008 strategic initiatives, which consist of GGP's pre-bankruptcy filing restructuring costs; and (c) provisions for impairment. We present EBITDA and Adjusted EBITDA because we believe certain investors use them as additional measures of a company's historical operating performance and its ability to service and incur debt. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors because Adjusted EBITDA excludes certain non-recurring and/or non-cash items, including bankruptcy and restructuring costs, which we believe are not indicative of our core operating performance and which are not excluded in the calculation of EBITDA. In addition, we present EBITDA and Adjusted EBITDA of our properties that we own jointly with independent joint venture partners under the proportionate share method. Under the proportionate share method, our share of revenues and expenses of such properties are aggregated with the revenues and expenses of our combined properties.

        EBITDA and Adjusted EBITDA should not be considered as alternatives to GAAP net income (loss) attributable to controlling interests, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of the limitations inherent in these non-GAAP measures are that:

  •
  they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect the cash requirements necessary to service interest or principal payments on our debt;

  •
  they do not reflect any cash income taxes that we may be required to pay;

  •
  assets are depreciated or amortized over differing estimated useful lives and often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements;

  •
  they do not adjust for all non-cash income or expense items that are reflected in our statements of cash flows;

  •
  they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

  •
  they do not reflect the value of our non-income producing assets;

  •
  they may not be calculated in the same manner as research analysts calculate EBITDA or Adjusted EBITDA or in the same manner as may be required by any current or future indebtedness;

  •
  they do not reflect limitations on, or costs related to, transferring earnings from our subsidiaries and unconsolidated joint ventures to us; and

  •
  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

        For a reconciliation of Adjusted EBITDA and EBITDA to net income (loss) attributable to controlling interests, see "Summary Historical Combined Financial Data."

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to current or historical facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "forecast," "plan," "intend," "believe," "may," "should," "would," "likely," and other words of similar expression.

        Forward-looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. We caution you, therefore, not to rely on these forward-looking statements.

        In this prospectus, for example, we make forward-looking statements discussing our expectations about:

  •
  capital required for our operations and development opportunities for the properties in our Strategic Development segment following the Distribution;

  •
  expected performance of our Master Planned Communities segment and other current income producing properties;

  •
  future management;

  •
  future liquidity;

  •
  future development opportunities;

  •
  expenses we expect to incur as a stand-alone entity;

  •
  future development spending; and

  •
  future management plans.

        Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

  •
  our history of losses;

  •
  our lack of operating history as an independent company;

  •
  our reliance on an interim management company;

  •
  our inability to obtain operating and development capital;

  •
  our inability to establish our own financial, administrative and other support functions to operate as a stand-alone business and loss of operational efficiency we had as a part of GGP;

  •
  our new directors and officers may change our long-range plans;

  •
  our new directors may be involved or have interests in other businesses, including, without limitation, real estate activities and investments;

  •
  a prolonged recession in the national economy and adverse economic conditions in the retail sector;

  •
  our inability to compete effectively;

v

  •
  potential conflicts arising with GGP after the Distribution from agreements with GGP with respect to certain of our assets;

  •
  our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners;

  •
  risks associated with the Distribution not qualifying as a tax-free distribution for U.S. federal income tax purposes;

  •
  the Plan Sponsors (as subsequently defined) having influence over us, whose interests may be adverse to ours or yours; and

  •
  the other risks described in "Risk Factors."

        These forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

PROSPECTUS SUMMARY

        We are a newly formed Delaware corporation that was created to hold certain assets and liabilities of General Growth Properties, Inc. ("GGP") and its subsidiaries (collectively, the "Predecessors"). In conjunction with the third amended plan of reorganization, as modified, filed by GGP and certain of its subsidiaries under Chapter 11 of title 11 of the United States Code (the "Plan"), we received certain of the assets and liabilities of the Predecessors and substantially all of our common stock was distributed to the holders of GGP's common stock (the "Distribution"). GGP does not retain any ownership interest in us.

        We refer to the "Effective Date" as the date on which the reorganization of GGP and certain of its subsidiaries was completed, at which time the Predecessors transferred to us the Predecessors' properties and related assets and liabilities described herein (the "Separation"), which we refer to as our business. The description of our business is presented herein as if the transferred business was our business for all historical periods described. Unless the context otherwise requires, references to "we," "us" and "our" refer to The Howard Hughes Corporation and its subsidiaries and joint venture interests after giving effect to the Separation and the Distribution.

        The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before making a future investment decision with respect to our securities. Therefore, you should also read the more detailed information set out in this prospectus, including the risk factors, the combined financial statements and the notes thereto, and the other documents to which this prospectus refers before making an investment decision.

 Overview

        On April 16, 2009 and April 22, 2009 (collectively, the "Petition Date"), GGP and certain of its subsidiaries filed voluntary petitions for relief (the "Chapter 11 Cases") in the Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). On August 27, 2010, GGP filed with the Bankruptcy Court its third amended Plan (as supplemented on September 30, 2010 and further modified on October 21, 2010) and the related disclosure statement (the "Disclosure Statement") for the debtors remaining in the Chapter 11 Cases (the "TopCo Debtors"). On October 21, 2010, the Bankruptcy Court confirmed the Plan and on the Effective Date, the Plan became effective, the TopCo Debtors emerged from bankruptcy, and the Separation and the Distribution were completed. The Plan set forth the structure of GGP and the TopCo Debtors following the Effective Date. We refer to the public company successor to GGP following the Effective Date as "reorganized GGP." See "Business—Bankruptcy Proceedings."

        We are a real estate company created to specialize in the development of master planned communities and other strategic real estate development opportunities across the United States. Our goal is to create sustainable, long-term growth and value for our stockholders. We own a diverse portfolio of properties with a relatively small amount of debt (an amount equal to 11.7% of our total assets as of June 30, 2010) and with near, medium and long-term development opportunities, including our master planned communities, mall development projects and a series of mixed-use development opportunities in premier locations. As operated by the Predecessors, our master planned communities have won numerous awards for, among other things, design and community contribution. We expect the competitive position and desirable location of certain of our assets (which collectively comprise millions of square feet and thousands of acres of developable land), combined with their operations and long-term opportunity through entitlements, land and home site sales and project developments, to drive our income and growth. We expect to pursue development opportunities for a number of our assets that were postponed by the Predecessors due to lack of liquidity resulting from deteriorating economic conditions, the credit market collapse and certain of the Predecessors' bankruptcy filings in

April 2009, and to develop plans for other assets for which no plans had been developed. We expect to assess the opportunities for these assets, which are currently in various stages of completion, to determine how to finance their completion and how to maximize their long-term value potential, which may include entering into joint venture arrangements.

        For the year ended December 31, 2009, our net loss attributable to controlling interests and Adjusted EBITDA were $703.6 million and $21.5 million, respectively, and for the six months ended June 30, 2010, our net loss attributable to controlling interests and Adjusted EBITDA were $48.6 million and $10.7 million, respectively. As of June 30, 2010, our combined debt was $340.5 million and our share of the debt of our Real Estate Affiliates (as defined below) was $196.2 million and we had $2.9 billion of total assets. As a newly formed company with no operating history as a stand alone company and on a combined, carve-out basis, a history of losses and negative cash flow from operations, there are significant risks to investing in our securities. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        We operate our business in two lines of business: Master Planned Communities and Strategic Development.

        Master Planned Communities.    Our Master Planned Communities segment consists of the development and sale of residential and commercial land, primarily in large-scale projects. We currently own four master planned communities (including four separate communities in Maryland that are commonly, and collectively, referred to as the "Maryland communities") with over 14,000 acres of land remaining to be sold in desirable locations, which in some cases have no land suitable for large-scale residential development nearby. Residential sales, which are made primarily to home builders, include standard, custom and high density (i.e., condominium, town homes and apartments) parcels. Standard residential lots are designated for detached and attached single- and multi-family homes, ranging from entry-level to luxury homes. Commercial sales include parcels designated for retail, office, services and other for-profit activities, as well as those parcels designated for use by government, schools and other not-for-profit entities.

        Strategic Development.    Our Strategic Development segment is made up of near, medium and long-term real estate properties and development projects, some of which we believe have the potential to create meaningful value. For example, the Hawaii Community Development Authority ("HCDA") approved a 15-plus year master plan that will permit us to transform 60 acres of land at our Ward Centers project in Honolulu, Hawaii into a vibrant and diverse neighborhood of residences, shops, entertainment and offices.

        To better understand the nature of our strategic development opportunities and our current expectations for the type of development we may ultimately pursue, we present our development opportunities in this registration statement in the following four categories: nine mixed-use development opportunities, four mall development projects, seven redevelopment projects and eleven other property interests, including ownership of various land parcels and certain profit interests. At present all of these assets generally share the fundamental characteristic of requiring substantial future development to achieve their highest and best use. However, as discussed elsewhere in this registration statement, following the Separation, our new board of directors and management are expected to reevaluate the Predecessor's plans and ideas for these assets based on market conditions and availability of capital. In order to be able to realize a development plan for any of these assets, in addition to the permitting and approval process attendant to almost all large-scale real estate development of this nature, we will need to obtain financing either through joint venture equity or construction, bridge or long-term financing, none of which is assured. See "Risk Factors—We may face potential difficulties in obtaining operating and development capital" and "Our business model includes entering into joint venture arrangements with strategic partners. This model may not be successful and our business could be adversely affected if we are not able to successfully attract desirable strategic partners or complete agreements with strategic partners." As a result of these shared attributes, management evaluates and manages the strategic development assets as a single operating unit, with the employees responsible for individual projects reporting up to a single executive responsible for this segment.

        The chart below presents our assets by reportable segment and, with respect to our strategic development business, by the potential type of development opportunity:

        We own non-controlling investments and interests in The Woodlands Partnerships and Circle T, which we account for using the equity method, and the cost method for non-ownership rights in certain real estate assets. We collectively refer to these investments as our "Real Estate Affiliates." See "Note 3 Real Estate Affiliates" of our audited combined financial statements and "Note 5 Real Estate Affiliates" of our unaudited combined financial statements each included elsewhere in this prospectus.

        The table below sets forth certain financial information for our two segments as of June 30, 2010 and as of December 31, 2009, or, as applicable, for the six months ended June 30, 2010 and for the year ended December 31, 2009.

	As of or For the Six Months Ended June 30, 2010			As of or For the Year Ended December 31, 2009
	Master Planned Communities	Strategic Development	Total	Master Planned Communities	Strategic Development	Total
	(dollars in thousands)			(dollars in thousands)
Adjusted EBITDA—Segment basis	$(1,259)	$11,924	$10,665	$1,243	$20,280	$21,523
Net Book Value of Assets	1,762,679	836,347	2,599,026	1,741,878	945,378	2,687,256
Combined Mortgages, notes and loans payable(*)	80,223	260,272	340,495	82,011	260,822	342,833

(*)
In addition, our share of our Real Estate Affiliates debt was $196.2 million at June 30, 2010.

Competitive Strengths

        We believe that we will distinguish ourselves through the following competitive strengths:

        Award Winning Master Planned Communities.    We believe that we are a leader in the master planned communities business. As operated by the Predecessors, the master planned communities in our portfolio have won numerous awards for, among other things, design and community contribution. In 2009, Bridgeland was awarded the "Master Planned Community of the Year" by the National Association of Home Builders. Our communities represent over 78,000 total acres and we have over 14,000 acres of land remaining to be sold in desirable locations. These communities are located in areas of the country that feature strong demographic fundamentals, such as high income and population growth rates. We believe that it would be difficult for other real estate development companies to acquire significant parcels of land in areas with similar demographics. While the economic downturn and housing recession has slowed land and home site sales across the nation, we believe that the long-term value of these communities remains strong given their competitive positioning and our expertise in long-range land use planning and entitlements for communities such as these.

        Development Opportunities in Premier Locations.    We will have the opportunity to develop mixed-use properties in some of the highest quality and most desirable economic and demographic regions of the United States, including Ward Centers in Honolulu, Hawaii; Landmark Mall in Alexandria, Virginia; and South Street Seaport in Manhattan, New York. Ward Centers is situated along prime Hawaiian oceanfront property located within one mile of downtown Honolulu and within walking distance of the Ala Moana Center, one of the highest traffic and sales volume regional malls in the world. At our Landmark Mall, we have certain limited entitlements to construct buildings as tall as 25 stories on some parcels, which could be used for retail, residential and commercial development, subject to acquisition of the 30 acres of adjacent lands from the anchor store owners and demolition of the existing mall structures. In addition, the South Street Seaport property is located in downtown Manhattan on the waterfront adjacent to the financial center of Wall Street.

        Experienced Management Team.    The Predecessors' existing experienced master planned community operational management team joined us on the Effective Date. We intend to hire industry-leading senior executives with master planned community and other real estate development expertise to complement this existing operational management team. Utilizing their significant experience managing our master planned community assets, the existing operational management team will maintain its current focus on our properties for the benefit of us and our stockholders. In addition, until our permanent senior executives have been selected, Brookfield Asset Management and its affiliates ("Brookfield Advisors") will provide certain management services to THHC pursuant to an interim management agreement (the "Management Agreement"). Brookfield Advisors is a pre-eminent global real estate company. Brookfield Advisors will apply its considerable expertise in developing and operating premier real estate assets and experience in successfully managing our business by providing us with interim executive officers and commercial, technical, administrative and strategic services until our permanent executive management team can be identified and assume their roles. The Management Agreement has an initial term of six months subject to extension for up to an additional six months at our option, subject to good faith negotiation with respect to certain terms.

Business Strategy

        We will seek to maximize what we believe is the significant long-term value potential of our assets and create a leading real estate development company, while providing our stockholders with appropriate long-term returns commensurate with development risk. Given the makeup of our assets, particularly the undeveloped land in our Master Planned Communities segment, we have elected not to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes; however, one of our subsidiaries, Victoria Ward, Limited, is and will continue to be treated as a REIT. Given the capital and operational differences between our two business segments, we intend to follow specific strategies in each business segment to maximize the value of our assets. Our strategies for each segment are detailed below.

        Master Planned Communities Segment.    In our Master Planned Communities segment, we plan to grow long-term value for our stockholders through continued improvements, entitlements and land development. We believe we have the potential to generate high cash flow in this segment because we expect our capital investment in properties to generally coincide with anticipated sales. With expertise in large-scale, long-range land use planning, residential and commercial real estate development, sales and other special skills, we intend to leverage our operational management team to oversee our operations. One of our primary strategies is to develop and sell land in a manner that increases the value of the remaining land to be developed and to provide current cash flows. To implement our strategy, we intend to build upon the experienced operational professionals who joined us from the Predecessors and, on an interim basis, we have engaged Brookfield Advisors to provide certain executive-level services.

        Strategic Development Segment.    Our portfolio of strategic development assets represents a diverse mix of near, medium and long-term real estate properties and development projects. We expect to pursue development opportunities for a number of our assets that were postponed by the Predecessors due to lack of liquidity resulting from deteriorating economic conditions, the credit market collapse and certain of the Predecessors' bankruptcy filings in April 2009. We expect to assess the opportunities for these assets, which are currently in various stages of completion, and determine how to finance their completion and how to maximize their long-term value potential. Any such development will require resources which may be significant in some cases. Real estate development is a capital intensive business with multi-year time frames for each project that will require higher leverage than our master planned communities segment will require. While the cash generated from land sales in our Master Planned Communities segment, cash flows from operations and the proceeds from the $250 million investment by the Plan Sponsors and the Blackstone Investors (each as subsequently defined) is expected to fund our ordinary course operating expenses and existing contractual obligations, we expect to fund our development projects with a mix of construction, bridge and long-term financing, as well as joint venture equity. We would expect to contribute the land and development expertise and planning to projects and form strategic and institutional partnerships to operate and finance these projects. We have not yet obtained any construction, bridge or long-term financing or identified any potential lenders or joint venture equity partners for any of our strategic development projects and cannot assure you that such financing or joint venture arrangements will be available to us. We also do not intend to be a general contractor or property manager for most of our assets in this segment, and therefore will consider outsourcing the majority of property management, design and construction responsibilities to third parties.

Our Business

Master Planned Communities

        Our Master Planned Communities segment consists of the development and sale of residential and commercial land, primarily in large-scale projects in and around Columbia, Maryland; Houston, Texas; and Las Vegas, Nevada.

        Revenues are derived primarily from the sale of finished lots, including infrastructure and amenities, and undeveloped property to both residential and commercial developers. Additional revenues are earned through participations with builders in their sales of finished homes to homebuyers. Revenues and Adjusted EBITDA are affected by factors such as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, regional economic conditions in the areas surrounding the projects, employment levels, levels of homebuilder inventory, other factors generally affecting the homebuilder business and sales of residential properties, availability of saleable land for particular uses and our decisions to sell, develop or retain land. For our more mature communities such as in Columbia, Maryland, we are also creating new design plans to increase density and add additional neighborhoods.

        Master planned communities in the United States have suffered due to continued weak demand in the residential real estate market following the sharp decline in 2007. As a business venture, development of master planned communities requires expertise in large-scale, long-range land use planning, residential and commercial real estate development, sales and other special skills. The development of these communities requires decades of investment and a continual focus on the changing market dynamics surrounding these communities. In recent periods, the economic downturn has slowed land and home site sales, requiring the development and growth of these communities to be delayed. We believe that the long-term value of our communities remains strong given their competitive positioning and our expertise in long-range land use planning and entitlements for communities such as these.

        The following table summarizes our master planned communities as of June 30, 2010:

					People Living in community (Approx. No.)
						Remaining Saleable Acres(b)				Projected Community Sell-Out Date
				Total/Gross Acres(a)					Redevelopment Acres(e)
Community	Location	Ownership (%)				Residential(c)	Commercial(d)	Total
Bridgeland	Houston, TX	100.0		11,400	3,250	3,981	1,246	5,227	—	2036
Summerlin	Las Vegas, NV	100.0		22,500	100,000	6,559	625	7,184	—	2039
The Woodlands	Houston, TX	52.5	(f)	28,400	94,000	1,063	1,018	2,081	—	2017
Maryland Communities
Columbia	Howard County, MD	100.0		14,200	100,000	—	—	—	136	2035	(g)
Gateway	Howard County, MD	100.0		630	—	—	121	121	—	2013
Emerson	Howard County, MD	100.0		520	2,000	12	68	80	—	2013
Fairwood	Prince George's County, MD	100.0		1,100	2,300	—	11	11	—	2013

Total				78,750	301,550	11,615	3,089	14,704	136

(a)
Encompasses all of the land located within the borders of the master planned community, including parcels already sold, saleable parcels and non-saleable areas, such as roads, parks and recreation and conservation areas.

(b)
Includes only parcels that are intended for sale. The mix of intended use, as well as the amount of remaining saleable acres, are primarily based on assumptions regarding entitlements and zoning of the remaining project and are likely to change over time as the master plan is refined.

(c)
Includes standard, custom and high density residential land parcels. Standard residential lots are designated for detached and attached single- and multi-family homes, of a broad range, from entry-level to luxury homes. At Summerlin, we have designated certain residential parcels as custom lots as their premium price reflects their larger size and other distinguishing features—such as being within a gated community, having golf course access, or being located at higher elevations. High density residential includes townhomes, apartments and condominiums.

(d)
Designated for retail, office, services and other for-profit activities, as well as those parcels allocated for use by government, schools, houses of worship and other not-for-profit entities.

(e)
Reflects the number of acres we expect to redevelop.

(f)
Reflects our economic interest. Our ownership interest is 42.5% and we jointly make decisions with our joint venture partner.

(g)
Reflects the projected redevelopment completion date.

        On May 10, 2010, certain of the TopCo Debtors entered into purchase agreements with two proposed purchasers, Richmond American Homes of Nevada, Inc. ("Richmond") and PN II, Inc., dba Pulte Homes of Nevada ("Pulte"), for the sale of certain lots in our Summerlin master planned community. The purchase agreement with Richmond is for parcels comprising 115 and 117 lots representing 32 acres in the aggregate for purchase prices of $8,510,000 and $9,477,000, respectively. The purchase agreement with Pulte is for parcels comprising 109 and 162 lots representing 31.5 acres in the aggregate for purchase prices of $7,739,000 and $12,231,000, respectively. As of October 4, 2010, the applicable TopCo Debtors have closed on the sale of 50 finished lots to Pulte and 20 finished lots to Richmond with gross purchase prices of $4,219,000 and $2,133,000, respectively. Both purchase agreements provide for closings of the remaining lots in stages through 2011.

Strategic Development

        Our Strategic Development segment is made up of near, medium and long-term real estate properties and development projects. Our Strategic Development segment includes the following assets:

        Mixed-Use Development Opportunities.    We have the opportunity to create mixed-use development projects on nine properties in attractive locations, including the following premier opportunities:

  •
  South Street Seaport, located in the downtown financial and insurance districts of New York City, is within walking distance of lower Manhattan's many tourist attractions, such as the World Financial Center, Tribeca, the Brooklyn Bridge, City Hall and the NYSE. South Street Seaport currently contains approximately 285,000 square feet of retail, restaurant and exhibition space. South Street Seaport is easily accessible via subway, bus, car or water taxi. We believe that South Street Seaport represents a unique development opportunity which, subject to the approval of the City of New York, our ground lessor, could potentially include new shops, restaurants, hotels and residences.

  •
  The city council of Alexandria, Virginia unanimously approved a small area plan in February 2009 that authorized up to 5.5 million square feet of mixed-use development on the site currently occupied by our Landmark Mall. This site is located just nine miles west of Washington, D.C. and the Pentagon, and is within approximately one mile of public rail service on D.C.'s metro blue line. We have certain limited entitlements to construct buildings as tall as 25 stories on some parcels, subject to acquisition of the 30 acres of adjacent lands from the anchor store owners and demolition of their existing structures. Although plans continuously evolve as market conditions change, it is illustrative that our entitlements envision about 800,000 square feet of retail and other commercial space, 500 hotel rooms and 1.2 million square feet of residences. These could be developed by us or sold to others for development.

  •
  Ward Centers is situated along Ala Moana Beach Park and is within one mile of Waikiki and downtown Honolulu. The Ward Neighborhood is the site of Ward Centers, a chic shopping district of six specialty centers with over 135 unique shops (many found only there) and 22 restaurants. In January 2009, the HCDA approved a 15-plus year master plan by Victoria Ward, Limited to transform the 60-acre site into a vibrant and diverse neighborhood of residences, shops, entertainment and offices. We believe that the land's value increased significantly with the HCDA's approval of entitlements and we have the opportunity to undertake an oceanfront development project to add up to 10 million square feet of retail, residential, office and industrial use.

        The following table summarizes our mixed-use development opportunities as of June 30, 2010:

ASSET	LOCATION	EXISTING GROSS LEASABLE AREA ("GLA")		SIZE (ACRES)	NET BOOK VALUE ($ MILLIONS)	ACQUISITION DATE
South Street Seaport	New York, NY	285,849		11	2.9	11/04	(1)
Landmark Mall	Alexandria, VA	859,710		22	48.3	11/04	(1)
Ward Centers	Honolulu, HI	1,151,912	(2)	60	319.1	05/02
Ala Moana Tower Air Rights	Honolulu, HI	—		—	22.8	—
Fashion Show Air Rights	Las Vegas, NV	—		—	—	—
West Windsor	Princeton, NJ	—		653	20.5	11/04	(1)
Allen	Dallas, TX	—		238	26.0	03/06
Kendall	Miami, FL	—		91	13.7	11/04	(1)
Cottonwood Mall	Holladay, UT	220,954		54	20.3	07/02

Total		2,518,425		1,129	473.6

(1)
Acquired in 2004 as part of the Predecessors' acquisition of The Rouse Company.

(2)
Includes 642,165 of mall and freestanding GLA and other anchor store or other locations within the project.

        Mall Development Projects.    We own four mall development projects in desirable demographic regions. Examples include:

  •
  The Shops at Summerlin Centre, located in Las Vegas, Nevada, consists of an approximately 100-acre parcel that is part of a larger 1,300-acre mixed-use village located at the western rim of the Las Vegas valley in the heart of our Summerlin master planned community. The Shops at Summerlin Centre is surrounded by in-place residential and commercial development. The 100-acre parcel has the potential to be developed with office, retail, hotel and conference facilities, and residences. In 2009, Summerlin Town Centre's trade area encompassed approximately 672,000 people and 257,000 households. From 2009 to 2014, the trade area population is expected to grow at a rate that is almost three times the national average. By 2014, Nielsen™ estimates this trade area will grow by more than 100,000 people. The 2009 average household income within five miles of the site is $93,600, which is approximately 35% higher than the estimated 2009 average household income for all U.S. households of approximately $69,400.

  •
  Elk Grove Promenade is a partially constructed open air regional mall, which when completed is envisioned to be 1.1 million square feet, located on 100 acres in the community of Elk Grove, California. The project is approximately 17 miles southeast of downtown Sacramento and we believe that it has the potential to become a retail destination of choice in this community. In 2009, Elk Grove Promenade's trade area encompassed approximately 583,000 people and 194,000 households. From 2009 to 2014, the trade area population is expected to grow at a rate that is twice the national average. By 2014, Nielsen™ estimates there will be approximately 647,000 people within this trade area. The 2009 average household income within five miles of the site exceeds $100,000, which is approximately 44% higher than the estimated 2009 average household income for all U.S. households.

        The following table summarizes our mall development projects as of June 30, 2010:

ASSET	LOCATION	SIZE (ACRES)	NET BOOK VALUE ($ MILLIONS)	ACQUISITION DATE
The Shops at Summerlin Centre	Summerlin, NV	106	37.2	11/04	(a)
Elk Grove Promenade	Elk Grove, CA	100	10.9	11/03
Circle T Ranch and Power Center(b)	Dallas/Ft. Worth, TX	279	9.0	10/05
Bridges at Mint Hill	Charlotte, NC	162	12.2	10/06 - 01/07

Total		647	69.3

(a)
Acquired in 2004 as part of the Predecessors' acquisition of The Rouse Company.

(b)
Represents our 50% interest in these two development projects.

        Redevelopment Projects.    We own seven operating properties that we consider to be redevelopment projects. These properties today comprise approximately 1 million total square feet of GLA (as defined below) in the aggregate. These assets have the potential for future growth by means of an improved tenant mix, additional GLA, re-positioning of the asset or alternative uses. Our future development plans may include office, retail or residential space, shopping centers, movie theaters, parking complexes and open space. Any future redevelopment will require the receipt of permits, licenses, consents and waivers from various parties.

        The following table summarizes our redevelopment projects as of June 30, 2010:

ASSET	LOCATION	MALL SHOP(a) GLA		SIZE (ACRES)	NET BOOK VALUE ($ MILLIONS)	ACQUISITION DATE
Alameda Plaza	Pocatello, ID	190,341		5	2.4	07/02
Village at Redlands/Redlands Promenade	Redlands, CA	79,248	(b)	15	9.8	01/04
Century Plaza	Birmingham, AL	16,706	(c)	63	17.4	05/97
Rio West Mall	Gallup, NM	332,447		50	11.4	1981	(d)
Riverwalk Marketplace	New Orleans, LA	194,228		11	79.7	11/04	(e)
Park West	Peoria, AZ	102,171		48	83.8	10/06
Cottonwood Square	Salt Lake City, UT	77,079		6	5.3	07/02

Total		992,220		198	209.8

(a)
Mall shop GLA is gross leasable area for spaces less than 30,000 feet.

(b)
Scheduled to close all but 38,069 square feet of Mall shop GLA on September 30, 2010.

(c)
Only includes operating tenant space.

(d)
Reflects the date that the Rio West Mall opened.

(e)
Acquired in 2004 as part of the Predecessors' acquisition of The Rouse Company.

        Other Interests.    We also own or have interests in a variety of other assets. Some of our other interests include unsold condos in a luxury condominium community, a profit interest in two golf courses in Nevada and other land parcels. These assets had an aggregate net book value of less than $100 million as of June 30, 2010.

 Risks Associated with our Business

        You should carefully consider the matters discussed in the "Risk Factors" section beginning on page 17 of this prospectus prior to deciding whether to invest in our securities. Some of these risks include:

  •
  our history of losses and lack of operating history as an independent company;

  •
  our reliance on an interim management company;

  •
  our inability to obtain operating and development capital;

  •
  our inability to establish our own financial, administrative and other support functions to operate as a stand-alone business; and

  •
  risks associated with the ownership, development and expansion of properties.

Investment Agreements

        In order to fund a portion of the Plan, GGP entered into investment agreements (the "Investment Agreements") with each of (i) REP Investments LLC (now known as Brookfield Retail Holdings LLC), an affiliate of Brookfield Asset Management Inc. (and its designees, as applicable, the "Brookfield Investor"), (ii) The Fairholme Fund and Fairholme Focused Income Fund (collectively, "Fairholme") and (iii) Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (collectively, together with their permitted assigns, including PSRH, Inc., "Pershing Square" and, together with Brookfield Investor and Fairholme, the "Plan Sponsors"). The Plan Sponsors entered into agreements with Blackstone Real Estate Partners VI, L.P. ("Blackstone" and together with its permitted assigns, the "Blackstone Investors") whereby Blackstone subscribed for approximately 7.6% of the shares of reorganized GGP's and our common stock issued to each of the Plan Sponsors under the Investment Agreements on the Effective Date and, in connection therewith, received an allocation of each of the Plan Sponsor's warrants described below to acquire our common stock (collectively, the "Blackstone Designation"). At the Effective Date, the Plan Sponsors and the Blackstone Investors purchased $6.3 billion of common stock of reorganized GGP and $250 million of our common stock at $47.619048 per share.

        Upon consummation of the Plan and after giving effect to the Blackstone Designation, we issued to Brookfield Investor, Pershing Square, Fairholme and the Blackstone Investors 2,424,618, 1,212,309, 1,212,309 and 400,764 shares of our common stock, respectively, pursuant to the Investment Agreements and the Blackstone Designation. Of the Plan Sponsors and the Blackstone Investors, only Pershing Square will receive shares of our common stock pursuant to the Distribution in the amount of 2,355,709 shares, as a result of its ownership of shares of common stock of GGP prior to the Effective Date.

        Upon consummation of the Plan, we issued to Brookfield Investor warrants to purchase approximately 3.83 million shares of our common stock, to each of Fairholme and Pershing Square warrants to purchase approximately 1.92 million shares of our common stock and to the Blackstone Investors warrants to purchase approximately 0.33 million shares of our common stock, in each case, with an initial exercise price of $50.00 per share. The per share exercise price has been adjusted from the originally contemplated exercise price to reflect a reduction in the number of warrants that will be issued for the same aggregate consideration upon exercise of the warrants. See "Certain Relationships and Related Transactions, and Director Independence."

        At the Effective Date, Brookfield Investor, Fairholme, Pershing Square and the Blackstone Investors beneficially owned 6.4%, 3.2%, 9.5%, and 1.1%, respectively, of our common stock (excluding shares issuable upon exercise of the warrants) or 13.7%, 6.8%, 12.0% and 1.6%, respectively, of our common stock (assuming exercise of all outstanding warrants, including shares issuable upon the exercise of warrants held by Fairholme, which are only exercisable upon 90 days' notice).

        Each of the Plan Sponsors has participation rights in future public and private equity issuances by us, to allow them to maintain their respective percentage ownership on a fully diluted basis. These participation rights terminate when the applicable Plan Sponsor's beneficial ownership (together with its affiliates' beneficial ownership) is less than 5% on a fully diluted basis.

Executive Offices

        We were incorporated in Delaware on July 1, 2010. Our principal executive offices are located at 110 N. Wacker Drive, Chicago, Illinois 60606. Our main telephone number is (312) 960-5000.

THE OFFERING

Issuer	The Howard Hughes Corporation
Securities offered by the selling stockholders	19,209,814 shares of our common stock.
Warrants to acquire 6,083,333 shares of our common stock.
Securities outstanding after this offering	37,718,326 shares of our common stock (not including shares underlying the warrants and shares underlying previously granted stock options pursuant to the Plan).
Warrants to acquire 6,083,333 shares of our common stock.
Use of proceeds	We will not receive any proceeds from the resale of our common stock or warrants by the selling stockholders pursuant to this offering.
Listing	Our common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "HHC."
Risk factors

Investing in our common stock and warrants involves a high degree of risk. See "Risk Factors" beginning on page 17 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock or the warrants.

 Summary Historical Combined Financial Data

        The following table sets forth the summary historical combined financial and other data of our business, which was carved-out from the financial information of GGP, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of the Predecessors pursuant to the Plan. Prior to the Effective Date and the completion of the Separation and the Distribution, we did not conduct any business and did not have any material assets or liabilities. The operating data for the fiscal years ended December 31, 2009, 2008 and 2007 and the balance sheet data as of December 2009 and 2008 has been derived from our audited combined financial statements included elsewhere in this prospectus. The financial data as of and for the six months ended June 30, 2010 and 2009 has been derived from our unaudited interim combined financial statements included elsewhere in this prospectus, each of which have been prepared on a basis consistent with our audited financial statements. Such financial data is presented on a combined basis as all of the assets pertaining to such data are controlled by GGP. In the opinion of management, our unaudited interim combined financial statements as of and for the six months ended June 30, 2010 and 2009, include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our financial position and results of operations for these periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        Our combined financial statements were carved-out from the financial information of GGP. Our historical financial results reflect allocations for certain corporate expenses which include, but are not limited to, costs related to property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly, our percentage of GGP's adjusted revenue and assets and the number of properties. We believe these allocations are reasonable; however, these results do not reflect what our expenses would have been had we been operating as a separate stand-alone public company. The years ended December 31, 2009, 2008 and 2007 include corporate cost allocations of $28.6 million, $20.4 million and $24.5 million, respectively. The six months ended June 30, 2010 and 2009 include corporate cost allocations of $33.8 million and $15.0 million, respectively. The historical combined financial information presented is not indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone entity during the periods shown or of our future performance as an independent, stand-alone entity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Basis of Presentation."

        The historical results set forth below do not indicate results expected for any future periods. The summary historical combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited and audited combined financial statements and notes thereto included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(In thousands)
Operating Data:
Revenues	$59,419	$75,120	$136,348	$172,507	$260,498
Depreciation and amortization	(8,425)	(10,787)	(19,841)	(18,421)	(22,995)
Provisions for impairment	(486)	(140,180)	(680,349)	(52,511)	(125,879)
Other operating expenses	(58,463)	(72,201)	(128,833)	(141,392)	(196,121)
Interest (expense) income, net	(1,148)	(250)	712	1,105	1,504
Reorganization items	(26,614)	(2,017)	(6,674)	—	—
Benefit from (provision for) income taxes	(17,953)	2,913	23,969	(2,703)	10,643
Equity in income (loss) of Real Estate Affiliates	5,172	4,121	(28,209)	23,506	68,451

Loss from continuing operations	(48,498)	(143,281)	(702,877)	(17,909)	(3,899)
Discontinued operations—loss on dispositions	—	—	(939)	—	—
Allocation to noncontrolling interests	(73)	(65)	204	(100)	(101)

Net loss attributable to GGP	$(48,571)	$(143,346)	$(703,612)	$(18,009)	$(4,000)

Cash Flow Data:
Operating activities	$(51,162)	$(9,166)	$(17,870)	$(50,699)	$(52,041)
Investing activities	(37,118)	(13,441)	(21,432)	(300,201)	(146,208)
Financing activities	88,058	32,434	37,543	348,424	183,073
Other Financial Data:
EBITDA(*)	$(16,435)	$(131,848)	$(701,469)	$11,384	$14,121
Adjusted EBITDA(*)	10,665	15,472	21,523	65,391	98,643

Balance Sheet Data:

	As of June 30,	As of December 31,
	2010	2009	2008
	(In thousands)
Investments in real estate—cost	$2,836,316	$2,827,814	$3,376,321
Total assets	2,906,150	2,905,227	3,443,956
Total debt	340,495	342,833	358,467
Total equity	1,520,638	1,503,520	1,985,815

(*)
We have presented EBITDA and Adjusted EBITDA because we believe that they are useful to investors. For our definitions of EBITDA and Adjusted EBITDA as well as an important discussion of their uses and limitations, see "Use of Non-GAAP Measures."

        The following is a reconciliation of Segment basis Adjusted EBITDA and EBITDA to GAAP net loss attributable to GGP on a combined basis for the periods presented below. The Segment basis results are based on the proportionate share method. Under the proportionate share method, our share of the revenues and expenses of the Real Estate Affiliates are combined with the revenues and expenses of the combined properties.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(In thousands)
Adjusted EBITDA	$10,665	$15,472	$21,523	$65,391	$98,643
Strategic initiatives(a)	—	(5,114)	(5,380)	(1,496)	—
Provisions for impairment(b)	(486)	(140,180)	(709,990)	(52,511)	(125,879)
Debt extinguishment costs	—	(9)	(9)	—	(618)
Reorganization items(c)	(26,614)	(2,017)	(6,674)	—	—
Discontinued operations—gains (losses) on dispositions	—	—	(939)	—	41,975

EBITDA	(16,435)	(131,848)	(701,469)	11,384	14,121
Depreciation and amortization	(10,421)	(12,805)	(25,110)	(22,470)	(25,690)
Amortization of deferred finance costs	(305)	(552)	(916)	(720)	(1,194)
Interest income	762	516	2,353	2,341	2,304
Interest expense	(3,549)	(1,437)	(2,999)	(4,914)	(957)
(Provision for) benefit from income taxes	(18,550)	2,845	24,325	(3,530)	7,517
Allocation to noncontrolling interests	(73)	(65)	204	(100)	(101)

Net loss attributable to GGP	$(48,571)	$(143,346)	$(703,612)	$(18,009)	$(4,000)

(a)
Our strategic initiatives include expenses related to the restructuring efforts of our Predecessors who were subject to bankruptcy proceedings prior to such bankruptcy filings.

(b)
For a discussion on provisions for impairment, see Note 2—Summary of Significant Accounting Policies to the December 31, 2009 combined financial statements and Note 1—Organization—Impairment to the June 30, 2010 combined financial statements contained elsewhere in this prospectus.

(c)
Reorganization items reflect bankruptcy-related activity, including gains on liabilities subject to compromise, interest income, U.S. Trustee fees, and other restructuring costs, incurred after the Predecessors filed for protection under the Bankruptcy Code on April 16, 2009.

RISK FACTORS

        An investment in our common stock or warrants involves a high degree of risk. You should carefully consider the following material risks, as well as the other information contained in this prospectus, before making an investment in our company. If any of the following risks actually occur, our business, financial condition and/or results of operations could be materially and adversely affected. In such an event, the trading price of our common stock and warrants could decline and you could lose part or all of your investment.

Risks Related to our Business

We have a history of losses and may not be profitable in the future.

        Our historical combined financial data was carved-out from the financial information of GGP and shows that had we been a stand-alone company, we would have had a history of losses, and we cannot assure you that we will achieve sustained profitability going forward. For the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, we would have incurred losses from continuing operations of $48.5 million, $702.9 million, $17.9 million and $3.9 million, respectively. In addition, for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, net cash used in operating activities was $51.2 million, $17.9 million, $50.7 million and $52.0 million, respectively. If we cannot improve our profitability or generate positive cash from operating activities, the trading value of our common stock may decline.

We have no operating history as an independent company upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

        We have no experience operating as an independent company and performing various corporate functions, including human resources, tax administration, legal (including compliance with the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and with the periodic reporting obligations of the Securities Exchange Act of 1934 (the "Exchange Act")), treasury administration, investor relations, internal audit, insurance, information technology and telecommunications services, as well as the accounting for items such as equity compensation and income taxes. Our business will be subject to the substantial risks inherent in the commencement of a new business enterprise in an intensely competitive industry. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies that are heavily affected by economic conditions and operate in highly competitive environments.

We depend on an interim management company to assist us in operating our business.

        We intend to hire permanent executives with development and master planned community expertise to complement our existing strong operational management team in our Master Planned Communities segment. Our financial results and ability to compete as a stand-alone entity will suffer if we are unable to attract, integrate or retain qualified executives to serve as our permanent executive management team. In the interim, we have entered into the Management Agreement with Brookfield Advisors to provide us with interim executive officers and leadership and oversight for our business until our permanent executive management team can be identified and assume their roles. During this interim period, we will be heavily reliant on Brookfield Advisors, who will have significant discretion as to the implementation and execution of our business strategies and risk management practices. Our operational success and ability to execute our business strategy will depend significantly upon the satisfactory performance of these services by Brookfield Advisors until permanent management is in place. See "Certain Relationships and Related Transactions, and Director Independence—Interim Management Agreement."

We may face potential difficulties in obtaining operating and development capital.

        The successful execution of our business strategy will require the availability of substantial amounts of operating and development capital both initially and over time. Sources of such capital could include operating cash flow, bank borrowings, public and private offerings of debt or equity, sale of certain assets and joint ventures with one or more other parties. In recent periods, it has been difficult for companies with substantial profitable operating history to source capital for real estate development and acquisition projects, as well as basic working capital needs. As we have no operating history as a stand-alone company or permanent executive management team in place, we may find it difficult or impossible to acquire cost-effective capital to implement our business strategy from any source.

        We expect to continue making investments in real estate development, which will require still more capital. We cannot assure you that financing for future expenditures will be available on favorable terms or at all, due to instability in the credit markets, our lack of operating history as a stand-alone company and a variety of other factors. As a result, we may be unable to operate our business as currently planned, take advantage of future development opportunities or respond to competitive pressures.

Our ability to operate our business effectively may suffer if we do not establish our own financial, administrative and other support functions to operate as a stand-alone company.

        Historically, we have relied on the financial, administrative and other support functions of GGP to operate our business and we will continue to rely on reorganized GGP for these and other vital services on a transitional basis pursuant to a transition services agreement that we entered into with GGP and certain of its subsidiaries (the "Transition Services Agreement"). See "Business—Our Relationship with Reorganized GGP following the Separation—Transition Services Agreement." These services may not be sufficient to meet our needs and, after this agreement expires, we may not be able to replace these services at all or obtain these services at acceptable prices and terms.

        We also need to rapidly establish our own accounting and auditing policies. In connection with the Separation and the Distribution, we became subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act and will be required to prepare our financial statements in accordance with GAAP for filing with the Securities and Exchange Commission (the "SEC"). In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. The Sarbanes-Oxley Act requires that we, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. We may not be successful in identifying and establishing the requisite controls and procedures. In addition, establishing and monitoring these controls could result in significant costs to us and require us to divert substantial resources, including management time, from other activities. Any failure in our own financial or administrative policies and systems could impact our financial performance and could materially harm our business and financial performance.

We may experience increased costs resulting from a decrease in the purchasing power and other operational efficiencies we currently have due to our association with GGP.

        We have historically been able to take advantage of GGP's purchasing power in technology and services, including information technology, marketing, insurance, treasury services, property support and the procurement of goods. As a smaller, separate, stand-alone company, it may be more difficult for us to obtain goods, technology and services at prices and on terms as favorable as those available to us prior to the Separation.

We may be unable to develop and expand properties.

        Our business objective in our Strategic Development segment is to develop and redevelop our properties, which we may be unable to do if we do not have or cannot obtain sufficient capital to proceed with planned development, redevelopment or expansion activities. In addition, the construction costs of a project, including labor and materials may exceed original estimates or available financings. We may be unable to obtain zoning, governmental permits and authorizations or anchor store, mortgage lender and property partner approvals that are required for any such development, redevelopment or expansion. For example, a number of municipal, state and federal discretionary approvals are necessary to implement a future redevelopment plan at South Street Seaport. In addition, also by way of example, our ability to acquire the air rights above and/or adjacent to the Fashion Show Mall in Las Vegas, Nevada is conditioned upon myriad factors including, but not limited to, anchor tenant consents and reciprocal easement agreements to allow for the construction of a building within the air rights. We may abandon redevelopment or expansion activities already under way which we are unable to complete, which may result in additional cost recognition. In addition, if redevelopment, expansion or reinvestment projects are unsuccessful, the investment in such project may not be fully recoverable from future operations or sale.

We have entered into agreements with GGP with respect to certain of our assets and we may have conflicts with GGP which could adversely affect our business.

        We have entered into agreements with reorganized GGP that govern the parties' respective rights and obligations with respect to several of the assets that were contributed to us or in which we have an interest. We may have economic or business interests that are divergent from reorganized GGP's in relation to a particular asset, and we may have disagreements with reorganized GGP with respect to how these assets are managed and developed in the future.

        For example, we have entered into a development agreement with reorganized GGP with respect to the Ala Moana condominium development. We have also entered into a core principles agreement with reorganized GGP that governs our rights to acquire and develop the air owned by reorganized GGP above the Fashion Show Mall. Pursuant to the core principles agreement, we have the ability to acquire an 80% interest in an entity that will have the capability to obtain such air rights after satisfaction of the existing long-term mortgage indebtedness encumbering the Fashion Show Mall and The Shoppes at the Palazzo. Pursuant to the agreement, reorganized GGP has the right to own up to a 20% interest in such entity, subject to potential dilution pursuant to the terms of a partnership agreement to be entered into at a later date. All decisions with respect to the development of the air above Fashion Show Mall will be subject to varying levels and standards of discussion, negotiation and/or approval with reorganized GGP and other third parties at a future date. In addition, we entered into an agreement with reorganized GGP with respect to the future development of Columbia Town Center. We have also entered into occupancy agreements as landlord and/or tenant with reorganized GGP for space in 110 N. Wacker, 10000 West Charleston Boulevard in Las Vegas (the Summerlin headquarters building), and the Columbia headquarters building. We may not be able to resolve any conflicts or disagreements that may arise between us and reorganized GGP and possibly relevant third parties, including governmental agencies, and such conflicts or disagreements could materially impair our development plans and goals, including financing options for particular assets, which could have a material adverse affect on our business and prospects.

A prolonged recession in the national economy, or a further downturn in national or regional economic conditions, could adversely impact our business.

        The collapse of the housing market, together with the crisis in the credit markets, have resulted in a recession in the national economy with high unemployment, a lower gross domestic product and reduced consumer spending. At such times, potential customers often defer or avoid real estate purchases due to the substantial costs involved, causing land and other real estate prices to significantly decline. Significantly tighter lending standards for borrowers are also having a significant negative effect on demand. A record number of homes in foreclosure and forced sales by homeowners under distressed economic conditions are significantly contributing to the high levels of inventories of lots available for sale in some of our master planned communities.

        The housing market and the demand from builders for lots is local and can be very volatile, and projected lots sales used in our feasibility analysis may not be met. In addition, the success of our master planned communities business is heavily dependent on local housing markets in Las Vegas, Nevada, Houston, Texas and Columbia, Maryland, which in turn are dependent on the health and growth of the economies and availability of credit in these regions.

        We do not know how long the downturn in the real estate market will last or when real estate markets will return to more normal conditions. High unemployment, lack of consumer confidence and other adverse conditions in the current economic recession could significantly delay a recovery in real estate markets. Our business will suffer until market conditions improve. If market conditions were to worsen, the demand for our real estate products could further decline, negatively impacting our earnings, cash flow and liquidity. A prolonged recession could have a material adverse effect on our business, results of operations and financial condition.

New directors and officers may change our long-range plans.

        We have entered into the Management Agreement with Brookfield Advisors to provide us with interim executive officers and leadership and oversight for our business until our permanent executive management team can be identified and assume their roles. It is expected that following this interim period we will hire a permanent management team. In addition, as described in "Management," we made changes to our board of directors on the Effective Date. These newly appointed directors and/or the permanent management team may make material changes to the business, operations and long-range plans of our company. It is impossible to predict what these changes will be and the impact they will have on future results of operations and the price of our common stock. See "Certain Relationships and Related Transactions, and Director Independence—Interim Management Agreement."

Some of our directors are involved in other businesses including, without limitation, real estate activities and public and/or private investments and, therefore, may have competing or conflicting interests with us.

        Certain of our directors have and may in the future have interests in other real estate business activities, including with reorganized GGP, and may have control or influence over these activities or may serve as investment advisors, directors or officers. These interests and activities, and any duties to third parties arising from such interests and activities, could divert the attention of such directors from our operations. Additionally, certain of our directors are engaged in investment and other activities in which they may learn of real estate and other related opportunities in their non-director capacities. We presently expect that on the Effective Date, we will have a Code of Business Conduct and Ethics applicable to our directors that will expressly provide, as permitted by Section 122(17) of the DGCL, that our non-employee directors will not be obligated to limit their interests or activities in their nondirector capacities or to notify us of any opportunities that may arise in connection therewith, even if the opportunities are complementary to or in competition with our businesses. Accordingly, we have, and investors in our common stock should have, no expectation that we will be able to learn of or participate in such opportunities. However, if any potential business opportunity is expressly presented to a director exclusively in his or her director capacity, the director will not be permitted to pursue the opportunity, directly or indirectly through a controlled affiliate in which the director has an ownership interest, without the approval of the independent members of our board of directors.

We may face potential successor liability.

        As the successor to the Predecessors, we may be subject to liability based on previous actions of the Predecessors. Such liability may arise in a number of circumstances, such as if a creditor of the Predecessors did not receive proper notice of the pendency of the bankruptcy case relating to the Plan or the deadline for filing claims therein; the injury giving rise to, or source of, a creditor's claim did not manifest itself in time for the creditor to file the creditor's claim; a creditor did not timely file the creditor's claim in such bankruptcy case due to excusable neglect; we are liable for the Predecessors'

tax liabilities under a federal and/or state theory of successor liability; or the order of confirmation for the Plan is found to be procured by fraud. If we should become subject to such successor liability, it could materially adversely affect our business, financial condition and results of operations.

Significant competition could have an adverse effect on our business.

        The nature and extent of the competition we face depends on the type of property involved. With respect to our master planned communities, we compete with other landholders and residential and commercial property developers in the development of properties within the Baltimore/Washington, D.C., Las Vegas and Houston markets. A number of residential and commercial developers, some with greater financial and other resources, compete with us in seeking resources for development and prospective purchasers and tenants. Competition from other real estate developers may adversely affect our ability to attract purchasers and sell residential and commercial real estate; sell undeveloped rural land; attract and retain experienced real estate development personnel; or obtain construction materials and labor. These competitive conditions can make it difficult to sell land at desirable prices and can adversely affect operations, financial condition, or results of operations.

        There are numerous shopping facilities that compete with our Operating Retail Properties (as subsequently defined) in attracting retailers to lease space. The bankruptcy of the Predecessors may have impaired the desirability and competitiveness of our shopping facilities. Even after emergence from bankruptcy, there may be a continued impairment with respect to the desirability and competitiveness of our shopping facilities. In addition, retailers at these properties face continued competition from other retailers, including retailers at other regional shopping centers, whether owned by reorganized GGP or otherwise, outlet malls and other discount shopping centers, discount shopping clubs, catalog companies, internet sales and telemarketing. Competition of this type could adversely affect our results of operations and financial condition.

        In addition, we compete with other major real estate investors with significant capital for attractive investment and development opportunities. These competitors include REITs, such as reorganized GGP, investment banking firms and private institutional investors.

Our results of operations in our Strategic Development segment are subject to significant fluctuation by various economic factors that are beyond our control.

        Our results of operations are subject to significant fluctuation by various economic factors that are beyond our control. Fluctuations in these factors may decrease or eliminate the income generated by a property, and include, but are not limited to:

  •
  the regional and local economy, which may be negatively impacted by plant closings, industry slowdowns, increased unemployment, lack of availability of consumer credit, levels of consumer debt, housing market conditions, adverse weather conditions, natural disasters and other factors;

  •
  local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants;

  •
  perceptions by retailers or shoppers of the safety, convenience and attractiveness of the retail property;

  •
  the convenience and quality of competing retail properties and other retailing options such as the internet;

  •
  our ability to lease space, collect rent and attract new tenants; and

  •
  tenant rent prices, which may decline for a variety of reasons, including the impact of co-tenancy provisions in lease agreements with certain tenants.

        A decline in our results of operations in our Strategic Development segment could have a negative impact on the trading price of our common stock.

If the recoverable values of our remaining inventory of real estate assets were to drop below the book value of those properties, we would be required to write-down the book value of those properties, which would have an adverse effect on our balance sheet and our earnings.

        Some of our projects have expensive amenities, such as pools, golf courses and clubs, or feature elaborate commercial areas requiring significant capital expenditures. Many of these costs are capitalized as part of the book value of the project land. Adverse market conditions, in certain circumstances, may require the book value of real estate assets to be decreased, often referred to as a "write-down" or "impairment." A write-down of an asset would decrease the value of the asset on our balance sheet and would reduce our earnings for the period in which the write-down is recorded.

        We recorded impairment charges of $680.3 million, $52.5 million and $125.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. If market conditions were to continue to deteriorate, and the recoverable values for our real estate inventory and other project land were to fall below the book value of these assets, we could be required to take additional write-downs of the book value of those assets and such write-downs could be material.

We are a holding company and depend on our subsidiaries for cash.

        We are a holding company, with no operations of our own. In general, we depend on our subsidiaries for cash and our operations are conducted almost entirely through our subsidiaries. Our ability to generate cash to meet our debt service obligations is dependent on the earnings of and the receipt of funds from subsidiaries through dividends, distributions or intercompany loans. The ability of our subsidiaries to pay any dividends or distributions are limited by their obligations to satisfy their own obligations to their creditors and preferred stockholders before making any dividends or distributions to their parent holding companies. In addition, Delaware law imposes requirements that may restrict the ability to pay dividends to holders of our common stock.

We share ownership and control of some of our properties with partners and may have conflicts of interest with those investors.

        We own some of our properties jointly with joint venture partners. While we generally participate in making decisions for our jointly owned properties and assets, we might not always have the same interests as the partner in relation to a particular asset, and we might not be able to favorably resolve any issues that arise. For example, our Woodlands master planned community is jointly owned and we jointly make decisions with our joint venture partner. We cannot control the ultimate outcome of any jointly made decision, which may be to the detriment to holders of our common stock. Some of our interests, such as the Summerlin Medical Hospital Center, are controlled entirely by our partners.

Bankruptcy of our joint venture partners could impose delays and costs on us with respect to our jointly owned assets.

        The bankruptcy of one of the other investors in any of our properties could materially and adversely affect the relevant property or properties. Pursuant to the Bankruptcy Code, we would be precluded from taking some actions affecting the estate of the other investor without prior court approval which would, in most cases, entail prior notice to other parties and a hearing. At a minimum, the requirement to obtain court approval may delay the actions we would or might want to take. If the relevant joint venture through which we have invested in a property has incurred recourse obligations, the discharge in bankruptcy of one of the other investors might result in our ultimate liability for a greater portion of those obligations than would otherwise be required.

Our business model includes entering into joint venture arrangements with strategic partners. This model may not be successful and our business could be adversely affected if we are not able to successfully attract desirable strategic partners or complete agreements with strategic partners.

        We intend to seek strategic partners, alliances or joint venture relationships as part of our overall strategy for particular developments or regions. These joint venture partners may bring development experience, industry expertise, financial resources, financing capabilities, brand recognition and credibility or other competitive assets. We cannot assure you, however, that we will have sufficient resources, experience and/or skills to locate desirable partners. We also may not be able to attract partners who want to conduct business in the locations where our properties are, and who have the assets, reputation or other characteristics that would optimize our development opportunities.

        Once a potential partner has been identified, actually reaching an agreement on a transaction may be difficult to complete and may take a considerable amount of time considering that negotiations require careful balancing of the parties' various objectives, assets, skills and interests. A formal partnership with a joint venture partner may also involve unfavorable terms relating to voting control over the joint venture, the ability to take actions contrary to our instructions or requests, or contrary to our policies or objectives and the loss of or reduction in our joint venture ownership interest if we are not able to fund financial obligations to the joint venture as contractually required.

Our business could be adversely affected if we are unable to manage our relationships with strategic partners and joint ventures going forward.

        We currently have and plan to enter in the future into further joint venture partnerships. Once a partnership has been formed, the venture partner could experience financial difficulties or actions by a venture partner may subject property owned by the joint venture to liabilities greater than those contemplated by the joint venture agreement or have other adverse consequences, which could adversely affect our joint venture interest and overall business.

        A key complicating factor is that strategic partners may have economic or business interests or goals that are inconsistent with ours or that are influenced by factors unrelated to our business. These competing interests lead to the difficult challenges of successfully managing the relationship and communication between strategic partners and monitoring the execution of the partnership plan. We cannot assure that we will have sufficient resources, experience and/or skills to effectively manage our ongoing relationships with our strategic partners. We may also be subject to adverse business consequences if the market reputation of a strategic partner deteriorates. If we cannot successfully manage our relationships with our strategic partners, our business could be adversely affected.

Possible terrorist activity or other acts of violence could adversely affect our financial condition and results of operations.

        Future terrorist attacks in the United States or other acts of violence may result in declining economic activity, which could harm the demand for goods and services offered by tenants and the value of our properties and might adversely affect the value of an investment in our securities. Such a resulting decrease in retail demand could make it difficult to renew or re-lease properties at lease rates equal to or above historical rates. Terrorist activities or violence also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our financial condition and results of operations. To the extent that tenants are affected by future attacks, their businesses similarly could be adversely affected, including their ability to continue to meet obligations under their existing leases. These acts might erode business and consumer confidence and spending and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of new or redeveloped properties, and limit access to capital or increase the cost of capital.

Some of our properties are subject to potential natural or other disasters.

        A number of our properties are located in areas which are subject to natural or other disasters, including hurricanes, earthquakes and oil spills. Some of our properties are located in coastal regions, and would therefore be affected by increases in sea levels, the frequency or severity of hurricanes and tropical storms, or environmental disasters such as an oil spill in the Gulf of Mexico, whether such events are caused by global climate changes or other factors.

Some potential losses are not insured.

        We carry comprehensive liability, fire, flood, earthquake, terrorism, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, some types of losses, including lease and other contract claims, which generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital invested in a property, as well as the anticipated future revenue from the property. If this happens, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We may be subject to potential costs to comply with environmental laws.

        Under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous or toxic substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of asbestos-containing materials in the event of demolition or certain renovations or remodeling, the cost of which may be substantial for certain redevelopments, and also govern emissions of and exposure to asbestos fibers in the air. Federal and state laws also regulate the operation and removal of underground storage tanks. In connection with the ownership, operation and management of certain properties, we could be held liable for the costs of remedial action with respect to these regulated substances or tanks or related claims.

        The properties at issue have been subjected to varying degrees of environmental assessment at various times. However, the identification of new areas of contamination, a change in the extent or known scope of contamination or changes in cleanup requirements could result in significant costs.

Inflation may adversely affect our financial condition and results of operations.

        Should inflation increase in the future, we may experience any or all of the following:

  •
  decreasing tenant sales as a result of decreased consumer spending which could result in lower rent paid by a tenant when its sales exceed an agreed upon minimum amount;

  •
  difficulty replacing or renewing expiring leases with new leases at higher base and/or overage rent;

  •
  an inability to receive reimbursement from tenants for their share of certain operating expenses, including common area maintenance, real estate taxes and insurance; and

  •
  difficulty marketing and selling land for development of residential real estate properties.

        Inflation also poses a potential risk due to the probability of future increases in interest rates. Such increases would adversely impact outstanding variable-rate debt as well as result in higher interest rates on new debt.

Indebtedness could have an adverse impact on our financial condition and operating flexibility.

        As of June 30, 2010, our combined debt was $340.5 million and our share of our Real Estate Affiliates' debt was $196.2 million. Our indebtedness could have important consequences on the value of our common stock including:

  •
  limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of business strategy or other purposes;

  •
  limiting our ability to use operating cash flow in other areas of the business or to pay dividends;

  •
  increasing our vulnerability to general adverse economic and industry conditions, including increases in interest rates, particularly given that certain indebtedness bears interest at variable rates;

  •
  limiting our ability to capitalize on business opportunities, reinvest in and develop their properties, and to react to competitive pressures and adverse changes in government regulation;

  •
  limiting our ability, or increasing the costs, to refinance indebtedness; and

  •
  giving secured lenders the ability to foreclose on assets.

Risks Related to the Bankruptcy and Our Separation from GGP

Our actual financial results may vary significantly from the feasibility analysis filed with the Bankruptcy Court.

        The Disclosure Statement, which the TopCo Debtors were required to prepare in connection with the Plan, contained projected financial information and estimates of value that demonstrated the feasibility of the Plan and our ability to continue operations upon their emergence from proceedings under the Bankruptcy Code. The information in the Disclosure Statement was prepared for the limited purpose of furnishing recipients of such Disclosure Statement with adequate information to make an informed judgment regarding acceptance of the Plan and was not prepared for the purpose of providing the basis for an investment decision relating to any of our securities. The projections and estimates of value, as well as the Disclosure Statement, are expressly excluded from this prospectus and should not be relied upon in any way or manner in connection with this offering and should not be regarded for the purpose of this prospectus as representations or warranties by us or any other person, as to the accuracy of such information or that any such projections or valuations will be realized. Those projections and estimates of value have not been, and will not be, updated on an ongoing basis, and they were not audited or reviewed by independent accountants. They reflect numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated market and economic conditions that were, and remain, beyond our control. Projections and estimates of value are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections and/or valuation estimates may be wrong in any material respect. Actual results may vary and may continue to vary significantly from those contemplated by the projections and/or valuation estimates. As a result, you should not rely on those projections and/or valuation estimates in deciding whether to invest in our common stock.

We may be required to issue a promissory note to GGP.

        Pursuant to the Investment Agreements, under certain circumstances, we may be required to issue a five year, interest bearing, unsecured promissory note to GGP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Spinco Note."

We may be required to pay substantial U.S. federal income taxes.

        Pursuant to the Investment Agreements, reorganized GGP will indemnify us from and against 93.75% of any and all losses, claims, damages, liabilities and reasonable expenses to which we and our subsidiaries become subject, in each case solely to the extent attributable to certain taxes related to sales of certain assets in our Master Planned Communities segment prior to March 31, 2010, in an amount up to the Indemnity Cap (as subsequently defined). The Indemnity Cap is calculated as the lesser of $303,750,000 and the Excess Surplus Amount. The Excess Surplus Amount is determined using a complex formula described in the Investment Agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Spinco Note and Indemnity—Tax Indemnities." We will be responsible for the remainder of any such taxes. Reorganized GGP may not have sufficient cash to reimburse us for its share of these taxes described above or the Excess Surplus Amount limitation may substantially reduce reorganized GGP's obligation to reimburse us for these taxes. We have ongoing audits related to the foregoing taxes that, whether resolved by litigation or otherwise, could impact the timing of the items subject to indemnification by reorganized GGP. In addition, if the Internal Revenue Service (the "IRS") were successful in litigation with respect to such audits, we may be required to change our method of tax accounting for certain transactions, which could affect the timing of our tax payments, increasing our tax payments in the short term relative to our current tax cost projections.

If the Distribution does not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code (the "Code"), then GGP and its subsidiaries may be required to pay substantial U.S. federal income taxes, and we may be obligated to indemnify GGP and its subsidiaries for such taxes imposed on GGP and its subsidiaries.

        GGP received a private letter ruling from the IRS to the effect that the Distribution and certain related transactions qualified as tax-free to GGP and its subsidiaries for U.S. federal income tax purposes. A private letter ruling from the IRS generally is binding on the IRS. Such IRS ruling does not establish that the Distribution satisfied every requirement for a tax-free spinoff, and the parties have relied solely on the advice of counsel for comfort that such additional requirements are satisfied.

        The IRS ruling was based on, among other things, certain representations and assumptions as to factual matters made by GGP. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the IRS ruling at the time of and subsequent to the Distribution. In addition, the IRS ruling was based on current law and cannot be relied upon if current law changes with retroactive effect. If the Distribution were to be treated as taxable, GGP and holders of GGP common stock may be faced with significant tax liability with respect to the Distribution.

        GGP has entered into a tax matters agreement with us that governs the parties' respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters (the "Tax Matters Agreement"). Pursuant to the Tax Matters Agreement, GGP may be held liable for the cost of the failure of the Distribution to qualify as a tax-free distribution if GGP caused such failure, whether by an action taken before or after the Separation and Distribution. If we caused such failure, whether by an action taken before or after the Separation and Distribution, we could be liable for such costs. If the cause for the failure cannot be determined or was not caused by a single party, then we and GGP will share such liability based on relative market capitalization. Moreover, although we have agreed to share certain tax liabilities with GGP pursuant to the aforementioned agreements, we may be liable at law to a taxing authority for some of these tax liabilities and, if GGP were to default on their obligations to us, we would be responsible for the entire amount of these liabilities.

We will indemnify GGP for certain taxes.

        We have entered into a separation agreement (the "Separation Agreement") and the Tax Matters Agreement which include tax-sharing and indemnification provisions with GGP through which tax liabilities relating to taxable periods before and after the Distribution will be computed and apportioned between GGP and ourselves, and responsibility for payment of those tax liabilities (including any subsequent adjustments to such tax liabilities) will be allocated between us. In addition, we generally will be responsible for any liabilities, taxes or other charges that are imposed on GGP as a result of the Separation and Distribution (and certain related restructuring transactions) failing to qualify for nonrecognition treatment for U.S. federal (and state and local) income tax purposes, if we are the party responsible for such failure, whether by an action taken before or after the Separation and Distribution. Moreover, although we have agreed to share certain tax liabilities with GGP pursuant to the aforementioned agreements, we may be liable at law to a taxing authority for some of these tax liabilities and, if GGP were to default on their obligations to us, we would be liable for the entire amount of these liabilities. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our allocated share of tax liabilities.

There is a risk of investor influence over our company that may be adverse to our best interests and those of our other shareholders.

        Brookfield Investor and Pershing Square will have the ability to nominate a certain number of members of our board of directors. See "Certain Relationships and Related Transactions, and Director Independence." At the Effective Date, after giving effect to the Blackstone designation, Brookfield Investor, Fairholme, Pershing Square and the Blackstone Investors beneficially owned 6.4%, 3.2%, 9.5%, and 1.1%, respectively, of our common stock (excluding shares issuable upon exercise of the warrants) or 13.7%, 6.8%, 12.0% and 1.6%, respectively, of our common stock (assuming exercise of all outstanding warrants, including shares issuable upon the exercise of warrants held by Fairholme which are only exercisable upon 90 days' notice).

        Although Pershing Square has entered into a standstill agreement to limit its influence, the concentration of ownership of our outstanding common stock held by Plan Sponsors may make some transactions more difficult or impossible without the support of the Plan Sponsors or more likely with the support of the Plan Sponsors. The interests of any of the Plan Sponsors, any other substantial stockholder or any of their respective affiliates could conflict with or differ from the interests of our other shareholders or the other Plan Sponsors. For example, the concentration of ownership held by the Plan Sponsors, even if the Plan Sponsors are not acting in a coordinated manner, could allow the Plan Sponsors to influence our policies and strategy and could delay, defer or prevent a change of control or impede a merger, takeover or other business combination that may otherwise be favorable to us and our other stockholders. A Plan Sponsor, substantial stockholder or affiliate thereof may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. There is no assurance that the Pershing Square standstill agreement can fully protect against these risks.

Certain of our directors and officers have interests in reorganized GGP that may be adverse to our interests, limiting how we conduct business with reorganized GGP.

        Brookfield Investor and Pershing Square hold material economic interests in reorganized GGP, and Brookfield Investor has the right to appoint designees to reorganized GGP's board of directors. Accordingly, we expect that a number of our directors may have, or appear to have, conflicting interests relating to us and reorganized GGP. It may be important for us to do business with reorganized GGP in the future or to supplement or amend the initial agreements between us and reorganized GGP as circumstances change. Actual or perceived conflicts of interest may decrease the effectiveness of our board of directors in dealing with reorganized GGP. For example, directors with helpful expertise may be required or decide to recuse themselves from deliberation or voting on matters involving reorganized GGP, and certain transactions in our best interests may not be pursued at all because of the risk of an appearance of a conflict or other considerations.

Risks Related to Our Common Stock and Warrants

There is currently no established public market for our common stock and warrants and a trading market that will provide you with adequate liquidity may not develop for our common stock and warrants. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely and there is no assurance that shares of our common stock can be resold at or above the initial market price following the Distribution.

        There is no public market for our warrants and, prior to the Separation, there was no public market for our common stock although there was limited "when-issued" trading in our common stock on the NYSE prior to the Distribution. We do not expect these quotations to be indicative of the trading price of our common stock in the future. While we expect our common stock to begin trading on the NYSE following the Distribution, there can be no assurance that an active trading market for our common stock and warrants will develop or be sustained in the future. We cannot predict the prices at which our common stock or warrants may trade. The market price of our common stock and warrants may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

  •
  a shift in our investor base, including a shift from REIT to non-REIT investors following the Distribution;

  •
  our quarterly or annual earnings, or those of other comparable companies;

  •
  actual or anticipated fluctuations in our operating results and other factors related to our business;

  •
  announcements by us or our competitors of significant acquisitions or dispositions;

  •
  the failure of securities analysts to cover our common stock after the Distribution;

  •
  changes in earnings estimates by securities analysts or our ability to meet those estimates;

  •
  the operating and stock price performance of other comparable companies;

  •
  our ability to implement our business strategy;

  •
  our tax payments;

  •
  our ability to raise capital;

  •
  overall market fluctuations; and

  •
  general economic conditions.

        Further, on the Effective Date, Brookfield Investor, Fairholme, Pershing Square, the Blackstone Investors and M.B. Capital beneficially owned 6.4%, 3.2%, 9.5% 1.1% and 17.4%, respectively, of our common stock (excluding shares issuable upon exercise of the warrants) or 13.7%, 6.8%, 12.0% 1.6% and 14.3%, respectively, of our common stock (assuming the exercise of all outstanding warrants, including shares issuable upon the exercise of warrants held by Fairholme which are only exercisable upon 90 days' notice). The principal holders of our common stock may hold their investments for an extended period of time, thereby decreasing the number of shares available in the market and creating artificially low demand for, and prices of our common stock.

Liquidity and volatility of trading market and value of our common stock.

        There is no certainty that a liquid trading market will develop for our common stock or that, if developed, such a liquid trading market will be maintained. Lack of liquidity with respect to such securities also may make it more difficult to raise additional capital, if necessary, through equity financings.

        Furthermore, no assurance can be made that holders of our common stock will be able to sell such securities at a particular time or that the prices received when such securities are sold will be favorable. It is possible that holders of such securities may lose all or part of their investments. It is expected that the market price of our common stock will fluctuate significantly. Such fluctuation may occur as a result of a variety of factors, many of which are beyond our control.

        In addition, the stock market in general has recently experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

        In general, the valuation of newly issued securities is subject to uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, and other factors which generally influence the prices of securities.

Provisions in our certificate of incorporation, our by-laws, Delaware law and certain of the agreements we entered into as part of the Distribution may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

        Our amended and restated certificate of incorporation and bylaws contain the following limitations:

  •
  the inability of our stockholders to act by written consent;

  •
  restrictions on the ability of stockholders to call a special meeting without 15% or more of the voting power of the issued and outstanding shares entitled to vote generally in the election of our directors;

  •
  rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings; and

  •
  the right of our board of directors to issue preferred stock without stockholder approval.

        We are a Delaware corporation, and Section 203 of the Delaware General Corporation Law (the "DGCL") applies to us. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with us for three years following the date that person becomes an interested stockholder unless one or more of the following occurs:

  •
  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of the company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; and

  •
  following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        The statute defines "interested stockholder" as any person that is the owner of 15% or more of the outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of outstanding voting stock at any time within the three-year period immediately before the date of determination.

        Each item discussed above may delay, deter or prevent a change in control, even if a proposed transaction is at a premium over the then current market price for our common stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

        Additionally, our certificate of incorporation imposes certain restrictions on the direct or indirect transferability of our securities to assist in the preservation of our valuable tax attributes (generally consisting of (1) approximately $400 million of suspended federal income tax deductions and (2) a relatively high federal income tax basis in our assets), including, subject to certain exceptions, that until the earlier of such time as our board of directors determines that it is no longer in our best interests to continue to impose such restrictions or the date three years after the Effective Date (i) no person or entity may acquire or accumulate the Threshold Percentage (as subsequently defined) or more (as determined under tax law principles governing the application of section 382 of the Code) of our securities, and (ii) no person owning directly or indirectly (as determined under such tax law principles) on the Effective Date, after giving effect to the Plan, the Threshold Percentage or more of our securities may acquire additional securities of ours. Notwithstanding the contemplated restrictions in our certificate of incorporation, no assurance can be given regarding our ability to preserve our tax attributes. Threshold Percentage means, in the case of (i) our common stock, 4.99% of the number of outstanding shares of our common stock and (ii) any other class of our equity, 4.99% of each such class.

There may be dilution of our common stock from the exercise of our warrants and stock options or the issuance of additional stock through our Equity Plan, which may materially adversely affect the market price of our common stock and negatively impact a holder's investments.

        The exercise of some or all of the warrants or options outstanding for our common stock will dilute the ownership interest of our existing stockholders. Likewise, any additional issuances of common stock, through our Equity Plan or otherwise, will dilute the ownership interests of our existing stockholders. Any sales in the public market of such additional common stock could adversely affect prevailing market prices of the outstanding shares of our common stock. In addition, the existence of our warrants or options may encourage short selling or arbitrage trading activity by market participants because the exercise of our warrants or options could depress the price of our common stock.

The adjustment to the exercise price for warrants exercised in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your warrants as a result of such transaction.

        If a specified corporate event or transaction constituting a dilutive event occurs, under certain circumstances we will decrease the exercise price for warrants exercised in connection with such dilutive adjustment event. The decrease in the exercise price will be determined based on the date on which the dilutive event occurs or becomes effective and the price paid per share of our common stock in such dilutive event. The adjustment to the exercise price for warrants exercised in connection with a dilutive event may not adequately compensate you for any lost value of your warrants as a result of such dilutive event.

Under certain circumstances, holders may have to pay U.S. federal income tax as a result of a deemed distribution with respect to our common stock or warrants—even if holders do not receive a corresponding distribution of cash—such as, if we adjust, or fail to adjust, the exercise price of the warrants in certain circumstances.

        Holders of our common stock or warrants may be treated as having received a constructive distribution in certain circumstances, for example if we make certain adjustments to (or fail to make adjustments to) the exercise price of the warrants and such adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of certain holders in our earnings and profits or assets. Such a distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes even though holders do not receive any cash with respect to such constructive distribution. In addition, non-U.S. holders (as defined in "United States Federal Income Tax Considerations") may be subject to U.S. federal withholding tax on any such constructive distribution on our common stock or warrants. You are advised to consult your independent tax advisor and to read the section titled "United States Federal Income Tax Considerations" regarding the possibility and tax treatment of any deemed distributions for U.S. federal income tax purposes.

Additional issuances and sales of our capital stock or securities convertible into or exchangeable for our capital stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a favorable time and price.

        Brookfield Investor is subject to lockup restrictions on its ability to sell our common stock and its warrants to acquire our common stock. See "Market for our Common Stock—Lockup Restrictions." After these lockups expire, shares held by such persons and parties may be sold in the public markets. The price of our common stock may drop significantly when such lockup agreements expire. In addition, for so long as a Plan Sponsor beneficially owns at least 5% of our outstanding common stock on a fully diluted basis, such Plan Sponsor will have the right to purchase the number of our shares as necessary to allow the Plan Sponsor to maintain its proportionate ownership interests on a fully diluted basis.

        In most circumstances, shareholders will not be entitled to vote on whether or not additional capital stock, or securities convertible into or exchangeable for our capital stock, is issued. In addition, depending on the terms and pricing of an additional offering of common stock, or securities convertible into or exchangeable for our capital stock, and the value of our properties, shareholders may experience dilution in both the book value and the market value of their shares.

Until the exercise of our warrants, holders of these securities do not have identical rights as holders of our common stock, but they will be subject to all changes made with respect to our common stock.

        Holders of warrants are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but they also will be subject to all changes affecting our common stock. See "Description of Capital Stock—Common Stock" and "Description of Capital Stock—Warrants." Holders of our warrants will have rights with respect to our common stock only if they receive our common stock upon exercise of the warrants and only as of the date when such holder becomes a record owner of the shares of our common stock upon such exercise. For example, with respect to warrants, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a warrant holder is deemed to be the owner of the shares of our common stock due upon exercise of the warrants, the exercising warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The market price of our common stock may never exceed the exercise price of the warrants.

        The warrants are immediately exercisable or, in the case of the Fairholme warrants, upon 90 days' written notice for the first 6.5 years and without notice anytime thereafter, and will expire seven years after the Effective Date. We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price of these warrants prior to their date of expiration. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

        In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

There is no public market for the warrants.

        There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for quotation or listing of the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited. There can be no assurance that a market will ever develop for the warrants. Even if a market for the warrants does develop, the price of the warrants may fluctuate and liquidity may be limited. If a market for the warrants does not develop, then purchasers of the warrants may be unable to resell the warrants or sell them only at an unfavorable price for an extended period of time, if at all. Resale prices of the warrants will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to continue the effectiveness of the registration statement, of which this prospectus is a part, covering warrants and the common stock issuable upon exercise of the warrants;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

The market price of our warrants will be directly affected by the market price of our common stock, which may be volatile.

        To the extent that a secondary market for our warrants develops, we believe that the market price of our warrants will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of our warrants than would be expected for non-exercisable securities.

If an effective registration is not in place and a current prospectus is not available when an investor desires to exercise warrants, such investor may be unable to exercise his, her or its warrants, causing such warrants to expire worthless.

        Holders of shares of common stock received pursuant to the exercise of the warrants will be able to sell their warrant shares only if a registration statement relating to such securities is then in effect, or if such transaction is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such securities resides. We intend to use our best efforts to keep a registration statement in effect covering warrant shares and to maintain a current prospectus relating to warrant shares until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the warrant shares, holders may be unable to sell their warrant shares. If the prospectus relating to the warrant shares is not current, the warrants may have no value, we will have no obligation to settle the warrants for cash, the market for such warrants may be limited, and such warrants may expire worthless.

 USE OF PROCEEDS

        We are registering these shares of our common stock and these warrants for the benefit of the selling stockholders. We will not receive any proceeds from the resale of our common stock or the warrants under this offering.

DIVIDEND POLICY

        As we are a newly formed company, we have not declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We expect to retain all available funds and any future earnings to reduce debt and fund the development and growth of our business.

        Any future determination to pay dividends will be at the discretion of our board of directors and will take into account:

  •
  restrictions in our debt instruments;

  •
  general economic business conditions;

  •
  our financial condition and results of operations;

  •
  need for cash to fund development costs;

  •
  the ability of our operating subsidiaries to pay dividends and make distributions to us; and

  •
  such other factors as our board of directors may deem relevant.

MARKET FOR OUR COMMON STOCK

Market Information

        Our common stock has been approved for listing on the NYSE, subject to official notice of issuance under the symbol "HHC". Our common stock commenced trading on the NYSE on a "when-issued" basis on November 5, 2010 and we expect our common stock to begin trading regular way on the NYSE on the first trading day after the Effective Date. The average of the high and low quotations for our common stock on the when-issued market of the NYSE on November 5, 2010 was $36.88. "When-issued" trading prices may not be indicative of the trading price of our common stock in the future. We do not intend to list the warrants on any exchange. On the Effective Date, there were approximately 37,718,326 shares of our common stock outstanding, as well as warrants to purchase up to 8,000,000 shares of our common stock (subject to adjustment pursuant to the terms thereof) and 507,307 shares of our common stock issuable upon the exercise of the THHC Options (as subsequently defined).

        We do not know when or in what amount the selling stockholders may offer the shares or warrants for sale. We expect that the offering price for our common stock will be based on the prevailing market price of our common stock at the time of sale. There is currently no established market price for the warrants. We expect that the offering price for the warrants will be based on the relationship between the exercise price of the warrants and the prevailing market price for our common stock at the time of sale.

Stockholders

        On the Effective Date, we expect to have approximately 4,000 holders of record and approximately 35,000 beneficial holders of our common stock.

Shares Eligible for Future Sale

        As of the Effective Date, 37,718,326 shares of our common stock were outstanding, such shares were issued in connection with the Plan in a transaction exempt from registration under Section 1145 of the Bankruptcy Code, and are freely tradable without restriction in the public market unless the shares are held by "affiliates," as that term is defined in Rule 144(a)(1) under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the issuer.

        The remaining shares outstanding are "restricted securities" under the Securities Act and may be sold in the public market upon the expiration of the holding periods under Rule 144, described below, subject to the volume, manner of sale and other limitations of Rule 144, as applicable. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares; or

  •
  the average weekly trading volume during the four calendar weeks preceding filing of the notice of the sale of shares of common stock.

        Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

        In addition, there are 22,158,733 shares of common stock (including shares of common stock issuable upon exercise of the warrants) subject to registration rights agreements, to the extent such shares are "Registrable Securities" as defined therein.

Equity Incentive Plan

        We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our equity incentive plans as in effect from time to time, including the Equity Plan (as subsequently defined). Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions.

Lockup Restrictions

        Brookfield Investor is subject to lock-up restrictions on its ability to sell, transfer or dispose of its shares of our common stock and its warrants to acquire our common stock for 18 months following the Effective Date (the "lock-up period"). In the first six months of the lock-up period, Brookfield Investor may not sell, transfer or dispose of any shares of our common stock or warrants. In the second six months of the lock-up period, Brookfield Investor may sell, transfer or dispose of up to an aggregate of 8.25% of its shares of our common stock or warrants. In the final six months of the lock-up period, Brookfield Investor may sell, transfer or dispose of up to an aggregate of 16.5% of its shares of our common stock and up to an aggregate of 16.5% of its warrants (in each case including any shares transferred or sold during the second six months of the lock-up period). After 18 months following the Effective Date, Brookfield Investor will not be restricted from any transfer of its shares of our common stock and warrants.

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table sets forth the selected historical combined financial and other data of our business, which was carved-out from the financial information of GGP, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of the Predecessors pursuant to the Plan. Prior to the Effective Date and the completion of the Separation and the Distribution, we did not conduct any business and did not have any material assets or liabilities. The selected historical financial data set forth below as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 has been derived from our audited combined financial statements, which are included elsewhere in this prospectus. The selected historical combined financial data as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 has been derived from our unaudited combined financial statements, which are not included in this prospectus. The income statement data for each of the six months ended June, 2010 and 2009 and the balance sheet data as of June 30, 2010 have been derived from our unaudited interim combined financial statements included elsewhere in this prospectus.

        Our unaudited interim combined financial statements as of June 30, 2010 and for the six months ended June 30, 2010 were prepared on the same basis as our audited combined financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our financial position and results of operations for these periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        Our combined financial statements were carved-out from the financial information of GGP at a carrying value reflective of such historical cost in such GGP records. Our historical financial results reflect allocations for certain corporate expenses which include, but are not limited to, costs related to property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly our percentage of GGP's adjusted revenue and assets and the number of properties. We believe these allocations are reasonable; however, these results do not reflect what our expenses would have been had we been operating as a separate stand-alone public company. The years ended December 31, 2009, 2008, 2007, 2006 and 2005 include corporate cost allocations of $28.6 million, $20.4 million, $24.5 million, $16.5 million and $12.1 million, respectively. The six months ended June 30, 2010 and 2009 include corporate cost allocations of $33.8 million and $15.0 million, respectively. The historical combined financial information presented will not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone entity during the periods shown. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Basis of Presentation."

        The historical results set forth below do not indicate results expected for any future periods. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of

Operations" and our financial statements and related notes thereto included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands)
Operating Data:
Revenues	$59,419	$75,120	$136,348	$172,507	$260,498	$548,714	$505,471
Depreciation and amortization	(8,425)	(10,787)	(19,841)	(18,421)	(22,995)	(21,362)	(24,547)
Provisions for impairment	(486)	(140,180)	(680,349)	(52,511)	(125,879)	(90)	(443)
Other operating expenses	(58,463)	(72,201)	(128,833)	(141,392)	(196,121)	(408,084)	(396,073)
Interest (expense) income, net	(1,148)	(250)	712	1,105	1,504	1,737	(557)
Reorganization items	(26,614)	(2,017)	(6,674)	—	—	—	—
Benefit from (provision for) income taxes	(17,953)	2,913	23,969	(2,703)	10,643	(83,782)	(48,831)
Equity in income (loss) of Real Estate Affiliates	5,172	4,121	(28,209)	23,506	68,451	28,051	13,181

Income (loss) from continuing operations	(48,498)	(143,281)	(702,877)	(17,909)	(3,899)	65,184	48,201
Discontinued operations—loss on dispositions	—	—	(939)	—	—	—	—
Allocation to noncontrolling interests	(73)	(65)	204	(100)	(101)	(2,265)	156

Net income (loss) attributable to GGP	$(48,571)	$(143,346)	$(703,612)	$(18,009)	$(4,000)	$62,919	$48,357

Cash Flow Data:
Operating activities	$(51,162)	$(9,166)	$(17,870)	$(50,699)	$(52,041)	$190,036	$271,959
Investing activities	(37,118)	(13,441)	(21,432)	(300,201)	(146,208)	(163,903)	(315,766)
Financing Activities	88,058	32,434	37,543	348,424	183,073	(13,538)	51,297

	As of June 30,	As of December 31,
	2010	2009	2008	2007	2006	2005
	(In thousands)
Balance Sheet Data:
Investment in real estate assets—cost	$2,836,316	$2,827,814	$3,376,321	$2,935,919	$2,761,275	$2,610,482
Total assets	2,906,150	2,905,227	3,443,956	3,024,827	2,882,493	2,760,903
Total debt	340,495	342,833	358,467	373,036	417,011	413,048
Total equity	1,520,638	1,503,520	1,985,815	1,610,672	1,365,238	1,281,628

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information has been developed by applying pro forma adjustments to the historical combined financial information which reflect the Separation of THHC from the Predecessors that appears elsewhere in this prospectus. The unaudited pro forma condensed combined balance sheet gives effect to the transactions described below as if they had occurred on June 30, 2010. The unaudited pro forma condensed statements of operations gives effect to the transactions described below as if they had occurred on January 1, 2009. All significant pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial information which should be read in conjunction with such pro forma condensed combined financial information.

        The unaudited pro forma condensed combined financial information gives effect to the following:

  •
  the distribution of THHC common stock to the existing GGP stockholders and GGPLP unit holders pursuant to the Plan;

  •
  the consummation of investments by the Plan Sponsors and the Blackstone Investors contemplated by the Investment Agreements and the Blackstone Designation;

  •
  fees pursuant to the Management Agreement; and

  •
  other known impacts of the Plan including elimination of intercompany payables and the tax indemnity.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have actually been reported had the transactions reflected in the pro forma adjustments occurred on January 1, 2009 or as of June 30, 2010, as applicable, nor is it indicative of our future results of operations or financial position.

        The accounting by THHC to reflect the emergence from bankruptcy of the Emerged Debtors (as defined in Note 1 of our combined financial statements) is limited to recording the liabilities of such Debtors that are impacted by confirmed plans of reorganization at the estimated present values of the amounts expected to be paid upon emergence from bankruptcy since the provisions of the Plan do not meet the criteria for fresh-start reporting under generally accepted accounting principles (ASC 852-10-45-29). Historical amounts reported in the unaudited pro forma financial statements reflect these fair value adjustments in mortgages, notes and loans payable not subject to compromise, along with associated amortization. However, as certain of the THHC Debtors remain in bankruptcy at June 30, 2010, their liabilities remain subject to compromise and, therefore, the THHC historical financial statements have no such present value adjustment or associated amortization. Fresh-start reporting does not apply to THHC because existing holders of GGP common stock will receive greater than 50% (approximately 79.7%) of the voting shares of THHC and the reorganization value of THHC's assets exceeds the total of all post-petition liabilities and allowed claims (ASC 852-10-45-19). Further, the acquisition method of accounting does not apply to THHC at emergence because the criteria for application of the acquisition method of accounting specifically to a transaction or event yielding a change of control, that is, a business combination, has not occurred, since the provisions of the Plan provide that the Distribution occurs such that all members with each class of equity are treated equally, the Distribution is treated as a pro rata spin-off and such non-monetary transaction is accounted for at the recorded or historical carrying values (ASC 505-60 and ASC 845-10-30-10).

        The unaudited pro forma condensed combined statements of operations also assume that the Distribution qualifies as a tax-free distribution under Section 355 of the Code; and therefore no provision for income tax associated with the Distribution has been provided for the periods presented. See "Risk Factors—If the Distribution does not qualify as a tax-free distribution under Section 355 of the Code, then GGP and its subsidiaries may be required to pay substantial U.S. federal income taxes, and we may be obligated to indemnify GGP and its subsidiaries for such taxes imposed on GGP and its subsidiaries." In addition, the pro forma condensed combined statements do not include adjustments for the possible issuance of a Spinco Note (as subsequently defined) as we do not currently believe such note will be issued. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Spinco Note."

        The unaudited pro forma condensed combined financial information should be read in conjunction with the information contained in "Selected Historical Combined Financial Data" and the combined financial statements and related notes thereto appearing elsewhere in this prospectus.

THE HOWARD HUGHES CORPORATION
Unaudited Pro Forma Condensed Combined Balance Sheet
as of June 30, 2010

	Historical	Adjustments	Footnote	Pro forma
	(In thousands)
Assets:
Investment in real estate:
Land	$194,379	$—		$194,379
Buildings and equipment	450,719	—		450,719
Less accumulated depreciation	(91,553)	—		(91,553)
Developments in progress	256,289	—		256,289

Net property and equipment	809,834	—		809,834
Investment in and loans to/from Real Estate Affiliates	145,738	—		145,738
Investment property and property held for development and sale	1,789,191	(15,000)	(2)	1,774,191

Net investment in real estate	2,744,763	(15,000)		2,729,763
Cash and cash equivalents	2,982	247,020	(3)(4)	250,002
Accounts and notes receivable, net	11,152	31,355	(5)	42,507
Deferred expenses, net	6,996	—		6,996
Prepaid expenses and other assets	140,257	275,496	(6)	415,753

Total assets	$2,906,150	$538,871		$3,445,021

Liabilities and Equity:
Liabilities not subject to compromise:
Mortgages, notes and loans payable	$207,646	$132,849	(7)	$340,495
Deferred tax liabilities	726,916	(546,809)	(8)	180,107
Accounts payable and accrued expenses	217,327	20,531	(7) (9)	237,858

Liabilities not subject to compromise	1,151,889	(393,429)		758,460
Liabilities subject to compromise	233,623	(233,623)	(7)	—

Total liabilities	1,385,512	(627,052)		758,460

Equity:
GGP Equity	1,521,448	1,165,923	(2)(3)(4)(5) (6)(7)(8)(9)	2,687,371
Accumulated other comprehensive loss	(1,645)	—		(1,645)
Noncontrolling interests	835	—		835

Total equity	1,520,638	1,165,923		2,686,561

Total liabilities and equity	$2,906,150	$538,871		$3,445,021

THE HOWARD HUGHES CORPORATION
Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2009

	Historical	Adjustments	Footnote	Pro forma
	(In thousands)
Revenues:
Minimum rents	$65,653	$(2,629)	(10)	$63,024
Tenant recoveries	19,642	—		19,642
Overage rents	2,701	—		2,701
Land sales	45,996	—		45,996
Other	2,356	—		2,356

Total revenues	136,348	(2,629)		133,719

Expenses:
Real estate taxes	13,813	—		13,813
Property maintenance costs	5,586	—		5,586
Marketing	1,071	—		1,071
Other property operating costs	33,739	—		33,739
Land sales operations	49,062	—		49,062
Provision for doubtful accounts	2,539	—		2,539
Property management and other costs	17,643	23,773	(10)(11)	41,416
General and administrative	5,380	6,000	(12)	11,380
Provisions for impairment	680,349	—		680,349
Depreciation and amortization	19,841	—		19,841

Total expenses	829,023	29,773		858,796

Operating loss	(692,675)	(32,402)		(725,077)
Interest income	1,689	—		1,689
Interest expense	(977)	—	(17)	(977)

Loss before income taxes, noncontrolling interests, equity in income of Real Estate Affiliates and reorganization items	(691,963)	(32,402)		(724,365)
Benefit from income taxes	23,969	265,817	(14)(15)	289,786
Equity in loss of Real Estate Affiliates	(28,209)	—		(28,209)
Reorganization items	(6,674)	6,674	(13)	—

Loss from continuing operations	$(702,877)	$240,089		$(462,788)

Weighted average number of common shares—basic and diluted				37,154

Basic and diluted (loss) per share			(1)(16)	$(12.46)

 THE HOWARD HUGHES CORPORATION
Unaudited Pro Forma Condensed Combined Statement of Operations
for the Six Months Ended June 30, 2010

	Historical	Adjustments	Footnote	Pro forma
	(In thousands)
Revenues:
Minimum rents	$34,000	$(1,151)	(10)	$32,849
Tenant recoveries	9,252	—		9,252
Overage rents	912	—		912
Land sales	12,107	—		12,107
Other	3,148	—		3,148

Total revenues	59,419	(1,151)		58,268

Expenses:
Real estate taxes	7,029	—		7,029
Property maintenance costs	3,283	—		3,283
Marketing	507	—		507
Other property operating costs	17,694	—		17,694
Land sales operations	20,597	—		20,597
Provision for doubtful accounts	357	—		357
Property management and other costs	8,996	13,843	(10)(11)	22,839
General and administrative	—	3,000	(12)	3,000
Provisions for impairment	486	—		486
Depreciation and amortization	8,425	—		8,425

Total expenses	67,374	16,843		84,217

Operating loss	(7,955)	(17,994)		(25,949)
Interest income	59	—		59
Interest expense	(1,207)	—	(17)	(1,207)

Loss before income taxes, noncontrolling interests, equity in income of Real Estate Affiliates and reorganization items	(9,103)	(17,994)		(27,097)
Provision for income taxes	(17,953)	10,790	(14)(15)	(7,163)
Equity in income of Real Estate Affiliates	5,172	—		5,172
Reorganization items	(26,614)	26,614	(13)	—

Loss from continuing operations	$(48,498)	$19,410		$(29,088)

Weighted average number of common shares—basic and diluted				37,604

Basic and diluted (loss) per share			(1)(16)	$(0.77)

Notes to Pro Forma Condensed Combined Financial Information

(1)
Reflects the distribution of approximately 32,500,000 shares of our common stock to existing stockholders of GGP and GGPLP unit holders pursuant to the Plan. The Distribution will be accounted for by allocating the historical amount of GGP Equity in our business into our common stock at par value of $0.01 per share and the balance to additional paid-in capital.

(2)
Reflects an agreement reached with Hughes heirs regarding the Hughes heirs obligations (as subsequently defined) which reduced the carrying value of this property by $15.0 million from the amounts previously recorded by GGP.

(3)
Reflects the initial $250 million investment by the Plan Sponsors and the Blackstone Investors pursuant to the Investment Agreements and the Blackstone Designation (approximately 5,250,000 shares of our common stock).

(4)
Reflects the withdrawal by GGP of all permitted cash or cash equivalent balances from the THHC Accounts totaling $2.98 million in accordance with the Separation Agreement.

(5)
Reflects the right to receive payments approximating the capital lease revenue that GGP receives from the Arizona 2 Office in Phoenix, Arizona in accordance with the Plan.

(6)
Reflects establishment of the Tax Indemnity Cap based upon our current estimates of the components of the Indemnity Cap in the Investment Agreements and assuming that there is no "Offering Premium" as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Spinco Note and Tax Indemnity." See "Risk Factors—We may be required to pay substantial U.S. federal income taxes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Tax Indemnities" for a definition of the Tax Indemnity Cap. In the event that there is an Offering Premium, we expect the amount of the indemnity provided by GGP to increase, which will increase our pro forma prepaid expenses and other assets, up to the amount of the Tax Indemnity Cap.

(7)
Reflects the reclassification of $132.8 million of mortgages, notes and loans payable and $100.8 million of accounts payable and accrued expenses subject to compromise to the appropriate categories of liabilities not subject to compromise. The adjustment also eliminates $48.5 million of pre-petition mechanics and materialmens' liens payable included in the Historical Combined Balance Sheet. Such liabilities are excluded from the Pro Forma Combined Balance Sheet because any remaining amounts due relating to these liabilities at the Effective Date will be retained by GGP in accordance with the Plan. The amount of liens to be retained by GGP at emergence is expected to be substantially lower than this amount due to settlement activity since June 30, 2010. Liabilities subject to compromise includes all liabilities incurred prior to the Petition Date except:

•
liabilities of the THHC non-debtors;

•
pre-petition liabilities that the debtors which have emerged from Bankruptcy at June 30, 2010 expect to pay in full, even though certain of these amounts may not be paid until after the applicable Emerged Debtor's plan of reorganization is effective; and

•
liabilities related to pre-petition contracts that affirmatively have not been rejected.

(8)
Reflects an adjustment of $546.8 million for the re-measurement of the deferred tax liability utilizing the pro forma carrying amounts of THHC assets and liabilities, and the current taxable and non-taxable entities to be held by the new entity. Given the makeup of our assets, particularly the undeveloped land in our Master Planned Communities segment, we have not elected to be treated as a REIT for U.S. federal income tax purposes; however, one of our subsidiaries, Victoria Ward, Limited, is and will continue to be treated as a REIT.

(9)
Reflects the settlement of $31.7 million of intercompany payables in accordance with the Separation Agreement.

(10)
Reflects amended lease agreements related to our use of office space in GGP properties and GGP use of office space in our properties.

(11)
Reflects the removal of historical allocations of corporate overhead of $9.9 million for the year ended December 31, 2009 and $5.7 million for the six months ended June 30, 2010 and an add-back for corporate overhead estimates, of $32.9 million for the year ended December 31, 2009 and $19.2 million for the six months ended June 30, 2010 (including $6.0 million and $3.0 million pursuant to the Transition Services agreement for the twelve and six month periods, respectively).

(12)
Reflects fees pursuant to a management services agreement between us and Brookfield Advisors. Services to be provided pursuant to the agreement include strategic advice, project development oversight, financial planning, financing consultation, internal controls expertise, and community and investor relations. The agreement has an initial term of six months and may be extended up to an additional six months at THHC's option. The pro forma statement of operations for the year ended December 31, 2009 assumes a six month extension on the same terms as the initial agreement. Contract fees include a base management fee of $0.5 million per month plus reasonable costs and expenses.

(13)
Reflects reorganization costs incurred as a result of the Chapter 11 Cases and includes professional fees and similar expenses related to the bankruptcy filings and reorganization process. The pro forma statements of operations assume that such costs will not be incurred after the Effective Date.

(14)
Reflects the tax effect applicable to all pro forma adjustments on the Combined Statements of Operations of $10.1 million benefit for the year ended December 31, 2009 and $3.4 million expense for the six months ended June 30, 2010, at our incremental tax rate of 39.09%.

(15)
Reflects a benefit from income taxes of $255.8 million for the year ended December 31, 2009 and $14.2 million for the six months ended June 30, 2010 for the re-measurement of the deferred tax liability utilizing the pro forma carrying amounts of THHC assets and liabilities, and the current taxable and non-taxable entities to be held by THHC.

(16)
Reflects the historical number of GGP weighted average basic and diluted shares outstanding of 311,993,000 and 311,993,000 for the twelve months ended December 31, 2009 and 316,572,000 and 316,572,000 for the six months ended June 30, 2010, respectively, adjusted by the THHC share exchange factor of 0.098344 of a share of THHC stock for each share of GGP common stock as provided for in the Plan; plus a 1,235,000 share distribution to existing GGPLP unit holders; plus the approximate 5,250,000 shares to be issued to Plan Sponsors and the Blackstone Investors pursuant to the Investment Agreements and Blackstone Designation. The permanent warrants issued to the Plan Sponsors and the Blackstone Investors and the options for THHC common stock that are issued in exchange for GGP options are anti-dilutive and not used in the calculation of earnings per share due to losses in all respective periods.

(17)
The pro forma condensed combined statements do not include adjustments for the possible issuance of a Spinco Note because we do not currently believe such note will be issued. This belief is based on a number of assumptions, including our ability to reinstate certain indebtedness pursuant to the Plan and our current estimates concerning the amounts that we ultimately will be required to pay in respect of claims by various classes of creditors under the Plan. Based on currently available information, GGP estimates that the amounts that we actually pay with respect to such claims could exceed our estimates by up to approximately $180.9 million in the aggregate before we would have to issue a Spinco Note. However, default interest and potential makewhole obligations on certain GGP indebtedness are in dispute, and therefore, we have not included these amounts in our calculation of the Spinco Note. Accordingly, despite this substantial "cushion," we cannot assure you that the amounts we ultimately pay with respect to such claims, or the other factors that go into the determination of the Spinco Note, will not differ from our estimates to such a degree that we will be required to issue a Spinco Note. In the event that we are required to issue a Spinco Note, for every $1.0 million aggregate principal amount of such note, our pro forma indebtedness would increase by $1.0 million and our pro forma interest expense would increase by $75,000 and $37,500 for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively (assuming no New Debt (as subsequently defined) is issued).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        This section contains forward-looking statements that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in "Risk Factors" and the matters set forth in this prospectus. See "Cautionary Statement Regarding Forward-Looking Statements."

        All references to numbered Notes are to specific footnotes to our combined financial statements for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2007, 2008 and 2009, as applicable, included in this prospectus. You should read this discussion in conjunction with our combined financial statements, the notes thereto and other financial information included elsewhere in this prospectus. Our financial statements are prepared in accordance with GAAP. Capitalized terms used, but not defined, in this Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") have the same meanings as in such Notes.

Overview—Basis of Presentation

        We were formed in July 2010 for the purpose of holding certain assets and assuming certain liabilities of the Predecessors pursuant to the Plan as discussed in Note 1. Following the Distribution, we will operate our business as a stand-alone real estate development company. The financial information included in this prospectus was carved-out from the financial information of GGP, has been presented on a combined basis as the entities presented are under common control and ownership, and only property management and other costs and property specific overhead items have been allocated or reflected in the accompanying combined financial statements.

        The historical combined financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the following factors:

  •
  Prior to the Separation, our business was operated by GGP as part of its broader corporate organization, rather than as a separate, publicly-traded company. GGP or one of its affiliates performed various corporate functions for us, including, but not limited to property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly our percentage of GGP's adjusted revenue and assets and the number of properties. Our historical financial results reflect allocations for certain corporate costs and we believe such allocations are reasonable; however, such results do not reflect what our expenses would have been had we been operating as a separate, stand-alone public company.

  •
  Prior to the Separation, portions of our business were integrated with the other businesses of GGP. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and certain customer relationships. While we have entered into a Transition Services Agreement that governs certain commercial and other relationships between us and GGP, those contractual arrangements may not capture the benefits our business has enjoyed as a result of being integrated with GGP. The loss of these benefits of scope and scale may have an adverse effect on our business, results of operations and financial condition.

        In addition, GGP operates as a REIT in which our businesses, except for the Master Planned Communities segment, were generally exempt from tax. We will operate as a taxable corporation; however, one of our subsidiaries, Victoria Ward, Limited, is and will continue to be treated as a REIT.

        We operate our business in two segments: Master Planned Communities and Strategic Development.

        With respect to our Strategic Development segment, at present all of these assets generally share the fundamental characteristic of requiring substantial future development to achieve their highest and best use. However, as discussed elsewhere in this prospectus, our new board of directors and management are expected to reevaluate the Predecessor's plans and ideas for these assets based on market conditions and availability of capital. In order to be able to realize a development plan for any of these assets, in addition to the permitting and approval process attendant to almost all large-scale real estate development of this nature, we will need to obtain financing either through joint venture equity or construction, bridge or long-term financing, none of which is assured. See "Risk Factors—We may face potential difficulties in obtaining operating and development capital" and "Our business model includes entering into joint venture arrangements with strategic partners. This model may not be successful and our business could be adversely affected if we are not able to successfully attract desirable strategic partners or complete agreements with strategic partners."

        In determining to report these assets in a single reportable segment, we considered ASC 280-10-55-7A, which provides that the similarity of economic characteristics should be evaluated based on future prospects and not necessarily the current indicators only. The historical operating returns are not indicative of the long-term development returns expected from the assets that comprise the Strategic Development segment. We will expect each of these Strategic Development assets to generate long-term returns commensurate with the development risks taken to bring the assets to their highest and best use, but can provide you no assurance that these assets will generate such returns. In addition, in accordance with ASC 280-10-50-11, we considered the following factors, all of which to some degree reflect the uncertainties inherent in the development nature of these projects:

  •
  The nature of the risks and returns:  each of these projects require substantial development activity and significant investment of capital to attain our expectations of the highest and best use of the assets and will be subject to the inherent risks associated with development of real estate projects. Accordingly, we expect these assets to have similar long-term returns and costs of capital commensurate with the risks associated with development.

  •
  The nature of our products:  the nature of our strategic development assets is primarily the future development or redevelopment of various real estate assets which we consider to be opportunities to maximize the long-term value of these assets for our investors.

  •
  The nature of our production processes:  we expect that our new management team and board of directors will create plans for the development of our strategic development assets. We expect to assess the opportunities for each of these assets to determine how to maximize their long-term value potential. Any such plans will be subject to obtaining numerous consents and approvals of third parties and the financing necessary to develop the asset.

  •
  The type or class of customer for our products:  the customers for our strategic development assets will be users of real estate space, either as tenants or future owners, for either commercial or residential purposes. Currently it is premature to segment our projects by customer type because the plans for the strategic development assets are still being created, as discussed above. Future re-assessments of our reporting segments and related aggregation may be required as these developments progress.

  •
  The methods used to distribute our products:  as stated above, our permanent management team and new directors may change the classifications of our strategic development assets. Accordingly, we are unable to determine whether we will sell or rent a particular strategic development asset to maximize its long-term value potential.

  •
  The nature of the applicable regulatory environment:  each of these projects will be subject to local permitting and approval processes, including, among others, zoning and environmental approval and permitting processes, applicable to almost all large scale real estate development.

        As a result of these shared attributes, management evaluates and manages these assets as a single operating unit, with the employees responsible for individual projects reporting up to a single executive responsible for this segment.

Overview—Master Planned Communities Segment

        Our Master Planned Communities segment consists of the development and sale of residential and commercial land, primarily in large-scale projects in and around Columbia, Maryland; Houston, Texas; and Summerlin, Nevada. Residential land sales include standard, custom and high density (i.e., condominium, town homes and apartments) parcels. Standard residential lots are designated for detached and attached single- and multi-family homes, ranging from entry-level to luxury homes. At our Summerlin project, we have further designated certain residential parcels as custom lots as their premium price reflects their larger size and other distinguishing features including gated communities, golf course access and higher elevations. Commercial land sales include parcels designated for retail, office, services and other for-profit activities, as well as those parcels designated for use by government, schools and other not-for-profit entities. As of June 30, 2010, we had 12,623 remaining saleable acres in our communities presented in this prospectus on a combined basis and 2,081 remaining saleable acres at our Woodlands community (presented in this prospectus on the equity method of accounting).

        The pace of land sales for standard residential lots has declined in recent periods in correlation to the decline in the housing market. We do not expect sales of residential lots to improve in the short-term as a result in continued economic weakness.

        Based on the results of our evaluations for impairment (Note 1 and 2), we recognized aggregate impairment charges related to our Master Planned Communities segment of $52.8 million in 2009 and $125.8 million in 2007.

Overview—Strategic Development Segment

        Our Strategic Development segment is made up of a diverse mix of near, medium and long-term real estate properties and development projects, some of which we believe have the potential to create meaningful value. Our Strategic Development segment includes nine mixed-use development opportunities, four mall development projects, seven redevelopment projects and eleven other property interests, including ownership of various land parcels and certain profit interests.

        Although revenues are currently being generated at four of the nine mixed-use development opportunity properties and all seven of the redevelopment projects, only the Ward Centers mixed-use development opportunity property is considered to be significant based on several key operating metrics. We expect this relative significance to continue until the Ward Centers mixed-use development commences. Our operating properties, which we refer to as our "Operating Retail Properties," consist of Landmark Mall, South Street Seaport, Ward Centers, Cottonwood Mall, Alameda Plaza, Century Plaza Mall, Cottonwood Square, Park West, Rio West, Riverwalk Marketplace and Village at Redlands. At December 31, 2009, we had approximately 2.5 million square feet of regional mall space currently available for lease, of which 86.2% was occupied.

        Based on impairment evaluations of the properties in our Strategic Development segment (as described in Note 1 and 2) we recorded impairment provisions of $0.5 million for the six months ended June 30, 2010, $627.6 million, $52.5 million and $0.1 million for 2009, 2008 and 2007 respectively, and $29.6 million in our equity in operations of Real Estate Affiliates in 2009.

Results of Operations

        Our revenues are primarily received from homebuilders from the sale of individual lots at our master planned communities and from tenants at our rental properties in the form of fixed minimum rents, overage rent and recoveries of operating expenses. We have presented the following discussion of our results of operations on a segment basis under the proportionate share method. Under the proportionate share method, our share of segment revenues and expenses of the properties owned by our real estate affiliates are aggregated with the revenues and expenses of the combined properties. Other revenues are increased by discontinued operations and are reduced by the share of operations applicable to noncontrolling interests. See Note 10 or Note 14, as applicable, for additional information including reconciliations of our segment basis results to GAAP basis results.

        The operating measure used to assess operating results for our business segments is Adjusted EBITDA, which we define and compute as property specific rent, sales and other revenues, less property specific operational expense items such as land sale cost of sales and selling expenses, real estate taxes, property maintenance costs and other property operating expense items. Adjusted EBITDA excludes interest, income taxes, depreciation and amortization, as well as reorganization items, strategic initiatives, provisions for impairment and allocation to noncontrolling interests, in each case to the extent applicable to a segment. Management believes that as so calculated, Adjusted EBITDA assists us in comparing the performance of our segments and properties across reporting periods on a consistent basis because it excludes items that we do not believe are indicators of our core operating performance. We believe that Adjusted EBITDA provides useful information about the operating performance of our communities and properties.

        The THHC businesses were operated as subsidiaries of GGP, which operates as a REIT. We operate as a taxable corporation.

Six Months Ended June 30, 2010 and 2009

Master Planned Communities Segment

	Six Months Ended June 30,
			$ Increase (Decrease)	% Increase (Decrease)
(In thousands)	2010	2009
Land sales	$38,079	$49,954	$(11,875)	(23.8)%
Land sales operations	(39,338)	(46,927)	(7,589)	(16.2)

Master Planned Communities Segment Adjusted EBITDA	$(1,259)	$3,027	$(4,286)	(141.6)%

        Land sales operations costs include the cost of land sales, property taxes and other property operating costs. For the six months ended June 30, 2010, increases in the property taxes and other property operating costs as a percentage of land sales were only partially offset by a decrease in the cost of land sales as a percentage of revenue compared to the same period in 2009.

        The declines in EBITDA described above are the result of a decrease in our sales of residential acres and commercial lots. For the six months ended June 30, 2010, we sold 138.8 residential acres compared to 322.1 acres for the six months ended June 30, 2009. We sold 24.7 acres of commercial lots for the six months ended June 30, 2010 compared to 34.5 acres for the six months ended June 30, 2009.

        During the six months ended June 30, 2010, there was increased residential and commercial sales activity at the Woodlands community in Houston Texas. These increases were partially offset by the bulk sale of remaining single family lots at the Fairwood community in Maryland in 2009. There were no land sales for the six months ended June 30, 2010 in our Gateway, Emerson and Fairwood communities in Maryland and in our Summerlin community in Las Vegas, Nevada. There were minimal land sales in our Columbia community in Maryland and our Bridgeland community in Houston, Texas.

        The following table summarizes the status of residential and commercial sales for all communities as well as the expected community sell-out date as of June 30, 2010:

	Remaining Saleable Acres
				Redevelopment Acres(1)	Projected Community Sell-Out Date
Community	Residential	Commercial	Total
Bridgeland	3,981	1,246	5,227	—	2036
Summerlin(2)	6,559	625	7,184	—	2039
The Woodlands	1,063	1,018	2,081	—	2017
Maryland Communities:
Columbia	—	—	—	136	2035
Gateway	—	121	121	—	2013
Emerson	12	68	80	—	2013
Fairwood	—	11	11	—	2013

	11,615	3,089	14,704	136

(1)
Reflects the number of acres we expect to redevelop.

(2)
Does not reflect recent Pulte and Richmond sales as described in the "Summary" section.

        As of June 30, 2010, the master planned communities have approximately 14,700 remaining salable acres.

        The following table summarizes the average sales price per acre sold for residential and commercial property by community:

	Six Months Ended June 30,
	2010		2009
Community	Residential	Commercial	Residential	Commercial
	(In thousands)
Bridgeland	$255	$—	$305	$50
Summerlin	—	—	—	999
The Woodlands	346	328	423	370
Maryland Communities	—	—	73	—

        Although the average sales price per acre can fluctuate widely depending on the location and type of the parcels within a community and the density of what is sold, the decrease in average sales prices during the six months ended June 30, 2010 compared to the prior year period reflect the weak overall demand for lots.

        We expect continued weakness in land sales given the sluggish economic recovery from the recent recession. However, only Bridgeland, Summerlin and The Woodlands have significant remaining acres available for sale and, therefore, are the only communities positioned to take significant advantage of any rebound in the economic environment.

Strategic Development Segment

	Six Months Ended June 30,
			$ Increase (Decrease)	% Increase (Decrease)
(In thousands)	2010	2009
Property revenues:
Minimum rents	$36,384	$40,471	$(4,087)	(10.1)%
Tenant recoveries	9,252	9,782	(530)	(5.4)
Overage rents	912	850	62	7.3
Other	18,992	17,390	1,602	9.2

Total property revenues	65,540	68,493	(2,953)	(4.3)

Property operating expenses:
Real estate taxes	7,547	6,659	888	13.3
Property maintenance costs	3,529	2,869	660	23.0
Marketing	507	460	47	10.2
Other property operating costs	32,680	36,417	(3,737)	(10.3)
Provision for doubtful accounts	357	1,212	(855)	(70.5)
Property management and other costs	8,996	8,431	565	6.7

Total property operating expenses	53,616	56,048	(2,432)	(4.3)

Strategic Development Segment Adjusted EBITDA	$11,924	$12,445	$(521)	(4.2)%

        Minimum rents decreased $4.1 million for the six months ended June 30, 2010 primarily due to a decrease of approximately $4.6 million in lease termination income and minimum rents, at share, from The Woodlands, one of our Real Estate Affiliates.

        Other property revenues primarily include vending, parking, marketing and promotion, and gains and losses on certain property disposition transactions. The $1.6 million increase in other property revenue in the six months ended June 30, 2010 is primarily due to net losses on certain property transactions in the six months ending June 30, 2009 of approximately $3.4 million compared to no net gains or losses in the comparable period of 2010. A decrease in Woodlands Conference Center revenues during the six month period ending 2010, compared to the prior year period provided a partial offset.

        Property maintenance costs increased $0.7 million in the six months ended June 30, 2010 primarily due to increased seasonal maintenance costs, miscellaneous building repairs and higher contract services costs across the segment in 2010.

        Other property operating costs decreased $3.7 million in the six months ended June 30, 2010 primarily due to lower costs at The Woodlands.

        The provision for doubtful accounts decreased $0.9 million in the six months ended June 30, 2010 compared to the six months ended June 30, 2009 primarily due to improving collections experienced at Ward Centers and South Street Seaport in 2010.

Certain Significant Combined Revenues and Expenses

	Six Months Ended June 30,
			$ Increase (Decrease)	% Increase (Decrease)
(In thousands)	2010	2009
Tenant rents	$44,164	$44,149	$15	0.0%
Land sales	12,107	31,434	(19,327)	(61.5)
Property operating expense	28,870	26,202	2,668	10.2
Land sales operations	20,597	32,454	(11,857)	(36.5)
Property management and other costs	8,996	8,431	565	6.7
Strategic initiatives	—	5,114	(5,114)	(100.0)
Provisions for impairment	486	140,180	(139,694)	(99.7)
Depreciation and amortization	8,425	10,787	(2,362)	(21.9)
Interest expense	1,207	582	625	107.4
Provision for (benefit from) income taxes	17,953	(2,913)	20,866	(716.3)
Equity in income of Real Estate Affiliates	5,172	4,121	1,051	25.5
Reorganization items	(26,614)	(2,017)	(24,597)	1,219.5

        Land sales and associated sales operations decreased during the six months ended June 30, 2010 compared to the prior year due to lower sales volume.

        Strategic initiatives for the six months ended June 30, 2009 consist of professional fees for restructuring that were incurred prior to the filing for protection under the Bankruptcy Code of certain of our Predecessors (the "Predecessor Debtors"). Similar fees incurred after filing for protection under the Bankruptcy Code are recorded as reorganization items.

        Based on the results of our evaluations for impairment (Note 1), we recognized impairment charges of $0.5 million (related to the write down of various pre-development costs that were determined to be non-recoverable due to the termination of associated projects) for the six months ended June 30, 2010 and $140.2 million for the six months ended June 30, 2009. Although all of the properties in our Master Planned Communities segment and two of our operating properties in our Strategic Development segment had impairment indicators and carrying values in excess of estimated fair value at June 30, 2010, aggregate undiscounted cash flows for such master planned communities properties and the two strategic development properties exceeded their respective aggregate book values by over 200% and over 32%, respectively. The significant assumptions in our Master Planned Communities segment relate to future sales prices of land and future development costs needed to prepare land for sale, over the planned life of the project, which are based, in part, on assumptions regarding sales pace, timing of related development costs, and the impact of inflation and other market factors. A decrease in aggregate sales prices of 10% would reduce the excess of cash flows over book values by approximately 47%. An increase in the aggregate development costs of 10% would reduce the excess of cash flows over book values by approximately 16%. The significant assumption for one of the two strategic development properties is our future revenue assumption and the significant assumption for the second strategic development property is net operating income. The combined book value of the two properties is approximately $32.7 million. A 10% reduction in the revenues of the first property and NOI of the second property would reduce the 32% excess of cash flows over book value to approximately 19%. The impairment charges recognized in 2009 were as follows:

  •
  $24.2 million to the Allen mall development in Allen, Texas

  •
  $6.7 million to the Village at Redlands Promenade development in Redlands, California

  •
  $0.7 million related to the write down of various pre-development costs that were determined to be non-recoverable due to the termination of associated projects

  •
  $52.8 million to our Fairwood Master Planned Community in Columbia, Maryland

  •
  $55.9 million related to our Nouvelle at Natick project located in Boston, Massachusetts

        The increase in the provision for income taxes for the six months ended June 30, 2010 was primarily attributable to an increase in taxable income related to our taxable entities for the six months ended June 30, 2010 and a tax benefit related to provisions for impairments at our master planned communities in 2009, partially offset by a significant decrease in valuation allowances compared to the six months ended June 30, 2009.

        Reorganization items under the bankruptcy filings are expense or income items that were incurred or realized by the Predecessor Debtors as a result of the Chapter 11 Cases. These items include professional fees and similar types of expenses incurred directly related to the bankruptcy filings, gains or losses resulting from activities of the reorganization process, including gains related to recording the mortgage debt at Fair Value upon emergence from bankruptcy and interest earned on cash accumulated by the TopCo Debtors. See Note 1—Reorganization items for additional detail.

Year Ended December 31, 2009 and 2008

Master Planned Communities Segment

(In thousands)	2009	2008	$ Increase (Decrease)	% Increase (Decrease)
Land sales	$83,989	$138,746	$(54,757)	(39.5)%
Land sales operations	(82,746)	(109,732)	(26,986)	(24.6)

Master Planned Communities Segment Adjusted EBITDA	$1,243	$29,014	$(27,771)	(95.7)%

        The decrease in land sales, land sales operations and Adjusted EBITDA in 2009 was the result of a significant reduction in sales volume at our Summerlin, Bridgeland and The Woodlands residential communities. These volume decreases were partially offset by the bulk sale in 2009 of the majority of the remaining single family lots in our Fairwood community (reported as part of our Columbia, Maryland property) at considerably lower margins than previous Fairwood sales and by the sale of a residential parcel for use in the development of luxury apartments and town homes, in our Maryland communities.

        In 2009, we sold 426.4 residential acres compared to 272.5 acres in 2008, including the 221 acres in the bulk Fairwood sale discussed above. Although we sold 94.8 acres of commercial lots in 2009 compared to 84.6 acres in 2008, average prices for lots declined as compared to 2008.

Strategic Development Segment

        The following table compares major revenue and expense items:

(In thousands)	2009	2008	$ Increase (Decrease)	% Increase (Decrease)
Revenues:
Minimum rents	$78,339	$80,998	$(2,659)	(3.3)%
Tenant recoveries	19,642	21,592	(1,950)	(9.0)
Overage rents	2,701	3,519	(818)	(23.2)
Other	35,306	54,587	(19,281)	(35.3)

Total property revenues	135,988	160,696	(24,708)	(15.4)

Property operating expenses:
Real estate taxes	14,503	11,037	3,466	31.4
Property maintenance costs	8,094	7,680	414	5.4
Marketing	1,071	1,530	(459)	(30.0)
Other property operating costs	71,858	82,242	(10,384)	(12.6)
Provision for doubtful accounts	2,539	1,174	1,365	116.3
Property management and other costs	17,643	20,656	(3,013)	(14.6)

Total property operating expenses	115,708	124,319	(8,611)	(6.9)

Strategic Development Segment Adjusted EBITDA	$20,280	$36,377	$(16,097)	(44.2)%

        The $2.7 million decrease in minimum rents was primarily due to a decline in occupancies between 2008 and 2009 at our Operating Retail Properties. This decrease was partially offset by increases in minimum rents at Riverwalk Marketplace. The increases at Riverwalk Marketplace were driven by increasing occupancy as the property continued recovering from the effects of Hurricane Katrina.

        Certain of our leases include both a base rent component and a component which requires tenants to pay amounts related to all, or substantially all, of their share of real estate taxes and certain property operating expenses, including common area maintenance and insurance. The portion of the tenant rent from these leases attributable to real estate tax and operating expense recoveries is recorded as tenant recoveries. The $2.0 million decrease in tenant recoveries was primarily attributable to the decrease in certain property operating expenses discussed below.

        Overage rent is rental revenue paid by tenants which is based on a percentage of the tenant's sales above a threshold specified in the lease agreement. The decrease in overage rent was primarily due to a decrease in comparable tenant sales as a result of a challenging economic environment that impacted many of our tenants, particularly at Ward Centers and South Street Seaport.

        Other revenues include all other property revenues including vending, parking, gains or losses on dispositions of certain property transactions, sponsorship and advertising revenues, less Adjusted EBITDA of non-controlling interests. The decrease in other revenues was primarily attributable to dispositions of land parcels at Kendall that resulted in a $3.9 million loss on sale of land in 2009 and as compared to a $4.3 million gain on sale of land in 2008 as well as a $1.2 million gain on sale of Woodlands buildings sold on a "build to suit" basis in 2009, and a corresponding gain of $6.6 million in 2008. In addition, the decrease in other revenues is also attributable to reduced occupancy and activity in food and beverage revenue at The Woodlands Hotel and Conference Center in 2009. Finally, the decrease was attributable to lower sponsorship, show and display revenue in 2009.

        Real estate taxes increased in 2009 at our Operating Retail Properties, a portion of which is recoverable from tenants. A portion of the increase was attributable to a decrease in the amount of capitalized real estate taxes due to decreased development activity.

        The $10.4 million decrease in other property operating costs is primarily related to reduced operating costs at the properties owned by The Woodlands joint venture as well as at wholly-owned South Street Seaport and Ward Centers. Reduced occupancy drove the cost reductions at the resort and conference center properties in The Woodlands, while the office property was sold from The Woodlands during 2008. Operating costs were significantly reduced at Ward Centers. Ward Centers had reductions in electric expenses, due to an energy cost adjustment tied to the cost of fuel. We do not expect that reductions in operating costs will continue, as a result of recent energy rate increases. South Street Seaport had reductions in ground rent expense and utility expense. The property had decreases in ground rent participation and we do not expect such decreases to continue. The property also had higher utility expenses in 2008 due to a multi-year catch-up of unbilled water expenses.

        The $1.4 million increase in the provision for doubtful accounts was primarily due to the recovery of previously written-off property taxes and other receivables at Ward Centers during 2008.

        The decrease in property management and other costs in 2009 is primarily due to a decrease in wages and benefits of $3.0 million. In addition, professional fees, personnel, travel, marketing, office and occupancy costs decrease as the result of cost reduction efforts. These decreases were offset by a reduction in capitalized overhead, which resulted in higher net expenses in 2009, and increased incentive compensation.

Certain Significant Combined Revenues and Expenses

(In thousands)	2009	2008	$ Increase (Decrease)	% Increase (Decrease)
Tenant rents	$87,996	$93,552	$(5,556)	(5.9)%
Land sales	45,996	66,557	(20,561)	(30.9)
Property operating expense	56,748	55,819	929	1.7
Land sales operations	49,062	63,421	(14,359)	(22.6)
Property management and other costs	17,643	20,656	(3,013)	(14.6)
Strategic Initiatives	5,380	1,496	3,884	259.6
Provisions for impairment	680,349	52,511	627,838	1,195.6
Depreciation and amortization	19,841	18,421	1,420	7.7
(Benefit from) provision for income taxes	(23,969)	2,703	(26,672)	(986.8)
Equity in income (loss) of Real Estate Affiliates	(28,209)	23,506	(51,715)	(220.0)
Reorganization items	(6,674)	—	(6,674)	—

        Changes in combined tenant rents (which includes minimum rents, tenant recoveries and overage rent), land sales, property operating expenses (which includes real estate taxes, property maintenance costs, marketing, other property operating costs and provision for doubtful accounts), land sales operations and property management and other costs were attributable to the same items discussed above in our segment basis results, excluding those items related to the properties owned by our Real Estate Affiliates. Property management and other costs are primarily costs allocated from GGP related to our costs of doing business and are generally not direct property-related costs.

        The increase in strategic initiatives in 2009 is primarily due to property- specific professional fees for restructuring and strategic initiatives incurred through the Petition Date. Similar costs incurred subsequent to the Petition Date are classified as reorganization items.

        Based on the results of our evaluations for impairment (Note 2), we recognized non-cash impairment charges of $680.3 million in 2009 compared to $52.5 million in 2008. The most significant impairment charges in 2009 were in our Strategic Development segment related to The Shops at Summerlin Centre and Elk Grove Promenade totaling $176.1 and $175.3 million, respectively. We also recognized provisions for impairment in both 2009 and 2008 related to Nouvelle at Natick totaling $55.9 and $40.3 million, respectively, to reflect the continued weak demand and the likely extension of the period required to complete all unit sales at this residential condominium project. Finally, in the Master Planned Communities segment we recognized provisions for impairment related to our Fairwood Community in Maryland totaling $52.8 million in 2009 reflecting lower sales prices at that property. See Note 2 for additional descriptions of the provisions for impairment that we recognized in 2009 and 2008.

        The benefit from income taxes in 2009 was primarily attributable to tax benefit related to the provisions for impairment of $35.1 million related to our Kendall development, $52.8 million related to our Fairwood master planned community and $55.9 million related to our Nouvelle at Natick condominium project. The benefit from income taxes was partially offset by an increase in the valuation allowances on our deferred tax assets as a result of the Bankruptcy Code.

        The decrease in equity in income (loss) of Real Estate Affiliates is primarily due to a significant decrease in land sales at The Woodlands master planned community joint venture in 2009 compared to 2008.

        Reorganization items are expense or income items that were incurred or realized by the Predecessors as a result of the Chapter 11 Cases. These items include professional fees and similar types of expenses incurred directly related to the bankruptcy filings, loss accruals or gains or losses resulting from activities of the reorganization process and interest earned on cash accumulated by the TopCo Debtors. See Note 2—Reorganization Items for additional detail.

Year Ended December 31, 2008 and 2007

Master Planned Communities Segment

(In thousands)	2008	2007	$ Increase (Decrease)	% Increase (Decrease)
Land sales	$138,746	$227,377	$(88,631)	(39.0)%
Land sales operations	(109,732)	(172,023)	(62,291)	(36.2)

Master Planned Communities Segment Adjusted EBITDA	$29,014	$55,354	$(26,340)	(47.6)%

        The decrease in land sales and land sales operations and Adjusted EBITDA in 2008 was the result of a significant reduction in sales volume and lower achieved margins at our Summerlin, Maryland, Bridgeland and The Woodlands residential communities. In 2008, we sold 272.5 residential acres compared to 409.1 acres in 2007. We sold 84.6 acres of commercial lots in 2008 compared to 163.2 acres in 2007.

Strategic Development Segment

        The following table compares major revenue and expense items:

(In thousands)	2008	2007	$ Increase (Decrease)	% Increase (Decrease)
Property revenues:
Minimum rents	$80,998	$88,713	$(7,715)	(8.7)%
Tenant recoveries	21,592	22,449	(857)	(3.8)
Overage rents	3,519	5,194	(1,675)	(32.2)
Other	54,587	70,504	(15,917)	(22.6)

Total property revenues	160,696	186,860	(26,164)	(14.0)

Property operating expenses:
Real estate taxes	11,037	10,184	853	8.4
Property maintenance costs	7,680	8,191	(511)	(6.2)
Marketing	1,530	1,646	(116)	(7.0)
Other property operating costs	82,242	95,450	(13,208)	(13.8)
Provision for doubtful accounts	1,174	1,301	(127)	(9.8)
Property management and other costs	20,656	26,799	(6,143)	(22.9)

Total property operating expenses	124,319	143,571	(19,252)	(13.4)

Strategic Development Segment Adjusted EBITDA	$36,377	$43,289	$(6,912)	(16.0)%

        The $7.7 million decrease in minimum rents was primarily due to 2007 business interruption insurance proceeds of $6.9 million at Riverwalk Marketplace. These insurance proceeds related to claims made by us for property damages and business interruption in the aftermath of Hurricane Katrina.

        The decrease in overage rent was primarily due to a decrease in comparable tenant sales as a result of a challenging economic environment that impacted many of our tenants, particularly at Ward Center and South Street Seaport.

        Other revenues include all other property revenues including vending, parking, sponsorship and advertising revenues. The decrease in other revenues was primarily attributable to The Woodlands which sold various office buildings and other properties during 2007 resulting in lower recorded amounts of other revenues in 2008 compared to 2007.

        The $13.2 million decrease in other property operating costs is primarily related to reduced operating costs at The Woodlands. Reduced occupancy drove the cost reductions at the resort and conference center properties in The Woodlands, while an office property was sold from The Woodlands during 2008. Additionally, operating costs were significantly reduced at Riverwalk Marketplace.

        Property management and other costs in the aggregate represent our costs of doing business and are generally not direct property-related costs. The decrease in property management and other costs in 2008 was primarily due to lower leasing commissions and lower overall management costs, including incentive compensation, stock compensation expense and travel expense, primarily related to a reduction in personnel and other cost reduction efforts.

        Riverwalk Marketplace had reductions in ground rent participation expense, office miscellaneous expenses, and legal fees. These fees were higher in 2007 compared to 2008 as a result of Hurricane Katrina costs. We do not expect the 2007 results to continue in the future.

Certain Significant Combined Revenues and Expenses

(In thousands)	2008	2007	$ Increase (Decrease)	% Increase (Decrease)
Tenant rents	$93,552	$105,852	$(12,300)	(11.6)%
Land sales	66,557	142,360	(75,803)	(53.2)
Property operating expenses	55,819	55,112	707	1.3
Land sales operations	63,421	114,210	(50,789)	(44.5)
Property management and other costs	20,656	26,799	(6,143)	(22.9)
Strategic initiatives	1,496	—	1,496	—
Provisions for impairment	52,511	125,879	(73,368)	(58.3)
Depreciation and amortization	18,421	22,995	(4,574)	(19.9)
Provision for (benefit from) income taxes	2,703	(10,643)	13,346	(125.4)
Equity in income of Real Estate Affiliates	23,506	68,451	(44,945)	(65.7)

        Changes in combined tenant rents (which includes minimum rents, tenant recoveries and overage rent), land sales, property operating expenses (which includes real estate taxes, repairs and maintenance, marketing, other property operating costs and provision for doubtful accounts), land sales operations and property management and other costs were attributable to the same items discussed above in our segment basis results, excluding those items related to the properties owned by our Real Estate Affiliates.

        Strategic initiatives of $1.5 million include professional fees for restructuring and advisory services.

        Based on the results of our evaluations for impairment (Note 2), we recognized a non-cash impairment charge of $125.8 million in 2007 related to our Columbia and Fairwood communities located in Maryland. In addition, we recognized impairment charges of $7.8 million in the third quarter of 2008 related to our Century Plaza (Birmingham, Alabama) operating property. We also recognized a provision for impairment of $40.3 million at Nouvelle at Natick in 2008 to reflect the continued weak demand and the likely extension of the period required to complete all unit sales at this residential condominium project. Sales of condominium units commenced in the fourth quarter of 2008. Finally, we recognized impairment charges of $4.3 million throughout 2008 related to the write down of various pre-development costs that were determined to be non-recoverable due to the related projects being terminated which is the result of the current depressed retail real estate market and our liquidity situation. We recognized similar impairment charges for pre-development projects in the amount of $0.1 million in 2007.

        The increase in depreciation and amortization is primarily due to a cumulative adjustment to the useful lives of certain assets in 2007.

        The provision for income taxes in 2008 was primarily attributable to the tax benefit generated by the provision for impairment of $40.3 million booked on our Nouvelle at Natick condominium project and was partially offset by an increase in the valuation allowances on our deferred tax assets as a result of the Bankruptcy Code.

Liquidity and Capital Resources

        Our primary sources of cash are expected to include cash flow from land sales in our Master Planned Communities segment, cash generated from our operating properties and the net proceeds from the sale to the Plan Sponsors and the Blackstone Investors on the Effective Date of $250.0 million of our common stock. We believe that these sources will provide sufficient cash to meet our existing contractual obligations and our anticipated ordinary course operating expenses for at least the next 12 months. The negative operating cash flows reflected in the periods presented in this registration statement were primarily the result of costs associated with land/residential development and acquisitions expenditures in our Master Planned Communities segment of $61.2 million, $147.8 million and $216.2 million in 2009, 2008 and 2007, respectively. The funds for these expenditures came from GGP and are reflected in our combined statement of cash flows in change in GGP investment, net. Going forward, we intend to time land development costs in our Master Planned Communities segment with anticipated land sales from our master planned communities.

        In order to pursue development and redevelopment opportunities in our Strategic Development segment, we will require significant additional capital. We intend to raise this additional capital with a mix of construction, bridge and long-term financings, as well as joint venture equity. We have not yet obtained any financing or identified any potential lenders or joint venture equity partners. We do not expect to have a revolving line of credit as of the Effective Date. We cannot assure you that any financings or joint venture arrangements will be available on terms acceptable to us or at all. See "Risk Factors—Risks Related to Our Business—We may face potential difficulties in obtaining operating and development capital" and "—Our business model includes entering into joint venture arrangements with strategic partners. This model may not be successful and our business could be adversely affected if we are not able to successfully attract desirable strategic partners or complete agreements with strategic partners."

        As of June 30, 2010, our combined debt was $340.5 million and our share of the debt of our Real Estate Affiliates was $196.2 million.

Summary of Cash Flows

Cash Flows from Operating Activities

        Net cash used in operating activities was $51.2 million for the six months ended June 30, 2010 and $9.2 million for the six months ended June 30, 2009. Net cash used in operating activities was $17.9 million for the year ended December 31, 2009 and $50.7 million for the year ended December 31, 2008.

        Cash used for land/residential development and acquisitions expenditures was $30.6 million for the six months ended June 30, 2010, an increase from $24.4 million for the six months ended June 30, 2009. Cash used for land/residential development and acquisitions expenditures was $61.2 million for the year ended December 31, 2009, a decrease from $147.8 million for the year ended December 31, 2008 as the Predecessors slowed the pace of residential land development in 2009 in light of sales pace declines.

        Net cash provided by (used in) certain assets and liabilities, including accounts and notes receivable, prepaid expense and other assets, deferred expenses, and accounts payable and accrued expenses and deferred tax liabilities totaled $20.8 million for the six months ended June 30, 2010 and $(10.2) million for the six months ended June 30, 2009. Accounts payable and accrued expenses and deferred tax liabilities increased $22.5 million primarily as a result of an increase in accrued interest for unsecured debt. Although liabilities not subject to compromise and certain liabilities subject to compromise have been approved for payment by the Bankruptcy Court, a significant portion of our liabilities subject to compromise are subject to settlement under the Plan and have not been paid to date. In addition, accounts and notes receivable decreased $6.5 million from December 31, 2009 to June 30, 2010, whereas, such accounts increased $2.3 million from December 31, 2008 to June 30, 2009. Net cash used in other operating activities as accounts payable and accrued expenses, including amounts subject to compromise at December 31, 2009, decreased by $28.8 million in 2009. The decrease was primarily as a result of lower construction payables due to the decrease in development activity.

Cash Flows from Investing Activities

        Net cash used in investing activities was $37.1 million for the six months ended June 30, 2010 and $13.4 million for the six months ended June 30, 2009. Cash used for acquisition/development of real estate and property additions/improvements was $37.1 million for the six months ended June 30, 2010, and $18.8 million for the six months ended June 30, 2009. Net cash used in investing activities was $21.4 million for the year ended December 31, 2009 and $300.2 million for the year ended December 31, 2008. Cash used for acquisition/development of real estate and property additions/improvements was $27.7 million for the year ended December 31, 2009, a decline from $314.1 million for the year ended December 31, 2008 primarily due to the completion, suspension or termination of a number of development projects in late 2008 and early 2009. We expect, or are obligated to incur, development and redevelopment expenditures of $64.7 million from 2010 to 2012.

Cash Flows from Financing Activities

        Net cash provided by financing activities was $88.1 million for the six months ended June 30, 2010 and $32.4 million for the six months ended June 30, 2009. Net cash provided by financing activities was $37.5 million for the year ended December 31, 2009 and $348.4 million for the year ended December 31, 2008.

        Principal payments on mortgages, notes and loan payable were $2.5 million for the six months ended June 30, 2010 and $6.8 million for the six months ended June 30, 2009. In addition, we received contributions from GGP of $90.7 million during the six months ended June 30, 2010 and $39.4 million during the six months ended June 30, 2009. Principal payments on mortgages, notes and loans payable were $10.5 million for the year ended December 31, 2009 and $15.5 million for the year ended December 31, 2008.

Spinco Note and Tax Indemnity

Spinco Note

        The Spinco Note, which is an ancillary agreement contemplated by the Investment Agreements with the Plan Sponsors, is designed to allocate value between reorganized GGP (and, indirectly, the Plan Sponsors, who will be investing in reorganized GGP) and THHC (and, indirectly, GGP's stockholders who, following the distribution of THHC's shares pursuant to the Plan, will be the majority stockholders of THHC), in a manner that is similar to a post-closing purchase price adjustment in the acquisition of a business. The purchase price per share of reorganized GGP common stock which the Plan Sponsors are committed to pay under the Investment Agreements is based on several financial metric assumptions for reorganized GGP, and the Spinco Note is intended to compensate reorganized GGP for certain differences between these assumptions and actual results as reorganized GGP emerges from bankruptcy following the implementation of the Plan. The Spinco Note, if issued, is intended to compensate reorganized GGP (and, indirectly, the Plan Sponsors), for these differences, while not adversely impacting THHC's liquidity by not requiring THHC to settle these differences in cash on the Effective Date.

        The financial metrics that will be taken into account (through the operation of a complex formula described in detail below) in determining whether the Spinco Note will be issued and, if issued, the principal amount of the note, include (but are not limited to):

  •
  the amount of reorganized GGP's debt and cash at the Effective Date;

  •
  the amount of certain claims that are allowed against the TopCo Debtors in the Chapter 11 Cases;

  •
  the amount agreed upon or ordered by the Bankruptcy Court to resolve the Hughes heirs obligations (as subsequently defined);

  •
  the amount of certain costs and expenses incurred by GGP to form and establish THHC (referred to as "THHC Setup Costs"); and

  •
  the amount, if any, of the proceeds of equity capital raises conducted by reorganized GGP at a price that exceeds the price per share paid by the Plan Sponsors pursuant to the Investment Agreements.

        Based on currently available information, we do not expect that a Spinco Note will be issued; however, we will not be certain until the components of the calculation of the Spinco Note amount are finally determined in accordance with the Investment Agreements. See "Unaudited Pro Forma Condensed Combined Financial Information" for a sensitivity analysis relating to the issuance of a Spinco Note.

        A more detailed discussion of the calculation of the Spinco Note and the relationship between the Spinco Note and the tax indemnities follows.

Calculation of the Spinco Note

        If issued, the Spinco Note will be a five year, interest bearing, unsecured promissory note payable by us or one of our subsidiaries to reorganized GGP or one of its subsidiaries. The Spinco Note would mature on the fifth anniversary of the Closing Date (or the next succeeding business day). The Spinco Note would bear interest at the lower of 7.5% per annum and the weighted average effective rate of interest payable (after giving effect to the payment of any underwriting and all other discounts, fees and other compensation) on each series of New Debt issued in connection with the Plan. Whether a Spinco Note will be issued and the amount of the Spinco Note if issued are determined based on

  •
  the amount of Closing Date Net Debt (described below) as compared to Target Net Debt (described below),

  •
  the amounts paid in respect of GGP's obligations under a contingent stock agreement (the "Contingent Stock Agreement") entered into in connection with the acquisition of The Hughes Corporation effective January 1, 1996 (such obligations, the "Hughes heirs obligations"), and

  •
  the amount of any Offering Premium (described below).

        Closing Date Net Debt is calculated as

  •
  Proportionally Consolidated Debt (described below) plus any accrued and unpaid interest thereon plus any new corporate debt to be raised upon the Effective Date, less

  •
  the Reinstatement Adjustment Amount (described below) plus

  •
  the Permitted Claims Amount (described below) less

  •
  the amount of Proportionally Consolidated Debt attributable to assets of GGP, its subsidiaries and other persons in which GGP, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of the Investment Agreements and through the closing, but excluding any deficiency, guaranty or other similar claims associated with special consideration properties, less

  •
  the amount of Proportionally Consolidated Unrestricted Cash (described below); provided, however, that the net proceeds attributable to sales of assets of GGP, its subsidiaries and other persons in which GGP, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, or otherwise transferred during the period between the date of the Investment

    Agreements and through the closing shall be deducted prior to subtracting Proportionally Consolidated Unrestricted Cash.

        Target Net Debt is defined in the Investment Agreements as equal to $22,970,800,000.

        Proportionally Consolidated Debt means consolidated debt of GGP less

  •
  all debt of subsidiaries of GGP that are not wholly-owned and other persons in which GGP, directly or indirectly, holds a minority interest, to the extent such debt is included in consolidated debt, plus

  •
  GGP's share of debt for each non-wholly owned subsidiary of GGP and each other person in which GGP, directly or indirectly, holds a minority interest based on GGP's pro-rata economic interest in each such subsidiary or person or, to the extent to which GGP is directly or indirectly (through one or more subsidiaries or persons) liable for a percent of such debt that is greater than such pro-rata economic interest in such subsidiary or person, such larger amount; provided, however, for purposes of calculating Proportionally Consolidated Debt, the debt of certain Brazilian entities shall be deemed to be $110,437,781.

        The Reinstatement Adjustment Amount is calculated as the total amount of Corporate Level Debt less the total amount of Corporate Level Debt to be reinstated on the Effective Date. Corporate Level Debt consists of the sum of the TopCo Debtors' unsecured debt, the DIP Facility and other debt (in each case, including any existing accrued and unpaid interest thereon). The DIP Facility is that certain Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement among GGP, as co-borrower, GGPLP, as co-borrower, certain of their subsidiaries, as guarantors, the agent and the lenders party thereto.

        The Permitted Claims Amount is as of the Effective Date, an amount equal to the sum of, without duplication,

  •
  the aggregate amount of accrued and unpaid permitted claims that have been allowed (by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date, plus

  •
  the aggregate amount of the reserve to be estimated pursuant to the Plan with respect to accrued and unpaid permitted claims that have not been allowed or disallowed (in each case by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date (the "Reserve"), plus

  •
  the aggregate amount of our setup costs (other than professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of Chapter 11 Cases) as of the Effective Date; provided, however, that there shall be no duplication with any amounts otherwise included in Closing Date Net Debt.

        Proportionally Consolidated Unrestricted Cash means the consolidated unrestricted cash of GGP less

  •
  all unrestricted cash of subsidiaries of GGP that are not wholly-owned and persons in which GGP, directly or indirectly, owns a minority interest, to the extent such unrestricted cash is included in consolidated unrestricted cash of GGP, plus

  •
  GGP's share of unrestricted cash for each non-wholly owned subsidiary of GGP and persons in which GGP, directly or indirectly, owns a minority interest based on GGP's pro-rata economic interest in each such subsidiary or person; provided, however, for purposes of calculating Proportionally Consolidated Unrestricted Cash (described below), the unrestricted cash of certain Brazilian entities shall be deemed to be $82,000,000, provided, further, that any distributions of unrestricted cash made from the date of the Investment Agreements to the closing by these Brazilian entities to GGP or any of its subsidiaries shall be disregarded for purposes of calculating Proportionally Consolidated Unrestricted Cash.

        If Closing Date Net Debt is less than Target Net Debt, then a net debt surplus amount will exist, the amount of which will be calculated as Target Net Debt less Closing Date Net Debt. If Closing Date Net Debt is greater than the Target Net Debt, then a net debt excess amount will exist, the amount of which will be calculated as Closing Date Net Debt less Target Net Debt.

        The Spinco Note amount is equal to: (i) if there is a net debt excess amount, then the net debt excess amount plus the amount paid in respect of the Hughes heirs obligations to the extent satisfied with assets of GGP (including cash not paid prior to the Effective Date or shares of common stock of reorganized GGP, but excluding assets to be contributed to THHC) or (ii) if there is a net debt surplus amount, then the amount paid in respect of the Hughes heirs obligations (to the extent satisfied in assets described in clause (i)) less 80% of the net debt surplus amount; provided, however, that in no event will the Spinco Note amount be less than zero.

        To the extent that a Spinco Note is issued, the principal amount of the Spinco Note is subject to adjustment under certain circumstances described in the Investment Agreements. These adjustments include a reduction in the principal amount (but not below zero) of the Spinco Note by 80% of the aggregate Offering Premium on the 30th day following the Effective Date and from time to time upon receipt of any Offering Premium until the last to occur of 45 days after the Effective Date, the settlement date for any shares of our common stock sold to Pershing Square pursuant to the put right described above and the maturity date of the Pershing Square Bridge Note (the "Offering Premium Period"). "Offering Premium" means, with respect to any shares of common stock of reorganized GGP issued for cash on or prior to the Effective Date, together with shares of reorganized GGP common stock issued in certain share issuances completed within the Offering Premium Period, the per share offering price of reorganized GGP common stock issued in the offering (net of all underwriting and other discounts, fees or other compensation and related expenses) less $10.00; multiplied by the number of shares sold.

        As disputed permitted claims are resolved and paid, the reorganized GGP board of directors may determine that the remaining amount of the Reserve (an estimated aggregate amount of certain categories of disputed claims) exceeds amounts necessary to pay remaining disputed claims, and if so, as a result of application of the Reserve Surplus Amount (described further below), the Spinco Note will be reduced by up to the amount of such excess. Finally, to the extent that THHC is obligated to pay master planned community taxes within 36 months after the Effective Date and is not eligible for indemnification from reorganized GGP due to the Indemnity Cap (described below), then reorganized GGP shall pay the taxes and the Spinco Note amount will be increased by the amount reorganized GGP pays. If a Spinco Note was not issued on the Effective Date, but reorganized GGP pays such taxes, then THHC will issue a note at that time on the same terms as the Spinco Note.

        The Reserve Surplus Amount, which is calculated on a quarterly basis, is equal to the Reserve less (i) the amount of permitted claims originally included in the Reserve, but, as of the time of calculation, resolved and paid less (ii) the amount of Reserve the reorganized GGP board elects to retain with respect to any remaining disputed permitted claims. Any amounts applied to adjust the Spinco Note amount in a prior quarter cannot be applied in subsequent quarters to further reduce the note.

Tax Indemnities

        We have entered into a Separation Agreement and Tax Matters Agreement which includes tax-sharing and indemnification provisions with reorganized GGP through which tax liabilities relating to taxable periods before and after the Distribution are computed and apportioned between reorganized GGP and ourselves, and responsibility for payment of those tax liabilities (including any subsequent adjustments to such tax liabilities) is allocated between us. In addition, we are generally responsible for any liabilities, taxes or other charges that are imposed on GGP as a result of the Separation and Distribution (and certain related restructuring transactions) failing to qualify for nonrecognition treatment for U.S. federal (and state and local) income tax purposes, if we are the party responsible for such failure, whether by an action taken before or after the Separation and Distribution. Moreover, although we have agreed to share certain tax liabilities with reorganized GGP pursuant to the aforementioned agreements, we may be liable at law to a taxing authority for some of these tax liabilities and, if GGP were to default on their obligations to us, we would be liable for the entire amount of these liabilities. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our allocated share of tax liabilities.

        In addition, pursuant to the Investment Agreements, reorganized GGP will indemnify us from and against 93.75% of any and all losses, claims, damages, liabilities and reasonable expenses to which we and our subsidiaries become subject, in each case solely to the extent attributable to certain taxes related to sales of certain assets in our Master Planned Communities segment prior to March 31, 2010, in an amount up to the Indemnity Cap. The Indemnity Cap is calculated as the lesser of $303,750,000 and the Excess Surplus Amount. The Excess Surplus Amount is determined using a complex formula described in the Investment Agreements that includes varying percentages of any Reserve Surplus Amount, Net Debt Surplus Amount and Offering Premium to the extent not used to offset (decrease) the amount of the Spinco Note as provided above. The Excess Surplus Amount is designed to provide value to THHC in the form of the tax indemnity (up to a maximum amount of $303,750,000) in the event there is value remaining after the Spinco Note is reduced to zero. Based on currently available information, we estimate that the Indemnity Cap will be equal to approximately $275 million.

        We will be responsible for the amount of any such taxes in excess of the Indemnity Cap. Reorganized GGP may not have sufficient cash to reimburse us for its share of these taxes described above or the Excess Surplus Amount limitation may substantially reduce reorganized GGP's obligation to reimburse us for these taxes.

Contractual Cash Obligations and Commitments

        The following table aggregates our subsequent contractual cash obligations and commitments as of December 31, 2009:

	2010	2011	2012	2013	2014	Subsequent / Other(5)	Total
	(In thousands)
Long-term debt-principal(1)	$48,196	$10,130	$3,740	$4,855	$54,975	$98,886	$220,782
Interest payments(2)	11,064	9,241	8,146	7,894	5,583	23,672	65,600
Ground lease payments	2,802	2,801	2,809	2,825	2,825	105,921	119,983
Purchase obligations(3)	108,437	—	—	—	—	—	108,437
Uncertainty in income taxes, including interest	—	—	—	—	—	66,129	66,129
Other long-term liabilities(4)							—

Total	$170,499	$22,172	$14,695	$15,574	$63,383	$294,608	$580,931

(1)
Excludes $134.0 million of long-term debt principal that is subject to compromise and non-cash market rate adjustments of $11.9 million that are not subject to compromise, all at December 31, 2009.

(2)
Excludes interest payments related to debt that is subject to compromise, market rate adjustments and special improvement districts.

(3)
Reflects accrued and incurred construction costs payable. Routine trade payables have been excluded. We expect, or are obligated to incur, development and redevelopment expenditures of $64.7 million from 2010 through 2012.

(4)
Other long-term liabilities related to ongoing real estate taxes have not been included in the table as such amounts depend upon future applicable real estate tax rates. Real estate tax expense was $13.8 million in 2009, $10.4 million in 2008, and $9.8 million in 2007.

(5)
The remaining uncertainty in income taxes liability for which reasonable estimates about the timing of payments cannot be made is disclosed within the Subsequent/Other column.

        In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties. See "Business—Legal Proceedings."

        We lease land or buildings at certain properties from third parties. The leases generally provide us with a right of first refusal in the event of a proposed sale of the property by the landlord. Rental payments are expensed as incurred and have, to the extent applicable, been straight-lined over the term of the lease. Contractual rental expense, including participation rent, was $3.5 million in 2009, $3.7 million in 2008 and $3.6 million in 2007, while the same rent expense excluding amortization of above and below-market ground leases and straight-line rents, as presented in our combined financial statements, was $3.6 million in 2009, $3.8 million in 2008 and $3.6 million in 2007.

Off-Balance Sheet Financing Arrangements

        We do not have any off-balance sheet financing arrangements.

Seasonality

        Our Master Planned Communities segment is not subject to significant seasonal variations. In addition, revenues from development, redevelopment or sale of property in our Strategic Development segment similarly are not subject to seasonal variations. However, with respect to our Operating Retail Properties within the Strategic Development segment, although we have a year-long temporary leasing program, occupancies for short-term tenants and, therefore, rental income recognized, including overage rent, are higher during the second half of the year. As a result, rental revenue production in this segment is generally highest in the fourth quarter of each year.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant estimates and assumptions have been made with respect to the following: fair value (as defined below) of assets for measuring impairment of rental properties, development properties, joint ventures; valuation of debt of emerged entities, useful lives of assets; capitalization of development and leasing costs; provision for income taxes; recoverable amounts of receivables and deferred taxes; initial valuations and related amortization periods of deferred costs and intangibles, and cost ratios and completion percentages used for land sales. Actual results could differ from those estimates.

Critical Accounting Policies

        Critical accounting policies are those that are both significant to the overall presentation of our financial condition and results of operations and require management to make difficult, complex or subjective judgments. Our critical accounting policies are those applicable to the following:

Accounting for Reorganization

        The accompanying combined financial statements and the combined condensed financial statements of the Predecessor Debtors presented in the financial statements of this prospectus have been prepared in accordance with the generally accepted accounting principles related to financial reporting by entities whose cases are pending under the Bankruptcy Code. Such combined financial statements are also prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. Such accounting guidance also provides that if a debtor, or group of debtors, has significant combined assets and liabilities of entities which are not operating under protection under the Bankruptcy Code, the debtors and non-debtors should continue to be combined. However, separate disclosure of financial statement information solely relating to the debtor entities should be presented. Additionally, due to the various effective dates in December 2009 of the plans of reorganization for the Predecessor Debtors, a convenience date of December 31, 2009 was elected for the accounting for GGP's emergence from bankruptcy.

Classification of Liabilities Subject to Compromise

        Liabilities not subject to compromise include: (1) liabilities incurred after the Petition Date; (2) pre-petition liabilities that the Predecessor Debtors expect to pay in full; and (3) liabilities related to pre-petition contracts that have not been rejected pursuant to section 365 of the Bankruptcy Code. Unsecured liabilities not subject to compromise at December 31, 2009 with respect to the Predecessor Debtors are reflected at the current estimate of the probable amounts to be paid even though the amounts of such unsecured liabilities ultimately to be allowed by the Bankruptcy Court (and therefore paid at 100%) have not yet been determined. With respect to secured liabilities, GAAP bankruptcy guidance provides that Debtor mortgage loans should be recorded at their estimated fair value.

Reorganization Items

        Reorganization items under the Chapter 11 Cases are expense or income items that were incurred or realized by the TopCo Debtors as a result of the Chapter 11 Cases and are presented separately in the Combined Statements of Income and Comprehensive Income and in the condensed combined statements of operations of the Predecessors presented in the financial statements of this prospectus. These items include professional fees and similar types of expenses and gains directly related to the Chapter 11 Cases, resulting from activities of the reorganization process, and interest earned on cash accumulated by the TopCo Debtors as a result of the Chapter 11 Cases.

Impairment—Properties, developments in progress and land held for development or redevelopment, including assets to be sold after such development or redevelopment

        We review our combined and uncombined real estate assets, including operating properties, land held for development and sale and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions have been made with respect to impairment of long-lived assets. Actual results could differ from these assumptions and estimates.

        Impairment indicators for property held for development and sale in our Master Planned Communities segment are assessed separately for each community and include, but are not limited to, significant decreases in sales pace or average selling prices, significant increases in expected land development and construction costs or cancellation rates, and projected losses on expected future sales.

        Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development, and developments in progress are assessed by project and include, but are not limited to, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

        Impairment indicators for our Strategic Development segment are assessed separately for each property and include, but are not limited to, significant decreases in real estate property net operating income, significant occupancy percentage changes and strategic determinations as reflected in certain bankruptcy plans of reorganization, either prospective, or filed and confirmed.

        If an indicator of potential impairment exists, the asset is tested for recoverability by comparing its carrying amount to the estimated future undiscounted operating cash flow. Significant assumptions used in the estimation of future undiscounted cash flow include, for the master planned communities, estimates of future lot sales, costs to complete and sales pace, and for strategic development properties, future market rents, renewals and capital expenditures. Historical experience in such matters and future economic projections were used to establish such factors. These factors are subject to uncertainty but we do not expect them to vary materially. A real estate asset is considered to be impaired when its carrying amount cannot be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is necessary, the excess of the carrying amount of the asset over its estimated fair value is expensed to operations. In addition, the impairment is allocated proportionately to adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

Recoverable amounts of receivables and deferred tax assets

        We make periodic assessments of the collectibility of receivables (including those resulting from the difference between rental revenue recognized and rents currently due from tenants) and the recoverability of deferred taxes based on a specific review of the risk of loss on specific accounts or amounts. The receivable analysis places particular emphasis on past-due accounts and considers the nature and age of the receivables, the payment history and financial condition of the payee, the basis for any disputes or negotiations with the payee and other information which may impact collectibility. For straight-line rents receivable, the analysis considers the probability of collection of the unbilled deferred rent receivable given our experience regarding such amounts. For deferred tax assets, an assessment of the recoverability of the tax asset considers the current expiration periods of the prior net operating loss carryforwards or other asset and our estimated future taxable income. The resulting estimates of any allowance or reserve related to the recovery of these items is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on such payees.

Capitalization of development and leasing costs

        We capitalize the costs of development and leasing activities of our properties. These costs are incurred both at the property location and at the regional and corporate office levels. The amount of capitalization depends, in part, on the identification and justifiable allocation of certain activities to specific projects and leases. Differences in methodologies of cost identification and documentation, as well as differing assumptions as to the time incurred on projects, can yield significant differences in the amounts capitalized and, as a result, the amount of depreciation recognized.

Revenue recognition and related matters

        Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the land sold are met. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. For land sale transactions in which we are required to perform additional services and incur significant costs after title has passed, revenues and cost of sales are recognized on a percentage of completion basis.

        Cost ratios for land sales are determined as a specified percentage of land sales revenues recognized for each master planned community project. The cost ratios used are based on actual costs incurred and estimates of development costs and sales revenues for completion of each project. The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans. Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project. The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels we do not intend to develop or for which development is complete at the date of acquisition.

        Minimum rent revenues are recognized on a straight-lined basis over the terms of the related leases. Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and accretion related to above and below-market tenant leases on acquired properties. Straight-line rents receivable represents the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases. Overage rent is recognized on an accrual basis once tenant sales exceed contractual tenant lease thresholds. Recoveries from tenants are established in the leases or computed based upon a formula related to real estate taxes, insurance and other shopping center operating expenses and are generally recognized as revenues in the period the related costs are incurred.

Recently Issued Accounting Pronouncements and Developments

        As described in the notes to the combined financial statements, new accounting pronouncements have been issued which are effective for the current or subsequent year.

        As of January 1, 2009, we adopted a new generally accepted accounting principle related to noncontrolling interests in combined financial statements, which changed the reporting for minority interests in our combined joint ventures by re-characterizing them as noncontrolling interests and re-classifying certain of such minority interests as a component of permanent equity in our combined balance sheets. These principles also changed the presentation of the income allocated to minority interests by re-characterizing it as allocations to noncontrolling interests and re-classifying such income as an adjustment to net income to arrive at net income attributable to common stockholders.

Inflation

        Revenue from our operating properties may be impacted by inflation. In addition, inflation poses a risk to us due to the probability of future increases in interest rates in context of development expense.

Quantitative and Qualitative Disclosures about Market Risk

        As of December 31, 2009, we had combined debt of $342.8 million (including fair value adjustments of approximately $11.9 million), all of which bears interest at a fixed rate through the maturity date of such debt. Accordingly, we are not currently subject to changes in interest rates with respect to our debt.

        We are subject to interest rate risk with respect to our fixed-rate financing in that changes in interest rates will impact the fair value of our fixed-rate financing. For additional information concerning our debt, and management's estimation process to arrive at a fair value of our debt as required by GAAP, reference is made to the Liquidity and Capital Resources discussion above and to Notes 2 and 6. At December 31, 2009, the fair value of our debt (excluding amounts subject to compromise) has been estimated for this purpose to be $3.5 million lower than the carrying amount of $208.9 million.

        The following table summarizes principal cash flows on our debt obligations and related weighted average interest rates by expected maturity dates as of December 31, 2009:

								December 31, 2009
	Contractual Maturity Date
								Carrying Amount	Estimated Fair Value
	2010	2011	2012	2013	2014	Thereafter	Total
	(dollars in thousands)
Mortgages, notes and loans payable:
Principal cash flows(1)	$48,196	$10,130	$3,740	$4,855	$54,975	$98,886	$220,782	$208,860	$205,406
Principal cash flows—subject to compromise(2)	133,973	—	—	—	—	—	133,973	133,973

								$342,833

Weighted average rate	5.80%	4.82%	5.42%	5.36%	4.43%	5.77%	5.54%

(1)
Principal cash flows not subject to compromise exclude non-cash market rate adjustments of $11.9 million at December 31, 2009.

(2)
These amounts reflect a 2010 cash obligation as such mortgages, notes and loans payable became immediately due and payable upon GGP's filing of the Chapter 11 Cases.

        We have not entered into any transactions using derivative commodity instruments.

BUSINESS

Background

        We are a newly formed Delaware corporation that was created to hold certain assets and liabilities of the Predecessors in conjunction with the Plan. The reorganization of GGP and certain of its subsidiaries was completed on the Effective Date, at which time the Predecessors transferred to us the Predecessors' properties and related assets and liabilities described herein, which we refer to as our business. The description of the business transferred to us by the Predecessors is presented herein as if the transferred business was our business for all historical periods described. Unless the context otherwise requires, references to "we," "us" and "our" refer to The Howard Hughes Corporation and its subsidiaries and joint venture interests after giving effect to the Distribution.

Bankruptcy Proceedings

        On the Petition Date, GGP and certain of its subsidiaries voluntarily filed the Chapter 11 Cases under the Bankruptcy Code. On August 27, 2010, GGP filed with the Bankruptcy Court its third amended and restated Plan (as supplemented on September 30, 2010) and the related Disclosure Statement for the TopCo Debtors.

        The Plan set forth the structure of reorganized GGP at the Effective Date and outlined the manner in which the prepetition creditors' and equity holders' various claims against and interests in the TopCo Debtors were to be treated, subject to confirmation of the Plan and consummation of the transactions contemplated by the Investment Agreements, and the occurrence of the Effective Date. On August 20, 2010, the Bankruptcy Court approved the Disclosure Statement and the solicitation of votes to approve the Plan.

Investment Agreements

        In order to fund a portion of the Plan, GGP entered into the Investment Agreements with each of the Plan Sponsors. Pursuant to the Investment Agreements, the Plan Sponsors and the Blackstone Investors purchased $6.3 billion of common stock of reorganized GGP and $250 million of our common stock at $47.619048 per share.

        The Plan Sponsors entered into agreements with Blackstone whereby Blackstone subscribed for approximately 7.6% of the shares of reorganized GGP's and our common stock issued to each of the Plan Sponsors under the Investment Agreements and, in connection therewith, received an allocation of each of the Plan Sponsor's warrants to acquire our common stock, described below.

        On the Effective Date, we issued to (i) Brookfield Investor warrants to purchase approximately 3.83 million shares of our common stock, (ii) each of Fairholme and Pershing Square warrants to purchase approximately 1.92 million shares of our common stock and (iii) the Blackstone Investors warrants to purchase approximately 0.33 million shares of our common stock, in each case, with an initial exercise price of $50.00 per share. The exercise prices and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment as provided in the related warrant agreement. Each warrant will have a term of seven years from the closing date of the investments. See "Certain Relationships and Related Transactions, and Director Independence."

        At the Effective Date, Brookfield Investor, Fairholme, Pershing Square and the Blackstone Investors beneficially owned 6.4%, 3.2%, 9.5%, and 1.1%, respectively, of our common stock (excluding shares issuable upon exercise of the warrants) or 13.7%, 6.8%, 12.0% and 1.6%, respectively, of our common stock (assuming exercise of all outstanding warrants including shares issuable upon the exercise of warrants held by Fairholme which are only exercisable upon 90 days' notice).

        Certain of the Investment Agreements also include board nomination rights, pursuant to which our board of directors has nine members, one of whom was nominated by Brookfield Investor and three of whom were nominated by Pershing Square. Brookfield Investor's right to nominate one director will continue so long as Brookfield Investor beneficially owns at least 10% our common stock on a fully diluted basis. Pershing Square's right to nominate three directors will continue so long as Pershing Square and its affiliates have "economic ownership" (as described below) of at least 17.5% of our common stock on a fully diluted basis and two directors for so long as Pershing Square and its affiliates beneficially own at least 10% but have economic ownership of less than 17.5%, of our common stock on a fully diluted basis. Following such time as Pershing Square and its affiliates beneficially own less than 10% of our common stock on a fully diluted basis, Pershing Square will no longer have the right to nominate directors for election to our board of directors. See "Certain Relationships and Related Transactions, and Director Independence." For purposes of Pershing Square's board nomination rights under the Investment Agreement, "economic ownership" means the aggregate number of shares of our common stock owned by Pershing Square and its affiliates (assuming the exercise of Pershing Square's warrants to acquire our common stock) plus the aggregate notional number of shares of our common stock referenced in certain equity derivatives that Pershing Square will certify to us provide Pershing Square and its affiliates with the benefit of substantially similar cash flows as would direct ownership. Pershing Square's and its affiliates' economic ownership is up to approximately 27.4%, which entitles Pershing Square and its affiliates to nominate three directors.

Business Overview

        We are a real estate company created to specialize in the development of master planned communities and other strategic real estate development opportunities across the United States. Our goal is to create sustainable, long-term growth and value for our stockholders. We own a diverse portfolio of properties with a relatively small amount of debt and with near, medium and long-term development opportunities, including our master planned communities, mall development projects and a series of mixed-use development opportunities in premier locations. As operated by the Predecessors, our master planned communities have won numerous awards for, among other things, design and community contribution. We expect the competitive position and desirable location of certain of our assets (which collectively comprise millions of square feet and thousands of acres of developable land), combined with their operations and long-term opportunity through entitlements, land and home site sales, project developments and operating properties, to drive our income and growth. We expect to pursue development opportunities for a number of our assets that were postponed by the Predecessors due to lack of liquidity resulting from deteriorating economic conditions, the credit market collapse and certain of the Predecessors' bankruptcy filings in April 2009. We expect to assess the opportunities for these assets, currently in various stages of completion, and determine how to finance their completion and how to maximize their long-term value potential.

        We operate our business in two lines of business: Master Planned Communities and Strategic Development.

Master Planned Communities

        Our Master Planned Communities segment consists of the development and sale of residential and commercial land, primarily in large-scale projects in and around Columbia, Maryland; Houston, Texas; and Las Vegas, Nevada.

        Revenues are derived primarily from the sale of finished lots, including infrastructure and amenities, and undeveloped property to both residential and commercial developers. Additional revenues are earned through participations with builders in their sales of finished homes to homebuyers. Revenues and Adjusted EBITDA are affected by factors such as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, regional economic conditions in the areas surrounding the projects, employment levels, levels of homebuilder inventory, other factors generally affecting the homebuilder business and sales of residential properties, availability of saleable land for particular uses and our decisions to sell, develop or retain land. For our more mature communities such as in Columbia, Maryland, we are also creating new design plans to increase density and to add additional neighborhoods.

        Master planned communities in the United States have suffered due to the continued weak demand in the residential real estate market following the sharp decline in 2007. As a business venture, development of master planned communities requires expertise in large-scale, long-range land use planning, residential and commercial real estate development, sales and other special skills. The development of these communities requires decades of investment and a continual focus on the changing market dynamics surrounding these communities. In recent periods the economic downturn has slowed land and home site sales, requiring the development and growth of these communities to be delayed. We believe that the long-term value of our communities remains strong given their competitive positioning and our expertise in long-range land use planning and entitlements for communities such as these.

        The following table summarizes our master planned communities as of June 30, 2010:

						Remaining Saleable Acres(b)				Projected Community Sell-Out Date
		Ownership (%)		Total/ Gross Acres(a)	People Living in community (Approx. No.)				Redevelopment Acres(e)
Community	Location					Residential(c)	Commercial(d)	Total
Bridgeland	Houston, TX	100.0		11,400	3,250	3,981	1,246	5,227	—	2036
Summerlin	Las Vegas, NV	100.0		22,500	100,000	6,559	625	7,184	—	2039
The Woodlands	Houston, TX	52.5	(f)	28,400	94,000	1,063	1,018	2,081	—	2017
Maryland Communities
Columbia	Howard County, MD	100.0		14,200	100,000	—	—	—	136	2035	(g)
Gateway	Howard County, MD	100.0		630	—	—	121	121	—	2013
Emerson	Howard County, MD	100.0		520	2,000	12	68	80	—	2013
Fairwood	Prince George's County, MD	100.0		1,100	2,300	—	11	11	—	2013

Total				78,750	301,550	11,615	3,089	14,704	136

(a)
Encompasses all of the land located within the borders of the master planned community, including parcels already sold, saleable parcels and non-saleable areas, such as roads, parks and recreation and conservation areas.

(b)
Includes only parcels that are intended for sale. The mix of intended use, as well as the amount of remaining saleable acres, are primarily based on assumptions regarding entitlements and zoning of the remaining project and are likely to change over time as the master plan is refined.

(c)
Includes standard, custom and high density residential land parcels. Standard residential lots are designated for detached and attached single- and multi-family homes, of a broad range, from entry-level to luxury homes. At Summerlin, we have designated certain residential parcels as custom lots as their premium price reflects their larger size and other distinguishing features—such as being within a gated community, having golf course access, or being located at higher elevations. High density residential includes townhomes, apartments and condominiums.

(d)
Designated for retail, office, services and other for-profit activities, as well as those parcels allocated for use by government, schools, houses of worship and other not-for-profit entities.

(e)
Reflects the number of acres we expect to redevelop.

(f)
Reflects our economic interest. Our ownership interest is 42.5% and we jointly make decisions with our joint venture partner.

(g)
Reflects the projected redevelopment completion date.

        On May 10, 2010, certain of the TopCo Debtors entered into purchase agreements with two proposed purchasers, Richmond and Pulte, for the sale of certain lots in our Summerlin master planned community. The purchase agreement with Richmond is for parcels comprising 115 and 117 lots representing 32 acres in the aggregate for purchase prices of $8,510,000 and $9,477,000, respectively. The purchase agreement with Pulte is for parcels comprising 109 and 162 lots representing 31.5 acres in the aggregate for purchase prices of $7,739,000 and $12,231,000, respectively. As of October 4, 2010, the applicable TopCo Debtors have closed on the sale of 50 finished lots to Pulte and 20 finished lots to Richmond with gross purchase prices of $4,219,000 and $2,133,000, respectively. Both purchase agreements provide for closings of the remaining lots in stages through 2011.

  Bridgeland (Houston, Texas)

        Bridgeland is a master planned community in Houston, Texas consisting of approximately 11,400 acres, and was voted by The National Association of Home Builders as the "Master Planned Community of the Year" in 2009. The first residents moved into their homes in June 2006. There were approximately 928 homes occupied by approximately 3,250 residents as of June 30, 2010. Bridgeland's conceptual plan includes four villages—Lakeland Village, Parkland Village, Prairieland Village, and Creekland Village—plus a town center mixed use district as well as a carefully designed network of trails totaling over 60 miles that will provide pedestrian connectivity to distinct residential villages and neighborhoods. Bridgeland's first four neighborhoods are located in Lakeland Village. These neighborhoods offer a unique home buying experience that includes one convenient model home park showcasing thirteen models by ten of Houston's top builders, three custom builders showcasing homes in a private enclave in First Bend, all with views of water, buried power lines to maximize the views of open space and water, fiber-optic technology direct to each home, home sites offering brick-lined terrace walkways to each front porch, home designs incorporating brick, stone and timber architecture and prices ranging from the mid-$100,000's to more than $1 million. Lakeland Village is currently approximately 50% completed. The Lakeland Activity Center, the first of several planned activity complexes to be constructed as development progresses and more residents move to Bridgeland, opened in May of 2007. This complex is anchored by a 6,000 square foot community center and features a water park with three swimming pools, two lighted tennis courts and a state-of-the-art fitness room. A grand promenade wrapping around Lake Bridgeland offers a boat dock, canoes and kayaks, sailboats and paddleboats. An extensive lake and trail system is planned to link villages and neighborhoods with recreational, educational, cultural, employment, retail, religious and other offerings. The Bridgeland community is also expected to feature more than 3,000 acres of waterways, lakes, trails, parks and open space, as well as an expansive town center with room for employment, retail, educational and entertainment facilities.

        Bridgeland's conceptual plan includes a 900-acre town center mixed use district. The conceptual plan contemplates that the town center will be located adjacent to a planned highway expansion, which will provide Bridgeland residents direct access to Houston, the country's fourth-largest city. One segment of the highway is expected to bisect a portion of Bridgeland designed for the town center. A construction date has not yet been established for this highway segment. Pursuant to the terms of the purchase and sale agreement by which the Predecessors acquired Bridgeland, which we assumed on the Effective Date, the commencement of construction of this segment of the highway will trigger a final $7,000,000 payment to the former owner of certain parcels of land that are now included in Bridgeland.

        We anticipate that the Bridgeland community will one day accommodate more than 20,000 homes and 65,000 residents and we believe that it is poised to be one of the top master planned communities in the nation. As of June 30, 2010, Bridgeland had approximately 3,981 residential acres and 1,246 commercial acres remaining to be sold.

  Summerlin (Las Vegas, Nevada)

        Spanning the western rim of the Las Vegas Valley and located approximately 12 miles from downtown Las Vegas, our 22,500-acre Summerlin master planned community offers suburban living with accessibility to the Las Vegas Strip. For the last decade, Summerlin has consistently ranked in the Robert Charles Lesser annual poll of Top Ten Master Planned Communities in the nation. With 25 public and private schools, five institutions of higher learning, nine golf courses, and cultural facilities, Summerlin is a fully integrated community. The first residents moved into their homes in 1991. As of June 30, 2010, there were approximately 40,000 homes occupied by approximately 100,000 residents.

        Summerlin is comprised of hundreds of neighborhoods located in 19 villages with nearly 150 neighborhood and village parks, all connected by a 150-mile long trail system. Summerlin is located adjacent to Red Rock Canyon National Conservation Area, a landmark in southern Nevada, which has become a world-class hiking and rock climbing destination and also surrounds our Shops at Summerlin Centre development site. Summerlin contains approximately 1.7 million square feet of developed retail space, 3.2 million square feet of developed office space, three hotel properties containing approximately 1,400 hotel rooms, as well as health and medical centers, including Summerlin Hospital and the Nevada Cancer Institute.

        Summerlin is divided, generally, into three separate areas known as Summerlin North, Summerlin West and Summerlin South. Summerlin South is located within the jurisdiction of Clark County, Nevada whereas Summerlin West is located within the jurisdiction of the City of Las Vegas. In Summerlin South, Summerlin is entitled to develop 740 acres of commercial property with no square footage restrictions, 350 acres of which are already owned by third parties or already committed to commercial development. In Summerlin West, Summerlin is entitled to develop 5,850,000 square feet of commercial space (no acreage limitation) of which 100,000 square feet have already been developed by the Predecessors through its construction of a grocery store anchored shopping center.

        As of June 30, 2010, Summerlin had approximately 6,559 residential acres and 625 commercial acres remaining to be sold.

  The Woodlands (Houston, Texas)

        We have a 52.5% economic interest in The Woodlands, currently one of the best-selling master planned communities in Texas. The Woodlands is managed jointly with our joint venture partner. The Woodlands is a mixed-use master planned community situated 27 miles north of Houston and consists of 28,400 acres. The Woodlands is a self-contained community that integrates recreational amenities, residential neighborhoods, commercial office space, retail shops and entertainment venues. Home site sales began in 1974. As of June 30, 2010, there were approximately 40,000 homes occupied by approximately 94,000 residents and more than 1,500 businesses providing employment for approximately 43,000 people. Approximately 28% of The Woodlands is dedicated to green space—including parks, pathways, open spaces, golf courses and forest preserves. The population of The Woodlands is projected to be approximately 130,000 by 2020.

        The Woodlands Town Center includes a waterway, outdoor art and an open-air performance pavilion, a resort and conference center, a luxury hotel and convention center, educational opportunities for all ages, hospitals and health care facilities and office space. The Fountains at Waterway Square located on The Woodlands Waterway connects the project to the community via a water taxi system serving the community. The Woodlands is also the site of The Woodlands Mall, which is owned by, and will remain with, GGP.

        We have interests in commercial office buildings, as well as a resort and conference center and two golf courses through our investment in the Woodlands Partnerships. We have included these interests in our Strategic Development segment, rather than our Master Planned Communities segment, because they are operating properties.

        As of June 30, 2010, we had approximately 1,063 residential acres and 1,018 commercial acres remaining to be sold at The Woodlands.

  Maryland Communities

        Our Maryland communities consist of four distinct projects:

  •
  Columbia;

  •
  Gateway;

  •
  Emerson; and

  •
  Fairwood.

  Columbia

        Columbia, located in Howard County, Maryland, is an internationally recognized model of a successful master planned community developed in the 1960s. Columbia is a fully developed community offering a wide variety of living, business and recreational opportunities. As of June 30, 2010, Columbia was home to almost 100,000 people. Columbia's full range of housing options are located in ten distinct, self-contained villages. Each village is comprised of several neighborhoods, a shopping center and community and recreational facilities. In Columbia's downtown, 1.6 million square feet of office space is located close to shopping, restaurants and entertainment venues. In an area known as Columbia Town Center there is a 1.3 million-square-foot mall known as The Mall in Columbia, which is owned by, and will remain with, GGP.

        We own approximately 136 acres of land in Columbia which we expect to redevelop. The land currently consists of raw land, existing operating assets, surface and structured parking and dedicated open space, and we will have the opportunity to redevelop this portion of the master planned community in the future. Columbia recently received entitlements to develop new residential units, as well as hotel, retail and office space.

        We expect to enter into a development agreement and memorandum of intent with GGP that will clarify the division of properties between us and GGP in an area of Columbia adjacent to The Mall in Columbia that we refer to as the "core development area." The development agreement and memorandum of intent will contain the key terms, conditions, responsibilities and obligations with respect to the future development of the core development area in Columbia. In addition, the agreement is expected to provide us with a five-year right of first offer and a subsequent six-month purchase option to acquire seven office buildings and associated parking lots, totaling approximately 22 acres, in Columbia at an agreed upon price or then fair market value as determined pursuant to an appraisal process.

  Gateway

        Gateway is a 630-acre premier master planned corporate community located in a high traffic area in Howard County, Maryland. Gateway offers quality office space in a campus setting with approximately 121 commercial acres remaining to be sold as of June 30, 2010.

  Emerson

        Emerson is a substantially completed master planned community located in Howard County, Maryland and consists of approximately 520 acres. The first residents moved into their homes in 2002. There were approximately 846 homes occupied by approximately 2,000 residents as of June 30, 2010.

        Emerson offers a wide assortment of single family and town home housing opportunities by some of the region's top homebuilders, and is located in one of Maryland's top-performing public school districts. As of June 30, 2010, we had approximately 12 residential acres and 68 commercial acres remaining to be sold. The remaining land is fully entitled for build-out, subject to meeting local requirements for subdivision and land development permits. In addition, 96 of our townhouse lots are under contract to builders and scheduled to be closed in stages through 2012. The proceeds of any sales that are consummated prior to the Effective Date will remain with GGP.

  Fairwood

        Fairwood is a fully developed master planned community located in Prince George's County, Maryland and consists of approximately 1,100 acres. 11 commercial acres were available for sale as of June 30, 2010. The first residents moved into their homes in 2002. There were approximately 1,016 homes occupied by approximately 2,300 residents as of June 30, 2010. Fairwood consists of single-family and townhouse lots, as well as undedicated open space and two historic houses. In addition to the 11 commercial acres remaining to be sold, we own a few undedicated open space parcels, and 24 acres of unsubdivided land which cannot be developed so long as the nearby airport is operating.

Strategic Development

        Our Strategic Development segment is made up of near, medium and long-term real estate properties and development projects, some of which we believe have the potential to create meaningful value. In order to better understand the nature of our strategic development opportunities and our current expectations for the type of development we may ultimately pursue, we present our development opportunities in this prospectus in the following four categories:

  •
  nine mixed use development opportunities;

  •
  four mall development projects;

  •
  seven redevelopment projects; and

  •
  eleven other property interests, including ownership of various land parcels and profit interests.

        At present all of these assets generally share the fundamental characteristic of requiring substantial future development to achieve their highest and best use. However, as discussed elsewhere in this prospectus, our new board of directors and management are expected to reevaluate the Predecessor's plans and ideas for these assets based on market conditions and availability of capital. In order to be able to realize a development plan for any of these assets, in addition to the permitting and approval process attendant to almost all large-scale real estate development of this nature, we will need to obtain financing either through joint venture equity or construction, bridge or long-term financing. Accordingly, our business model includes entering into strategic relationships with joint venture partners. We have not yet obtained any financing or identified any potential lenders or joint venture equity partners and we cannot assure you that such financing or joint venture arrangements will be available to us. See "Risk Factors—We may face potential difficulties in obtaining operating and development capital" and "Our business model includes entering into joint venture arrangements with strategic partners. This model may not be successful and our business could be adversely affected if we are not able to successfully attract desirable strategic partners or complete agreements with strategic partners." As a result of these shared attributes, management evaluates and manages the strategic development assets as a single operating unit, with the employees responsible for individual projects reporting up to a single executive responsible for this segment.

  Mixed-Use Development Opportunities

        The following table summarizes our mixed-use development opportunities as of June 30, 2010:

ASSET	LOCATION	EXISTING GROSS LEASABLE AREA ("GLA")	SIZE (ACRES)	NET BOOK VALUE ($ MILLIONS)	ACQUISITION DATE
South Street Seaport	New York, NY	285,849	11	2.9	11/04	*
Landmark Mall	Alexandria, VA	859,710	22	48.3	11/04	*
Ward Centers	Honolulu, HI	1,151,912	60	319.1	05/02
Ala Moana Tower Air Rights	Honolulu, HI	—	—	22.8	—
Fashion Show Air Rights	Las Vegas, NV	—	—	—	—
West Windsor	Princeton, NJ	—	653	20.5	11/04	*
Allen	Dallas, TX	—	238	26.0	03/06
Kendall	Miami, FL	—	91	13.7	11/04	*
Cottonwood Mall	Holladay, UT	220,954	54	20.3	07/02

Total		2,518,425	1,129	473.6

*
Acquired in 2004 as part of the Predecessors' acquisition of The Rouse Company.

        The following is a description of each of our mixed-use development opportunities.

  South Street Seaport, Lower Manhattan, New York, New York

        South Street Seaport currently contains approximately 285,000 square feet of retail, restaurant and exhibition space, which is ground leased from the City of New York. Its location on the East River and historic atmosphere make it one of New York City's top attractions. Located in the downtown financial and insurance districts of New York City, the property is within walking distance of lower Manhattan's many tourist attractions, such as the World Financial Center, Tribeca, the Brooklyn Bridge, City Hall and the NYSE. The Fulton Market building, which is located in the historic district, includes a mix of national and local tenants and a diverse assortment of restaurants. South Street Seaport is easily accessible via subway, bus, car or water taxi.

        We believe that South Street Seaport is a unique development opportunity. The property sits in one of the highest population growth districts of Manhattan. We believe new residents are drawn to lower Manhattan because of its access to public transportation and proximity to work, the area's quality of life and its rich history. The neighborhood's cobblestone streets, historic location, iconic views and waterfront access give the South Street Seaport area a distinct residential appeal. The Predecessors were previously in discussions with city officials for redevelopment that would have included hotels, residential units, retail space and restaurants. As with our other development plans, market dynamics have changed and we will need to re-examine the property and create a redevelopment plan, the implementation of which will require numerous permits and approvals, including the approval of our ground lessor, the City of New York.

  Landmark Mall, Alexandria, Virginia

        Landmark Mall is a 22-acre regional shopping center in Alexandra, Virginia. Two anchor fee owners own and occupy 30 acres of adjacent land. This mall is located just nine miles west of Washington, D.C. and the Pentagon, and is within approximately one mile of public rail service on D.C.'s metro blue line. In February 2009, the City Council of Alexandria unanimously approved a small area plan that authorizes up to 5.5 million square feet of mixed-use development. Pursuant to the small area plan we have certain limited entitlements to construct buildings as tall as 25 stories on some parcels, subject to acquisition of the 30 acres of adjacent lands from the anchor store owners and demolition of their existing structures. Although plans continuously evolve as market conditions change, it is illustrative that our entitlements envision about 800,000 square feet of retail and other commercial space, 500 hotel rooms and 1.2 million square feet of residences.

  Ward Centers, Honolulu, Hawaii

        Ward Centers, spanning approximately 60 acres, is situated along Ala Moana Beach Park and is within one mile of Waikiki and downtown Honolulu, and within walking distance to Ala Moana Center. Ward Centers currently includes a 550,000 square foot shopping district containing six specialty centers with over 135 unique shops, a variety of restaurants and an entertainment center which includes a 16 screen megaplex movie theatre. The Predecessors were also constructing an 800 stall parking deck, which is approximately 70% complete. Completion of the parking deck is expected to facilitate the leasing of additional space at Ward Centers.

        In January 2009, the HCDA approved a master plan for the entirety of Ward Centers. The term of the master plan is 15 years which can be extended if the master plan is being implemented to the satisfaction of the HCDA. The master plan proposes a mixed-use development with a maximum combined gross building area of over 9.3 million square feet for residential, retail, restaurants, entertainment and commercial use of which up to 7.6 million square feet can be residential, 5 million square feet can be retail/restaurants/entertainment and up to 4 million square feet can be office, commercial and other. In addition, up to 736,914 square feet can be industrial.

        We have no obligation to proceed with construction of all or any portion of the master plan, however, should we decide to proceed, the most immediate obligation will be to enter into a development agreement with the HCDA on or before January 13, 2011. Any future development at this site will require us to obtain numerous permits, consents and approvals from various parties.

  Ala Moana Tower Air Rights, Honolulu, Hawaii

        GGP owns Ala Moana Center in Honolulu, Hawaii, which is one of the most popular and successful shopping centers in the world. The Predecessors own the air space located above a six-story parking facility which was originally engineered to support the development of a residential tower that is connected by vehicular bridges to the Ala Moana Center. Given that transfers of air rights are not permitted in Honolulu, Hawaii, GGP will form a condominium consisting of, among other things, residential units and commercial/retail units. The residential units will be transferred to us, with GGP continuing to own the commercial/retail portions of the condominium. As envisioned by GGP, the residential tower would have 210 luxury condominium units with appurtenant rights in designated parking spaces in the existing parking facility and other common elements, all steps from oceanfront parks. To construct the residential tower and divide the initial residential condominium units into individual residential condominium units, various permits, consents and approvals would have to be obtained.

        Our rights to develop the residential condominium are established in the Declaration of Condominium creating the residential/commercial condominium and a Development Agreement entered into with GGP. The Declaration of Condominium and the Development Agreement permit the construction of a first class residential tower with up to eighteen stories, and require, among other things, that the scope of work for the residential tower project will include certain street-level improvements and a sewer line, and that the plans and specifications for the residential tower project will be subject to GGP's review and approval.

  Fashion Show Air Rights, Las Vegas, Nevada

        Spanning over 2,000,000 square feet with over 250 shops and restaurants, Fashion Show Mall, which is owned by GGP, is the largest shopping destination on Las Vegas Boulevard. We believe that

Fashion Show Mall is well-known by consumers in the local market and is in a highly desirable location for tenants. At the Effective Date, we entered into a binding set of core principles with GGP pursuant to which we will have the ability to acquire for nominal consideration an 80% ownership interest in the air above the portions of Fashion Show Mall that are owned by GGP (the "FS Air") upon the satisfaction of a number of conditions. The rights will not become effective unless and until the existing loans and guaranties at Fashion Show Mall and The Shoppes at the Palazzo are satisfied in full, which is currently scheduled to occur in May 2017. Notwithstanding the foregoing fractional interest, we are the owners of the rights to develop the air (as conditioned and defined in the core principles).

        The core principles agreement provides a framework for us and GGP to develop the FS Air in the future, including, but not limited to, provisions with respect to:

  •
  the use of limited areas owned by GGP as a gateway to developments constructed in the FS Air and compensation to GGP as a result of the same;

  •
  protective measures to ensure preservation of the long-term value and ability to finance Fashion Show Mall;

  •
  restrictions with respect to competitive uses;

  •
  consents required from GGP for various development actions with respect to the FS Air;

  •
  the main economic principles of the joint venture that will own the FS Air in which we hold an 80% interest and in which GGP will own a 20% interest, although we may hold an interest greater than 80% in particular projects that are constructed in the FS Air pursuant to the terms of the core principles;

  •
  the transfer of the FS Air or interests therein to third parties;

  •
  entering into more definitive documentation with respect to the conveyance and development of the FS Air;

  •
  allocation of costs and expenses with respect to developments of the FS Air; and

  •
  dispute resolution mechanics.

        There is no conceptual plan for the development of the FS Air at this time and such development will be subject to our obtaining numerous third party consents, including, without limitation and in addition to the consents from GGP as listed above, entitlements and consents from various occupants of the Fashion Show Mall.

  West Windsor, Princeton, New Jersey

        This 653-acre land parcel is located north of New Jersey's state capital, Trenton, near Princeton University. The site is the former home of Wyeth Agricultural Research and Development Campus, which includes 450,000 square feet of laboratory and administrative space and an additional 250,000 square feet of outbuildings, which include warehouses, barns and greenhouses. There is currently an on-site waste water treatment plan and a transformer that is serviced by two separate electric grids. The buildings are currently unoccupied. The property is surrounded by retail and office developments and is within one mile of high income residential areas. The Predecessors had envisioned using this land to develop office space, research facilities, housing and hotel/conference center uses. Zoning, environmental and other development issues would have to be addressed in order to obtain entitlements for this or any development plan.

  Allen, Texas

        This 238-acre land parcel is strategically located in the heart of Collin County, a vibrant and growing market located northeast of Dallas. The property features high visibility, great access and high traffic volumes. The site is ideal for a variety of uses, which include office and residential with supporting retail.

  Kendall, Florida

        This is a four parcel 130-acre mixed-use project. One parcel was sold to West Kendall Baptist Hospital in March 2008 and three parcels remain available for development: Parcel B (approximately 69.8 acres), a portion of Parcel A (approximately 1.9 acres) and a portion of Parcel C (approximately 2.6 acres). We have entitlements to develop this land which expire in 2018. Parcels A and C are subject to an existing contract of sale that is currently under dispute in the Bankruptcy Court. The Predecessors are currently seeking to void the contract.

        The Predecessors were pursuing the completion of the Phase I infrastructure construction of on and offsite improvements to meet land sale agreements with various parties, including Baptist Hospital, and to meet the obligations required to maintain the project entitlements and preserve asset value for future sale of Parcel B. The on-site infrastructure construction consists of new roadways and existing roadway improvements, stormwater management system and utilities, a regional pump station for the sanitary force main, Metrobus Transit Hub, Private Access Drive and a screen wall.

        Land currently available for development is a 74-acre land parcel located adjacent to a Wal-Mart on North Kendall Drive, a major retail thoroughfare in Southwest Miami, with current entitlements for 60,000 square feet of office space, 50,000 square feet of community/municipal use, 621,000 square feet of retail use, up to a 24-screen, 4300-seat movie theatre, up to 145 hotel rooms, up to 200-bed/unit home senior assisted living facility and a public transportation hub for multiple bus routes. We believe that this site has an optimal shape, size and frontage for retail, commercial or mixed-use development.

  Cottonwood Mall, Holladay, Utah

        Cottonwood Mall was formerly a traditional enclosed mall located in Holladay, Utah, a suburb of Salt Lake City. The Predecessors demolished all but one anchor store, which is operating, and a restaurant, which is now closed, and envisioned replacing it with a mixed-use development that would combine shopping, residences, offices and other uses on the approximately 54-acre property. Tax increment financing and all necessary entitlements have been granted by local governments, provided we invest a certain amount of capital into the project and meet certain development milestones. The approved project would include up to 575,000 square feet of retail shopping, 195,000 square feet of office space, approximately 500 town homes, condominiums and single family homes to be built in phases and a multi-screen movie theater, specialty grocer and restaurants. At least 11 acres are required to be set aside for open space.

  Mall Development Projects

        We own four mall development projects in desirable demographic regions. When the credit market collapse occurred, and certain of the Predecessors sought bankruptcy protection, the Predecessors decided to suspend two major shopping center development projects that were underway, the Elk Grove Promenade and The Shops at Summerlin Centre. We will consider resuming development of these projects if and when conditions improve and the incremental cost can be justified.

        The following table summarizes our mall development projects as of June 30, 2010:

ASSET	LOCATION	SIZE (ACRES)	NET BOOK VALUE ($ MILLIONS)	ACQUISITION DATE
The Shops at Summerlin Centre	Summerlin, NV	106	37.2	11/04	(a)
Elk Grove Promenade	Elk Grove, CA	100	10.9	11/03
Circle T Ranch and Power Center(b)	Dallas/Ft. Worth, TX	279	9.0	10/05
Bridges at Mint Hill	Charlotte, NC	162	12.2	10/06 - 01/07

Total		647	69.3

(a)
Acquired in 2004 as part of the Predecessors' acquisition of The Rouse Company.

(b)
Represents our 50% interest in these two development projects.

        The following is a description of our mall development projects:

  The Shops at Summerlin Centre, Las Vegas, Nevada

        The Shops at Summerlin Centre consists of an approximately 100-acre parcel that is part of a larger 1,300-acre mixed-use village located at the western rim of the Las Vegas valley in the heart of our Summerlin master planned community. The Predecessors commenced construction of The Shops at Summerlin Centre, including an office building, however market conditions forced a delay of the project. Today, The Shops at Summerlin Centre is a partially developed regional retail center which was initially planned to consist of 1.2 million square feet of retail space and approximately 540,000 square feet of office space. The Shops at Summerlin Centre is surrounded by residential and commercial development. The parcel has the potential to be developed with office, retail, hotel and conference facilities, and residences. In 2009, Summerlin Town Centre's trade area encompassed approximately 672,000 people and 257,000 households. From 2009 to 2014, the trade area population is expected to grow at a rate that is almost three times the national average. By 2014, Nielsen™ estimates this trade area will grow by more than 100,000 people. The 2009 average household income within five miles of the site is $93,600, which is approximately 35% higher than the estimated 2009 average household income for all U.S. households of approximately $69,400.

        If construction is resumed on the originally envisioned project, discussions with Clark County will be needed to determine if the County will extend building and other permits (whether expired or still in effect). If the originally envisioned project does not go forward, the existing steel infrastructure may not be usable and may need to be removed. There are no binding commitments, or ongoing liabilities, with the three anchors who originally were to be part of this development.

  Elk Grove Promenade, Elk Grove, California

        Elk Grove Promenade is a partially constructed open air regional mall, which when completed is envisioned to be 1.1 million square feet, located on approximately 100 acres in the community of Elk Grove, California. The project is approximately 17 miles southeast of downtown Sacramento and we believe that it could become a retail destination of choice in this community. In 2009, Elk Grove Promenade's trade area encompassed approximately 583,000 people and 194,000 households. From 2009 to 2014, the trade area population is expected to grow at a rate that is twice the national average. By 2014, Nielsen™ estimates there will be approximately 647,000 people within this trade area. The 2009 average household income within five miles of the site exceeds $100,000, which is approximately 44% higher than the estimated 2009 average household income for all U.S. households.

        The Predecessors' development plans for Elk Grove Promenade offered a park-like setting where visitors could walk down canopy-covered walkways enjoying the shopping and outdoor cafes. The Predecessors designed the project for two major department stores, a big box store and a multi-screen theater complemented by approximately 150,000 square feet of floor area for big box retailers, 380,000 square feet of floor area for smaller tenants and 75,000 square feet of restaurant space.

        When construction was halted in October 2008, the Predecessors had invested in excess of $170 million to complete the necessary infrastructure (utilities and roads), construct 75% of the shop space and prepare the anchor pads for delivery. Since the project was in the later stages of development, the Predecessors had been able to prelease approximately 60% of the project but all such lease arrangements have now been terminated. Substantial portions of off-site infrastructure (utilities and roads) have been completed. We are party to a development agreement with the city of Elk Grove which expires on September 5, 2011. Completion of the project will require an extension of the term of the agreement. Modification of the project may require other amendments to the development agreement. An extension of the term or other amendments to the development agreement would require the City of Elk Grove's consent.

  Circle T Ranch and Circle T Power Center, Dallas-Forth Worth, Texas

        We maintain a 50% ownership interest in a joint venture that owns a 279-acre site located in the Dallas-Fort Worth metropolitan area. The site consists of two parcels, Circle T Ranch, which contains 128 acres and Circle T Power Center, which contains 151 acres. The sites are ideally located at the intersection of two high traffic highways, which will allow for easy access and high visibility for the property.

        In 2009, Circle T Ranch's trade area encompassed approximately 870,000 people and 308,000 households. From 2009 to 2014, the trade area population is expected to grow at a rate that is over three times the national average. By 2014, Nielsen™ estimates this trade area will add more than 144,000 people. The 2009 average household income within seven miles of the site is $131,100, which is approximately 89% higher than the estimated 2009 average household income for all U.S. households.

  Bridges at Mint Hill, Charlotte, North Carolina

        This property consists of vacant land located southeast of Charlotte, North Carolina, in the midst of some of the fastest growing areas in the Charlotte region. The parcel is approximately 160 acres and consists of 120 developable acres and is currently zoned for approximately 997,000 square feet of retail, hotel and commercial development. The land is divided by a small stream known as Goose Creek. The current zoning plan contemplates connecting the two resulting parcels with two bridges over the creek. Development will require construction of internal roadways, connecting bridges, expansion of roads and an installation of a force main (off-site) and pump station (on-site) for sewer utility.

        In 2009, the Bridges at Mint Hill's trade area encompassed approximately 415,000 people and 154,000 households. From 2009 to 2014, the trade area population is expected to grow at a rate that is almost three times the national average. By 2014, Nielsen™ estimates there will be over 475,000 people in this trade area. The 2009 average household income within five miles of the site is $72,600, which slightly exceeds the estimated 2009 average household income for all U.S. households.

        The Mint Hill parcel is adjacent to a 52-acre parcel owned by Childress Klein Properties ("CKP"), a Charlotte-based regional developer. The CKP parcel has been approved for up to 270,000 square feet of space and is expected to be anchored by three to five junior box retailers. We and CKP have entered into a development agreement providing for CKP to share in the cost of certain common on-site and off-site improvements that were expected to be constructed by the Predecessors.

  Redevelopment Properties

        We own seven operating properties that we consider to be redevelopment projects because we believe based on the historical operating performance of these properties, that none of these properties are currently being put to their highest and best use. We believe, based on a variety of factors, that all of these properties could be redeveloped or repositioned to improve their operating performance. These factors include, but are not limited to, the following: existing and forecasted demographics surrounding the property, competition related to existing and/or alternative uses, existing entitlements of the property and our ability to change them, compatibility of the physical site with proposed uses, environmental considerations, traffic patterns and access to the properties. We believe that, subject to obtaining all necessary consents and approvals, these assets have the potential for future growth by means of an improved tenant mix, or additional GLA, or repositioning of the asset for alternative use. For example, Century Plaza is currently vacant, aside from a grocery store operating on an outside parcel. We believe that this property could be redeveloped to better cater to the local market, through an improved tenant mix or a complete repositioning of the property, which would position this property to generate higher revenues. These properties today comprise approximately 1 million total square feet of GLA in the aggregate. As of December 31, 2009, these redevelopment properties had an aggregate Mall shop occupancy rate of approximately 82.8% (excluding the closed portion of Century Plaza). Our future development plans may include office, retail or residential space, shopping centers, movie theaters, parking complexes and open space. Any future redevelopment will require the receipt of permits, licenses, consents and waivers from various parties.

        The following table summarizes our redevelopment projects as of June 30, 2010:

ASSET	LOCATION	MALL SHOP(a) GLA		SIZE (ACRES)	NET BOOK VALUE ($ MILLIONS)	ACQUISITION DATE
Alameda Plaza	Pocatello, ID	190,341		5	2.4	07/02
Village at Redlands/Redlands Promenade	Redlands, CA	79,248	(b)	15	9.8	01/04
Century Plaza	Birmingham, AL	16,706	(c)	63	17.4	05/97
Rio West Mall	Gallup, NM	332,447		50	11.4	1981	(d)
Riverwalk Marketplace	New Orleans, LA	194,228		11	79.7	11/04	(e)
Park West	Peoria, AZ	102,171		48	83.8	10/06
Cottonwood Square	Salt Lake City, UT	77,079		6	5.3	07/02

Total		992,220		198	209.8

(a)
Mall shop GLA is gross leasable area for spaces less than 30,000 feet.

(b)
Scheduled to close all but 38,069 square feet of Mall shop GLA on September 30, 2010.

(c)
Only includes operating tenant space.

(d)
This is the date the Rio West Mall opened.

(e)
Acquired in 2004 as part of the Predecessors' acquisition of The Rouse Company.

        The following is a description of our redevelopment properties:

  Alameda Plaza, Pocatello, Idaho

        The Alameda Plaza Shopping Center is a 190,000 square foot community center that sits in a high traffic area at the main intersection within the City of Pocatello. The property is currently under-utilized, as the anchor locations have been vacant for years, and will need to be redeveloped to meet the local market needs. We believe that the property could be redeveloped to reposition it as a high volume and high traffic grocery-anchored community center that incorporates junior box retailers and a mix of national and local retailers and service providers. With a population of approximately 50,000 people, the City of Pocatello is the home of Idaho State University and is a regional center for shopping, regional and cultural activities.

  The Village at Redlands, Redlands, California

        The Village at Redlands is a 174,000 square foot single-level enclosed community center located in the heart of the authentic historic downtown Redlands that is currently anchored by a CVS Drugs. The stores located in the enclosed portions of Redlands are scheduled to cease operating on or before September 30, 2010. The Predecessors envisioned redeveloping Redlands into a new streetscape of approximately 204,000 square feet of retail and approximately 230 residential condominiums.

  Century Plaza Mall, Birmingham, Alabama

        Century Plaza is a non-operating 450,000 square foot enclosed mall that was closed in May 2009. A grocery store is still operating on an outside parcel. The property is located in the eastern suburbs of Birmingham, Alabama at a high traffic intersection. Redevelopment will require securing fee simple ownership of the entire site and demolition of existing buildings.

  Rio West, Gallup, New Mexico

        Rio West is an approximately 513,000 square foot single-level enclosed regional mall located in Gallup, New Mexico, which is 89.2% occupied and is the only enclosed regional shopping center within a 125 mile radius. Rio West is leased from a single property owned pursuant to a ground lease that is set to expire in 2079.

  Riverwalk Marketplace, New Orleans, Louisiana

        Riverwalk Marketplace consists of approximately 194,000 square feet of retail shops and restaurants in an urban setting along the bank of the Mississippi River in downtown New Orleans. Riverwalk Marketplace is leased from private owners and local governmental agencies pursuant to five separate long-term leases, and any significant alterations, construction and development is subject to landlord consent. Opportunities for redevelopment are influenced by the condition of the New Orleans tourism industry which is gradually recovering from the effects of Hurricane Katrina.

  Park West, Peoria, Arizona

        Park West is currently a 166,000 square foot open-air lifestyle center located in a suburb of Phoenix, with 32 retail and restaurant tenants and a multi-screen theater. The lifestyle center opened in October 2007 with a capacity for approximately 250,000 square feet of GLA. Approximately 35% of this capacity is raw space available for completion and occupancy. We have entitlements for future development of approximately 100,000 additional square feet for retail, restaurant and hotel use.

  Cottonwood Square, Salt Lake City, Utah

        Cottonwood Square is currently a 77,000 square foot community center located in Salt Lake City, Utah. The center is located in a high traffic area and sits across from our Cottonwood Mall, providing an opportunity for development synergies.

  Other Interests

        We also own or have interests in the following land and other assets, which have an aggregate net book value of approximately $100 million as of June 30, 2010.

  Volo Land, Lakemoor, Illinois

        This 40-acre vacant land parcel in a high traffic area 50 miles north of Chicago in a growing suburb.

  Maui Ranch, Maui, Hawaii

        This site consists of two, non-adjacent, 10-acre undeveloped land-locked parcels located near the Kula Forest Preserve on the island of Maui, Hawaii. There is no ground right of way access to the land and there is no infrastructure or utilities currently in the surrounding area. This land is currently zoned for native vegetation.

  Profit Interest in Golf Courses at Summerlin & The Canyons, Las Vegas, Nevada

        The Predecessors are entitled to receive residual payments from the Professional Golfers' Association of America (the "PGA") with respect to two golf courses, the TPC Summerlin and the TPC Las Vegas, through October 31, 2021. The Predecessors are entitled to receive 75% of the net operating profits and 90% of all profits from membership sales at the two courses until such time as the original investment in the courses of $23.5 million has been recouped, which is projected to occur no sooner than 2015. As of June 30, 2010, the remaining balance on our return of investment is approximately $7.4 million. Once the Predecessors have received payments from the PGA totaling $23.5 million, they are entitled to receive 20% of all net operating profits from the two courses through October 31, 2021, the termination date of the agreement with the PGA. The entity entitled to these residual payments will be owned by us. The TPC Summerlin is an 18-hole private championship course designed by golf course architect Bobby Weed with player consultant Fuzzy Zoeller. The TPC Las Vegas is an 18-hole daily-fee championship course designed by golf course architect Bobby Weed with player consultant Raymond Floyd. These represent the only two golf courses in Nevada that are owned and operated by the PGA Tour.

  Note Approximating Office Lease Payments, Phoenix, Arizona

        We have rights to receive payments approximating the capital lease revenue that GGP receives from the Arizona 2 Office in Phoenix, Arizona, totaling approximately $6.9 million per year through the end of 2015. The underlying real property interests in the Arizona 2 Office are still owned by GGP and we do not own any real property interest therein or have any rights to receive payments after 2015. We expect to receive payment for these rights in the form of a promissory note issued by a subsidiary of GGP.

  Nouvelle at Natick Condominium, Natick, Massachusetts

        Nouvelle at Natick is a full service luxury condominium community comprised of 215 residences located at the Natick Collection in the Boston suburb of Natick, Massachusetts. Nouvelle at Natick's amenities include a 4,000 square foot private club, a 2,800 square foot fitness center, and a 1.2-acre rooftop garden with winding boardwalks, native grasses, flowers and trees. As of June 30, 2010, 128 of the 215 units have been sold and closed, and an additional 15 units are under contract for sale, leaving a remaining inventory of 72 units to be sold. Seven of the 72 units that remain to be sold are currently leased. On the Effective Date we received the then unsold inventory of units. The development permit for the project has an affordable housing requirement. To complete this requirement, GGP is required to sell three off-site residential units currently in its inventory and either, at its option, acquire and resell ten off-site residences or offer seven on-site units to purchasers that meet the affordable housing program's eligibility requirements. On the Effective Date, the development permit was assigned to us and the unsold off-site residential units were transferred to us.

  Minority Ownership Interest in Summerlin Hospital Medical Center, Las Vegas, Nevada

        We have an ownership interest of approximately 6.8% in the Summerlin Hospital Medical Center. This property is a 450-bed hospital located on a 32-acre medical campus near Las Vegas. Summerlin Hospital Medical Center is located in our Summerlin master planned community. It is an acute care facility with adjoining outpatient services for surgery, laboratory and radiology as well as two medical office buildings. The hospital completed a major renovation in 2009 that expanded the hospital to 450 beds (from 281 beds) and added a new six-story patient tower, an expanded emergency room, a four-story, 80,000 square foot medical office building and a 600-space parking garage.

        The property's majority owner and operator is a subsidiary of Universal Health Services, Inc. ("UHS"), one of the largest healthcare management companies in the nation. UHS and the Predecessors formed a joint venture to build and manage the hospital with the Predecessors contributing the land and UHS providing the funds to build the hospital.

  Minority Ownership Interest in Head Acquisition (Hexalon)

        We own 100% of the ownership interests in Hexalon Real Estate, LLC ("Hexalon"). Hexalon owns a 1.42% interest in Head Acquisition, LP, a joint venture between GGP, Simon Property Group, L.P. and Westfield Group, which contains certain retail mall interests.

  110 N. Wacker, Chicago, Illinois

        We own a majority joint venture interest in an entity that holds a ground leasehold interest in the land underlying GGP's current corporate headquarters building located at 110 N. Wacker Drive in downtown Chicago which is currently scheduled to expire on March 31, 2055. The building owned by the joint venture contains approximately 225,000 square feet of office space. The land and the building are currently subleased to a subsidiary of GGP, and such subsidiary has the option to extend the sublease through 2055. On the Effective Date, we entered into a sub-sublease allowing us to occupy some office space in 110 N. Wacker. We believe that this property is currently underdeveloped and presents an opportunity for redevelopment. Any such redevelopment, among other things, would likely require negotiation with the ground lease landlord to either extend the term of the ground lease or to acquire the underlying fee interest.

  Certain Office and Other Rental Properties

        We own six free-standing office and other rental properties in Columbia, Maryland. Also, near Houston, Texas (through our investment in the Woodlands Partnerships) we have interests in seven commercial office and retail buildings, two apartment buildings, a resort and conference center and two golf courses.

Property Operating Data

        Our Strategic Development segment is made up of near, medium and long-term development and redevelopment projects which are currently operating and which include mixed-use development opportunities, regional mall development projects, and redevelopment projects. The table below summarizes Ward Centers, the only mixed-use development opportunity property which, on the basis of current revenues and book value (using 10% as our threshold) we would consider to be significant, as well as for all other Strategic Development properties with retail operations in the aggregate. In addition, for Ward Centers, no tenant represents more than 10% of the respective square footage at the property. Generally, the leases we have with our tenants include base rent and common area maintenance charges.

			Year Ended December 31, 2009
Category	Number of Properties	Mall and Freestanding GLA(1)	Average Annual Tenant Sales per Square Foot(2) $	Mall and Other Rental NOI ($ thousands)	Average Sum of Rent and Recoverable Common Area Costs per Square Foot(3)
Ward Centers	1	642,165	$490.92	$21,977	$43.85
All Other Strategic Development with retail operations	10	1,552,938	300.09	$9,583	$31.39

Total	11	2,195,103	$364.58	$31,560	$34.94

(1)
Includes the gross leasable area of freestanding retail locations that are not attached to the primary complex of buildings that comprise a shopping center, and excludes anchor stores.

(2)
Tenant sales per square foot is calculated as the sum of the comparable sales for the year ended December 31, 2009 divided by the comparable square footage for the same period. We include in our calculations of comparable sales and comparable square footage properties that have been owned and operated for the entire time during the twelve month period and exclude properties at which significant physical or merchandising changes have been made.

(3)
Includes $15.52, $9.41 and $12.28 of common area maintenance charges for Ward Centers, Other Strategic Development and the Total, respectively. Calculated as base rent and common area maintenance charges divided by the square footage occupied by mall tenants. The calculation includes the terms of each lease as in effect at the time of the calculation, including any tenant concessions such as rent abatements, allowances or other concessions, that may have been granted. The calculation excludes rent, charges and square footage for temporary tenants (leases less than one year).

        The following table sets forth the occupancy rates for each of the last five years for Ward Centers and all other Strategic Development properties with retail operations in the aggregate:

Occupancy Rate

Year	Ward	All Other Retail Strategic Development*	Total
2005	98.2%	70.0%	77.8%
2006	95.0%	67.8%	75.5%
2007	93.9%	68.9%	75.7%
2008	91.5%	71.6%	76.9%
2009	93.5%	73.5%	78.7%

*
As essentially all available retail space for Cottonwood Mall was demolished in 2007, occupancy data for such property has been excluded from the occupancy rates presented.

        The following table sets forth the Average Effective Annual Rental Rate per square foot for Ward Centers and all other Strategic Development properties with retail operations in the aggregate. Average Effective Annual Rental Rate represents the sum of minimum rent and recoverable common area costs

(excluding taxes) for all tenant occupied space divided by total tenant occupied square feet, for tenants occupancy spaces less than 30,000 square feet.

Average Effective Annual Rental Rate per Square Foot

Year	Ward	All Other Retail Strategic Development	Total
2005	$32.37	$29.73	$30.33
2006	29.98	27.49	28.24
2007	44.87	30.50	34.93
2008	45.18	31.85	35.81
2009	43.85	31.39	34.94

        The following table sets forth the lease expiration data for all of our combined entities.

Lease Expirations

Year	Total Minimum Rent	Total Minimum Rent Expiring	% of Total Minimum Rent Expiring	Number of Leases Expiring	Total Square Feet Expiring
	(In Thousands)	(In Thousands)			(In Thousands)
2010	44,444	3,432	7.7%	281	764
2011	38,095	3,654	9.6%	180	619
2012	33,666	2,855	8.5%	105	1,175
2013	26,203	3,117	11.9%	68	254
2014	23,209	2,381	10.3%	46	246
2015	19,567	1,783	9.1%	33	93
2016	15,056	3,331	22.1%	16	159
2017	11,351	1,583	13.9%	14	44
2018	2,107	911	43.2%	22	53
2019	7,277	238	3.3%	7	23

Other Policies

        The following is a discussion of our investment policies, financing policies, conflict of interest policies and policies with respect to certain other activities. One or more of these policies may be amended or rescinded from time to time without a stockholder vote.

  Investment Policies

        We are a real estate company created to specialize in the development of master planned communities and other strategic real estate development opportunities across the United States. Our goal is to create sustainable, long-term growth and value for our stockholders. We do not currently have an investment policy, however, our board of directors may adopt one in the future. We may invest in other real estate, real estate mortgages and the securities of persons primarily engaged in real estate activities, but do not currently, nor do we currently intend to, engage in these activities and we do not have a policy as to these investments, except insofar as that we will seek to maximize what we believe is the significant long-term value potential of our assets and create a leading real estate development company, while providing our stockholders with appropriate long-term returns commensurate with development risk. Given the makeup of our assets, particularly the undeveloped land in our Master Planned Communities segment, we have elected not to be treated as a REIT for U.S. federal income tax purposes; however, one of our subsidiaries, Victoria Ward, Limited, is and will continue to be treated as a REIT. We are not subject to REIT limitations. Given the capital and operational differences between our two business segments, we intend to follow specific strategies in each business segment to maximize the value of our assets. See "Prospectus Summary—Business Strategy."

  Financing Policies

        We do not have a formal financing policy; however in order to pursue development and redevelopment opportunities in our Strategic Development segment, we will require significant additional capital. We intend to raise this additional capital with a mix of construction, bridge and long-term financings, as well as joint venture equity. We have not yet obtained any financing or identified any potential lenders or joint venture equity partners. We do not expect to have a revolving line of credit as of the Effective Date. We cannot assure you that any financings or joint venture arrangements will be available on terms acceptable to us or at all. See "Risk Factors—Risks Related to Our Business—We may face potential difficulties in obtaining operating and development capital" and "—Our business model includes entering into joint venture arrangements with strategic partners. This model may not be successful and our business could be adversely affected if we are not able to successfully attract desirable strategic partners or complete agreements with strategic partners."

        If our board of directors determines to raise additional equity capital, it may, without stockholder approval, issue additional shares of common stock or other capital stock. Our board of directors may issue a number of shares up to the amount of our authorized capital in any manner and on such terms and for such consideration as it deems appropriate. Such securities may be senior to the outstanding classes of common stock. Such securities also may include classes of preferred stock, which may be convertible into common stock. Existing stockholders have no preemptive right to purchase shares in any subsequent offering of our securities. Under the Investment Agreements, the Plan Sponsors have participation rights to purchase THHC common stock as necessary to allow them to maintain its proportional ownership interest in THHC on a fully diluted basis. Any such offering could dilute a stockholder's investment in us and may make it more difficult to raise equity capital.

        We do not currently have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties.

  Conflict of Interest Policies

        On the Effective Date, we presently expect to have Codes of Business Conduct and Ethics which will apply to all of our employees, officers and directors, including our Chief Executive Officer. Our Codes of Business Conduct and Ethics will require disclosure of, and in certain circumstances prohibit, conflicts of interest, which are broadly defined to include situations where a person's private interest interferes with the interests of the Company. In addition, the codes will prohibit direct or indirect personal loans to executive officers and directors to the extent required by law and stock exchange regulation. The codes do not attempt to cover every issue that may arise, but instead will set out basic principles to guide all of our employees, officers and directors.

        The Code of Business Conduct and Ethics applicable to our directors will recognize that our directors have and may in the future have interests in other real estate business activities, including with reorganized GGP, and may have control or influence over these activities and may serve as investment advisors, directors or officers in such businesses. These interests and activities, and any duties to third parties arising from such interests and activities, could divert the attention of such directors from our operations. Additionally, the code will recognize that certain of our directors are engaged in investment and other activities in which they may learn of real estate and other related opportunities in their non-director capacities. On the Effective Date the Code of Business Conduct and Ethics applicable to our directors will expressly provide, as permitted by Section 122(17) of the DGCL, that our non-employee directors will not be obligated to limit their interests or activities in their non-

director capacities or to notify us of any opportunities that may arise in connection therewith, even if the opportunities are complementary to or in competition with our businesses. Accordingly, we have, and investors in our common stock should have, no expectation that we will be able to learn of or participate in such opportunities. However, we further expect that the code will provide that if any potential business opportunity is expressly presented to a director exclusively in his or her director capacity, the director will not be permitted to pursue the opportunity, directly or indirectly through a controlled affiliate in which the director has an ownership interest, without the approval of the independent members of our board of directors. See "Risk Factors—Some of our directors are involved in other businesses including, without limitation, real estate activities and public and/or private investments and, therefore, may have competing or conflicting interests with us."

  Policies With Respect To Certain Other Activities

        We have authority to offer shares of our capital stock or other securities in exchange for property. We also have authority to repurchase or otherwise reacquire our shares or any other securities.

        We intend to borrow money as part of our business, and we also may issue senior securities, purchase and sell investments, offer securities in exchange for property and repurchase or reacquire shares or other securities in the future. To the extent we engage in these activities, we will comply with applicable law.

        We will make reports to our security holders in accordance with the NYSE rules and containing such information, including financial statements certified by independent public accountants, as required by the NYSE.

        We do not have policies in place with respect to making loans to other persons (other than our conflict of interest policies described above), investing in the securities of other issuers for the purpose of exercising control and underwriting the securities of other issuers, and we do not currently, and do not intend to, engage in these activities.

Our Relationship with Reorganized GGP following the Separation

        Following the Separation, we and reorganized GGP operate our businesses separately, each as an independent public company. On the Effective Date we and GGP entered into certain agreements that effected the Separation, provided a framework for our relationship with reorganized GGP after the Separation and provided for the allocation between us and GGP of certain assets, liabilities, employees and obligations attributable to periods prior to, at and after the Separation. The following is a summary of the terms of the material agreements that we entered into with GGP prior to or in connection with the Separation. When used in this section, "distribution date" refers to the date on which the Distribution occured.

        The material agreements described below have been filed as exhibits to this prospectus and the summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, which are incorporated by reference into this prospectus.

  The Separation Agreement

        On the Effective Date we entered into the Separation Agreement with GGP which set forth, among other things, our agreements with GGP regarding the principal transactions necessary to separate us from GGP. It also set forth the other agreements that govern certain aspects of our relationship with GGP after the distribution date. These other agreements are described in additional detail below.

  Transfer of Assets and Assumption of Liabilities

        The Separation Agreement identified assets to be transferred, liabilities to be assumed and contracts to be performed by each of us and GGP as part of the Separation, and it provided for when and how these transfers, assumptions and assignments occurred. In particular, the Separation Agreement provided, among other things, that subject to the terms and conditions contained therein:

  •
  the assets we were to receive from GGP at the Separation (the "THHC Assets") were transferred to us;

  •
  certain liabilities (whether accrued, contingent or otherwise) arising out of or resulting from the THHC Assets, and other liabilities related to our business and operations, which we refer to as the "THHC Liabilities," were retained by or transferred to us;

  •
  all of the assets and liabilities (whether accrued, contingent or otherwise) other than the THHC Assets and THHC Liabilities (such assets and liabilities, other than the THHC Assets and the THHC Liabilities, are referred to as the "Excluded Assets" and "Excluded Liabilities," respectively) were retained by or transferred to GGP or one of its subsidiaries;

  •
  certain liabilities related to our business based on claims that arose prior to the filing of the Chapter 11 Cases, to the extent such claims have not been resolved and paid prior to the Separation, will be paid by GGP or one of its subsidiaries upon the resolution of such claims pursuant to the Chapter 11 Cases;

  •
  except as otherwise provided in the Separation Agreement or any other transaction agreements, GGP is responsible for any costs or expenses incurred prior to the distribution date in connection with the Separation and the costs and expenses relating to legal counsel, financial advisors and accounting advisory work related to the Separation, and such costs and expenses are to be treated in accordance with the terms of the Plan; and

  •
  except as otherwise provided in the Separation Agreement or other transaction agreements, the corporate costs and expenses incurred after the distribution date relating to the Separation are to be borne by the party incurring such expenses.

  Conditions to the Separation and Distribution

        The Separation Agreement provided that the Separation and the Distribution was subject to the satisfaction of the following material conditions (each of which could be waived by the party entitled to do so under the Separation Agreement), some of which also overlap with the Plan and the Investment Agreements:

  •
  the restructuring of GGP required to effectuate the Separation must have been completed in accordance with the Plan;

  •
  the Effective Date of the Plan must have occurred or would occur immediately following the Distribution;

  •
  the receipt (without subsequent revocation or significant modification) by GGP of a private letter ruling from the IRS to the effect that, among other things, the contribution by GGP of the THHC Assets to us and the Distribution would qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(G) of the Code;

  •
  the SEC declaring effective a registration statement and no stop order suspending the effectiveness of a registration statement would be in effect and no proceedings for such purpose would be pending before or threatened by the SEC;

  •
  our common stock to be delivered in connection with the Distribution would be approved for listing on the NYSE (subject to official notice of issuance);

  •
  the transaction agreements relating to the Separation would have been duly executed and delivered by the parties;

  •
  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the related transactions was to be in effect;

  •
  the designees of Brookfield Investor and Pershing Square, as set forth in the Investment Agreements, must have been appointed to our board of directors; and

  •
  no event or development must have occurred or exist that, in the judgment of GGP's board of directors, in its sole discretion, makes it inadvisable to effect the reorganization, the Distribution and other related transactions.

        All of the foregoing conditions were satisfied or waived on the Effective Date.

  Claims

        In general, each party to the Separation Agreement assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

  Intercompany Accounts

        The Separation Agreement provides that, subject to any provisions in the Separation Agreement or any other transaction agreement to the contrary, prior to the Separation from GGP, all bank or brokerage accounts owned by us were de-linked from the GGP accounts and all intercompany accounts between THHC and GGP were settled.

  Releases

        Except as otherwise provided in the Separation Agreement or any other transaction agreements, each party has released and forever discharged the other party and its respective subsidiaries and any person who was at any time prior to the distribution date a shareholder, director, officer, agent or employee of a member of the other party or one of its subsidiaries from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation. The releases do not extend to (a) obligations or liabilities under any agreements between the parties that remain in effect following the Separation pursuant to the Separation Agreement or any ancillary agreement, agreements of which include, but are not limited to, the Separation Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement (as subsequently defined), certain commercial agreements and the transfer documents in connection with the Separation, (b) liabilities specifically set forth in the Plan, (c) liabilities retained or assumed by or transferred to a party pursuant to the Separation Agreement or any ancillary agreement, or (d) ordinary course trade payables and receivables.

  Indemnification

        The Separation Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of GGP's business with GGP. Specifically, each party will, and will cause its subsidiaries to, indemnify, defend and hold harmless the other party and its subsidiaries and each of their respective officers, directors and employees for any losses arising out of or otherwise in connection with:

  •
  the liabilities that each such party assumed or retained pursuant to the Separation Agreement (which, in the case of THHC, would include the THHC Liabilities and, in the case of GGP, would include the Excluded Liabilities) and the other transaction agreements;

  •
  any liability (whether arising before or after the distribution date) for a misstatement or omission or alleged misstatement or omission of a material fact contained in any registration statement filed with the SEC by such party or its subsidiaries as registrant and any related, prospectus, offering memorandum, offering circular or similar disclosure document; and

  •
  any breach by such party of the Separation Agreement, the ancillary agreements or any agreements between the parties specifically contemplated by the Separation Agreement or any ancillary agreement to remain in effect following the Separation.

        In addition, we have agreed to indemnify, defend and hold harmless GGP and its subsidiaries and each of its officers, directors and employees for any losses arising out of or otherwise in connection with:

  •
  our failure to pay, perform or otherwise promptly discharge any THHC contract in accordance with its terms;

  •
  except to the extent related to an Excluded Liability, any guarantee, indemnification obligation, arrangement, commitment or understanding by GGP or its subsidiaries for the benefit of THHC or its subsidiaries that survives following the distribution date; and

  •
  any action by us in contravention of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.

  Legal Matters

        Each party to the Separation Agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. In the event of any third-party claims that name both companies as defendants but that do not primarily relate to either our business or GGP's business, each party will cooperate with the other party to defend against such claims. Each party will cooperate in defending any claims against the other for events that are related to the Separation, but may have taken place prior to, on or after such date.

  Insurance

        The Separation Agreement provides for the allocation among the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the Separation and sets forth procedures for the administration of insured claims. In addition, the Separation Agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies. On the distribution date, THHC is required to have in place all insurance programs to comply with its contractual obligations and as reasonably necessary for its business. GGP is required, subject to the terms of the agreement, to obtain certain directors and officers insurance policies to apply against pre-Separation claims.

  Further Assurances

        To the extent that any transfers contemplated by the Separation Agreement were not consummated on or prior to the date of the Separation, the parties agreed to cooperate to effect such transfers following the date of the Separation. In addition, each of the parties agreed to cooperate with the other party and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement and the other transaction agreements, including the ratification of any actions necessary to effectuate the transactions contemplated by the Separation Agreement. For a period of six months following the Separation, GGP will pay all costs and expenses of any such transfers, and a reserve of $1,000,000 will be added to the THHC Setup Costs to cover such potential costs and expenses. The THHC Setup Costs are included in determining whether a Spinco Note will be issued and in what amount. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Spinco Note." On the six-month anniversary of the date of the Separation, if any portion of the $1,000,000 reserve has not been used by GGP to pay such costs and expenses, the amount of the unused portion will be deducted from the principal balance of the Spinco Note, if one was issued. From and after the six-month anniversary of the date of the Separation, all costs and expenses of any such transfers will be borne by THHC.

  Dispute Resolution

        Following the closing of the Chapter 11 Cases, subject to an accelerated process applicable to certain specified disputes, any dispute, controversy or claim arising out of the Separation Agreement or certain of the other transaction agreements, shall be resolved by negotiation of certain senior executives of the parties, or, if the parties are unable to resolve a dispute in this manner, by binding arbitration pursuant to the procedures set forth in the Separation Agreement and the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration as then in effect.

  Other Matters

        Other matters governed by the Separation Agreement include, among others, access to financial and other records and information, intellectual property, legal privilege, confidentiality, access to and provision of records and treatment of outstanding guarantees.

  Transition Services Agreement

        On the Effective Date we and GGP entered into the Transition Services Agreement whereby GGP or its subsidiaries will provide to us, on a transitional basis, certain specified services on an interim basis for various terms not exceeding 24 months following the Separation. We may terminate certain specified services by giving prior written notice to GGP of any such termination.

        The services that GGP provides to us include, among others, payroll, human resources and employee benefits, financial systems management, treasury and cash management, accounts payable services, telecommunications services, information technology services, property management services, legal and accounting services and various other corporate services. The charges for the transition services generally are intended to allow GGP to fully recover the costs directly associated with providing the services, plus a level of profit consistent with an arm's length transaction together with all out-of-pocket costs and expenses. The charges of each of the transition services will generally be based on an hourly fee arrangement and pass-through out-of-pocket costs. We will be provided with reasonable information that supports the charges for such transition service by GGP.

        Subject to certain exceptions, the liabilities of GGP for providing services under the Transition Services Agreement is generally limited to the greater of the aggregate charges (excluding any third-party costs and expenses included in such charges) actually paid to GGP by us pursuant to the Transition Services Agreement and $10,000,000. The Transition Services Agreement also provides that

GGP is not be liable to us for any special, indirect, incidental or consequential damages related to the provision of services.

  Tax Matters Agreement

        On the Effective Date we and GGP entered into the Tax Matters Agreement which governs the parties' respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. Taxes relating to or arising out of the failure of certain of the transactions described in the private letter ruling request to qualify as a tax-free transaction for U.S. federal income tax purposes will be borne by us and GGP based on certain percentages to be determined in accordance with the relative market capitalization of the two companies, except if such failure is attributable to our action or inaction or GGP's action or inaction, as the case may be, or any event (or series of events) involving our assets or stock or the assets or stock of GGP, as the case may be, in which case the resulting liability will be borne in full by us or GGP, respectively. Our obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of GGP and its subsidiaries under the Tax Matters Agreement, we nonetheless could be liable under applicable tax law for such liabilities if GGP were to fail to pay them. If we are required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.

        The Tax Matters Agreement also restricts our ability (and the ability of any member of our group) to take actions, whether before or after the Separation and Distribution, that could cause the Separation and the Distribution to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, unless we obtain a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Distribution or certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes. Notwithstanding receipt of such ruling or opinion, in the event that such action causes the Distribution or certain related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, we will continue to remain responsible for taxes arising therefrom.

  Surety Bond Indemnity Agreement

        On the Effective Date we and GGP entered into a surety bond indemnity agreement (the "Surety Bond Indemnity Agreement") that governs the continuation of certain surety bonds that were issued under GGP's surety bond facilities prior to the distribution date in respect of projects related to our business (the "THHC Bonds"). Under the terms of the Surety Bond Indemnity Agreement, we agreed to reimburse GGP for any applicable premiums and fees in connection with the THHC Bonds, and to pay GGP an additional market rate for the continued use of its surety bond facilities. We also agreed to indemnify GGP or its applicable subsidiary from and against, and pay to GGP or its applicable subsidiary the amount of, any and all losses arising out of or related to the THHC Bonds. We will use our commercially reasonable efforts to replace, discharge or eliminate each of the THHC Bonds as promptly as practicable, but, in any event, within 24 months after the Effective Date, with a new surety bond, letter of credit or similar instrument that does not involve any recourse to GGP or its applicable subsidiary.

  Employee Matters Agreement

        On the Effective Date we and GGP entered into an employee matters agreement that governs our compensation and employee benefit obligations with respect to our current and former employees and for other employment and employee benefits matters (the "Employee Matters Agreement").

        The Employee Matters Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and related matters in connection with the Separation, including, among other things, the treatment of outstanding GGP option awards, annual and long-term incentive awards, severance arrangements, retirement plans and welfare benefit obligations. Under the terms of the Employee Matters Agreement, we generally assume all liabilities and assets relating to employee compensation and benefits for our current and former employees (including compensation awarded pursuant to GGP's incentive plan for full-time employees, the 2010 Cash Value Added Incentive Compensation Plan (the "CVA Plan")), and GGP generally retains all liabilities and assets relating to employee compensation and benefits for current and former GGP employees (including compensation awarded pursuant to the CVA Plan).

  Employee Benefits

        The Employee Matters Agreement provides that our employees may continue to participate in GGP welfare benefit plans, including healthcare, dental, vision and disability plans, until December 31, 2010. We will reimburse GGP for the actual cost to GGP of providing such benefits to our employees. As of January 1, 2011, we will adopt corresponding welfare benefit plans for all of our employees. We will also reimburse GGP for the cost of any annual or long-term incentive awards, severance benefits and other similar benefits provided to our employees in accordance with the terms of GGP's employee benefit plans following the Separation. In addition, certain GGP employees who provide services to us and who will become our employees on January 1, 2011 will continue to be employed by GGP for the period from the Separation until December 31, 2010 pursuant to an "employee lease agreement." During this period, these leased employees will continue to participate in all of GGP's employee benefit plans, and we will reimburse GGP for the actual cost to GGP of providing such benefits and for the cost of any annual or long-term incentive awards, severance benefits and other similar benefits provided to such leased employees.

  Option Awards

        Pursuant to the Plan, each outstanding option to acquire shares of GGP stock (the "GGP Option") was converted into (i) an option to acquire the same number of shares of common stock of reorganized GGP and (ii) a separate option to acquire 0.098344 shares (which is based upon a maximum number of THHC Shares and options and warrants to acquire THHC common stock) of our common stock (the "THHC Options") for each existing option for one share of GGP common stock. The replacement options have the same terms and conditions as the outstanding GGP Options. As of the Effective Date, 507,307 shares of common stock were issuable upon exercise of the THHC Options. The exercise price per share of a THHC Option that is converted from a GGP Option shall be the exercise price per share under the GGP Option multiplied by a fraction the numerator of which is the THHC Trading Value and the denominator of which is the sum of the Reorganized GGP Trading Value and the THHC Trading Value. "THHC Trading Value" means the volume weighted average trading price of our common stock during the last ten-day trading period ending on or before the sixtieth calendar day following the Effective Date. "Reorganized GGP Trading Value" means the volume weighted average trading price of reorganized GGP common stock during the last ten-day trading period ending on or before the sixtieth calendar day following the Effective Date.

        Notwithstanding the foregoing, pursuant to the terms of GGP's 1998 Incentive Stock Plan, holders of any outstanding GGP Option issued thereunder have the right to elect, within sixty days after the Effective Date, to surrender such option as of the Effective Date for a cash payment equal to the amount by which the highest reported sales price of a share of GGP common stock in any transaction reported on the NYSE Composite Tape during the sixty-day period ending on the Effective Date exceeds the exercise price per share under such option, multiplied by the number of shares of GGP common stock under such option.

  Pension Plans

        Pursuant to the Employee Matters Agreement, on the Separation date, sponsorship of the General Growth Pension Plan for Employees of Victoria Ward, Limited was transferred to and assumed by us.

  2010 Equity Incentive Plan

        We have adopted the 2010 Equity Incentive Plan (the "Equity Plan"). The number of shares of our common stock reserved for issuance under the Equity Plan is equal to 8% of our outstanding shares on a fully diluted basis as of the Effective Date (including shares issuable under the Plan). The Equity Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation (collectively, "the Awards"). Directors, officers, other employees and consultants of us and our subsidiaries and affiliates will be eligible to receive Awards. See "Executive Compensation."

Competition

        The nature and extent of the competition we face depends on the type of property involved. With respect to our master planned communities, we compete with other landholders and residential and commercial property developers in the development of properties within the Baltimore/Washington, D.C., Las Vegas and Houston markets. Significant factors which we believe allow us to compete effectively in this business include:

  •
  the size and scope of our master planned communities;

  •
  the recreational and cultural amenities available within the communities;

  •
  the commercial centers in the communities, including those retail properties that we own and/or operate or may develop;

  •
  our relationships with homebuilders; and

  •
  the proximity to major metropolitan areas.

        With respect to malls and development projects, our direct competitors include other commercial property developers, retail mall development and operating companies and other owners of retail real estate that engage in similar businesses. With respect to our mixed-use development projects, we will also be required to compete for financing.

        Within our operating properties, we compete for retail tenants. We believe the principal factors that retailers consider in making their leasing decision include: consumer demographics; quality, design and location of properties; neighboring real estate projects that have been developed by the Predecessors or that we, in the future, may develop; diversity of retailers and anchor tenants at shopping center locations; management and operational expertise; and rental rates.

Environmental Matters

        Under various Federal, state and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with our ownership and operation of our properties, we, or the relevant joint venture through which the property is owned, may be potentially liable for such costs.

        Substantially all of our properties have been subject to Phase I environmental assessments, which are intended to evaluate the environmental condition of the surveyed and surrounding properties. Phase I environmental assessments typically include a historical review, a public records review, a site visit and interviews, but do not include soil sampling or subsurface investigations. To date, the assessments have not revealed any known environmental liability that we believe would have a material adverse effect on our overall business, financial condition or results of operations. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that conditions have changed since the assessments were prepared (typically at the time the property was purchased or developed). Moreover, no assurances can be given that future laws, ordinances or regulations will not impose any material environmental liability on us, or the current environmental condition of our properties will not be adversely affected by tenants and occupants of the properties, by the condition of properties in the vicinity of our properties (such as the presence on such properties of underground storage tanks) or by third parties unrelated to us.

        Future development opportunities may require additional capital and other expenditures in order to comply with federal, state and local statutes and regulations relating to the protection of the environment. In addition, there is a risk when redeveloping sites, such as the West Windsor, Princeton, NJ, site, that we might encounter previously unknown issues that require remediation or residual contamination warranting special handling or disposal, which could affect the speed of redevelopment. In addition, where redevelopment involves renovating or demolishing existing facilities, we may be required to undertake abatement and/or the removal and disposal of building materials or other remediation or cleanup activities that contain hazardous materials. In addition, in the event that we redevelop our Cottonwood Mall property, we may be required to remediate certain soil and groundwater contamination that has been identified on the property. We may not have sufficient liquidity, however, to comply with such statutes and regulations or to address such conditions and may be required to halt or defer such development projects. We cannot predict with any certainty the magnitude of any such expenditures or the long-range effect, if any, on our operations. Compliance with such laws has not had a material adverse effect on the Predecessors' operating results or competitive position in the past but could have such an effect in the future.

Legal Proceedings

        We are not currently involved in any material pending legal proceedings nor, to our knowledge, is any material legal proceeding currently threatened against us.

Employees

        At the Effective Date we have approximately 142 employees, 98 of whom are temporarily leased from the Predecessors under an employee leasing agreement until January 1, 2011 when they will become our direct employees. These employees devote all of their time to us and ceased providing services to the Predecessors as of the Effective Date.

Insurance

        We have comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our portfolio of retail properties. Our management believes that such insurance provides adequate coverage.

Available Information

        Following the Distribution, we are required to file annual, quarterly and other current reports and information with the SEC. You may read and copy any materials filed by us with the SEC at its Public Reference Room at 100 F. Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public at the SEC's website at http://www.sec.gov.

MANAGEMENT

        Our board of directors is responsible for the management of our business.

Board of Directors

        Prior to the Effective Date our board of directors consisted of two members. The following table sets forth the names, ages, positions and starting date for each of our directors prior to the Effective Date.

Name	Age	Director Since	Position
Adam Metz	49	2010	Director
Thomas Nolan, Jr.	52	2010	Director

        Adam Metz, currently serves as our Chairman and served as our Chief Executive Officer from our formation in July 2010 until October 2010. He has also served as Chief Executive Officer of GGP since October 2008, director of GGP since November 2005, Lead Director of GGP from June 2007 through October 2008 and continues to serve as director and Chief Executive Officer of reorganized GGP since its formation in 2010. From late 2002 through October 2008, Mr. Metz was an active partner of Polaris Capital LLC, which is in the business of owning retail real estate assets throughout the United States. Prior to the formation of Polaris Capital, Mr. Metz was Executive Vice President of Rodamco, N.A. from November 2000 through May 2002 when the assets of Rodamco, N.A. were sold. From 1993 to 2000, before it was acquired by Rodamco, Mr. Metz held various positions with Urban Shopping Centers, including Vice President, Chief Financial Officer and President. Mr. Metz's leadership role with us as well as his prior leadership roles at real estate companies provided him with key experience in business and in the real estate industry and contribute to his ability to make strategic decisions with respect to our business.

        Thomas Nolan, Jr., has served as our President and Chief Operating Officer since our formation in July 2010. He has also served as Chief Operating Officer of GGP since March 2009, President of GGP since October 2009, director of GGP since April 2005 and continues to serve as director, Chief Operating Officer and President of reorganized GGP since its formation in 2010. Prior to becoming President of GGP, Mr. Nolan was a private real estate investor since February 2008. From July 2004 through February 2008, Mr. Nolan served as a Principal and as Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 through July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 through 2004 he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan's leadership roles with GGP as Chief Operating Officer, President and director, as well as his prior leadership roles and real estate experience allow him to make key contributions in the operation of our business. In addition, Mr. Nolan's extensive financial experience in various segments of the real estate industry enable him to make valuable and strategic contributions to our business.

        Upon consummation of the Plan, under the terms of the Investment Agreements, our board of directors will consist of nine members, three of whom will be nominated by Pershing Square and one of whom will be nominated by Brookfield Investor. See "Certain Relationships and Related Transactions, and Director Independence."

        The following table sets forth the names, ages and positions of our directors as of the Effective Date. One seat is expected to remain vacant until a permanent Chief Executive Officer is hired, after which he or she will be appointed to fill the vacant seat.

Name	Age	Director Since	Position
William Ackman	44	2010	Director
David Arthur	57	2010	Director
Gary Krow	55	2010	Director
Allen Model	64	2010	Director
Adam Flatto	47	2010	Director
Jeffrey Furber	51	2010	Director
Steven Shepsman	58	2010	Director
R. Scot Sellers	53	2010	Director

        William Ackman, is the founder and CEO of Pershing Square Capital Management, L.P., a registered investment adviser founded in 2003. Pershing Square is a proactive fundamental value investor in publicly traded companies. Mr. Ackman formerly served as a director of GGP from June 2009 to March 2010. Mr. Ackman's management experience, his prior service on the boards of public companies and his investments in real estate-related public and private companies give him valuable insight which can be applied to our Company and benefit our board of directors. Mr. Ackman is a director nominee designated by Pershing Square pursuant to the terms of the Investment Agreement with Pershing Square described under "Certain Relationships and Related Transactions, and Director Independence—Board of Directors."

        David Arthur, is our interim chief executive officer. Mr. Arthur has also been the president and chief executive officer since 2004 of Brookfield Real Estate Opportunity Fund ("BREOF"), a real estate opportunity fund investing in high yield office, industrial and residential real estate opportunities in major markets in the United States and Canada. Brookfield Asset Management is the principal investor and sponsor in BREOF. Mr. Arthur has also been a managing partner in the Real Estate Investments, North American division for Brookfield Asset Management since December 2009. Prior to joining BREOF, Mr. Arthur was President and CEO of Brookfield Properties Ltd., where his responsibilities in Canada, Denver, Minneapolis and southern California included property acquisitions, value-add capital and leasing programs, operations, financing and the sourcing of institutional partners. Mr. Arthur was the founding chairman of Brookfield LePage Johnson Controls, a major Canadian facilities management company and his previous experience includes Cadillac Fairview Corporation Limited, Cambridge Leaseholds and Coscan Development. Mr. Arthur also served as a director on the Brookfield Properties Corporation board until 2004. Mr. Arthur's extensive experience in the real estate industry along with his many leadership roles allow him to make key contributions on operational, investment and other strategy matters to our board of directors. Mr. Arthur is a director nominee designated by Brookfield Investor pursuant to the terms of the Investment Agreement with Brookfield Investor described under "Certain Relationships and Related Transactions, and Director Independence—Board of Directors."

        Gary Krow, has been the President, CEO and a director of GiftCertificates.com, a leading eCommerce provider of B2B incentive management solutions, since July 2008. Mr. Krow was a consultant for Light Year Capital, a diversified private equity company, from January 2008 to June 2008. Prior to his position with Light Year Capital, Mr. Krow joined Comdata Corporation, a global electronic issuer and processor of payments, in 1990, and served as its President from 1999 to May 2007. Mr. Krow has formerly served on the board of directors for the National Association of Travel Centers Foundation, TIMM Communications, Inc., and the American Heart Association in Davidson County, TN. Mr. Krow's extensive e-commerce and technology operations experience, allows him to provide insight into the efficient transfer of data and the development of systems necessary to operate in a technologically advanced economy to our board of directors. Mr. Krow is a director nominee designated by Pershing Square pursuant to the terms of the Investment Agreement with Pershing Square described under "Certain Relationships and Related Transactions, and Director Independence—Board of Directors."

        Allen Model, has been the Co-Founder, Treasurer and Managing Director of Overseas Strategic Consulting, Ltd. ("OSC") since 1992. OSC is an international consulting firm that provides public information services to a number of clients worldwide, including the United States Agency for International Development, The World Bank, The Asian Development Bank and host governments. Mr. Model has also been a private investor for Model Entities, which manages personal and family portfolios, since 1988. Mr. Model currently serves as a director of three privately-held companies: Anchor Health Properties, a real estate partnership that develops medically related properties, since 1990; Sinewave Energy Technologies, a company that produces energy saving devices in the lighting space, since 1994; and NetBoss Technologies, Inc., a company which provides software management tools for telecommunications companies. Mr. Model formerly served as a director of three publicly-traded companies: Blue Ridge Real Estate Company, a land development company, from 1975 to 2002; Big Boulder Corp., a land development company linked to Blue Ridge, from 1975 to 2002; and MetroWest Bank, from 1990 to 2001. Mr. Model's consulting and investment experience as well as his service on the boards of both public and private companies provide him with the knowledge in corporate strategy and investment expertise that will benefit our board of directors. Mr. Model is a director nominee designated by Pershing Square pursuant to the terms of the Investment Agreement with Pershing Square described under "Certain Relationships and Related Transactions, and Director Independence—Board of Directors."

        Adam Flatto, is the President of The Georgetown Company, a privately-held real estate investment and development company based in New York City. Mr. Flatto has been with The Georgetown Company since 1990 and since that time has been involved with the development, acquisition and ownership of over 15 million square feet of commercial and residential real estate projects throughout the United States. These have included a wide array of projects ranging from large-scale office buildings, movie studios, retail shopping malls and arenas to hotels, apartment buildings mixed-use, master planned communities and others. Mr. Flatto's extensive real estate development and management experience provide key insight into operations and strategy to our board of directors.

        Jeffrey Furber, is the Chief Executive Officer of AEW Capital Management, L.P. ("AEW") and Chairman of AEW Europe. AEW provides real estate investment management services to investors worldwide and, as of March 31, 2010, AEW and its affiliates managed over $42 billion of real estate assets and securities on behalf of many of the world's leading institutional and private investors. Mr. Furber has oversight responsibility for all of AEW's operating business units in the United States, Europe and Asia and chairs AEW's Management Committee. He is also a member of AEW's Investment Committees and Investment Policy Groups in North America, Europe and Asia. Additionally, prior to 1997 Mr. Furber served as Managing Director of Winthrop Financial Associates, a subsidiary of Apollo Advisors, and as President of Winthrop Management. Mr. Furber has extensive experience overseeing financial investments in the real estate industry and has held leadership roles within his firm and industry groups alike. His investment and management experience contribute to our board of directors.

        Steven Shepsman, is an Executive Managing Director and Founder of New World Realty Advisors, a real estate investment and advisory firm specializing in real estate restructurings, development and finance. Mr. Shepsman was recently Chair of the Official Committee of Equity Holders in the Chapter 11 proceedings of GGP. As a principal in a real estate fund, Mr. Shepsman had oversight responsibility for the fund's due diligence and acquisition of investment platforms, and with subsequent asset acquisitions, financings and dispositions. Earlier in his career, Mr. Shepsman, a CPA, was a Managing Partner of Kenneth Leventhal and Company and of Ernst & Young's Real Estate Practice.

Mr. Shepsman was formerly a member of the Real Estate Committee of the American Institute of Certified Public Accountants and was the Chair of the Real Estate Committee of the New York State Society of Certified Public Accountants. Mr. Shepsman is presently the Chair of the Dean's Advisory Council for the School of Management at the University of Buffalo. Mr. Shepsman's extensive professional accounting and financial expertise, including with respect to the real estate industry, allow him to provide key contributions to the board of directors on financial, accounting, corporate governance and strategic matters.

        R. Scot Sellers, has served as the Chief Executive Officer of Archstone, one of the world's largest apartment companies, since January 1997, and prior to that was Archstone's Chief Investment Officer since 1995. Under Mr. Sellers' leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities (San Antonio and El Paso), to becoming the largest publicly traded owner of urban high rise apartments in the nation's premier cities (Manhattan, Washington, D.C. and others). During Mr. Sellers' 29 year career in the apartment business, he has been responsible for the development, acquisition and operation of over $40 billion of apartment communities in over 50 different cities across the United States. Mr. Sellers is a member of the Executive Committee of the National Multi-housing Council and served as the former Chairman of the National Association of Real Estate Investment Trusts from November 2005 to November 2006. Mr. Sellers' extensive experience in the real estate industry, which coincided with the broad growth of Archstone, and his service on industry committees provide him with insight into operations, development and growth of the real estate industry and make him particularly suited to assisting our board of directors.

Committees of the Board of Directors

        Our board of directors has the authority to appoint committees to perform certain management and administration functions. On the Effective Date our board of directors will have three committees: the audit committee, the compensation committee, the nominating and governance committee.

Audit Committee

        The primary purpose of the audit committee is to assist the board of directors' oversight of:

  •
  the integrity of our financial statements;

  •
  our systems of control over financial reporting and disclosure controls and procedures;

  •
  our compliance with legal and regulatory requirements;

  •
  our independent auditors' qualifications and independence;

  •
  the performance of our independent auditors and our internal audit function;

  •
  all related person transactions for potential conflict of interest situations on an ongoing basis;

  •
  the preparation of the annual performance evaluation of the committee; and

  •
  the preparation of the report required to be prepared by the committee pursuant to SEC rules.

        On the Effective Date, Messrs. Krow, Model and Shepsman are expected to serve on the audit committee. Mr. Shepsman is expected to serve as chairman of the audit committee and also qualifies as an "audit committee financial expert" as such term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. Our board of directors has affirmatively determined that Messrs. Krow, Model and Shepsman meet the definition of "independent directors" for the purposes of serving on the audit committee under applicable SEC and the NYSE rules, and we intend to comply with these independence requirements within the time periods specified.

Compensation Committee

        The primary purpose of our compensation committee is to:

  •
  review and approve corporate goals and objectives relevant to compensation of our executive officers and key employees;

  •
  evaluate, determine and approve, then recommend to our board of directors for consideration, the compensation and benefits received by our executive officers and key employees in light of the above goals;

  •
  monitor and review our compensation and benefit plans;

  •
  administer our stock and other incentive compensation plans and programs and prepare recommendations and periodic reports to the board of directors concerning such matters;

  •
  prepare the compensation committee report required by SEC rules to be included in our annual report;

  •
  prepare recommendations and periodic reports to the board of directors as appropriate;

  •
  conduct and prepare an annual performance evaluation of the committee; and

  •
  handle such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

        On the Effective Date, Messrs. Ackman, Arthur, Krow and Sellers are expected to serve on the compensation committee, and Mr. Krow is expected to serve as the chairman.

Nominating and Governance Committee

        The primary purpose of the nominating and governance committee is to:

  •
  identify and recommend to the board of directors individuals qualified to serve as directors of our company and on committees of the board of directors;

  •
  advise the board of directors with respect to the board of directors composition, procedures and committees;

  •
  develop and recommend to the board of directors a set of corporate governance guidelines and principles applicable to us;

  •
  oversee the evaluation of the board of directors and management;

  •
  conduct and prepare an annual performance evaluation of the committee; and

  •
  review the overall corporate governance of our company and recommend improvements when necessary.

        On the Effective Date, Messrs. Flatto, Shepsman and Sellers are expected to serve on the nominating and governance committee, and the chairman will be determined on the Effective Date. Our standstill agreement with Pershing Square provides that so long as Pershing Square beneficially owns more than 10% of our outstanding common stock, Pershing Square will support the composition of the nominating and governance committee to consist of a majority of members who are not affiliated with or nominated by Pershing Square.

Code of Business Conduct and Ethics

        We presently expect to enter into Codes of Business Conduct and Ethics which will apply to all of our employees, officers and directors, including our Chief Executive Officer. Our Codes of Business

Conduct and Ethics will require disclosure of, and in certain circumstances prohibit, conflicts of interest, which are broadly defined to include situations where a person's private interest interferes with the interests of the Company. In addition, the codes will prohibit direct or indirect personal loans to executive officers and directors to the extent required by law and stock exchange regulation. The codes do not attempt to cover every issue that may arise, but instead will set out basic principles to guide all of our employees, officers and directors.

        We presently expect that the Code of Business Conduct and Ethics applicable to our directors will recognize that our directors have and may in the future have interests in other real estate business activities, including with reorganized GGP, and may have control or influence over these activities and may serve as investment advisors, directors or officers in such businesses. These interests and activities, and any duties to third parties arising from such interests and activities, could divert the attention of such directors from our operations. Additionally, the code will recognize that certain of our directors are engaged in investment and other activities in which they may learn of real estate and other related opportunities in their non-director capacities. We presently expect that on the Effective Date the Code of Business Conduct and Ethics applicable to our directors will expressly provide, as permitted by Section 122(17) of the DGCL, that our non-employee directors will not be obligated to limit their interests or activities in their non-director capacities or to notify us of any opportunities that may arise in connection therewith, even if the opportunities are complementary to or in competition with our businesses. Accordingly, we have, and investors in our common stock should have, no expectation that we will be able to learn of or participate in such opportunities. However, the code will provide that if any potential business opportunity is expressly presented to a director exclusively in his or her director capacity, the director will not be permitted to pursue the opportunity, directly or indirectly through a controlled affiliate in which the director has an ownership interest, without the approval of the independent members of our board of directors.

Executive Officers

        The following table sets forth the names and ages of our executive officers* as of the Effective Date.

Name	Age	Position
David Arthur	56	Interim Chief Executive Officer
Rael Diamond	33	Interim Chief Financial Officer
Steven Ganeless	47	Interim Chief Operating Officer

*
Appointed pursuant to the Management Agreement.

        Biographical information concerning our executive officers is set forth below.

        David Arthur, has been our interim chief executive officer since October 2010. Mr. Arthur has also been the president and chief executive officer since 2004 of Brookfield Real Estate Opportunity Fund ("BREOF"), a real estate opportunity fund investing in high yield office, industrial and residential real estate opportunities in major markets in the United States and Canada. Brookfield Asset Management is the principal investor and sponsor in BREOF. Mr. Arthur has also been a managing partner in the Real Estate Investments, North American division for Brookfield Asset Management since December 2009. Prior to joining BREOF, Mr. Arthur was President and CEO of Brookfield Properties Ltd., where his responsibilities in Canada, Denver, Minneapolis and southern California included property acquisitions, value-add capital and leasing programs, operations, financing and the sourcing of institutional partners. Mr. Arthur was the founding chairman of Brookfield LePage Johnson Controls, a major Canadian facilities management company and his previous experience includes Cadillac Fairview Corporation Limited, Cambridge Leaseholds and Coscan Development. Mr. Arthur also served as a director on the Brookfield Properties Corporation board until 2004.

        Rael Diamond, has been our interim chief financial officer since October 2010 and has been Senior Vice President Finance of Brookfield Asset Management's real estate platform since 2009. In 2008 Mr. Diamond was the Chief Financial Officer of Adira Capital Corporation, a private investment firm. Prior to 2008 he held various finance positions within Brookfield Properties including Vice President & Controller of Brookfield Properties. Prior to 2003 he was with the Financial Advisory Services Group of Deloitte & Touche LLP. He is a Chartered Accountant.

        Steven Ganeless, will be our interim chief operating officer as of the Effective Date. Mr. Ganeless joined BREOF as a principal and senior vice president in 2005. Mr. Ganeless has over 18 years of experience in real estate transactions, previously as a principal at Olmstead Properties from 1996 to 1998 and 2002 to 2005 and senior vice president at Vornado Realty Trust from 1998 to 2002, overseeing acquisitions for its Office Division. In addition, Mr. Ganeless held acquisition positions with Town and Country Trust and its predecessor from 1991 to 1994 and LaSalle Partners in 1990. He has been responsible for all aspects of real estate ownership, including acquisition, financing, disposition, development, leasing and management for a broad range of property types.

EXECUTIVE COMPENSATION

        Prior to the Effective Date, we did not pay our executive officers, who were current employees of GGP, any compensation for their services. Prior to the Effective Date, all of our executive officers were employees of GGP. Accordingly, their compensation was set and paid by GGP.

        We have entered into a Management Agreement with Brookfield Advisors to provide support for our existing master planned community operational team. The Management Agreement has an initial term of six months, which may be extended at our option for another six month term and can be terminated by us upon 45 days written notice or upon the payment of a fee equal to the contractual management fee for the period of time between the actual notice given and 45 days. Brookfield Advisors will provide us with interim executive officers and leadership and oversight until our permanent executive management team can be identified and assume their roles. We do not pay any separate compensation to the individuals serving as interim executive officers pursuant to the Management Agreement. The individuals serving as interim executive officers will continue to be employees of Brookfield Advisors and will be compensated by Brookfield Advisors. We pay Brookfield Advisors a monthly fee as compensation for its services under the Management Agreement. See "Certain Relationships and Related Transactions, and Director Independence—Interim Management Agreement."

Compensation Committee Interlocks and Insider Participation

        On the Effective Date, none of our executive officers serve as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors.

2010 Equity Incentive Plan

        We adopted the Equity Plan in connection with the Separation. The Equity Plan became effective on the Effective Date. The number of shares of our common stock reserved for issuance under the Equity Plan is equal to 8% of our outstanding shares on a fully diluted basis as of the Effective Date (including shares issuable under the Plan). The Equity Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation (collectively, the "Awards"). Directors, officers, other employees and consultants of us and our subsidiaries and affiliates are eligible for Awards. The Equity Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

        The purpose of the Equity Plan is to provide incentives that will attract, retain and motivate our directors, officers, employees and consultants by providing them with either a proprietary interest in our long-term success or compensation based on their performance. The following is a summary of the material terms of the Equity Plan, but does not include all of the provisions of the Equity Plan.

  Administration

        The Equity Plan is administered by the compensation committee of our board of directors or any committee designated by our board of directors to administer the Equity Plan. The administrator is empowered to determine the form, amount and other terms and conditions of Awards, clarify, construe or resolve any ambiguity in any provision of the Equity Plan or any Award agreement and adopt such rules and guidelines for administering the Equity Plan as it deems necessary or proper. All actions, interpretations and determinations by the administrator are final and binding.

  Shares Available

        The Equity Plan makes available the number of shares of our common stock described above, subject to adjustments. In the event that any outstanding Award expires or terminates without the issuance of shares or is otherwise settled for cash, the shares allocable to such Award, to the extent of such expiration, termination or settlement for cash, will again be available for issuance. No participant may be granted more than 500,000 shares, or the equivalent dollar value of such shares, in any year.

  Eligibility for Participation

        Members of our board of directors, as well as officers, employees and consultants of us and our subsidiaries and affiliates are eligible to participate in the Equity Plan. The selection of participants is within the sole discretion of the administrator.

  Types of Awards

        The Equity Plan provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. The administrator will determine the terms and conditions of each Award, including the number of shares subject to each Award, the vesting terms, and the purchase price. Awards may be made in assumption of or in substitution for outstanding Awards previously granted by us or our affiliates, or a company acquired by us or with which we combine.

  Award Agreement

        Awards granted under the Equity Plan will be evidenced by Award agreements that provide additional terms and conditions associated with the Awards, as determined by the administrator in its discretion. In the event of any conflict between the provisions of the Equity Plan and any such Award agreement, the provisions of the Equity Plan will control.

  Options

        An option granted under the Equity Plan permits a participant to purchase from us a stated number of shares at an exercise price established by the administrator. Subject to the terms of the Equity Plan, the terms and conditions of any option will be determined by the administrator. Options will be designated as either nonqualified stock options or incentive stock options. An option granted as an incentive stock option will, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. The exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant. The term of each option will be determined prior to the date of grant, but may not exceed ten years.

  Stock Appreciation Rights

        A stock appreciation right granted under the Equity Plan entitles the holder to receive, upon its exercise, the excess of the fair market value of a specified number of shares of our common stock on the date of exercise over the grant price of the stock appreciation right. Payment may be in the form of cash, shares of our common stock, other property or any combination thereof. Subject to the terms of the Equity Plan, the terms and conditions of any stock appreciation right will be determined by the administrator.

  Restricted Stock

        An Award of restricted stock granted under the Equity Plan is a grant of a specified number of shares of our common stock, which are subject to forfeiture upon the occurrence of specified events.

Each Award agreement evidencing a restricted stock grant will specify the period of restriction, the conditions under which the restricted stock may be forfeited to us and such other provisions as the administrator may determine, subject to the terms of the Equity Plan.

  Other Stock-Based Awards

        The administrator may grant Awards of shares of our common stock and Awards that are valued, in whole or in part, by reference to our common stock. Such Awards will be in such form and subject to such terms and conditions as the administrator may determine, including, the right to receive one or more shares of our common stock (or the equivalent cash value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the Equity Plan, the administrator will determine whether such other stock-based awards will be settled in cash, shares of our common stock or a combination of cash and such shares, and all other terms and conditions of such Awards.

  Performance-Based Compensation

        To the extent permitted by Section 162(m) of the Code the administrator may design any Award so that the amounts or shares payable thereunder are treated as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. The grant, vesting, crediting and/or payment of performance-based compensation will be based or conditioned on the achievement of objective performance goals established in writing by the compensation committee of our board of directors. Performance goals may be based on one or more of the following measures:

  •
  consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

  •
  net income;

  •
  operating income;

  •
  earnings per Share;

  •
  book value per Share;

  •
  return on shareholders' equity;

  •
  expense management;

  •
  return on investment;

  •
  improvements in capital structure;

  •
  profitability of an identifiable business unit or product;

  •
  maintenance or improvement of profit margins;

  •
  stock price;

  •
  market share;

  •
  revenues or sales;

  •
  costs;

  •
  cash flow;

  •
  working capital;

  •
  return on assets;

  •
  store openings or refurbishment plans;

  •
  staff training; and

  •
  corporate social responsibility policy implementation.

  Transferability

        Unless otherwise determined by the administrator, Awards may not be transferred by a participant except in the event of death. Any permitted transfer of the Awards to heirs or legatees of a participant will not be effective unless the administrator has been furnished with written notice thereof and a copy of such evidence as the administrator may deem necessary to establish the validity of the transfer.

        The administrator may impose such transfer restrictions on any shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include a requirement that the participant hold the shares received for a specified period of time or a requirement that a participant represent and warrant in writing that the participant is acquiring the shares for investment and without any present intention to sell or distribute such shares.

  Stockholder Rights

        Except as otherwise provided in the applicable Award agreement or with respect to Awards of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any Award until the participant becomes the record holder of such shares. Participants holding Awards or restricted stock will have the right to vote and receive dividends with respect to the restricted stock, unless otherwise provided in the applicable Award Agreement.

  Adjustment of Awards

        In the event of a corporate event or transaction such as a recapitalization, in order to prevent dilution or enlargement of participants' rights under the Equity Plan, the administrator will make certain adjustments to Awards, including, in its sole discretion, substitution or adjustment of the number and kind of shares that may be issued under the Equity Plan or under particular Awards, the exercise price or purchase price applicable to outstanding Awards, and other value determinations applicable to the Equity Plan or outstanding Awards.

        In the event we experience a change in control, the administrator may make adjustments to the terms and conditions of outstanding Awards, including, acceleration of vesting and exercisability of Awards, substitution of Awards with substantially similar Awards and cancellation of Awards for fair value.

  Amendment and Termination

        The administrator may amend or terminate the Equity Plan or any Award agreement at any time. However, no amendment or termination is permitted without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement and no amendment or termination is permitted without the consent of the participants if such amendment or termination would materially diminish the participants' rights under the Equity Plan or any Award.

        No Awards will be granted more than ten years after the Effective Date.

 DIRECTOR COMPENSATION

        Prior to the Effective Date, we did not pay to our directors any compensation for their board service. Following the Effective Date, our compensation committee will establish the fees that will be paid to directors as compensation for their services as directors. In addition to receiving fees for their services as directors, our non-employee directors will receive annual equity awards under the Equity Plan that we expect to adopt on the Effective Date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the Effective Date 37,718,326 shares of our common stock were issued and outstanding. In addition, after giving effect to the issuance of warrants to purchase our common stock to the Plan Sponsors and the Blackstone Investors pursuant to the Investment Agreements, the Blackstone Designation and the Plan, we have warrants to purchase 8.0 million shares of our common stock outstanding, subject to adjustment as provided in the warrant agreement. Approximately 6.08 million of the warrants vested immediately upon issuance and are included in the table below. The remaining 1.92 million of the warrants also vested immediately upon issuance, but for so long as they are held by Fairholme, may only be exercised upon 90 days' prior notice for the first 6.5 years after issuance and without notice any time thereafter and, therefore, have not been included in the table below. There are also 507,307 shares of our common stock issuable pursuant to options that may be exercised within 60 days of the Effective Date.

        The following table sets forth estimated information regarding the beneficial ownership of our common stock immediately following the Distribution. The table below sets forth such estimated beneficial ownership for:

  •
  each stockholder who is a beneficial owner of more than 5% of our common stock on the Effective Date immediately following the consummation of the Plan;

  •
  each nominee for director;

  •
  each named executive officer; and

  •
  all nominees for director and executive officers as a group.

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Fairholme beneficially owns 3.2% of our common stock (excluding 1,916,667 shares, subject to adjustment, issuable, upon exercise of warrants). The Fairholme warrants are not exercisable within 60 days of the date of this registration statement but require 90 days' prior written notice in order to exercise during the first 6.5 years after issuance, accordingly, Fairholme does not beneficially own more than 5% of our common stock for purposes of the following table.

        Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o The Howard Hughes Corporation, 110 N. Wacker Drive, Chicago, IL 60606.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percent of Total
Brookfield Investor(1)	6,257,951	(2)	15.1%
Pershing Square(3)	5,484,685	(4)	13.8%
General Trust Company, as trustee(5)	6,553,024		17.4%
M.B. Capital Partners III
M.B. Capital Units L.L.C.
William Ackman, Director Nominee(3)	5,484,685	(4)	13.8%
David Arthur, Director Nominee and Interim Chief Executive Officer	—		—
Adam Flatto , Director Nominee	—		—
Jeffrey Furber, Director Nominee	—		—
Gary Krow, Director Nominee	—		—
Allen Model, Director Nominee	—		—
Steven Shepsman, Director Nominee	—		—
R. Scot Sellers, Director Nominee	—		—
Rael Diamond, Interim Chief Financial Officer	—		—
Steven Ganeless, Interim Chief Operating Officer	—		—
All directors, director nominees and executive officers as a group (12 persons)	5,484,685		13.8%

(1)
Pursuant to the Investment Agreement with Brookfield Investor, Brookfield Investor may (and it is expected that it will) designate that some or all of these shares (including shares issuable upon exercise of the warrants) be issued in the name of one or more entities managed by a controlled affiliate of Brookfield Asset Management Inc. ("BAM"). BAM and such entities (and the investors in such entities) may be deemed to beneficially own some or all of such shares. The address of each such Brookfield-managed entity is c/o Brookfield Retail Holdings LLC, Level 22, 135 King Street, Sydney NSW 2000, Australia.

(2)
Includes 3.83 million shares of our common stock issuable upon the exercise of Brookfield Investor's warrants.

(3)
The shares of our common stock beneficially owned by Pershing Square are, or may be deemed to be, beneficially held by Pershing Square Capital Management, L.P., PS Management GP, LLC and Pershing Square GP, LLC, and William A. Ackman, who collectively share, or may be deemed to share, dispositive and voting power over all shares held for the accounts of Pershing Square, L.P., Pershing Square II, L.P., and Pershing Square International, Ltd. (or its wholly-owned subsidiary PSRH, Inc.), which is a Cayman Islands exempted company. Certain of the Pershing Square entities also have additional economic exposure up to approximately 54,907,669 notional shares of GGP common stock under cash-settled total return swaps, which following the Distribution, are expected to result in economic exposure up to approximately 5,397,423 notional shares of our common stock (approximately 13.6% of our outstanding shares on the Effective Date, including shares issuable upon exercise of the warrants). The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.

(4)
Includes 1.92 million shares of our common stock issuable upon exercise of Pershing Square's warrants.

(5)
Such shares are beneficially owned by General Trust Company ("GTC") solely in its capacity as trustee of trusts, the beneficiaries of which are members of the Bucksbaum family which, for purposes hereof, include the spouses and descendents of Martin, Matthew and Maurice Bucksbaum. Certain of these trusts are the partners of M.B. Capital Partners III ("M.B. Capital"). and M.B. Capital is the sole member of M.B. Capital Units L.L.C. ("Units L.L.C."). GTC has sole beneficial ownership of 922,264 shares of common stock. GTC, M.B. Capital and Units L.L.C. share beneficial ownership of 4,503,393 shares of common stock. GTC and M.B. Capital share beneficial ownership of 5,630,760 shares of common stock. The address of each of M.B. Capital and Units L.L.C. is 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Board of Directors

        Pursuant to the Investment Agreements, our board of directors will have nine members, one of whom was nominated by Brookfield Investor and three of whom were nominated by Pershing Square. Brookfield Investor's right to nominate one director will continue so long as Brookfield Investor beneficially owns at least 10% of our common stock on a fully diluted basis. Pershing Square's right to nominate three directors would continue so long as Pershing Square and its affiliates have economic ownership of at least 17.5% of our common stock on a fully diluted basis and two directors for so long as Pershing Square and its affiliates beneficially own at least 10%, but have economic ownership less than 17.5%, of our common stock on a fully diluted basis. Following such time as Pershing Square and its affiliates beneficially own less than 10% of our common stock on a fully diluted basis, Pershing Square will no longer have the right to nominate directors for election to our board of directors. Based on Pershing Square's and its affiliates' expected beneficial ownership and economic interest resulting from Pershing Square's and its affiliates' economic interest in swaps relating to GGP's common stock, on the Effective Date, Pershing Square will be entitled to nominate three directors.

Director Independence

        Our board of directors has affirmatively determined that Messrs. Flatto, Furber, Krow, Model, Sellers and Shepsman are independent directors under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Standstill Agreement

        On the Effective Date we entered into a standstill agreement with Pershing Square to, among other things (a) cap Pershing Square's economic interest in our common stock at 40% of our outstanding common stock, (b) require Pershing Square, with respect to any matter our board of directors has recommended our shareholders not approve, to vote any of its shares in excess of 30% of our outstanding common stock against such matter or in proportion to other shareholders, (c) fix the size of, the minimum number of independent directors on, and the composition of the nominating committee of, our board of directors, (d) set forth required approvals for (i) certain change of control transactions and related-party transactions involving Pershing Square and (ii) Pershing Square to increase its percentage ownership of our common stock above an agreed upon cap, and (e) restrict certain transfers of our common stock by Pershing Square. In addition, in connection with a vote for the election of directors, Pershing Square may vote all of its shares as it wishes with respect to its designees and, with respect to other nominees, may vote 10% of our outstanding common stock as it wishes, but must vote the rest of its shares in proportion to the other stockholders. Fairholme and Brookfield Investor have not entered into similar standstill agreements.

Warrants

        GGP issued Interim Warrants to Brookfield Investor and Fairholme to purchase GGP common stock on May 10, 2010 pursuant to their respective Investment Agreements. Upon the effectiveness of the Plan, the Interim Warrants were cancelled and terminated in accordance with their terms. On the Effective Date and after giving effect to the Blackstone Designation, we issued to (i) Brookfield Investor warrants to purchase approximately 3.83 million shares of our common stock, (ii) Fairholme warrants to purchase approximately 1.92 million shares of our common stock, (iii) Pershing Square warrants to purchase up to approximately 1.92 million shares of our common stock and (iv) the Blackstone Investors warrants to purchase approximately 0.33 million shares of our common stock, in each case, with an initial exercise price of $50.00 per share. The above exercise price will be subject to adjustment as provided in the related warrant agreement. The warrants issued to Pershing Square and to Fairholme can only be exercised on a net share basis. Each warrant will have a term of seven years from the closing date. The warrants (a) are subject to anti-dilution adjustments in connection with dividends and certain other events, and (b) provide for a right to require that the warrants be cashed out at a Black-Scholes-based formula value upon certain change of control events. See "Description of Capital Stock—Warrants."

Interim Management Agreement

        We have entered into a Management Agreement with Brookfield Advisors, an affiliate of Brookfield Investor. The Management Agreement has an initial term of six months, which can be extended at our option, subject to good faith negotiations with respect to certain terms, for another six month term and can be terminated by us upon 45 days written notice or upon the payment of a fee equal to the contractual management fee for the period of time between the actual notice given and 45 days.

        We pay Brookfield Advisors a monthly fee as compensation for its services under the Management Agreement. We do not pay any separate compensation to the individuals serving as interim executive officers pursuant to the Management Agreement. The management fee payable to Brookfield Advisors pursuant to the Management Agreement is $500,000 per month, none of which will be used to compensate our interim executive officers, until the end of the six-month term. If the term is renewed, the monthly fee will be agreed to by Brookfield Advisors and us, negotiating in good faith, taking into account the management compensation structure (including related incentives) that Brookfield Advisors is then receiving from other non-controlled companies of similar size and complexity for which it provides similar management services. We reimburse Brookfield Advisors for all reasonable out-of-pocket fees, costs and expenses owed to any third party in connection with the provision of services under the Management Agreement and all sales, use, value added, goods and services, withholding or other taxes, duties or governmental charges imposed by reason of the Management Agreement (other than income and similar taxes that are personal to Brookfield Advisors).

        The Management Agreement has standard indemnification and limitation of liability provisions that require us to indemnify Brookfield Advisors other than for Brookfield Advisors' bad faith, fraud, willful misconduct, gross negligence or, in the case of a criminal matter, conduct undertaken with the knowledge that the conduct was unlawful. Brookfield Advisors' maximum liability for breaches of the Management Agreement is equal to amounts previously paid by us in the two most recent calendar years. Brookfield Advisors will provide us with interim executive officers, who may be replaced by Brookfield Advisors with similarly qualified individuals upon not less than ten business days' notice, until our permanent executive management team can be identified and assume their roles.

        The services provided by Brookfield Advisors include, without limitation:

  •
  overall strategic advice;

  •
  project development oversight;

  •
  overseeing preparation and implementation of our annual business plan;

  •
  recommendations and oversight regarding financing requirements;

  •
  making available qualified individuals to act as senior executives;

  •
  planning and oversight with respect to post-Separation transition services;

  •
  advice and assistance regarding establishment and implementation of internal controls;

  •
  community and investor relations oversight; and

  •
  advising and assisting with respect to listing of our stock on a national securities exchange.

        Under the Management Agreement, Brookfield Advisors is permitted to subcontract any or all of the services to be provided pursuant to the Management Agreement to any of its affiliates and any third parties with THHC's consent. We will reimburse Brookfield Advisors for all fees, costs and expenses charged by third party subcontractors. Brookfield Advisors has subcontracted certain services to TPMC Realty Corporation, a real estate management company.

Letter Agreements with Plan Sponsors

        We have entered into letter agreements with each of the Plan Sponsors to memorialize the board appointment rights, where applicable, and other rights and obligations contained in the Investment Agreements.

Registration Rights Agreements

  Plan Sponsors

        On the Effective Date we entered into registration rights agreements with each of the Plan Sponsors and the Blackstone Investors with respect to all registrable securities issued to or held by such Plan Sponsor or Blackstone Investor. To the extent that the shares and warrants constitute registrable securities, such securities are being registered under the registration statement of which this prospectus is a part. The registration rights agreements provide for our maintenance of a shelf registration statement, demand rights (except for the Blackstone Investors) and customary piggyback registration rights.

  M.B. Capital

        On the Effective Date we entered into a registration rights agreement with M.B. Capital with respect to all registrable securities issued to or held by M.B. Capital, all of which are being registered under the registration statement of which this prospectus is a part. The registration rights agreement provides for demand rights and customary piggyback registration rights.

Plan Sponsors' Preemptive Rights

        The Investment Agreements contractually provide the Plan Sponsors with preemptive rights under certain circumstances. See "Description of Capital Stock—Common Stock."

Related Party Transaction Policy

        We have adopted a written policy relating to the approval of related person transactions. Our audit committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our controller will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

        As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the availability of other sources of comparable products or services;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction; and

  •
  the importance of the transaction to us.

        Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee.

SELLING STOCKHOLDERS

        The selling stockholders may from time to time offer and sell any or all of the shares of our common stock or warrants set forth below pursuant to this prospectus. When we refer to "selling stockholders" in the "Plan of Distribution" section of this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders' interests in shares of our common stock other than through a public sale. Except as noted in this prospectus, none of the selling stockholders have, or within the past three years have had, any material relationship with us or any of our predecessors or affiliates and the selling stockholders are not or were not affiliated with registered broker-dealers.

        Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock and warrants owned or beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled "Shares of Common Stock Owned After the Offering—Number of Shares." We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock or warrants to acquire our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock or warrants to acquire our common stock in transactions exempt from the registration requirements of the Securities Act after the date as of which the information is set forth on the table below.

        Brookfield Investor is subject to lock-up restrictions on its ability to sell, transfer or dispose of its shares of our common stock and its warrants to acquire our common stock for the lock-up period. In the first six months of the lock-up period, Brookfield Investor may not sell, transfer or dispose of any shares of our common stock and up to an aggregate of 8.25% of its warrants or the shares issuable upon exercise of the warrants. In the second six months of the lock-up period, Brookfield Investor may sell, transfer or dispose of up to an aggregate of 8.25% of its shares of our common stock or warrants. In the final six months of the lock-up period, Brookfield Investor may sell, transfer or dispose of up to an aggregate of 16.5% of its shares of our common stock and up to an aggregate of 16.5% of its warrants or the shares issuable on exercise of the warrants (in each case including any shares transferred or sold during the second six months of the lock-up period). After 18 months following the Effective Date, Brookfield Investor will not be restricted from any transfer of its shares of our common stock and warrants.

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

        Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o The Howard Hughes Corporation, 110 N. Wacker Drive, Chicago, IL 60606.

			Warrants and Shares of Common Stock Underlying Warrants Beneficially Owned Prior to the Offering
					Shares of Common Stock Underlying Options Beneficially Owned Prior to the Offering			Shares of Common Stock and Warrants Beneficially Owned After the Offering
	Shares of Common Stock Beneficially Owned Prior to the Offering						Number of Shares of Common Stock Being Offered in this Offering
Name of Beneficial Owner	Number of Shares	Percentage of Shares	Number of Warrants/Shares	Percentage of Shares	Number of Shares	Percentage of Shares		Number of Shares	Percentage of Shares
The Blackstone Investors(1)	400,764	1.1%	333,333	4.1%	—	—	734,097	0	0%
Brookfield Investor(2)	2,424,618	6.4%	3,833,333	47.9%	—	—	6,257,951	0	0%
Pershing Square(3)	3,568,018	9.5%	1,916,667	24.0%	—	—	5,484,685	0	0%
General Trust Company, as trustee(4)	6,553,024	17.4%	—	—	—	—	6,553,024	0	0%
M.B. Capital Partners III
M.B. Capital Units L.L.C.
Adam Metz(5)	—	—	—	—	99,893	19.7%	99,893	0	0%
Thomas Nolan, Jr.(5)	—	—	—	—	80,164	15.8%	80,164	0	0%

(1)
Such shares are beneficially owned by Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.F L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Holdings VI L.P. and Blackstone GGP Principal Transaction Partners L.P. Blackstone Real Estate Associates VI L.P. is the general partner of six of the Blackstone Investors and BREP VI Side-by-Side GP L.L.C. is the general partner of the other Blackstone Investor. BREA VI L.L.C. is the general partner of Blackstone Real Estate Associates VI L.P. Blackstone Holdings III L.P. is the managing member of BREA VI L.L.C and the sole member of BREP VI Side-by-Side GP L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the managing member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C. Each of such entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Investors directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares except to the extent of its or his indirect pecuniary interest therein. The address of the Blackstone Investors and each other entity or individual described in this footnote is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

(2)
Pursuant to the Investment Agreement with Brookfield Investor, Brookfield Investor may (and it is expected that it will) designate that some or all of these shares (including shares issuable upon exercise of the warrants) be issued in the name of one or more entities managed by a controlled affiliate of Brookfield Asset Management Inc. ("BAM"). BAM and such entities (and the investors in such entities) may be deemed to beneficially own some or all of such shares. The address of each such Brookfield-managed entity is c/o Brookfield Retail Holdings LLC, Level 22, 135 King Street, Sydney NSW 2000, Australia.

(3)
The shares of our common stock beneficially owned by Pershing Square are, or may be deemed to be, beneficially held by Pershing Square Capital Management, L.P., PS Management GP, LLC and Pershing Square GP, LLC, and William A. Ackman, who collectively share, or may be deemed to share, dispositive and voting power over all shares held for the accounts of Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd. (or its wholly owned subsidiary PSRH, Inc.), which is a Cayman Islands exempted company. Certain of the Pershing Square entities also have additional economic exposure up to approximately 54,907,669 notional shares of GGP common stock under cash-settled total return swaps, which following the Distribution, are expected to result in economic exposure up to approximately 5,397,423 notional shares of our common stock (approximately 13.6% of our outstanding shares on the Effective Date, including shares issuable upon exercise of the warrants). The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.

(4)
Such shares are beneficially owned by General Trust Company ("GTC") solely in its capacity as trustee of trusts, the beneficiaries of which are members of the Bucksbaum family which, for purposes hereof, include the spouses and descendents of Martin, Matthew and Maurice Bucksbaum. Certain of these trusts are the partners of M.B. Capital Partners III ("M.B. Capital") and M.B. Capital is the sole member of M.B. Capital Units L.L.C. ("Units L.L.C."). GTC has sole beneficial ownership of 922,264 shares of common stock. GTC, M.B. Capital and Units L.L.C. share beneficial ownership of 4,503,393 shares of common stock. GTC and M.B. Capital share beneficial ownership of 5,630,760 shares of common stock. The address of each of M.B. Capital and Units L.L.C. is 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104.

(5)
These shares represent shares of our common stock underlying THHC options received pursuant to the Plan. Mr. Metz and Mr. Nolan both served as directors and executive officers of THHC prior to the Distribution and currently serve as directors and executive officers of GGP.

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material terms of our capital stock that are contained in our amended and restated certificate of incorporation and bylaws, and is qualified in its entirety by reference to these documents. You should refer to our amended and restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, along with the applicable provisions of Delaware law.

General

        We were incorporated as a Delaware corporation on July 1, 2010. Our authorized capital stock consists of 150 million shares of common stock, $0.01 par value per share, and 50 million shares of preferred stock, $0.01 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of the Effective Date, 37,718,326 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

        Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.

        Under the Investment Agreements, for so long as a Plan Sponsor and its affiliates beneficially own 5% of our common stock on a fully diluted basis, such Plan Sponsor will be provided with preemptive rights to purchase our common stock as necessary to allow them to maintain their proportional ownership interest in us on a fully diluted basis, even though other holders of outstanding shares of our common stock will not have such preemptive rights. Any such offering could dilute the holders of outstanding shares of our common stock's investment in us. Other than the contractual preemptive rights of the Plan Sponsors, there are no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our amended and restated certificate of incorporation provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series of Preferred Stock includes, but is not limited to, determination of the following:

  •
  the designation of the series, which may be by distinguishing number, letter or title;

  •
  the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

  •
  whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

  •
  the redemption provisions and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our corporation;

  •
  whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of shares of the series.

Warrants

        This prospectus also relates to the warrants and to shares of our common stock issuable upon the exercise, if any, of the warrants.

        Pursuant to the Investment Agreements and the Blackstone Designation on the Effective Date, we issued:

  •
  to Brookfield Investor warrants to purchase up to approximately 3.83 million shares of our common stock with an initial exercise price of $50.00 per share;

  •
  to Fairholme warrants to purchase up to approximately 1.92 million shares of our common stock with an initial exercise price of $50.00 per share;

  •
  to Pershing Square warrants to purchase up to approximately 1.92 million shares of our common stock with an initial exercise price of $50.00 per share; and

  •
  to the Blackstone Investors warrants to purchase up to 0.33 million shares of our common stock with an initial exercise price of $50.00 per share.

        The initial exercise price was determined through negotiations between GGP and the Plan Sponsors. The warrants issued to each of Brookfield Investor, Pershing Square and the Blackstone Investors are immediately exercisable; the warrants issued to Fairholme are exercisable upon 90 days' prior notice for the first 6.5 years after issuance and exercisable without notice any time thereafter. Each warrant has a term of seven years from the closing date of the investments. The Pershing Square and Fairholme Warrants are net share settled, meaning that the exercise price for the warrants will not be paid in cash and will instead be netted against the shares received upon exercise of the warrants, resulting in fewer shares being issued. We will not issue any fractional shares of common stock and warrant holders do not have any voting or other rights as a stockholder of our company.

        If we (i) pay a dividend in cash or other property or make a distribution on our common stock in shares of common stock, (ii) subdivide our outstanding shares of common stock into a greater number of shares or (iii) combine or reverse—split our outstanding shares of common stock into a smaller number of shares, then the per share warrant price and the number of warrant shares will be proportionately decreased and increased, respectively, in the case of a subdivision, distribution or stock dividend, or proportionately increased and decreased, respectively, in the case of a combination or reverse stock split. The warrants are also subject to adjustment upon certain rights offerings, certain tender and exchange offerings, and certain recapitalizations, reorganizations, reclassifications, mergers and sales of all or substantially all of our assets. The aggregate warrant price payable for the then total number of warrant shares available for exercise under the warrant will remain the same. In certain circumstances, upon the occurrence of a change of control, other than a public stock merger or mixed consideration merger, each as defined in the warrant agreement, holders of the warrants will have the right require us to redeem the warrants at the fair value of such warrants in cash as of the date of the change of control event as determined by an independent financial expert employing a valuation methodology provided for in the terms of the warrants. Upon the occurrence of a public stock merger or a mixed consideration merger, we may elect to redeem the warrants at fair value or, to the extent of stock consideration, have the warrants continue as warrants on the stock of the acquiring parent company as provided in the warrant agreement.

        No market exists for the warrants. We cannot ensure that the warrants will be listed on any securities exchange or automated quotation system. On the Effective Date, warrants to purchase 8,000,000 shares of our common stock were outstanding.

Section 382 Restrictions

        Our certificate of incorporation imposes certain restrictions on the direct or indirect transferability of our securities to assist in the preservation of our valuable tax attributes (generally consisting of (1) approximately $400 million of suspended federal income tax deductions and (2) a relatively high federal income tax basis in our assets), including, subject to certain exceptions, that until the earlier of such time as our board of directors determines that it is no longer in our best interests to continue to impose such restrictions or the date that is three years after the Effective Date (i) no person or entity may acquire or accumulate the Threshold Percentage or more (as determined under tax law principles governing the application of section 382 of the Code) of our securities, and (ii) no person owning directly or indirectly (as determined under such tax law principles) on the Effective Date, after giving effect to the Plan, the Threshold Percentage or more of our securities may acquire additional securities of ours. Notwithstanding the contemplated restrictions in our certificate of incorporation, no assurance can be given regarding our ability to preserve our tax attributes. Threshold Percentage means, in the case of (i) THHC common stock, 4.99% of the number of outstanding shares of THHC common stock and (ii) any other class of equity of THHC, 4.99% of each such class.

Anti-Takeover Effects of Various Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

        Provisions of the DGCL and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

        Delaware Anti-Takeover Statute.    We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Size of Board and Vacancies.    Our bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the entire board of directors, or a quorum, unless the board of directors otherwise determines that such directorships should be filled by the affirmative vote of the stockholders of record of at least a majority of the voting stock, is present and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally, subject to the rights of certain parties, by the majority vote of our remaining directors in office, even if less than a quorum is present.

        Special Stockholder Meetings.    Under our amended and restated certificate of incorporation and bylaws, our board of directors may call special meetings of our stockholders as well as the Secretary upon written request by stockholders who together hold 15% or more of the voting power of the issued and outstanding shares of the capital stock of our corporation entitled to vote generally on the election of directors.

        Prohibition of Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and bylaws expressly prohibits our stockholders from acting by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

        No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Indemnification of Officers and Directors

        Our amended and restated certificate of incorporation will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation will also provide that it must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. We intend to enter into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and certain officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts reasonably incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer. We are also expressly authorized to carry directors' and officers' insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, this provision does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is being sought.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Authorized but Unissued Shares.

        Our authorized but unissued shares of common stock and preferred stock is available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is BNY Mellon, New York, New York.

PLAN OF DISTRIBUTION

        We are registering shares of THHC common stock and warrants issued or issuable to the selling stockholders to permit the resale of these shares of THHC common stock and warrants by the holders thereof from time to time after the date of this prospectus. We are registering (i) shares of our common stock issuable to Pershing Square and GTC (as trustee for M.B. Capital) in connection with the Distribution, (ii) shares of our common stock issuable upon the exercise of stock options to acquire our common stock held by certain of the selling stockholders named herein, (iii) warrants issued to the Brookfield Investor, Pershing Square and the Blackstone Investors pursuant to the Plan (iv) shares of our common stock issuable upon exercise of the warrants issuable to Brookfield Investor, Pershing Square and the Blackstone Investors pursuant to the Plan and (v) shares of our common stock issued to Brookfield Investor, Pershing Square and the Blackstone Investors pursuant to the Investment Agreements and the Blackstone Designation. We do not know when or in what amount the selling stockholders may offer the shares or warrants for sale. We expect that the offering price for our common stock will be based on the prevailing market price of our common stock at the time of sale. There is currently no established market price for the warrants. We expect that the offering price for the warrants will be based on the relationship between the exercise price of the warrants and the prevailing market price for our common stock at the time of sale.

        Some of the shares of our common stock and the warrants offered hereby were originally issued to the Plan Sponsors pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register such shares of our common stock and the warrants pursuant to the Investment Agreements and the Warrant Agreement. We also agreed to register the common stock issuable to GTC pursuant to a registration rights agreement. We will pay all expenses of the registration of the shares of our common stock and the warrants pursuant to the Registration Rights Agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the registration rights agreements or we may be entitled to contribution.

        We will not receive any proceeds from sales of any shares of our common stock or warrants by the selling stockholders.

        The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders)) may sell all or a portion of the shares of THHC common stock or warrants beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, and any broker-dealers or agents may arrange for other broker-dealers or agents to participate in effecting sales of these securities. These underwriters or broker-dealers may act as principals, or as an agent of a selling stockholder. If the shares of THHC common stock or warrants are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of THHC common stock or warrants may be sold on any national securities exchange or automated interdealer quotation system on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in a variety of transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares or warrants:

  •
  purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares or warrants for whom they may act as agent;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

  •
  purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of any stock exchange on which the shares of THHC common stock or warrants are listed;

  •
  face-to-face privately negotiated transactions between sellers and purchasers without a broker-dealer;

  •
  an agreement between broker-dealers and the selling stockholders to sell a specified number of such shares or warrants at a stipulated price per share;

  •
  the pledge of shares or warrants as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares, the warrants or other interests in the shares;

  •
  settlement of short sales or transactions to cover short sales relating to the shares or warrants entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  distributions to creditors, equity holders, partners and members of the selling stockholders;

  •
  transactions in options, swaps or other derivatives (whether listed on an exchange or otherwise);

  •
  sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

  •
  any combination of the foregoing or by any other legally available means.

        The selling stockholders may also transfer the shares of our common stock or warrants by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares of our common stock or warrants.

        The selling stockholders also may resell all or a portion of the shares of our common stock or the warrants in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

        Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of our common stock or warrants to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters, brokers, dealers or agents may also receive compensation from the purchasers of shares of our common stock for whom they act as agents or to whom they sell as principals, or both. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to the prospectus contained in the registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM 2440-1 and NASD IM 2440-2.

        In connection with sales of the shares of our common stock, the warrants or otherwise, the selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of our common stock or the warrants in the course of hedging in positions they assume. The selling stockholders may also sell these securities short, and if such short sale shall take place after the date that the registration statement is declared effective by the SEC, the selling stockholders may deliver the securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock or the warrants to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative transactions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use securities registered on the registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

        Subject to any applicable company policy, the selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may, from time to time, pledge, hypothecate or grant a security interest in some or all of the securities registered by the registration statement owned by them and, if they default in the performance of their secured obligations, the pledgees, secured parties or persons to whom the securities have been hypothecated may offer and sell such securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, persons to whom the securities have been hypothecated or other successors in interest as selling stockholders under this prospectus. The plan of distribution for that selling stockholder's shares of our common stock or the warrants will otherwise remain unchanged. The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) also may transfer and donate the shares of our common stock or the warrants in other circumstances in which case the transferees, donees, pledgees, persons to whom the securities have been hypothecated or other successors in interest thereof will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) and any broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any profits realized by the selling stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) for the purpose of satisfying any prospectus delivery requirements. Except as otherwise set forth herein, each selling stockholder has informed the Company that it is not a registered broker-dealer or is not an affiliate of a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock or the warrants. In no event shall any broker dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%). Brookfield Financial US, LLC, an affiliate of Brookfield Investor, is a Delaware limited liability company formed on July 21, 2009 and a registered broker-dealer. Its registration with the SEC and Financial Industry Regulatory Authority (FINRA) was approved on March 31, 2010.

        Under the securities laws of some states, the shares of our common stock or the warrants may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock or the warrants may not be sold unless such shares or the warrants have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) will act independently of us in making decisions regarding the timing, manner, and size of each sale. There can be no assurance, however, that all or any of the shares will be offered by the selling stockholders. We know of no existing arrangements between any selling stockholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the securities.

        Each selling stockholder (or its pledgees, donees, transferees, distributees or successors in interest) and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock or the warrants by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock or the warrants to engage in market-making activities with respect to the shares of our common stock or the warrants. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock or the warrants.

        To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby. This offering will terminate on the date that all securities offered by this prospectus have been sold by the selling stockholders.

        The expenses we expect to incur in connection with the registration and distribution of the securities being offered in this prospectus are estimated to be $1,500,256.

 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock and warrants. Except where noted, this summary deals only with common stock and warrants held as capital assets. This summary is based upon the provisions of the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, "controlled foreign corporations", "passive foreign investment companies", broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock or warrants as part of a hedge against currency or interest rate risks or that hold common stock or warrants as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of common stock or warrants that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of common stock or warrants that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock or warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock and warrants.

Taxation of U.S. holders

Sale or other disposition of common stock

        You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock (for the initial basis of common stock acquired by exercise of a warrant, see "—Exercise of warrants"). The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate

U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Distributions on common stock

        Any distributions made on the our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. holder's basis in its shares. Any such distributions in excess of the U.S. holder's basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain. Subject to certain exceptions, dividends received by non-corporate U.S. holders prior to 2011 will be taxed under current law at a maximum rate of 15%, provided that certain holding period requirements and other requirements are met. Any such dividends received after 2010 will be taxed at the rate applicable to ordinary income. Dividends paid to U.S. holders that are corporations generally will be eligible for the dividends-received deduction so long as we have sufficient earnings and profits.

        Certain events, such as adjustments to the exercise price of the warrants, could, in some circumstances, result in a deemed taxable distribution to a U.S. holder of our common stock if the adjustment has the effect of increasing the proportionate interest of the U.S. holder in our earnings and profits or assets, without regard to whether the U.S. holder receives any cash or other property. However, adjustments to the exercise price of the warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of U.S. holders generally will not result in a deemed taxable distribution. In the event of a deemed taxable distribution, a U.S. holder's basis in its common stock will be increased by the amount of the taxable distribution. If a deemed taxable distribution occurs, such deemed distribution would be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed herein, and U.S. holders may recognize income as a result even though they receive no cash or property.

Sale or other taxable disposition of warrants

        You will generally recognize capital gain or loss on a sale or other disposition of warrants. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the warrants. The proceeds received will include the amount of any cash and the fair market value of any other property received for the warrants. A U.S. holder's adjusted tax basis in the warrant generally will equal the U.S. holder's cost to acquire the warrant, as adjusted in the manner described below, under "—Adjustments under the warrants." If you are a non-corporate U.S. holder and your holding period for the warrants at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Exercise of warrants

        Because the warrants permit settlement though a cashless "net share settlement", the U.S. federal income tax consequences of the exercise of a warrant are not entirely clear. It is expected that a U.S. holder exercising a warrant would not recognize gain or loss for U.S. federal income tax purposes because either (i) the warrant should be treated as an option to acquire common stock or (ii) the exercise of the warrant for common stock is treated as a tax free "recapitalization." In either case, a U.S. holder's initial tax basis in the common stock received (including any tax basis attributable to a fractional share of common stock), would equal such U.S. holder's adjusted tax basis in the warrant exercised, increased by the amount of cash paid (if any) to exercise the warrant. If the warrant is treated as an option to acquire common stock, a U.S. holder's holding period for the common stock received on exercise generally would commence on the day following the exercise. If exercise of the warrant is treated as a tax free recapitalization, a U.S. holder's holding period generally would include the U.S. holder's holding period for the warrant exercised.

        Despite the foregoing, the IRS could take the position that the exercise of a warrant constitutes a taxable exchange resulting in gain or loss, which would be capital gain or loss. The amount of capital gain or loss recognized on such an exchange and its character as short term or long term would depend on the position taken by the IRS regarding the nature of that exchange. If the U.S. holder is treated as exchanging the warrants for shares of our common stock, the amount of capital gain or loss would be the difference between the fair market value of our common stock (and cash received in lieu of a fractional share of common stock), reduced by the amount of cash paid (if any) to exercise the warrants, and the U.S. holder's adjusted tax basis in the warrants exchanged. In that case, the U.S. holder would have long term capital gain or loss if it has held the warrants for more than one year and the U.S. holder's initial tax basis in the common stock received would equal its fair market value.

        Alternatively—specifically if the exercising U.S. holder elects a cashless "net share settlement"—the IRS could take the position that the U.S. holder is treated as selling a portion of the warrants or underlying common stock for cash that is used to pay the exercise price for the warrants, in which case the amount of capital gain or loss would be the difference between that exercise price and the U.S. holder's adjusted tax basis attributable to the warrants or common stock deemed sold. If the U.S. holder is treated as selling warrants, such U.S. holder would have long term capital gain or loss if the U.S. holder held the warrants for more than one year at the time of exercise. If the U.S. holder is treated as selling underlying common stock, such U.S. holder would have short term capital gain or loss. The U.S. holder's initial tax basis in the common stock received would equal such U.S. holder's adjusted tax basis in the warrants deemed exercised, increased by the U.S. holder's deemed amount realized from the warrants or common stock deemed sold.

        If you are a non-corporate U.S. holder and your holding period for the warrants at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

        A U.S. holder that receives cash in lieu of receipt of a fractional share of common stock should generally be treated as recognizing capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the adjusted tax basis allocable to the fractional share.

        U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of the warrants.

Lapse of warrants

        A U.S. holder that allows a warrant to lapse would generally recognize a loss for U.S. federal income tax purposes equal to the adjusted tax basis of the warrant. In general, such a loss would be a capital loss, and would be a short term or long term capital loss depending on the U.S. holder's holding period for the warrant.

Adjustments under the warrants

        Certain events, such as adjustment of the exercise price of the warrants, could, in certain circumstances, result in a deemed taxable distribution to a U.S. holder of warrants if the adjustment has the effect of increasing the proportionate interest of the U.S. holder in our earnings and profits or assets, without regard to whether the U.S. holder receives any cash or other property. However, adjustments to the exercise price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of U.S. holders of the warrants generally will not result in a deemed taxable distribution. In the event of a deemed taxable distribution, a U.S. holder's basis in its warrants will be increased by the amount of the deemed taxable distribution. If a deemed taxable distribution occurs, such deemed distribution would be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed herein, and U.S. holders may recognize income as a result even though they receive no cash or property.

Taxation of non-U.S. holders

Sale or other disposition of our common stock and warrants

        You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of common stock and warrants unless the shares or warrants constitute a United States Real Property Interest, or "USRPI" (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Shares and warrants to acquire shares of any U.S. corporation are presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies.

        Gain arising from a sale or exchange of a non-U.S. holder's shares of our common stock or warrants will generally not be subject to taxation under FIRPTA as a sale of a USRPI if:

  (1)
  in the case of our common stock, (a) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the NYSE, and (b) the non-U.S. holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange; and

  (2)
  in the case of our warrants, either (a)(i) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the NYSE, (ii) our warrants are not considered regularly traded on an established securities market and (iii) the non-U.S. holder does not own, actually or constructively, warrants with a fair market value greater than the fair market value of 5% of the shares of our common stock, determined as of the date that such non-U.S. holder acquired its warrants, or (b)(i) our warrants are considered regularly traded on an established securities market, such as the NYSE and (ii) the non-U.S. holder owns or owned, actually and constructively, 5% or less of our warrants throughout the five-year period ending on the date of the sale or exchange.

        We expect the shares of our common stock to be regularly traded on an established securities market. Thus, at the time a non-U.S. holder sells or exchanges its shares of our common stock or warrants, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, more than 5% of the shares of our common stock or, depending on whether the warrants are considered regularly traded on an established securities market, warrants having a fair market value greater than the value of more than 5% of our common stock, determined as of the date such warrants were acquired, or more than 5% of our warrants, any gain arising from the sale of the holder's shares of our common stock or warrants generally will not be subject to taxation under FIRPTA as a sale of a USRPI.

        If gain on the sale or exchange of a non-U.S. holder's shares of our common stock or warrants is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of shares of our common stock or warrants, the shares are not regularly traded on an established securities market, then the purchaser of the shares of our common stock or warrants will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS.

        Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock or warrants not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our common stock or warrants is treated as effectively connected with the non-U.S. holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Distributions

        Any distributions made with respect to common stock or a deemed distribution with respect to our common stock or warrants resulting from an adjustment to the exercise price of the warrants will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

  •
  the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding); or

  •
  an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

        Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Exercise of warrants

        Subject to the discussion above in "—Taxation of U.S. holders—Exercise of Warrants," you will generally not recognize any income, gain or loss upon the exercise of the warrants, provided that warrants are exempt from tax under FIRPTA. However, if a disposition of the warrants would be subject to tax under FIRPTA as discussed above, the exchange of such warrants for common stock may be taxable (e.g., if the warrants are considered regularly traded on an established securities market and you own more than 5% of the total fair market value of warrants outstanding, but exercise your warrants for 5% or less of the total amount of our common stock outstanding). Non-U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of the warrants.

Information reporting and backup withholding

        Information returns may be filed with the IRS in connection with distributions on common stock or warrants and the proceeds of a sale or other disposition of common stock or warrants. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

        A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or warrants paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld there from, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Payment of the proceeds of the sale or other disposition of common stock or warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock or warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock or warrants held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock or warrants is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock or warrants held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock or warrants.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock and warrants offered hereby on behalf of us.

EXPERTS

        The combined financial statements of The Howard Hughes Corporation (formerly Spinco, Inc.), as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and the related combined financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (which reports express an unqualified opinion on the combined financial statements and combined financial statement schedule and for the combined financial statements includes explanatory paragraphs regarding the Company's inclusion of allocations of certain operating expenses from General Growth Properties, Inc., the Company's bankruptcy proceedings, and the Company's ability to continue as a going concern). Such financial statements and financial statement schedule are included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of TWLDC Holdings, L.P., as of December 31, 2009 and 2008, and for the years then ended and as of December 31, 2007 and for the year then ended, included in the registration statement to which this prospectus is a part have been audited by BKD, LLP, an independent accounting firm, as stated in their reports appearing herein. Such financial statements are included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-11 with the SEC for the shares of common stock and warrants to acquire our common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http:www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section at the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

The Howard Hughes Corporation
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000

        We own a 52.5% economic interest in The Woodlands Partnerships. We have included in this prospectus the consolidated financial statements of TWLDC Holdings, L.P. as such partnership, either through majority ownership or as primary beneficiary of variable interest entities, consolidates all of The Woodlands Partnerships and the operations of The Woodlands Partnerships are significant to our operations for the fiscal years ending December 31, 2008 and 2007. The Woodlands Partnerships include the venture developing the master planned community known as The Woodlands (whose operations are in the master planned community segment) and also hold the beneficial interests in other commercial real estate within the Woodlands community, including the conference center, (whose operations are reflected in the Strategic Development segment), all located near Houston, Texas. The remaining 47.5% economic interests in The Woodlands Partnerships are owned by Morgan Stanley Real Estate Fund, L.P., a majority owned subsidiary of which provides all the management services for The Woodlands Partnerships.

F-i

F-ii

The Howard Hughes Corporation (formerly Spinco, Inc.)

COMBINED BALANCE SHEETS

(UNAUDITED)

	June 30, 2010	December 31, 2009
	(In thousands)
Assets:
Investment in real estate:
Land	$194,379	$194,700
Buildings and equipment	450,719	451,279
Less accumulated depreciation	(91,553)	(85,639)
Developments in progress	256,289	258,807

Net property and equipment	809,834	819,147
Investment in and loans to/from Real Estate Affiliates	145,738	140,558
Investment property and property held for development and sale	1,789,191	1,782,470

Net investment in real estate	2,744,763	2,742,175
Cash and cash equivalents	2,982	3,204
Accounts and notes receivable, net	11,152	17,359
Deferred expenses, net	6,996	7,444
Prepaid expenses and other assets	140,257	135,045

Total assets	$2,906,150	$2,905,227

Liabilities and Equity:
Liabilities not subject to compromise:
Mortgages, notes and loans payable	$207,646	$208,860
Deferred tax liabilities	726,916	782,817
Accounts payable and accrued expenses	217,327	134,191

Liabilities not subject to compromise	1,151,889	1,125,868
Liabilities subject to compromise	233,623	275,839

Total liabilities	1,385,512	1,401,707

Equity:
GGP Equity	1,521,448	1,504,364
Accumulated other comprehensive loss	(1,645)	(1,744)

Total GGP equity	1,519,803	1,502,620
Noncontrolling interests in Combined Real Estate Affiliates	835	900

Total equity	1,520,638	1,503,520

Total liabilities and equity	$2,906,150	$2,905,227

The accompanying notes are an integral part of these combined financial statements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

COMBINED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)
Revenues:
Minimum rents	$16,969	$17,169	$34,000	$33,517
Tenant recoveries	4,433	4,629	9,252	9,782
Overage rents	452	284	912	850
Land sales	7,037	22,448	12,107	31,434
Other	1,738	1,622	3,148	(463)

Total revenues	30,629	46,152	59,419	75,120

Expenses:
Real estate taxes	4,051	3,407	7,029	6,282
Property maintenance costs	1,439	1,125	3,283	2,228
Marketing	250	182	507	460
Other property operating costs	9,479	7,287	17,694	16,020
Land sales operations	10,780	21,845	20,597	32,454
Provision for doubtful accounts	256	607	357	1,212
Property management and other costs	4,861	4,276	8,996	8,431
Strategic initiatives	—	2,054	—	5,114
Provisions for impairment	208	56,157	486	140,180
Depreciation and amortization	3,975	4,956	8,425	10,787

Total expenses	35,299	101,896	67,374	223,168

Operating loss	(4,670)	(55,744)	(7,955)	(148,048)
Interest income	(46)	158	59	332
Interest expense	(495)	(144)	(1,207)	(582)

Loss before income taxes, equity in income of Real Estate Affiliates, reorganization items and noncontrolling interests	(5,211)	(55,730)	(9,103)	(148,298)
(Provision for) benefit from income taxes	(16,467)	(4,543)	(17,953)	2,913
Equity in income of Real Estate Affiliates	3,680	4,365	5,172	4,121
Reorganization items	(10,019)	(2,017)	(26,614)	(2,017)

Net loss	(28,017)	(57,925)	(48,498)	(143,281)
Allocation to noncontrolling interests	(25)	(21)	(73)	(65)

Net loss attributable to GGP	$(28,042)	$(57,946)	$(48,571)	$(143,346)

Comprehensive Income (loss), Net:
Net loss	$(28,017)	$(57,925)	$(48,498)	$(143,281)
Other comprehensive income (loss)	(311)	224	99	326

Comprehensive loss	(28,328)	(57,701)	(48,399)	(142,955)
Comprehensive loss allocated to noncontrolling interests	(25)	(21)	(73)	(65)

Comprehensive loss attributable to GGP	$(28,353)	$(57,722)	$(48,472)	$(143,020)

The accompanying notes are an integral part of these combined financial statements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

COMBINED STATEMENTS OF EQUITY

(UNAUDITED)

	GGP Equity	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Combined Real Estate Affiliates	Total Equity
	(In thousands)
Balance, January 1, 2009	$1,986,938	$(2,926)	$1,803	$1,985,815
Net income (loss)	(143,346)		65	(143,281)
Distributions to noncontrolling interests			(103)	(103)
Other comprehensive income		326		326
Contributions from GGP, net	21,661			21,661

Balance, June 30, 2009	$1,865,253	$(2,600)	$1,765	$1,864,418

Balance, January 1, 2010	$1,504,364	$(1,744)	$900	$1,503,520
Net income (loss)	(48,571)		73	(48,498)
Distributions to noncontrolling interests			(138)	(138)
Other comprehensive income		99		99
Contributions from GGP, net	65,655			65,655

Balance, June 30, 2010	$1,521,448	$(1,645)	$835	$1,520,638

The accompanying notes are an integral part of these combined financial statements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2010	2009
	(In thousands)
Cash Flows from Operating Activities:
Net loss	$(48,498)	$(143,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in income of Real Estate Affiliates	(5,172)	(4,121)
Provision for doubtful accounts	357	1,212
Distributions received from Real Estate Affiliates	—	1,406
Depreciation	7,356	9,143
Amortization	1,069	1,644
Amortization of deferred financing costs and debt market rate adjustments	225	569
Amortization of intangibles other than in-place leases	101	114
Straight-line rent amortization	(615)	(462)
Provisions for impairment	486	140,180
Land/residential development and acquisitions expenditures	(30,561)	(24,431)
Cost of land sales	3,250	18,667
Non-cash reorganization items	(570)	(76)
Net changes:
Accounts and notes receivable	6,465	(2,343)
Prepaid expenses and other assets	(7,191)	24,675
Deferred expenses	(926)	(1,031)
Accounts payable and accrued expenses and deferred tax liabilities	22,450	(31,484)
Other, net	612	453

Net cash used in operating activities	(51,162)	(9,166)

Cash Flows from Investing Activities:
Acquisition/development of real estate and property additions/improvements	(37,110)	(18,805)
Proceeds from sales of investment properties	—	6,392
Increase in investments in Real Estate Affiliates	(8)	(1,230)
Decrease in restricted cash	—	202

Net cash used in investing activities	(37,118)	(13,441)

Cash Flows from Financing Activities:
Change in GGP investment, net	90,715	39,373
Principal payments on mortgages, notes and loans payable	(2,519)	(6,836)
Distributions to noncontrolling interests	(138)	(103)

Net cash provided by financing activities	88,058	32,434

Net change in cash and cash equivalents	(222)	9,827
Cash and cash equivalents at beginning of period	3,204	4,963

Cash and cash equivalents at end of period	$2,982	$14,790

Supplemental Disclosure of Cash Flow Information:
Interest paid	$21,022	$26,422
Interest capitalized	20,412	26,002
Reorganization items paid	1,231	—
Non-Cash Transactions:
Change in accrued capital expenditures included in accounts payable and accrued expenses	$(33,718)	$5,191
Mortgage debt market rate adjustment related to emerged entities	876	—
Other non-cash GGP equity transactions	(25,024)	(17,688)
Recognition of note payable in conjunction with land held for development and sale	—	6,520

The accompanying notes are an integral part of these combined financial statements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

NOTE 1 ORGANIZATION

General

        Spinco, Inc. was a newly formed Delaware corporation created on July 1, 2010 to hold certain assets and liabilities of General Growth Properties, Inc. ("GGP") and its subsidiaries (collectively, the "Predecessors"). On October 8, 2010, Spinco, Inc. changed its name to The Howard Hughes Corporation ("THHC" or the "Company"). On April 16, 2009 and April 22, 2009 collectively, (the "Petition Date"), GGP and certain of its subsidiaries (the "Debtors") filed voluntary petitions under Chapter 11 of title 11 of the United States Code (the "Chapter 11 Cases"). On August 17, 2010, GGP filed with the Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") its second amended and restated plan of reorganization (as the same may be amended, modified or supplemented from time to time, the "Plan") for the Debtors remaining in the Chapter 11 Cases (the "Topco Debtors"). THHC is currently a wholly owned subsidiary of GGP Limited Partnership ("GGPLP"), which is majority-owned by GGP. Pursuant to the Plan, THHC will receive certain of the assets and liabilities of the Predecessors (the "Separation"), which we refer to as our business or "the THHC Businesses." We expect the reorganization of GGP to be completed during the fourth quarter of 2010 (such time of completion being referred to as the "Effective Date"). On or prior to the Effective Date, approximately 32.5 million shares of common stock of THHC will be distributed or issued to the common and preferred unit holders of GGPLP, which includes GGP, and then GGP will distribute its portion of such shares pro rata to holders of GGP common stock (the "Distribution"). GGP will not retain any ownership interest in THHC. The Plan generally provides for the payment/settlement or reinstatement of claims against the TopCo Debtor's, funded with new equity capital provided by investors sponsoring the Plan (the "Plan Sponsors"). As part of the Plan Sponsors' commitments, the Plan Sponsors will purchase approximately 5.3 million shares of our common stock for $250 million. The Predecessors' bankruptcies are being jointly administered under the case In re: General Growth Properties, Inc., et al., Case No. 09-11977 in the Bankruptcy Court.

        To date, we have not conducted any business as a separate company and have no material assets or liabilities. The operations of the business to be transferred to us by the Predecessors is presented as if the transferred business was our business for all historical periods described and at the historical cost/carrying value of such assets and liabilities reflected in GGP's books and records. Unless the context otherwise requires, references to "we," "us" and "our" refer to THHC and its combined subsidiaries after giving effect to the transfer of assets and liabilities from the Predecessors.

        On the Effective Date, our assets are expected to consist of the following:

  •
  four master planned communities with an aggregate of 14,704 remaining saleable acres;

  •
  nine mixed-use development opportunities comprised of 1,129 acres;

  •
  four mall developmental projects comprised of 647 acres;

  •
  seven redevelopment-opportunity retail malls with approximately 1 million square feet of existing gross leasable space; and

  •
  interests in eleven other real estate assets or projects.

        Our ownership interests in properties in which we own a majority or controlling interest are combined under accounting principles generally accepted in the United States of America ("GAAP"). Our interests in TWCPC Holdings, L.P., ("The Woodlands Commercial"), the Woodlands Operating Company, LP ("The Woodlands Operating") and the Woodlands Land Development Company, LP

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

("The Woodlands MPC"), all located in Houston, Texas and, collectively, the "Woodlands Partnerships", and our interests in Westlake Retail Associates, Ltd ("Circle T Ranch") and 170 Retail Associates Ltd ("Circle T Power Center") and, together with Circle T Ranch, "Circle T", located in Dallas/Fort Worth, Texas, are held through joint venture entities in which we own non-controlling interests and are accounted for on the equity method. The Woodlands Partnerships, Circle T and certain cost method (see Note 3) and non-ownership rights are collectively referred to in this registration statement as our "Real Estate Affiliates".

Principles of Combination and Basis of Presentation

        The accompanying combined financial statements include the accounts of the THHC Businesses in which we have a controlling interest and are presented on a combined basis as all such THHC Businesses have common control and ownership by GGP. The noncontrolling equity holders' share of the assets, liabilities and operations are reflected in noncontrolling interests within permanent equity of the Company. All significant intercompany balances and transactions between the THHC Businesses have been eliminated.

        As discussed above, we were formed for the purpose of receiving, via a tax-free distribution, certain assets and assuming certain liabilities of GGP pursuant to the Plan. We have conducted no business and will have no material assets or liabilities until the Distribution is consummated. No previous historical financial statements for the THHC Businesses have been prepared and, accordingly, our combined financial statements are derived from the books and records of GGP and were carved-out from GGP at a carrying value reflective of such historical cost in such GGP records. Our historical financial results reflect allocations for certain corporate expenses which include, but are not limited to, costs related to property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly the Company's percentage of GGP's adjusted revenue and assets and the number of properties. We believe these allocations are reasonable; however, these results do not reflect what our expenses would have been had the Company been operating as a separate stand-alone public company. In addition, the THHC Businesses were operated as subsidiaries of GGP, which operates as a real estate investment trust ("REIT"). We are expected to operate as a taxable corporation. The historical combined financial information presented will therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone entity during the periods shown or of our future performance as an independent, stand-alone entity.

The Predecessors' Bankruptcy

        In the fourth quarter of 2008 the Predecessors halted or slowed nearly all development and redevelopment at our properties due to liquidity concerns, other than those that were substantially complete or could not be deferred as a result of contractual commitments. As described above, as the Predecessors had significant past due, or imminently due, and cross-collateralized or cross-defaulted debt, on the Petition Date, GGP, on behalf of itself and certain of its domestic subsidiaries including certain wholly-owned THHC Businesses, filed voluntary petitions for the Chapter 11 Cases (collectively with the entities filing on the Petition Date, the "Debtors"). The Debtors that sought protection under Chapter 11 that are part of THHC are collectively referred to as the "THHC Debtors" and comprise

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

33 entities with approximately $268.4 million of secured mortgage loans. However, the entities that own our Bridgeland and Columbia master planned communities, the entities which own substantially all of our eight undeveloped land parcels and our joint ventures, The Woodlands Partnerships and Circle T, among others (collectively, the "THHC Non-Debtors"), did not seek such relief.

        During the pendency of the Chapter 11 Cases, the Debtors' are operating as Debtors in Possession. A debtor is afforded certain protection against its creditors and creditors are prohibited from taking certain actions (such as pursuing collection efforts or proceeding to foreclose on secured obligations) related to debts that were owed prior to the commencement of the Chapter 11 Cases. Accordingly, although the commencement of the Chapter 11 Cases triggered defaults on substantially all debt obligations of the Debtors, creditors are stayed from taking any action as a result of such defaults. Absent an order of the Bankruptcy Court, these pre-petition liabilities are subject to settlement under a plan of reorganization.

        Since the Petition Date, the Bankruptcy Court has granted a variety of Debtors' motions that allow them to continue to operate their businesses in the ordinary course without interruption, and covering, among other things, employee obligations, critical service providers, tax matters, insurance matters, tenant and contractor obligations, claim settlements, ordinary course property sales, cash management, cash collateral, alternative dispute resolution, settlement of pre-petition mechanics liens and department store transactions.

        During December 2009, three of the THHC Debtors (the "Emerged Debtors") with $215.3 million of secured mortgage loans filed consensual plans of reorganization (the "Emerged Plans"). As of December 31, 2009, two of the Emerged Debtors with $146.8 million secured debt had emerged from bankruptcy. The plan of reorganization and emergence from bankruptcy of the remaining Emerged Debtor occurred on July 23, 2010. The THHC Debtors that remain in Chapter 11 at August 2, 2010 (the "Remaining THHC Debtors") are expected to emerge from bankruptcy pursuant to the Plan.

        As described above, we have received legal protection from our creditors pursuant to the Chapter 11 Cases. This protection is limited in duration and the Predecessors are currently negotiating the terms of the Plan with their lenders and other stakeholders.

        The Company was formed in July 2010 to hold the THHC Businesses pursuant to the Plan. The consummation of the Plan, and therefore the receipt of assets and liabilities related to the THHC Businesses by the Company, depends, in part, on GGP's potential ability to obtain confirmation of the Plan. Uncertainties about the consummation of GGP's plan of reorganization raise substantial doubts as to the ability of the THHC Businesses to continue as a going concern. The accompanying combined financial statements have been prepared in conformity with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, as a result of the Chapter 11 Cases, such realization of assets and satisfaction of liabilities are subject to a significant number of uncertainties. Our combined financial statements do not reflect any adjustments related to the recoverability of assets and satisfaction of liabilities that might be necessary should we be unable to continue as a going concern.

Accounting for Reorganization

        The accompanying combined financial statements and the combined condensed financial statements of the THHC Debtors presented below have been prepared in accordance with GAAP

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

related to financial reporting by entities in reorganization under the Bankruptcy Code, and on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Such accounting guidance also provides that if a debtor, or group of debtors, has significant combined assets and liabilities of entities which have not sought Chapter 11 bankruptcy protection, the debtors and non-debtors should continue to be combined. However, separate disclosure of financial statement information solely relating to the debtor entities should be presented. Therefore, the combined condensed financial statements presented below solely reflect the financial position and results of operations for the THHC Debtors which have not emerged from bankruptcy as of June 30, 2010.

Unaudited Combined Condensed Balance Sheets

	June 30, 2010	December 31, 2009
	(In thousands)
Net investment in real estate	$1,829,155	$1,836,995
Cash and cash equivalents	1,109	1,285
Accounts and notes receivable, net	2,025	7,966
Other	117,581	111,977

Total assets	$1,949,870	$1,958,223

Liabilities not subject to compromise:
Deferred tax liabilities	$770,556	$827,264
Accounts payable and accrued expenses	206,550	121,903
Liabilities subject to compromise	233,623	275,839
Equity	739,141	733,217

Total liabilities and equity	$1,949,870	$1,958,223

        As described above, certain of the THHC Debtors have emerged from bankruptcy protection as of June 30, 2010. The unaudited combined condensed statements of operations, for the three and six months ended June 30, 2010 and the unaudited combined condensed statements of cash flows for the six months ended June 30, 2010 presented below includes the Topco Debtors that are THHC Businesses, and excludes Emerged Debtors. Since the THHC Debtors commenced their respective Chapter 11 Cases on two different dates in April 2009, the unaudited combined condensed statements of operations and cash flows have been prepared for the period May 1, 2009 to June 30, 2009.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

Unaudited Combined Condensed Statements of Operations

	Six Months Ended June 30, 2010	Three Months Ended June 30, 2010	May 1, 2009 to June 30, 2009
	(In thousands)
Operating revenues	$31,396	$15,886	$10,870
Operating expenses	50,115	26,385	71,872
Provision for impairment	486	208	235

Operating loss	(19,205)	(10,707)	(61,237)
Interest income, net	1,013	293	460
(Provision for) benefit from for income taxes	(17,439)	(16,166)	730
Equity in income (loss) of Real Estate Affiliates	615	478	(67)
Reorganization items	(26,115)	(9,559)	(1,327)

Net loss	(61,131)	(35,661)	(61,441)
Allocation to noncontrolling interests	(189)	(28)	(206)

Net loss attributable to GGP	$(61,320)	$(35,689)	$(61,647)

Unaudited Combined Condensed Statements of Cash Flows

	Six Months Ended June 30, 2010	May 1, 2009 to June 30, 2009
	(In thousands)
Net cash used in:
Operating activities	$(176)	$(4,090)
Investing activities	—	—
Financing activities	—	—

Net decrease in cash and cash equivalents	(176)	(4,090)
Cash and cash equivalents, beginning of period	1,285	6,065

Cash and cash equivalents, end of period	$1,109	$1,975

Cash paid for reorganization items	$(255)	$—

Classification of Liabilities Not Subject to Compromise

        Liabilities not subject to compromise include: (1) liabilities held by THHC Non-Debtor entities; (2) liabilities incurred after the Petition Date; (3) pre-Petition Date liabilities the Emerged Debtors expect to pay in full, even though certain of these amounts may not be paid until a plan of reorganization is effective; and (4) liabilities related to pre-petition contracts that affirmatively have not been rejected.

        All liabilities incurred by the Debtors prior to the Petition Date other than those specified above are considered liabilities subject to compromise. The amounts of the various categories of liabilities that are subject to compromise are set forth below. These amounts represent the Company's estimates of known or potential pre-Petition Date claims that are likely to be resolved in connection with the bankruptcy filings. Such claims remain subject to future adjustments. Adjustments may result from negotiations, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases,

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

the determination as to the value of any collateral securing claims, proofs of claim, or other events. There can be no assurance that the equity of the Company's stockholders will not be diluted. The amounts subject to compromise consisted of the following items:

	June 30, 2010	December 31, 2009
	(In thousands)
Mortgages and secured notes	$132,849	$133,973
Accounts payable and accrued liabilities	100,774	141,866

Total liabilities subject to compromise	$233,623	$275,839

        The classification of liabilities "not subject to compromise" versus liabilities "subject to compromise" is based on currently available information and analysis. As the remaining Chapter 11 Cases proceed and additional information is received and analysis is completed, or as the Bankruptcy Court rules on relevant matters, the classification of amounts between these two categories may change. The amount of any such changes could be material.

Reorganization Items

        Reorganization items under the Chapter 11 Cases are expense or income items that were incurred or realized by the THHC Debtors as a result of the Chapter 11 Cases and are presented separately in the Combined Statements of Loss and Comprehensive Loss and in the condensed combined statements of operations of the THHC Debtors presented above. These items include professional fees and similar types of expenses and gains directly related to the Chapter 11 Cases, resulting from activities of the reorganization process, and interest earned on cash accumulated by the THHC Debtors as a result of the Chapter 11 Cases. Reorganization items specific to the THHC Businesses have been allocated to us and have been reflected in our combined financial statements and in the tables presented below.

        In addition, the key employee incentive program (the "KEIP") was subject to approval by the Bankruptcy Court. The KEIP is intended to retain certain key employees of GGP and provides for payment to these GGP employees upon successful emergence from bankruptcy. A portion of the KEIP has been deemed to relate specifically to our properties' deemed probable of being paid and therefore, we are recognizing our estimated KEIP expense in the period from the date the KEIP was approved by the Bankruptcy Court to our estimated date of successful emergence from bankruptcy. We accrued a liability for the KEIP in Accounts payable and accrued expenses on the Combined Balance Sheets of $8.1 million as of June 30, 2010 and $2.3 million as of December 31, 2009. In addition, we recognized the resulting expense in Reorganization items on the Combined Statements of Loss and Comprehensive Loss of $1.5 million for the three months ended June 30, 2010 and $5.8 million for the six months ended June 30, 2010.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

        Reorganization items are as follows:

Reorganization Items	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
	(In thousands)		(In thousands)
Gains on liabilities subject to compromise—vendors(1)	$(36)	$(282)	$(76)	$(76)
Losses on liabilities subject to compromise—mortgage debt(2)	365	365	—	—
Interest income(3)	(1)	(1)	(1)	(1)
U.S. Trustee fees(4)	131	270	—	—
Restructuring costs(5)	9,560	26,262	2,094	2,094

Total reorganization items	$10,019	$26,614	$2,017	$2,017

(1)
This amount includes gains from repudiation, rejection or termination of contracts or guarantee of obligations. Such gains reflect agreements reached with certain critical vendors, which were authorized by the Bankruptcy Court and for which payments on an installment basis began in July 2009.

(2)
Such net losses include the Fair Value adjustments of mortgage debt relating to entities that emerged from bankruptcy.

(3)
Interest income primarily reflects amounts earned on cash accumulated as a result of our Chapter 11 cases.

(4)
Estimate of fees due remain subject to confirmation and review by the Office of the United States Trustee ("U.S. Trustee").

(5)
Restructuring costs primarily include professional fees incurred related to the bankruptcy filings, the estimated KEIP payment, finance costs incurred by the Emerged Debtors and the write off of unamortized deferred finance costs related to the Emerged Debtors.

Impairment

Properties, developments in progress and land held for development or redevelopment, including assets to be sold after such development or redevelopment

        GAAP related to accounting for the impairment or disposal of long-lived assets require that if impairment indicators exist and the undiscounted cash flows expected to be generated by an asset are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of such asset to its Fair Value. We review our combined and uncombined real estate assets, including operating properties, land held for development and sale and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Impairment indicators for our Master Planned Communities segment are assessed separately for each community and include, but are not limited to, significant decreases in sales pace or average

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

selling prices, significant increases in expected land development and construction costs or cancellation rates, and projected losses on expected future sales.

        Impairment indicators for our Strategic Development segment are assessed separately for each property and include, but are not limited to, significant decreases in comparable property sale prices, in real estate property net operating income and occupancy percentages.

        Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development, and developments in progress are assessed by project and include, but are not limited to, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

        If an indicator of potential impairment exists, the asset is tested for recoverability by comparing its carrying amount to the estimated future undiscounted cash flows. The cash flow estimates used both for determining recoverability and estimating Fair Value (defined below) are inherently judgmental and reflect current and projected trends in rental, occupancy and capitalization rates, and estimated holding periods for the applicable assets. Although the estimated value of certain assets may be exceeded by the carrying amount, a real estate asset is only considered to be impaired when its carrying amount cannot be recovered through estimated future undiscounted cash flows. In such regard, although all master planned communities and two strategic development properties had impairment indicators and such assets had carrying values in excess of their respective estimated fair values at June 30, 2010, no additional impairment provisions were considered necessary. To the extent an impairment provision is necessary, the excess of the carrying amount of the asset over its estimated Fair Value is expensed to operations. In addition, the impairment provision is allocated proportionately to adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

        We recorded impairment charges related to our properties held for development, redevelopment and sale, and developments in progress of $0.2 million and $0.5 million for the three and six months ended June 30, 2010 and $56.2 and $140.2 million for the three and six months ended June 30, 2009, respectively, as presented in the table below. All of these impairment charges are included in provisions for impairment in our combined financial statements.

Investment in Real Estate Affiliates

        In accordance with GAAP related to the equity method of accounting for investments, a series of operating losses of an investee or other factors may indicate that a decrease in value of our investment in the Real Estate Affiliates has occurred which is other-than-temporary. The investment in each of the Real Estate Affiliates is evaluated periodically and as deemed necessary for recoverability and valuation declines that are other than temporary. Accordingly, in addition to the property-specific impairment analysis that we perform on the investment properties, land held for development and sale and developments in progress owned by such joint ventures (as part of our investment property impairment process described above), we also considered the ownership and distribution preferences and limitations and rights to sell and repurchase our ownership interests. Based on such evaluations, no provisions for impairment were recorded for the three and six months ended June 30, 2010 and 2009 related to our investments in Real Estate Affiliates. See Note 3 for further disclosure of the provisions for impairment related to certain properties within our Real Estate Affiliates.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

General

        Although all of the properties in our Master Planned Communities segment had Fair Values less than their carrying amounts, the undiscounted cash flows for these properties exceeded their carrying amounts and therefore no additional impairment provision was warranted. Of those properties in our Strategic Development segment that had impairment indicators, only two operating properties had Fair Values less than their carrying amounts. Undiscounted cash flows for these properties exceeded their carrying amounts and therefore no additional impairment provision was warranted. Based on the Company's plans with respect to those properties, we believe that the carrying amounts are recoverable and therefore, under applicable GAAP guidance, no additional impairments were taken. Nonetheless, due to the tight credit markets and the uncertain economic environment, as well as other uncertainties, or if our plans regarding our assets change, additional impairment charges in the future could result. Therefore, we can provide no assurance that material impairment charges with respect to our properties held for development, redevelopment and sale and development in progress and our investment in Real Estate Affiliates will not occur in future periods. Accordingly, we will continue to monitor circumstances and events in future periods to determine whether additional impairments are warranted.

Impaired Asset	Location	Method of Determining Fair Value	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
			(In thousands)
Strategic Development:
Various pre-development costs		(2)	$208	$486

Impaired Asset	Location	Method of Determining Fair Value	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
			(In thousands)
Master Planned Communities:
Maryland-Fairwood Community	Columbia, MD	Projected sales price analysis(1)(3)	$—	$52,767
Strategic Development:
Allen Towne Mall	Allen, TX	Projected sales price analysis(1)(3)	—	24,166
Nouvelle at Natick	Natick, MA	Discounted cash flow analysis(3)	55,923	55,923
Redlands Promenade	Redlands, CA	Projected sales price analysis(1)(3)	—	6,667
Various pre-development costs		(2)	234	657

Total Strategic Development			56,157	87,413

Total Provisions for impairment			$56,157	$140,180

(1)
Projected sales price analysis incorporates available market information and other management assumptions.

(2)
Related to the write down of various pre-development costs that were determined to be non-recoverable due to the related projects being terminated.

(3)
These impairments were primarily driven by the carrying value of the assets, including costs expected to be incurred, not being recoverable by the projected sales price of such assets.

Fair Value Measurements

        Fair Value is defined as the price that would be received to sell or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

        The accounting principles for Fair Value measurements establish a three-tier Fair Value hierarchy, which prioritizes the inputs used in measuring Fair Value. These tiers include:

  •
  Level 1—defined as observable inputs such as quoted prices for identical assets or liabilities in active markets;

  •
  Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

  •
  Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

        The asset or liability Fair Value measurement level within the Fair Value hierarchy is based on the lowest level of any input that is significant to the Fair Value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Any Fair Values utilized or disclosed in our combined financial statements were developed for the purpose of complying with the accounting principles established for Fair Value measurements. The Fair Values of our assets or liabilities for enterprise value in our Chapter 11 Cases or as a component of our reorganization plan (see Note 1) will reflect differing assumptions and methodologies. These estimates will be subject to a number of approvals and reviews and therefore may be materially different.

        The following table summarizes our assets that are measured at Fair Value on a nonrecurring basis as of June 30, 2009.

	Total Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Loss Three Months Ended June 30, 2009	Total Loss Six Months Ended June 30, 2009
	(In thousands)
Investments in real estate:
Allen Towne Mall	$29,511	$—	$29,511	$—	$—	$(24,166)
Maryland-Fairwood Master Planned Community	12,629	—	12,629	—	—	(52,767)
Nouvelle At Natick(1)	64,661	—	—	64,661	(55,923)	(55,923)
Redlands Promenade	6,727	—	—	6,727	—	(6,667)

Total investments in real estate	$113,528	$—	$42,140	$71,388	$(55,923)	$(139,523)

(1)
The Fair Value is based on estimated sales value.

Fair Value of Financial Instruments

        The Fair Values of our financial instruments approximate their carrying amount in our financial statements except for debt. Notwithstanding that we do not believe that a fully-functioning market for real property financing exists currently, GAAP guidance requires that management estimate the Fair Value of our debt. However, as a result of the THHC Debtors' Chapter 11 filings, the Fair Value for

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

the outstanding debt that is included in liabilities subject to compromise in our Combined Balance Sheets cannot be reasonably determined at June 30, 2010 as the timing and amounts to be paid are subject to confirmation by the Bankruptcy Court. For the $207.6 million of mortgages, notes and loans payable outstanding that are not subject to compromise at June 30, 2010, management's required estimates of Fair Value are presented below. This Fair Value was estimated solely for financial statement reporting purposes and should not be used for any other purposes, including to estimate the value of any of the Company's securities or to estimate the appropriate interest rate for consensual and non-consensual restructuring of secured debt in our Chapter 11 Cases. We estimated the Fair Value of this debt based on quoted market prices for publicly-traded debt, recent financing transactions (which may not be comparable), estimates of the Fair Value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, current London Interbank Offered Rate ("LIBOR"), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds and US treasury obligation interest rates, and on the discounted estimated future cash payments to be made on such debt. The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate the amounts required to be disclosed, or, in the case of the debt of the Emerged Debtors, recorded due to GAAP bankruptcy emergence guidance. Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in specific loans, it is unlikely that the estimated Fair Value of any of such debt could be realized by immediate settlement of the obligation.

	June 30, 2010		December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Fixed-rate debt	$207,646	$218,624	$208,860	$205,406

Revenue Recognition and Related Matters

        Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the land sold are met. Criteria include the consummation of the sale, demonstration of the collectability of the sales price, the transfer of usual risks and rewards of ownership to the buyer and absence of substantial continuing involvement from the seller. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. Revenues and cost of sales are recognized on a percentage of completion basis for land sale transactions in which we are required to perform additional services and incur significant costs after title has passed.

        Nouvelle at Natick is a 215 unit residential condominium project, located in Natick, Massachusetts. Pursuant to the Plan, only the unsold units at Nouvelle at Natick on the Effective Date will be distributed to us and no deferred revenue or sales proceeds from unit closings prior to the Effective Date will be allocated to us. As of June 30, 2010, 87 units were unsold at Nouvelle at Natick. Income

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

related to unit sales subsequent to the Effective Date is expected to be accounted for on a unit-by-unit basis on the full accrual method.

        Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases. Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and accretion related to above and below-market tenant leases on acquired properties.

        Straight-line rent receivables, which represent the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases, of $3.0 million as of June 30, 2010 and $3.2 million as of December 31, 2009, are included in Accounts and notes receivable, net in our combined financial statements. Percentage rent in lieu of fixed minimum rent received from tenants was $1.1 million and $1.8 million for the three and six months ended June 30, 2010 and $0.8 million and $1.6 million for the three and six months ended June 30, 2009, and is included in Minimum Rents in our combined financial statements.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, estimates and assumptions have been made with respect to useful lives of assets, capitalization of development and leasing costs, provision for income taxes, recoverable amounts of receivables and deferred taxes, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to acquisitions, impairment of long-lived assets, Fair Value of debt of the Emerged Debtors and cost ratios and completion percentages used for land sales. Actual results could differ from these and other estimates.

Earnings Per Share ("EPS")

        Presentation of EPS information is not applicable as all of our common stock, since the date of our formation on July 1, 2010, is owned by GGP.

Debt Market Rate Adjustments

        We record market rate adjustments related to our mortgages, notes and loans payable primarily for debt held by the THHC Debtors upon emergence from bankruptcy. Such debt market rate adjustments are recorded based on the estimated Fair Value of the debt at the time of emergence and are recorded within mortgages, notes and loans payable on our Combined Balance Sheets. The debt market rate adjustments are amortized as interest expense over the remaining term of the loans using the effective interest method.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 INTANGIBLE ASSETS AND LIABILITIES

        The following table summarizes our intangible assets and liabilities:

	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount
	(In thousands)
As of June 30, 2010
Tenant leases:
In-place value	$12,005	$(10,139)	$1,866
Above-market	2,270	(2,005)	265
Below-market	(78)	70	(8)
Ground leases:
Above-market	(16,968)	2,660	(14,308)
Below-market	23,096	(1,908)	21,188
As of December 31, 2009
Tenant leases:
In-place value	$13,063	$(10,875)	$2,188
Above-market	2,323	(1,883)	440
Below-market	(86)	72	(14)
Ground leases:
Above-market	(16,968)	2,425	(14,543)
Below-market	23,096	(1,739)	21,357

        The gross asset balances of the in-place value of tenant leases are included in Buildings and equipment in our Combined Balance Sheets. The above-market and below-market tenant and ground leases are included in Prepaid expenses and other assets and Accounts payable and accrued expenses (Note 7) in our combined financial statements. The decrease in the gross asset (liability) accounts at June 30, 2010 compared to December 31, 2009 is primarily due to the write-off of fully amortized assets/(liabilities) in the six months ended June 30, 2010.

NOTE 3 REAL ESTATE AFFILIATES

        We own non-controlling investments in The Woodlands Partnerships and Circle T whereby, generally, we share in the profits and losses, cash flows and other matters relating to our investments in such Real Estate Affiliates in accordance with our respective ownership percentages. Our unaffiliated joint venture partners manage the properties owned by these joint ventures. As we have joint interest and control of these ventures with our venture partners, we account for these joint ventures using the equity method.

        As of June 30, 2010, approximately $373.7 million of the indebtedness was secured by the properties owned by our Real Estate Affiliates, our share of which was approximately $196.2 million. There can be no assurance that we will be able to refinance or restructure such debt (including the $171.2 million of debt maturing in 2010) on acceptable terms or otherwise, or that joint venture operations or contributions by us and/or our partners will be sufficient to repay such loans.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3 REAL ESTATE AFFILIATES (Continued)

Condensed Combined Financial Information of Certain Real Estate Affiliates

        As The Woodlands Partnerships and Circle T are accounted for on the equity method, the following summarized financial information as of June 30, 2010 and December 31, 2009 and for the three and six months ended June 30, 2010 and 2009 is presented below.

	June 30, 2010	December 31, 2009
	(In thousands)
Condensed Combined Balance Sheets—Real Estate Affiliates
Assets:
Land	$31,077	$31,077
Buildings and equipment	236,381	207,051
Less accumulated depreciation	(77,561)	(73,866)
Developments in progress	29,104	55,996

Net property and equipment	219,001	220,258
Investment property and property held for development and sale	247,488	266,253

Net investment in real estate	466,489	486,511
Cash and cash equivalents	53,818	35,569
Accounts and notes receivable, net	58,857	66,460
Deferred expenses, net	636	1,189
Prepaid expenses and other assets	47,074	40,561

Total assets	$626,874	$630,290

Liabilities and Owners' Equity:
Mortgages, notes and loans payable	$373,686	$377,964
Accounts payable, accrued expenses and other liabilities	102,783	107,700
Owners' equity	150,405	144,626

Total liabilities and owners' equity	$626,874	$630,290

Investment In and Loans To/From Real Estate Affiliates, Net:
Owners' equity	$150,405	$144,626
Less joint venture partners' equity	(71,892)	(69,147)
Capital or basis differences and loans	67,225	65,079

Investment in and loans to/from
Real Estate Affiliates, net	$145,738	$140,558

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3 REAL ESTATE AFFILIATES (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Condensed Combined Statements of Income Real Estate Affiliates
Revenues:
Minimum rents	$2,554	$5,494	$4,541	$10,794
Land sales	25,405	25,560	49,471	35,276
Management and other fees	16,351	17,037	30,179	34,006

Total revenues	44,310	48,091	84,191	80,076

Expenses:
Real estate taxes	496	396	986	724
Property maintenance costs	555	606	468	1,222
Other property operating costs	15,024	19,436	28,546	38,816
Land sales operations	19,278	17,487	37,644	27,600
Depreciation and amortization	1,771	1,913	3,676	3,830

Total expenses	37,124	39,838	71,320	72,192

Operating income	7,186	8,253	12,871	7,884
Interest income	571	142	1,339	350
Interest expense	(2,730)	(1,721)	(5,632)	(3,351)
Provision for income taxes	(827)	(110)	(1,137)	(130)

Net income attributable to joint venture partners	$4,200	$6,564	$7,441	$4,753

Equity In Income of Real Estate Affiliates:
Net income attributable to joint venture partners	$4,200	$6,564	$7,441	$4,753
Joint venture partners' share of income	(1,995)	(3,117)	(3,534)	(2,255)
Amortization of capital or basis differences	1,475	918	1,265	1,623

Equity in income of Unconsolidated Real Estate Affiliates	$3,680	$4,365	$5,172	$4,121

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4 MORTGAGES, NOTES AND LOANS PAYABLE

        Mortgages, notes and loans payable are summarized as follows:

	June 30, 2010	December 31, 2009
	(In thousands)
Fixed-rate debt:
Collateralized mortgages, notes and loans payable	$340,495	$342,833
Less: Mortgages, notes and loans payable subject to compromise	(132,849)	(133,973)

Total mortgages, notes and loans payable not subject to compromise	$207,646	$208,860

        As previously discussed, on April 16 and 22, 2009, the Debtors filed voluntary petitions for relief under Chapter 11, which triggered defaults on substantially all debt obligations of the Debtors. However, under section 362 of Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the debtor's estate. Absent an order of the Bankruptcy Court, these pre-petition liabilities are subject to settlement under a plan of reorganization, and therefore are presented as Liabilities subject to compromise on the Combined Balance Sheets as of June 30, 2010 and December 31, 2009. Of the total amount of debt presented above, $207.6 million and 208.9 million is not subject to compromise, consisting of the collateralized mortgages of the THHC Debtors that have emerged from bankruptcy as of June 30, 2010 and December 31, 2009, respectively. Also, as discussed in Note 1, the $68.5 million of mortgage debt of the remaining Emerged Debtor was reflected as subject to compromise at June 30, 2010 as the effective date of its plan of reorganization did not occur as of June 30, 2010. Such mortgage loan amount was reclassified to be reflected as not subject to compromise in July 2010.

        As of December 31, 2009, as described in Note 1, plans of reorganization for the Emerged Debtors, secured by approximately $146.8 million of mortgage debt, had been declared effective. The Emerged Plans for such Emerged Debtors provided for, in exchange for payment of certain extension fees and cure of previously unpaid amounts due on the applicable mortgage loans (primarily, principal amortization otherwise scheduled to have been paid since the Petition Date), the extension of the secured mortgage loans at previously existing non-default interest rates. As a result of the extensions, weighted average remaining duration of the secured loans associated with these properties is 5.17 years as of June 30, 2010. In conjunction with these extensions, certain financial and operating covenants and guarantees were created or reinstated. With respect to the loans of the THHC Debtors that remain in bankruptcy at June 30, 2010, we are currently recognizing interest expense based on contract rates in effect prior to bankruptcy as the Bankruptcy Court has ruled that interest payments based on such contract rates constitutes adequate protection to the secured lenders. Such debt that remains subject to compromise at June 30, 2010 is expected to be reinstated or satisfied pursuant to the Plan.

        The Plan Debtors, pursuant to their debt obligations, are required to comply with certain customary financial covenants and affirmative representations and warranties including, but not limited to, stipulations relating to leverage, net equity, cross-defaults to certain other indebtedness and interest or fixed charge coverage ratios. Such financial covenants are calculated from applicable information computed in accordance with GAAP, subject to certain exclusions or adjustments, as defined. As discussed in Note 1, the Predecessors were unable to repay or refinance certain debt as it became due, and our Chapter 11 Cases have stayed the enforcement of the default provisions of such covenants with respect to our properties.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4 MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

Collateralized Mortgages, Notes and Loans Payable

        As of June 30, 2010, $330.9 million of land, buildings and equipment and developments in progress (before accumulated depreciation) have been pledged as collateral for our mortgages, notes and loans payable. Certain of these secured loans are cross-collateralized with other properties. Substantially all of the $340.5 million of fixed and variable rate secured mortgage notes and loans payable are non-recourse. In addition, certain mortgage loans as of June 30, 2010 contain other credit enhancement provisions which have been provided by the TopCo Debtors upon which GGP does not expect to perform during the pendency of the Chapter 11 Cases. These security or credit enhancement provisions are to be modified pursuant to the Plan, including, among other things, to substitute us for GGP. Certain mortgage notes payable may be prepaid but are generally subject to a prepayment penalty equal to a yield-maintenance premium, defeasance or a percentage of the loan balance.

Letters of Credit and Surety Bonds

        We had outstanding letters of credit and surety bonds of $86.7 million as of June 30, 2010 and $76.5 million as of December 31, 2009. These letters of credit and bonds were issued primarily in connection with insurance requirements, special real estate assessments and construction obligations.

NOTE 5 INCOME TAXES

        Although GGP operated as a REIT, certain of the THHC Businesses operated as taxable REIT subsidiaries. Given the overall make-up of the THHC Businesses, particularly the undeveloped land in our Master Planned Communities segment, we will not elect to be treated as a REIT and thus will generally be taxed as a C corporation. However, one of our combined entities, Victoria Ward, Ltd. ("Ward", substantially all of which is owned by us) elected to be taxed as a REIT under sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the taxable year beginning January 1, 2002. To qualify as a REIT, Ward must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of its ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests. Ward has satisfied such REIT distribution requirements for 2009.

        The deferred tax liability associated with the master planned communities is largely attributable to the difference between the basis and value determined as of the date of the acquisition by the Predecessors of The Rouse Company ("TRC") in 2004 adjusted for sales that have occurred since that time. The cash cost related to this deferred tax liability is dependent upon the sales price of future land sales and the method of accounting used for income tax purposes. The deferred tax liability related to deferred income is the difference between the income tax method of accounting and the financial statement method of accounting for prior sales of land in our Master Planned Communities.

        Unrecognized tax benefits recorded pursuant to uncertain tax positions were $126.2 million and $56.5 million as of June 30, 2010 and December 31, 2009, respectively, excluding interest, of which $0.4 million and $0 as of June 30, 2010 and December 31, 2009, respectively, would impact our effective tax rate. Accrued interest related to these unrecognized tax benefits amounted to $25.4 million as of June 30, 2010 and $9.6 million as of December 31, 2009. We recognized an increase of interest expense related to the unrecognized tax benefits of $14.8 million for the three months ended June 30, 2010; $15.7 million for the six months ended June 30, 2010; $0.7 million for the three months ended June 30, 2009 and $1.0 million for the six months ended June 30, 2009.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 INCOME TAXES (Continued)

        Generally, we are currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2005 through 2009 and are open to audit by state taxing authorities for years ending December 31, 2004 through 2009. Two of our subsidiaries are subject to IRS audit for the years ended December 31, 2007 and December 31, 2008, and in connection with such audits, the IRS has proposed changes resulting in $148.2 million of additional tax. We have disputed the proposed changes and it is the Company's position that the tax law in question has been properly applied and reflected in the 2007 and 2008 returns for these two subsidiaries. We are currently considering a settlement offer from the IRS and cannot predict when these audits will be resolved. We have previously provided for the additional taxes sought by the IRS, through our uncertain tax position liability or deferred tax liabilities. Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different than what was reported on the returns. In the opinion of management, we have made adequate tax provisions for years subject to examination. Based on our assessment of the expected outcome of these examinations or examinations that may commence, or as a result of the expiration of the statute of limitations for specific jurisdictions, it is reasonably possible that the related unrecognized tax benefits, excluding accrued interest, for tax positions taken regarding previously filed tax returns will materially change from those recorded at June 30, 2010. A material change in unrecognized tax benefits could have a material effect on our statements of income and comprehensive income. As of June 30, 2010, there are $126.2 million of unrecognized tax benefits, excluding accrued interest, which due to the reasons above, could significantly increase or decrease during the next twelve months.

        There are certain tax attributes, such as net operating loss carry forwards, that may be limited in the event of an ownership change as defined under section 382 of the Internal Revenue Code. If an ownership change were to occur, there could be significant valuation allowances placed on deferred tax assets that do not have valuation allowances as of June 30, 2010.

NOTE 6 TRANSACTIONS WITH GGP AND OTHER GGP SUBSIDIARIES

Intercompany Transactions

        As described in Note 1, the accompanying combined financial statements present the operations of the THHC Businesses as carved-out from the consolidated financial statements of GGP. Transactions between the THHC Businesses have been eliminated in the combined presentation. Also as described in Note 1, an allocation of certain centralized GGP costs incurred for activities such as employee benefit programs, property management and asset management functions, centralized treasury, payroll and administrative functions have been made to the property operating costs of THHC Businesses. Accordingly, transactions between the THHC Businesses and GGP or other GGP subsidiaries have not been eliminated except that end-of-period intercompany balances between GGP and the THHC Businesses have been considered elements of THHC equity.

Incentive Stock Plans

        Prior to the Chapter 11 Cases, the Predecessors granted qualified and non-qualified stock options and restricted stock to certain GGP officers and key employees whose compensation costs related specifically to our assets. Accordingly, stock-based compensation costs pertaining to such employees have been reflected in our combined financial statements for the applicable periods. A similar stock option and restricted stock plan is expected to be in place for our employees after the Effective Date.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6 TRANSACTIONS WITH GGP AND OTHER GGP SUBSIDIARIES (Continued)

        Pursuant to the Plan, each outstanding option to acquire shares of GGP stock will be converted into (i) an option to acquire the same number of shares of common stock of reorganized GGP and (ii) a separate option to acquire 0.098344 shares of our common stock for each existing option for one share of GGP common stock. The replacement options will have the same terms and conditions as the outstanding GGP Options. As of the Effective Date, we expect 507,307 shares of our common stock to be issuable upon exercise of the THHC Options. The exercise price per share of a THHC Option that is converted from a GGP Option shall be computed based upon the relative trading prices of our common stock and reorganized GGP's common stock during the last ten-day trading period ending on or before the sixtieth calendar day following the Effective Date. As the majority of the current outstanding options to acquire shares of GGP have an exercise price in excess of the current trading price of GGP stock, we do not expect such outstanding options for our stock to be materially dilutive as of the Effective Date. In addition, with respect to certain of the currently outstanding GGP options, the Plan provides that the holders of such options will be given the alternative of receiving, in cash, the excess of the highest reported share price of GGP stock during the sixty day period prior to the Effective Date over the exercise price of such option, and, accordingly, the amount of THHC common stock issuable on the Effective Date as a result of the currently outstanding GGP options will be less than the 507,307 shares to the extent such alternative is elected.

Stock-Based Compensation Expense

        The Predecessors evaluated stock-based compensation expense in accordance with the GAAP related to share-based payments, which requires companies to estimate the Fair Value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of an award to our employees that is ultimately expected to vest is recognized as expense over the requisite service periods in the Combined Statements of Loss and Comprehensive Loss. The compensation expense for employees specifically attributed to the THHC Businesses have been included in the accompanying combined financial statements.

NOTE 7 OTHER ASSETS AND LIABILITIES

        The following table summarizes the significant components of prepaid expenses and other assets.

	June 30, 2010	December 31, 2009
	(In thousands)
Special Improvement District receivable	$48,765	$48,713
Receivables—other	41,995	37,355
Below-market ground leases (Note 2)	21,188	21,357
Prepaid expenses	17,088	9,465
Security and escrow deposits	6,818	9,487
Other	4,403	8,668

	$140,257	$135,045

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7 OTHER ASSETS AND LIABILITIES (Continued)

        The following table summarizes the significant components of accounts payable, accrued expenses and other liabilities.

	June 30, 2010	December 31, 2009
	(In thousands)
Uncertain tax position liability	$151,575	$66,129
Construction payable	57,656	108,437
Payables to GGP	31,712	30,359
Accounts payable and accrued expenses	25,483	23,087
Above-market ground leases	14,308	14,543
Deferred gains/income	7,465	9,045
Accrued interest	5,650	3,816
Insurance reserve	5,409	5,640
Tenant and other deposits	4,132	4,322
Accrued real estate taxes	4,026	4,548
Accrued payroll and other employee liabilities	2,264	2,754
Other	8,421	3,377

Total accounts payable and accrued expenses	318,101	276,057
Less: amounts subject to compromise (Note 1)	(100,774)	(141,866)

Accounts payable and accrued expenses not subject to compromise	$217,327	$134,191

NOTE 8 COMMITMENTS AND CONTINGENCIES

        In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on our combined financial position, results of operations or liquidity.

        We lease land or buildings at certain properties from third parties. The leases generally provide us with a right of first refusal in the event of a proposed sale of the property by the landlord. Rental payments are expensed as incurred and have, to the extent applicable, been straight-lined over the term of the lease. Contractual rental expense, including participation rent, was $0.7 million for the three months ended June 30, 2010; $1.3 million for the six months ended June 30, 2010; $0.8 million for the three months ended June 30, 2009 and $2.1 million for the six months ended June 30, 2009. The same rent expense excluding amortization of above and below-market ground leases and straight-line rents, as presented in our combined financial statements, was $0.7 million for the three months ended June 30, 2010; $1.4 million for the six months ended June 30, 2010; $0.8 million for the three months ended June 30, 2009 and $2.2 million for the six months ended June 30, 2009.

        See Note 5 for our obligations related to uncertain tax positions for disclosure of additional contingencies.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8 COMMITMENTS AND CONTINGENCIES (Continued)

Contingent Stock Agreement

        In conjunction with GGP's acquisition of The Rouse Company ("TRC") in November 2004, GGP assumed TRC's obligations under the Contingent Stock Agreement, (the "CSA"). TRC entered into the CSA in 1996 when it acquired The Hughes Corporation ("Hughes"). This acquisition included various assets, including Summerlin (the "CSA Assets"), a development in our Master Planned Communities segment. The CSA is an unsecured obligation of GGP and therefore, GGP's obligations to the former Hughes owners or their successors (the "Beneficiaries") under the CSA are subject to treatment in accordance with applicable requirements of the bankruptcy law and any plan of reorganization that will be confirmed by the Bankruptcy Court.

        Under the terms of the CSA, GGP was required through August 2009 to issue shares of its common stock semi-annually (February and August) to the Beneficiaries with the number of shares to be issued in any period based on cash flows from the development and/or sale of the CSA Assets and GGP's stock price. The Beneficiaries' share of earnings from the CSA Assets has been accounted for in our combined financial statements as a land sales operations expense, with the difference between such share of operations and the share of cash flows paid remaining as a contingent obligation. During 2009, GGP was not obligated to deliver any shares of its common stock under the CSA as the net development and sales cash flows were negative for the applicable periods. During 2008, 356,661 shares of GGP common stock (from treasury shares) were delivered to the Beneficiaries pursuant to the CSA.

        Under the terms of the CSA, GGP was also required to make a final distribution to the Beneficiaries in 2010, following a final valuation of the remaining CSA Assets as of December 31, 2009. The CSA set forth a methodology for establishing this final valuation and required the payment be made in shares of GGP common stock. On August 4, 2010, the Bankruptcy Court entered an order directing the parties to proceed with an expedited appraisal process for the CSA assets and directing the parties to choose an independent appraiser to assist in the valuation process. Although the final payment may be in a range of amounts, we have estimated an amount to satisfy the obligations with respect to the final CSA distribution requirement. Accordingly, as of December 31, 2009, we recorded an incremental intercompany liability from GGP classified in our equity net of the accrued contingent obligation related to the share of previous earnings of the CSA assets, with such amount reflected as additional investment (approximately $178 million) in the CSA Assets (that is, contingent consideration) that are to be transferred to us pursuant to the Plan and as an intercompany transaction with GGP. The actual amount of the final distribution by GGP to the Beneficiaries remains subject to determination by the Bankruptcy Court.

NOTE 9 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        As of January 1, 2009, we adopted new GAAP related to business combinations, which will change how business acquisitions are accounted for and will impact our financial statements both on the acquisition date and in subsequent periods.

        On June 12, 2009, the FASB issued new generally accepted accounting guidance that amends the consolidation guidance applicable to variable interest entities. The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of the previous guidance and are effective to the Company on January 1, 2010. We have adopted this new pronouncement and it did not have a material impact on our combined financial statements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

        In June 2009, the FASB issued new GAAP guidance related to the accounting standards codification and the hierarchy of GAAP. The codification's content will carry the same level of authority, effectively superseding previous related guidance. The GAAP hierarchy has been modified to include only two levels of GAAP: authoritative and nonauthoritative. This new guidance was effective for us in the third quarter of 2009. The effect of the implementation of this new guidance on our combined financial statements resulted in the conversion of previously referenced specific accounting guidance to a "plain English" reference.

NOTE 10 SEGMENTS

        We have two business segments which offer different products and services. Our segments are managed separately because each requires different operating strategies or management expertise. We do not distinguish or group our combined operations on a geographic basis. Further, all operations are within the United States and no customer or tenant comprises more than 10% of combined revenues. Our reportable segments are as follows:

  •
  Master Planned Communities—includes the development and sale of land, primarily in large-scale, long-term community development projects in and around Columbia, Maryland; Summerlin, Nevada; and Houston, Texas

  •
  Strategic Development—includes the operation, development and management of our land holdings and redevelopment sites, including the current incidental rental property operations (primarily retail and other interests in real estate at such locations) as well as our one residential condominium project located in Natick (Boston), Massachusetts

        The operating measure used to assess operating results for the business segments is adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA"). Adjusted EBITDA also excludes reorganization items, strategic initatives, provisions for impairment and allocation to noncontrolling interest and, accordingly, management believes that Adjusted EBITDA provides useful information about a property's operating performance.

        The accounting policies of the segments are the same as those described in Note 1, except that we report the operations of our Real Estate Affiliates using the proportionate share method rather than the equity method. Under the proportionate share method, our share of the revenues and expenses of our Real Estate Affiliates are aggregated with the revenues and expenses of combined properties. Under the equity method, our share of the net revenues and expenses of our Real Estate Affiliates are reported as a single line item, Equity in income (loss) of Real Estate Affiliates, in our Combined Statements of Loss and Comprehensive loss. This difference affects only the reported revenues and operating expenses of the segments and has no effect on our reported net earnings. In addition, other revenue includes the Adjusted EBITDA of discontinued operations and is reduced by the Adjusted EBITDA attributable to our noncontrolling interests.

        The total cash expenditures for additions to long-lived assets for the Master Planned Communities segment was $30.6 million for the six months ended June 30, 2010 and $24.4 million for the six months ended June 30, 2009. Similarly, cash expenditures for long-lived assets for the Strategic Development segment were $37.1 million for the six months ended June 30, 2010 and $18.8 million for the six months ended June 30, 2009. Such amounts for the Master Planned Communities segment and the Strategic Development segment are included in the amounts listed as Land/residential development and

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 SEGMENTS (Continued)

acquisitions expenditures and Acquisition/development of real estate and property additions/improvements, respectively, in our Combined Statements of Cash Flows.

        Segment operating results are as follows:

	Three Months Ended June 30, 2010
	Combined Properties	Real Estate Affiliates	Segment Basis
	(In thousands)
Master Planned Communities
Land sales	$7,037	$13,337	$20,374
Land sales operations	(10,780)	(8,759)	(19,539)

Master Planned Communities Adjusted EBITDA	(3,743)	4,578	835

Strategic Development
Property revenues:
Minimum rents	16,969	1,341	18,310
Tenant recoveries	4,433	—	4,433
Overage rents	452	—	452
Other, including noncontrolling interests	1,738	8,585	10,323

Total property revenues	23,592	9,926	33,518

Property operating expenses:
Real estate taxes	4,051	261	4,312
Property maintenance costs	1,439	291	1,730
Marketing	250	—	250
Other property operating costs	9,479	7,886	17,365
Provision for doubtful accounts	256	—	256
Property management and other costs	4,861	—	4,861

Total property operating expenses	20,336	8,438	28,774

Strategic Development Adjusted EBITDA	3,256	1,488	4,744

Total Segments Adjusted EBITDA	$(487)	$6,066	$5,579

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 SEGMENTS (Continued)

	Three Months Ended June 30, 2009
	Combined Properties	Real Estate Affiliates	Segment Basis
	(In thousands)
Master Planned Communities
Land sales	$22,448	$13,419	$35,867
Land sales operations	(21,845)	(9,705)	(31,550)

Master Planned Communities Adjusted EBITDA	603	3,714	4,317

Strategic Development
Property revenues:
Minimum rents	17,169	4,172	21,341
Tenant recoveries	4,629	—	4,629
Overage rents	284	—	284
Other, including noncontrolling interests	1,622	8,944	10,566

Total property revenues	23,704	13,116	36,820

Property operating expenses:
Real estate taxes	3,407	206	3,613
Property maintenance costs	1,125	318	1,443
Marketing	182	—	182
Other property operating costs	7,287	10,213	17,500
Provision for doubtful accounts	607	—	607
Property management and other costs	4,276	—	4,276

Total property operating expenses	16,884	10,737	27,621

Strategic Development Adjusted EBITDA	6,820	2,379	9,199

Total Segments Adjusted EBITDA	$7,423	$6,093	$13,516

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 SEGMENTS (Continued)

	Six Months Ended June 30, 2010
	Combined Properties	Real Estate Affiliates	Segment Basis
	(In thousands)
Master Planned Communities
Land sales	$12,107	$25,972	$38,079
Land sales operations	(20,597)	(18,741)	(39,338)

Master Planned Communities Adjusted EBITDA	(8,490)	7,231	(1,259)
Strategic Development
Property revenues:
Minimum rents	34,000	2,384	36,384
Tenant recoveries	9,252	—	9,252
Overage rents	912	—	912
Other, including noncontrolling interests	3,148	15,844	18,992

Total property revenues	47,312	18,228	65,540

Property operating expenses:
Real estate taxes	7,029	518	7,547
Property maintenance costs	3,283	246	3,529
Marketing	507	—	507
Other property operating costs	17,694	14,986	32,680
Provision for doubtful accounts	357	—	357
Property management and other costs	8,996	—	8,996

Total property operating expenses	37,866	15,750	53,616

Strategic Development Adjusted EBITDA	9,446	2,478	11,924

Total Segments Adjusted EBITDA	$956	$9,709	$10,665

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 SEGMENTS (Continued)

	Six Months Ended June 30, 2009
	Combined Properties	Real Estate Affiliates	Segment Basis
	(In thousands)
Master Planned Communities
Land sales	$31,434	$18,520	$49,954
Land sales operations	(32,454)	(14,473)	(46,927)

Master Planned Communities Adjusted EBITDA	(1,020)	4,047	3,027
Strategic Development
Property revenues:
Minimum rents	33,517	6,954	40,471
Tenant recoveries	9,782	—	9,782
Overage rents	850	—	850
Other, including minority interest	(463)	17,853	17,390

Total property revenues	43,686	24,807	68,493

Property operating expenses:
Real estate taxes	6,282	377	6,659
Property maintenance costs	2,228	641	2,869
Marketing	460	—	460
Other property operating costs	16,020	20,397	36,417
Provision for doubtful accounts	1,212	—	1,212
Property management and other costs	8,431	—	8,431

Total property operating expenses	34,633	21,415	56,048

Strategic Development Adjusted EBITDA	9,053	3,392	12,445

Total Segments Adjusted EBITDA	$8,033	$7,439	$15,472

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 SEGMENTS (Continued)

        The following reconciles Adjusted EBITDA to GAAP-basis operating loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)
Reconciliation of Segment Basis Adjusted EBITDA ("AEBITDA") and EBITDA to GAAP Net (Loss) Income Attributable to GGP
AEBITDA	$5,579	$13,516	$10,665	$15,472
Strategic initiatives	—	(2,054)	—	(5,114)
Provisions for impairment	(208)	(56,157)	(486)	(140,180)
Debt extinguishment costs	—	(9)	—	(9)
Reorganization items	(10,019)	(2,017)	(26,614)	(2,017)

EBITDA	(4,648)	(46,721)	(16,435)	(131,848)
Depreciation and amortization	(4,946)	(5,966)	(10,421)	(12,805)
Amortization of deferred finance costs	(152)	(119)	(305)	(552)
Interest income	253	233	762	516
Interest expense	(1,623)	(752)	(3,549)	(1,437)
Provision for income taxes	(16,901)	(4,600)	(18,550)	2,845
Allocation to noncontrolling interests	(25)	(21)	(73)	(65)

Net loss attributable to GGP	$(28,042)	$(57,946)	$(48,571)	$(143,346)

        The following reconciles segment revenues to GAAP-basis combined revenues:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)
Reconciliation of Segment Basis Revenues to GAAP Revenues
Master Planned Communities—Total Segment	$20,374	$35,867	$38,079	$49,954
Strategic Development—Total Segment	33,518	36,820	65,540	68,493

Total Segment revenues	53,892	72,687	103,619	118,447
less:
Woodlands land sales revenues	13,337	13,419	25,972	18,520
Strategic Development Real Estate Affiliates revenues	9,926	13,116	18,228	24,807

Total combined revenues—GAAP basis	$30,629	$46,152	$59,419	$75,120

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
General Growth Properties, Inc.
Chicago, Illinois

        We have audited the accompanying combined balance sheets of certain entities that are expected to be transferred to The Howard Hughes Corporation (formerly Spinco, Inc.), an indirect subsidiary of General Growth Properties, Inc., and are under common ownership and common control of General Growth Properties, Inc., (the "THHC Businesses"), as of December 31, 2009 and 2008, and the related combined statements of loss and comprehensive loss, equity and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the THHC Businesses' management. Our responsibility is to express an opinion on these financial statements based on our audits. Certain entities within the THHC Businesses and General Growth Properties, Inc. are Debtors-in-Possession.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The THHC Businesses are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the THHC Businesses' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the THHC Businesses as of December 31, 2009 and 2008, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the combined financial statements, the combined financial statements of the THHC Businesses include allocations of certain operating expenses from General Growth Properties, Inc. These costs may not be reflective of the actual level of costs which would have been incurred had the THHC Businesses operated as an independent, stand-alone entity separate from General Growth Properties, Inc.

        As discussed in Note 1 to the combined financial statements, certain entities of the THHC Businesses as well as General Growth Properties, Inc. and certain of its subsidiaries have filed for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to equity accounts, the effect of any changes that may be made in the capitalization of the THHC Businesses; or (d) as to operations, the effect of any changes that may be made in its business.

        The accompanying financial statements have been prepared assuming that the THHC Businesses will continue as a going concern. The Howard Hughes Corporation was formed in 2010 to hold the

THHC Businesses pursuant to the General Growth Properties, Inc. plan of reorganization under Chapter 11 (the "Plan"). The consummation of the Plan, and therefore the receipt of such assets and liabilities by The Howard Hughes Corporation, depends, in part, on General Growth Properties, Inc.'s ability to negotiate and obtain confirmation of the Plan. Uncertainties about the consummation of General Growth Properties, Inc.'s plan of reorganization raise substantial doubt about the THHC Businesses' ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1 to the combined financial statements. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 24, 2010 (October 21, 2010 as to the effects of The Howard Hughes Corporation name change as described in Note 1)

The Howard Hughes Corporation (formerly Spinco, Inc.)

COMBINED BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands)
Assets:
Investment in real estate:
Land	$194,700	$205,033
Buildings and equipment	451,279	522,780
Less accumulated depreciation	(85,639)	(103,293)
Developments in progress	258,807	767,228

Net property and equipment	819,147	1,391,748
Investment in and loans to/from Real Estate Affiliates	140,558	169,885
Investment property and property held for development and sale	1,782,470	1,711,395

Net investment in real estate	2,742,175	3,273,028
Cash and cash equivalents	3,204	4,963
Accounts and notes receivable, net	17,359	17,362
Deferred expenses, net	7,444	9,206
Prepaid expenses and other assets	135,045	139,397

Total assets	$2,905,227	$3,443,956

Liabilities and Equity:
Liabilities not subject to compromise:
Mortgages, notes and loans payable	$208,860	$358,467
Deferred tax liabilities	782,817	794,820
Accounts payable and accrued expenses	134,191	304,854

Liabilities not subject to compromise	1,125,868	1,458,141
Liabilities subject to compromise	275,839	—

Total liabilities	1,401,707	1,458,141

Equity:
GGP Equity	1,504,364	1,986,938
Accumulated other comprehensive loss	(1,744)	(2,926)

Total GGP equity	1,502,620	1,984,012
Noncontrolling interests in Combined Real Estate Affiliates	900	1,803

Total equity	1,503,520	1,985,815

Total liabilities and equity	$2,905,227	$3,443,956

The accompanying notes are an integral part of these combined financial statements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

COMBINED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Revenues:
Minimum rents	$65,653	$68,441	$78,209
Tenant recoveries	19,642	21,592	22,449
Overage rents	2,701	3,519	5,194
Land sales	45,996	66,557	142,360
Other	2,356	12,398	12,286

Total revenues	136,348	172,507	260,498

Expenses:
Real estate taxes	13,813	10,418	9,824
Property maintenance costs	5,586	6,113	7,232
Marketing	1,071	1,530	1,646
Other property operating costs	33,739	36,584	35,109
Land sales operations	49,062	63,421	114,210
Provision for doubtful accounts	2,539	1,174	1,301
Property management and other costs	17,643	20,656	26,799
Strategic Initiatives	5,380	1,496	—
Provisions for impairment	680,349	52,511	125,879
Depreciation and amortization	19,841	18,421	22,995

Total expenses	829,023	212,324	344,995

Operating loss	(692,675)	(39,817)	(84,497)
Interest income	1,689	1,914	1,650
Interest expense	(977)	(809)	(146)

Loss before income taxes, equity in income (loss) of Real Estate Affiliates, reorganization items and noncontrolling interests	(691,963)	(38,712)	(82,993)
Benefit from (provision for) income taxes	23,969	(2,703)	10,643
Equity in income (loss) of Real Estate Affiliates	(28,209)	23,506	68,451
Reorganization items	(6,674)	—	—

Loss from continuing operations	(702,877)	(17,909)	(3,899)
Discontinued operations—loss on disposition	(939)	—	—

Net loss	(703,816)	(17,909)	(3,899)
Allocation to noncontrolling interests	204	(100)	(101)

Net loss attributable to GGP	$(703,612)	$(18,009)	$(4,000)

Comprehensive Income (loss), Net:
Net loss	$(703,816)	$(17,909)	$(3,899)
Other comprehensive income (loss)	1,182	(1,956)	253

Comprehensive loss	(702,634)	(19,865)	(3,646)
Comprehensive income (loss) allocated to noncontrolling interests	204	(100)	(101)

Comprehensive loss attributable to GGP	$(702,430)	$(19,965)	$(3,747)

The accompanying notes are an integral part of these combined financial statements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

COMBINED STATEMENTS OF EQUITY

	GGP Equity	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Combined Real Estate Affiliates	Total Equity
	(In thousands)
Balance, January 1, 2007	$1,362,511	$(1,223)	$3,950	$1,365,238
Net income (loss)	(4,000)		101	(3,899)
Distributions to noncontrolling interests			(2,105)	(2,105)
Other comprehensive income		253		253
Preferred dividends declared			(12)	(12)
Common dividends declared	(114,831)			(114,831)
Contributions from GGP, net	366,028			366,028

Balance, December 31, 2007	$1,609,708	$(970)	$1,934	$1,610,672

Net income (loss)	(18,009)		100	(17,909)
Distributions to noncontrolling interests			(219)	(219)
Other comprehensive loss		(1,956)		(1,956)
Preferred dividends declared			(12)	(12)
Common dividends declared	(77,807)			(77,807)
Contributions from GGP, net	473,046			473,046

Balance, December 31, 2008	$1,986,938	$(2,926)	$1,803	$1,985,815

Net loss	(703,612)		(204)	(703,816)
Distributions to noncontrolling interests			(687)	(687)
Other comprehensive income		1,182		1,182
Preferred dividends declared			(12)	(12)
Contributions from GGP, net	221,038			221,038

Balance, December 31, 2009	$1,504,364	$(1,744)	$900	$1,503,520

The accompanying notes are an integral part of these combined financial statements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Cash Flows from Operating Activities:
Net loss	$(703,816)	$(17,909)	$(3,899)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in income of Real Estate Affiliates (including provisions for impairment in 2009)	28,209	(23,506)	(68,451)
Provision for doubtful accounts	2,539	1,174	1,301
Distributions received from Real Estate Affiliates	1,406	2,478	73,856
Depreciation	17,145	15,637	20,883
Amortization	2,696	2,784	2,112
Amortization of deferred financing costs and debt market rate adjustments	978	810	147
Amortization (accretion) of intangibles other than in-place leases	220	268	(247)
Straight-line rent amortization	(49)	(306)	(138)
Deferred income taxes including tax restructuring benefit	(23,120)	(6,811)	(53,229)
Loss on dispositions	939	—	—
Provisions for impairment	680,349	52,511	125,879
Land/residential development and acquisitions expenditures	(61,226)	(147,757)	(216,176)
Cost of land sales	22,019	24,516	48,794
Reorganization items-finance costs related to emerged entities	2,158	—	—
Non-cash reorganization items	(11,835)	—	—
Net changes:
Accounts and notes receivable	(2,487)	3,215	3,810
Prepaid expenses and other assets	24,867	26,387	30,298
Deferred expenses	(1,850)	(3,516)	(2,764)
Accounts payable and accrued expenses	1,941	15,658	(15,710)
Other, net	1,047	3,668	1,493

Net cash used in operating activities	(17,870)	(50,699)	(52,041)

Cash Flows from Investing Activities:
Acquisition/development of real estate and property additions/improvements	(27,738)	(314,103)	(144,860)
Proceeds from sales of investment properties	6,392	14,821	—
Increase in investments in Real Estate Affiliates	(288)	(717)	(1,348)
Decrease (increase) in restricted cash	202	(202)	—

Net cash used in investing activities	(21,432)	(300,201)	(146,208)

Cash Flows from Financing Activities:
Principal payments on mortgages, notes and loans payable	(10,465)	(15,509)	(59,276)
Change in GGP investment, net	50,865	374,154	259,297
Finance costs related to emerged entities	(2,158)	—	—
Cash distributions paid to preferred stockholders of Victoria Ward, Ltd.	(12)	(12)	(12)
Cash distributions paid to common stockholders of Victoria Ward, Ltd.	—	(9,990)	(14,831)
Distributions to noncontrolling interests	(687)	(219)	(2,105)

Net cash provided by financing activities	37,543	348,424	183,073

Net change in cash and cash equivalents	(1,759)	(2,476)	(15,176)
Cash and cash equivalents at beginning of period	4,963	7,439	22,615

Cash and cash equivalents at end of period	$3,204	$4,963	$7,439

Supplemental Disclosure of Cash Flow Information:
Interest paid	$48,100	$38,200	$33,643
Interest capitalized	46,976	38,088	27,918
Reorganization items paid	2,384	—	—
Non-Cash Transactions:
Change in accrued capital expenditures included in accounts payable and accrued expenses	$(15,222)	$81,376	$21,047
Change in CSA accrual	178,130	(13,031)	(5,268)
Mortgage debt market rate adjustment related to emerged entities	11,723	—	—
Other non-cash GGP equity transactions	2,612	44,106	12,009
Recognition of note payable in conjunction with land held for development and sale	6,520	—	—
Non-cash dividends	—	67,817	100,000

The accompanying notes are an integral part of these combined financial statements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 ORGANIZATION

General

        Spinco, Inc. was a newly formed Delaware corporation created on July 1, 2010 to hold certain assets and liabilities of General Growth Propertics, Inc. ("GGP") and its subsidiaries (collectively, the "Predecessors"). On October 8, 2010, Spinco, Inc. changed its name to The Howard Hughes Corporation ("THHC" or the "Company"). On April 16, 2009 and April 22, 2009 (collectively, the "Petition Date"), GOP and certain of its subsidiaries (the "Debtors") filed voluntary petitions under Chapter 11 of title 11 of the United States Code (the "Chapter 11 Cases"). On August 17, 2010, GGP filed with the Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") its second amended and restated plan of reorganization (as the same may be amended, modified or supplemented from time to time, the "Plan") for the Debtors remaining in the Chapter 11 Cases (the "Topco Debtors"). THHC is currently a wholly owned subsidiary of GGP Limited Partnership ("GGPLP"), which is majority owned by GGP. Pursuant to the Plan, THHC will receive certain of the assets and liabilities of the Predecessors (the "Separation"), which we refer to as our business or "the THHC Businesses." We expect the reorganization of GGP to be completed during the fourth quarter of 2010 (such time of completion being referred to as the "Effective Date"). On or prior to the Effective Date, approximately 32.5 million shares of common stock of THHC will be distributed or issued to the common and preferred unit holders of GGPLP, which includes GGP, and then GGP will distribute its portion of such shares pro rata to holders of GGP common stock (the "Distribution"). GOP will not retain any ownership interest in THHC. The Plan generally provides for the payment/settlement or reinstatement of claims against the TopCo Debtor's, funded with new equity capital provided by investors sponsoring the Plan (the "Plan Sponsors"). As part of the Plan Sponsors commitments, the Plan Sponsors will purchase approximately 5.3 million shares of our common stock for $250 million. The Predecessors' bankruptcies are being jointly administered under the case In re: General Growth Properties, Inc., et al., Case No. 09-11977 in the Bankruptcy Court.

        To date, we have not conducted any business as a separate company and have no material assets or liabilities. The operations of the business to be transferred to us by the Predecessors is presented as if the transferred business was our business for all historical periods described and at the historical cost/ carrying value of such assets and liabilities reflected in GGP's books and records. Unless the context otherwise requires, references to "we," "us" and "our" refer to THHC and its combined subsidiaries after giving effect to the transfer of assets and liabilities from the Predecessors.

        On the Effective Date, our assets are expected to consist of the following:

  •
  four master planned communities with an aggregate of 14,704 remaining saleable acres;

  •
  nine mixed-use development opportunities comprised of 1,129 acres;

  •
  four mall developmental projects comprised of 647 acres;

  •
  seven redevelopment-opportunity retail malls with approximately 1 million square feet of existing gross leasable space; and

  •
  interests in eleven other real estate assets or projects.

        Our ownership interests in properties in which we own a majority or controlling interest are combined under accounting principles generally accepted in the United States of America ("GAAP"). Our interests in TWCPC Holdings, L.P., ("The Woodlands Commercial"), the Woodlands Operating Company, LP ("The Woodlands Operating") and the Woodlands Land Development Company, LP ("The Woodlands MPC"), all located in Houston, Texas and, collectively, the "Woodlands Partnerships", and our interests in Westlake Retail Associates, Ltd ("Circle T Ranch") and 170 Retail

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

Associates Ltd ("Circle T Power Center") and, together with Circle T Ranch, "Circle T", located in Dallas/Fort Worth, Texas, are held through joint venture entities in which we own non-controlling interests and are accounted for on the equity method. The Woodlands Partnerships, Circle T and certain cost method (see Note 5) and non-ownership rights are collectively referred to as our "Real Estate Affiliates".

The Predecessors' Bankruptcy

        In the fourth quarter of 2008 the Predecessors' halted or slowed nearly all development and redevelopment at our properties due to liquidity concerns, other than those that were substantially complete or could not be deferred as a result of contractual commitments. As described above, as the Predecessors had significant past due, or imminently due, and cross-collateralized or cross-defaulted debt, on the Petition Date, GGP, on behalf of itself and certain of its domestic subsidiaries including certain wholly-owned THHC Businesses, filed voluntary petitions for the Chapter 11 Cases. The Debtors that sought protection under Chapter 11 that are part of THHC are collectively referred to as the "THHC Debtors" and on the Petition Date comprised 33 entities with approximately $268.4 million of secured mortgage loans. However, the entities that own our Bridgeland and Columbia master planned communities, the entities which own substantially all of our eight undeveloped land parcels and our joint ventures, The Woodlands Partnerships and Circle T, among others (collectively, the "THHC Non-Debtors"), did not seek such relief.

        During the pendency of the Chapter 11 Cases, the Debtors' are operating as Debtors in Possession and a debtor is afforded certain protection against its creditors and creditors are prohibited from taking certain actions (such as pursuing collection efforts or proceeding to foreclose on secured obligations) related to debts that were owed prior to the commencement of the Chapter 11 Cases. Accordingly, although the commencement of the Chapter 11 Cases triggered defaults on substantially all debt obligations of the Debtors, creditors are stayed from taking any action as a result of such defaults. Absent an order of the Bankruptcy Court, these pre-petition liabilities are subject to settlement under a plan of reorganization.

        Since the Petition Date, the Bankruptcy Court has granted a variety of Debtors' motions that allow them to continue to operate its business in the ordinary course without interruption; and covering, among other things, employee obligations, critical service providers, tax matters, insurance matters, tenant and contractor obligations, claim settlements, ordinary course property sales, cash management, cash collateral, alternative dispute resolution, settlement of pre-petition mechanics liens and department store transactions.

        During December 2009, three of the THHC Debtors (the "Emerged Debtors") with $215.3 million of secured mortgage loans filed consensual plans of reorganization (the "Emerged Plans"). As of December 31, 2009, two of the Emerged Debtors with $146.8 million secured debt had emerged from bankruptcy. The plan of reorganization and emergence from bankruptcy of the remaining Emerged Debtor occurred on July 23, 2010. The THHC Debtors that remain in Chapter 11 at July 23, 2010 (the "Remaining THHC Debtors") are expected to emerge from bankruptcy pursuant to the Plan.

        The Company was formed in 2010 to hold the THHC Businesses pursuant to the Plan. The consummation of such plan, and therefore the receipt of such assets and liabilities by the Company, depends, in part, on GGP's ability to obtain confirmation of the Plan. Uncertainties about the consummation of the Plan raise substantial doubts as to the ability of the THHC Businesses to continue as a going concern. The accompanying combined financial statements have been prepared in

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

conformity with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, as a result of the Chapter 11 Cases, such realization of assets and satisfaction of liabilities are subject to a significant number of uncertainties. Our combined financial statements do not reflect any adjustments related to the recoverability of assets and satisfaction of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination and Basis of Presentation

        The accompanying combined financial statements include the accounts of the THHC Businesses in which we have a controlling interest and are presented on a combined basis as the THHC Businesses have common control and ownership by GGP. The noncontrolling equity holders' share of the assets, liabilities and operations are reflected in noncontrolling interests within permanent equity of the Company. All significant intercompany balances and transactions between the THHC businesses have been eliminated.

        As discussed in Note 1, we were formed for the purpose of holding certain assets and assuming certain liabilities of the Predecessors pursuant to the Plan. We have not conducted any business and will not have any material assets or liabilities until the Separation and the Distribution are completed. No previous historical financial statements for the THHC Businesses have been prepared and, accordingly, our combined financial statements are derived from the books and records of GGP and were carved-out from GGP at a carrying value reflective of such historical cost in such GGP records. Our historical financial results reflect allocations for certain corporate expenses which include, but are not limited to, costs related to property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly the Company's percentage of GGP's adjusted revenue and assets and the number of properties. We believe these allocations are reasonable; however, these results do not reflect what our expenses would have been had the Company been operating as a separate stand-alone public company. In addition, the THHC Businesses were operated as subsidiaries of GGP, which operates as a real estate investment trust ("REIT"). We are expected to operate as a taxable corporation. The historical combined financial information presented will therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone public entity during the periods shown or of our future performance as an independent, stand-alone public entity.

Accounting for Reorganization

        The accompanying combined financial statements and the combined condensed financial statements of the THHC Debtors presented below have been prepared in accordance with the generally accepted accounting principles related to financial reporting by entities in reorganization under the Bankruptcy Code, and on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Such accounting guidance also provides that if a debtor, or group of debtors, has significant combined assets and liabilities of entities which have not sought Chapter 11 bankruptcy protection, the debtors and non-debtors should continue to be combined. However, separate disclosure of financial statement information solely relating to the debtor entities should be presented. Therefore, the combined condensed financial statements presented

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

below solely reflect the financial position and results of operations for the THHC Debtors which have not emerged from bankruptcy as of December 31, 2009.

Combined Condensed Balance Sheet

December 31, 2009
(In thousands)
Net investment in real estate	$1,859,815
Cash and cash equivalents	1,194
Accounts and notes receivable, net	7,968
Other	111,977

Total assets	$1,980,954

Liabilities not subject to compromise:
Deferred tax liabilities	$827,264
Accounts payable and accrued expenses	120,139
Liabilities subject to compromise	275,839
Equity	757,712

Total liabilities and equity	$1,980,954

        As described above, since the THHC Debtors commenced their respective Chapter 11 Cases on two different dates in April 2009, combined condensed statements of operations and the combined condensed statement of cash flows is presented from May 1, 2009 to December 31, 2009.

Combined Condensed Statement of Loss

May 1, 2009 to December 31, 2009
Operating revenues	$44,891
Operating expenses	(64,791)
Provision for impairment	(569,199)

Operating loss	(589,099)
Interest income, net	1,081
Provision for income taxes	(4,672)
Equity in loss of Real Estate Affiliates	(1,347)
Reorganization items	(10,922)

Net loss attributable to GGP	$(604,959)

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Combined Condensed Statement of Cash Flows

May 1, 2009 to December 31, 2009
(In thousands)
Net cash provided by (used in):
Operating activities	$(5,695)
Investing activities	1,347
Financing activities	—

Net decrease in cash and cash equivalents	(4,348)
Cash and cash equivalents, beginning of period	5,542

Cash and cash equivalents, end of period	$1,194

Pre-Petition Date claims and Classification of Liabilities Subject to Compromise

        During September 2009, the Debtors, including the THHC Debtors, filed with the Bankruptcy Court their schedules of the assets and liabilities existing on the Petition Date. In addition, November 12, 2009 was established by the Bankruptcy Court as the general bar date (the date by which most entities that wished to assert a pre-petition claim against a Debtor had to file a proof of claim in writing). The Debtors have made subsequent amendments to those schedules and, as the bar date has passed, are now in the process of evaluating, reconciling and resolving all claims that were timely submitted. The substantial majority of the claims submitted were erroneous, duplicative or protective and the Debtors have filed, and will continue to file, claim objections with the Bankruptcy Court. Claim objections, that is, differences between liability amounts estimated by the Debtors and claims submitted by creditors that cannot be resolved, will be submitted to the Bankruptcy Court which will make a final determination of the allowable claim. The plans of reorganization for the Emerged Debtors provide that all allowed claims, that is, undisputed or Bankruptcy Court affirmed claims of creditors against the Emerged Debtors, are to be paid in full. Our aggregate liabilities (consisting of Liabilities Subject to Compromise ("LSTC") and not subject to compromise as further described below) include provisions for claims against both the Emerged Debtors and the Remaining THHC Debtors that were timely submitted to the Bankruptcy Court and have been recorded, as appropriate, based upon the GAAP guidance for the recognition of contingent liabilities and on our evaluations of such claims. Accordingly, although submitted proofs of claim against all THHC Debtors exceed the amounts recorded for such claims, we currently believe that the aggregate amount of claims recorded by the THHC Debtors will not vary materially from the amount of claims that will ultimately be allowed or resolved by the Bankruptcy Court.

        Liabilities not subject to compromise at December 31, 2009 include: (1) Liabilities of the THHC non-Debtors; (2) liabilities incurred after the Petition Date; (3) pre-petition liabilities that the Emerged Debtors which have emerged from Bankruptcy at December 31, 2009 expect to pay in full, even though certain of these amounts may not be paid until after the applicable Emerged Debtor's plan of reorganization is effective; and (4) liabilities related to pre-petition contracts that affirmatively have not been rejected. Unsecured liabilities not subject to compromise as of December 31, 2009 with respect to the Emerged Debtors are reflected at the current estimate of the probable amounts to be paid. However, the amounts of such unsecured liabilities related to the associated liabilities not subject to compromise resolved or allowed by the Bankruptcy Court has not yet been determined. In such regard, during February 2010, payments commenced on the Emerged Debtor claims, a process expected to

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

continue for several months as the amounts to be allowed are confirmed by the Bankruptcy Court. With respect to secured liabilities, GAAP bankruptcy guidance provides that Emerged Debtor mortgage loans should be recorded at their estimated Fair Value upon emergence. A discount of approximately $11.7 million was recorded on such $146.8 million of secured debt, with the resulting gain classified as a reorganization item for the year ended December 31, 2009. This discount will be accreted on an effective yield basis into interest expense in future periods as a non-cash item until maturity of the related debt obligation. With respect to the $68.5 million of mortgage loans related to the Emerged Debtor that emerged on July 23, 2010, an additional gain is expected to be recognized. The remaining debt subject to compromise at December 31, 2009 is expected to be reinstated or repaid as provided by the Plan.

        All liabilities incurred prior to the Petition Date other than those specified immediately above are considered LSTC. The amounts of the various categories of liabilities that are subject to compromise are set forth below. As described above, these amounts represent the Company's estimates of known or potential pre-petition claims that are likely to be resolved in connection with the Chapter 11 Cases. Such claims remain subject to future adjustments which may result from Plan Debtor/creditor negotiations, actions of the Bankruptcy Court, the determination as to the value of any collateral securing claims, amended proofs of claim, or other events. There can be no assurance that the liabilities represented by claims against a particular Debtor will not be found to exceed the Fair Value of its respective assets. This could result in claims being paid at less than 100% of their face value and the equity of the applicable Debtor being diluted or eliminated entirely. The amounts subject to compromise consisted of the following items:

December 31, 2009
(In thousands)
Mortgages and secured notes	$133,973
Accounts payable and accrued liabilities	141,866

Total liabilities subject to compromise	$275,839

        The classification of liabilities as LSTC or as liabilities not subject to compromise is based on currently available information and analysis. As the Chapter 11 Cases proceed and additional information is received and analysis is completed, or as the Bankruptcy Court rules on relevant matters, the classification of amounts between LSTC and liabilities not subject to compromise may change. The amount of any such changes could be material.

Reorganization Items

        Reorganization items are expense or income items that were incurred or realized by the THHC Debtors as a result of the Chapter 11 Cases and are presented separately in the Combined Statements of Loss and Comprehensive Loss and in the condensed combined statements of operations of the THHC Debtors presented above. These items include professional fees and similar types of expenses and gains directly related to the Chapter 11 Cases, resulting from activities of the reorganization process, and interest earned on cash accumulated by the THHC Debtors as a result of the Chapter 11 Cases. Reorganization items included in our Combined Statement of Loss and Comprehensive Loss and in the condensed combined statement of operations of the THHC Debtors presented above are specific to the THHC Businesses have been allocated to us and have been reflected in our combined financial statements and in the tables presented below.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In addition, the key employee incentive program (the "KEIP") was subject to approval by the Bankruptcy Court. The KEIP is intended to retain certain key employees of GGP and provides for payment to these GGP employees upon successful emergence from bankruptcy. A portion of the KEIP has been deemed to relate specifically to our employees and probable of being paid and therefore, as of December 31, 2009, we have reflected $2.3 million of KEIP expenses in our combined financial statements.

        Reorganization items are as follows:

Reorganization Items	Post-Petition Period Ended December 31, 2009
(In thousands)
Gains on liabilities subject to compromise(1)	$(11,822)
U.S. Trustee fees(2)	226
Restructuring costs(3)	18,270

Total reorganization items	$6,674

(1)
This amount primarily relates to a $11.7 million gain that resulted from the required Fair Value of debt adjustment for the entities that emerged from bankruptcy in December 2009. This amount also includes gains from repudiation, rejection or termination of contracts or guarantee of obligations. In addition, such gains reflect agreements reached with certain critical vendors (as defined), which were authorized by the Bankruptcy Court and for which payments on an installment basis began in July 2009.

(2)
Estimate of fees due remain subject to confirmation and review by the Office of the United States Trustee ("U.S. Trustee").

(3)
Restructuring costs primarily includes (i) professional fees incurred related to the bankruptcy filings, including an allocation of KEIP costs and certain fees estimated to be payable upon successful emergence of all Debtors from bankruptcy and (ii) finance costs incurred by and the write off of unamortized deferred finance costs related to our properties that emerged from bankruptcy in December 2009.

Properties

        Real estate assets are stated at cost less any provisions for impairments. Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized to the extent the total carrying amount of the property does not exceed the estimated Fair Value of the completed property. Real estate taxes and interest costs incurred during construction periods are capitalized. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. Capitalized real estate taxes and interest costs are amortized over lives which are consistent with the constructed assets.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Pre-development costs, which generally include legal and professional fees and other directly-related third-party costs, are capitalized as part of the property being developed. In the event a development is no longer deemed to be probable, the costs previously capitalized are expensed (see also our impairment policies in this Note 2 below).

        Tenant improvements, either paid directly or in the form of construction allowances paid to tenants, are capitalized and depreciated over the applicable lease term. Maintenance and repairs are charged to expense when incurred. Expenditures for significant betterments and improvements are capitalized.

        Depreciation or amortization expense is computed using the straight-line method based upon the following estimated useful lives:

Years
Buildings and improvements	40 - 45
Equipment, tenant improvements and fixtures	5 - 10

Impairment

Properties, developments in progress and land held for development or redevelopment, including assets to be sold after such development or redevelopment

        The generally accepted accounting principles related to accounting for the impairment or disposal of long-lived assets require that if impairment indicators exist and the undiscounted cash flows expected to be generated by an asset are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of such asset to its Fair Value. We review our real estate assets (including those held by our Real Estate Affiliates), including operating properties, land held for development and sale and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Impairment indicators for our Master Planned Communities segment are assessed separately for each community and include, but are not limited to, significant decreases in sales pace or average selling prices, significant increases in expected land development and construction costs or cancellation rates, and projected losses on expected future sales. Impairment indicators for our Strategic Development segment are assessed separately for each property and include, but are not limited to, significant decreases in comparable property sale prices, real estate property net operating income and occupancy percentages.

        Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development, and developments in progress are assessed by project and include, but are not limited to, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

        If an indicator of potential impairment exists, the asset is tested for recoverability by comparing its carrying amount to the estimated future undiscounted cash flow. The cash flow estimates used both for determining recoverability and estimating Fair Value are inherently judgmental and reflect current and projected trends in rental, occupancy and capitalization rates, and estimated holding periods for the applicable assets. Although the estimated value of certain assets may be exceeded by the carrying amount, a real estate asset is only considered to be impaired when its carrying amount cannot be

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recovered through estimated future undiscounted cash flows. To the extent an impairment provision is necessary, the excess of the carrying amount of the asset over its estimated Fair Value is expensed to operations. In addition, the impairment provision is allocated proportionately to adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

        We recorded impairment charges of $680.3 million, $52.5 million and $125.9 million for the years ended December 31, 2009, 2008 and 2007, as presented in the table below. All of these impairment charges are included in provisions for impairment in our combined statement of loss and comprehensive loss for the years ended December 31, 2009, 2008 and 2007. Circle T also recorded impairment charges of $38.1 million for the year ended December 31, 2009 on the assets of our Real Estate Affiliates, our share of which, $19.0 million, was included in our equity in earnings of such Real Estate Affiliates.

Investment in Real Estate Affiliates

        In accordance with the GAAP related to the equity method of accounting for investments, a series of operating losses of an investee or other factors may indicate that a decrease in value of our investment in the Real Estate Affiliates has occurred which is other-than-temporary. The investment in each of the Real Estate Affiliates is evaluated periodically and as deemed necessary for recoverability and valuation declines that are other than temporary. Accordingly, in addition to the property-specific impairment analysis that we perform on the investment properties, land held for development and sale and developments in progress owned by such joint ventures (as part of our investment property impairment process described above), we also considered the ownership and distribution preferences and limitations and rights to sell and repurchase our ownership interests. We recorded impairment charges related to our investment in Circle T of $10.6 million for the year ended December 31, 2009 to write these investments down to their estimated Fair Value, with such provisions reflected in our equity in income (loss) of Real Estate Affiliates. Based on such evaluations, no provisions for impairment were recorded for the years ended December 31, 2008 and 2007 related to our investments in Real Estate Affiliates. See Note 5 for further disclosure of the provisions for impairment related to certain properties within our Real Estate Affiliates.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Summary of all Impairment Provisions:

			Years Ended December 31,
		Method of Determining Fair Value
Impaired Asset	Location		2009	2008	2007
			(In thousands)
Master Planned Communities:
Maryland-Columbia Community	Columbia, MD	Projected sales price analysis(1)(5)	$—	$—	$75,726
Maryland-Fairwood Community	Columbia, MD	Projected sales price analysis(1)(5)	52,767	—	50,075

Total Master Planned Communities			$52,767	$—	$125,801

Strategic Development:
Allen Towne Mall	Allen, TX	Projected sales price analysis(1)(5)	29,063	—	—
Century Plaza	Birmingham, AL	Projected sales price analysis(1)(5)	—	7,819	—
Cottonwood Mall	Holladay, UT	Comparable property market analysis(4)	50,768	—	—
Elk Grove Promenade	Elk Grove, CA	Comparable property market analysis(4)	175,280	—	—
Kendall Town Center	Miami, FL	Projected sales price analysis(1)(5)	35,089	—	33
Landmark Mall	Alexandria, VA	Discounted cash flow analysis(5)	27,323	—	—
Nouvelle at Natick	Natick, MA	Discounted cash flow analysis(5)	55,923	40,346	—
Princeton Land East, LLC	Princeton, NJ	Comparable property market analysis(4)	8,904	—	—
Princeton Land LLC	Princeton, NJ	Comparable property market analysis(4)	13,356	—	—
Redlands Promenade	Redlands, CA	Projected sales price analysis(1)(5)	6,667	—	—
The Bridges At Mint Hill	Charlotte, NC	Comparable property market analysis(4)	16,636	—	—
The Shops At Summerlin Centre	Las Vegas, NV	Comparable property market analysis(4)	176,141	—	—
The Village At Redlands	Redlands, CA	Projected sales price analysis(1)(5)	5,537	—	—
Various pre-development costs		(2)	26,895	4,346	45

Total Strategic Development			627,582	52,511	78

Total Provisions for impairment			$680,349	$52,511	$125,879

Real Estate Affiliates
Circle T Power Center	Dallas, TX	Projected sales price analysis(1)(5)	$17,062	$—	$—
The Shops at Circle T Ranch	Dallas, TX	Projected sales price analysis(1)(5)	21,020	—	—

Total			$38,082	$—	$—

Property held by Real Estate Affiliates, provisions for impairment at our ownership share			19,041	—	—
Impairment of Circle T Investment			10,600	—	—

Real Estate Affiliates provisions for impairment, at our ownership share(3)			$29,641	$—	$—

(1)
Projected sales price analysis incorporates available market information and other management assumptions.

(2)
Related to the write down of various pre-development costs that were determined to be non-recoverable due to the related projects being terminated.

(3)
Reflected in our equity in income (loss) of Real Estate Affiliates.

(4)
These impairments were primarily driven by the management's business plan that excludes these properties from a long term hold period.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(5)
These impairments were primarily driven by the carrying value of the assets, including costs expected to be incurred, not being recoverable by the projected sales price of such assets.

General

        Certain of our properties had Fair Values less than their carrying amounts. However, based on the Company's plans with respect to those properties, we believe that the carrying amounts are recoverable and therefore, under applicable GAAP guidance, no additional impairments were taken. Nonetheless, due to the tight credit markets, the uncertain economic environment, as well as other uncertainties, or if our plans regarding our assets change, additional impairment charges may be taken in the future. Therefore, we can provide no assurance that material impairment charges with respect to operating properties, Real Estate Affiliates, development in progress or property held for development and sale will not occur in future periods. We will continue to monitor circumstances and events in future periods to determine whether additional impairments are warranted.

Acquisitions of Properties

        Certain of the THHC Businesses, particularly those properties in our Master Planned Communities segment, were purchased by the Predecessors rather than developed. Accordingly, the acquisitions of such properties were accounted for utilizing the acquisition method. Estimates of future cash flows and other valuation techniques were used to allocate the purchase price of acquired property between land, buildings and improvements, equipment, debt liabilities assumed and identifiable intangible assets and liabilities such as amounts related to in-place at-market tenant leases, acquired above and below-market tenant and ground leases and tenant relationships.

Investments in Real Estate Affiliates

        We account for investments in joint ventures where we own a non-controlling participating interest using the equity method and, investments in joint ventures where we have virtually no influence on the joint venture's operating and financial policies, on the cost method. Under the equity method, the cost of our investment is adjusted for our share of the equity in earnings (losses) of such Real Estate Affiliates from the date of acquisition and reduced by distributions received. Generally, the operating agreements with respect to our Real Estate Affiliates provide that assets, liabilities and funding obligations are shared in accordance with our ownership percentages. Therefore, we generally also share in the profit and losses, cash flows and other matters relating to our Real Estate Affiliates in accordance with our respective ownership percentages. Differences between the carrying amount of our investment in the Real Estate Affiliates and our share of the underlying equity of such Real Estate Affiliates are amortized over lives ranging from five to forty five years. For cost method investments, we recognize earnings to the extent of distributions received from such investments.

Cash and Cash Equivalents

        Highly-liquid investments with maturities at dates of purchase of three months or less are classified as cash equivalents.

Deferred Expenses

        Deferred expenses consist principally of financing fees and leasing costs and commissions. Deferred financing fees are amortized to interest expense using the effective interest method (or other

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

methods which approximate the effective interest method) over the terms of the respective financing agreements. Deferred leasing costs and commissions are amortized using the straight-line method over periods that approximate the related lease terms. Deferred expenses in our Combined Balance Sheets are shown at cost, net of accumulated amortization, of $7.4 million as of December 31, 2009 and $9.2 million as of December 31, 2008.

Revenue Recognition and Related Matters

        Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases. Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and accretion related to above and below-market tenant leases on acquired properties. Termination income recognized for the years ended December 31, 2009, 2008 and 2007 was $0.3 million, $0.4 million and $0.3 million, respectively. Net accretion related to above and below-market tenant leases for the years ended December 31, 2009 and 2008, respectively, yielded reductions in minimum rents of approximately $0.4 million in each year and an increase in minimum rents of $0.1 million for the year ended December 31, 2007.

        Straight-line rent receivables, which represent the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases, of $3.2 million as of December 31, 2009 and $4.8 million as of December 31, 2008, are included in Accounts and notes receivable, net in our combined financial statements.

        Percentage rent in lieu of fixed minimum rent received from tenants for the years ended December 31, 2009, 2008 and 2007 was $3.0 million, $3.7 million and $4.3 million, respectively, and is included in Minimum rents in our combined financial statements.

        We provide an allowance for doubtful accounts against the portion of accounts receivable, including straight-line rents, which is estimated to be uncollectible. Such allowances are reviewed periodically based upon our recovery experience. We also evaluate the probability of collecting future rent which is recognized currently under a straight-line methodology. This analysis considers the long-term nature of our leases, as a certain portion of the straight-line rent currently recognizable will not be billed to the tenant until future periods. Our experience relative to unbilled deferred rent receivable is that a certain portion of the amounts recorded as straight-line rental revenue are never collected from (or billed to) tenants due to early lease terminations. For that portion of the otherwise recognizable deferred rent that is not deemed to be probable of collection, no revenue is recognized. Accounts receivable in our Combined Balance Sheets are shown net of an allowance for doubtful accounts of $16.8 million as of December 31, 2009 and $21.7 million as of December 31, 2008. The following table summarizes the changes in allowance for doubtful accounts:

	2009	2008
	(in thousands)
Balance as of January 1	$21,712	$22,041
Provisions for doubtful accounts	2,539	1,174
Write-offs	(7,439)	(1,503)

Balance as of December 31	$16,812	$21,712

        Overage Rent ("Overage Rent") is paid by a tenant when its sales exceed an agreed upon minimum amount. Overage Rent is calculated by multiplying the sales in excess of the minimum

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amount by a percentage defined in the lease. Overage Rent is recognized on an accrual basis once tenant sales exceed contractual tenant lease thresholds. Recoveries from tenants are established in the leases or computed based upon a formula related to real estate taxes, insurance and other shopping center operating expenses and are generally recognized as revenues in the period the related costs are incurred.

        Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the land sold are met. Criteria include the consummation of the sale with all consideration being exchanged, demonstration of the collectibility of the sales price, the transfer of usual risks and rewards of ownership to the buyer and no substantial continuing involvement by the Company. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. Revenues and cost of sales are recognized on a percentage of completion basis for land sale transactions in which we are required to perform additional services and incur significant costs after title has passed.

        Cost of land sales is determined as a specified percentage of land sales revenues recognized for each community development project. These cost ratios used are based on actual costs incurred and estimates of future development costs and sales revenues to completion of each project. The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans. Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project. The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels we do not intend to develop or for which development was complete at the date of acquisition.

        Nouvelle at Natick is a 215 unit residential condominium project, located in Natick, Massachusetts. Pursuant to the Plan, only the unsold units at Nouvelle at Natick on the Effective Date will be distributed to us and no deferred revenue or sales proceeds from unit closings prior to the Effective Date will be allocated to us. As of June 30, 2010, 87 units were unsold at Nouvelle at Natick. Income related to unit sales subsequent to the Effective Date is expected to be accounted for on a unit-by-unit basis on the full accrual method.

Income Taxes (Note 7)

        Deferred income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances, and which causes a change in our judgment about the realizability of the related deferred tax asset, is included in the current deferred tax provision. It is possible at or after the Effective Date that the Company could experience a change in control, as defined for federal income tax purposes, that could limit the benefit of deferred tax assets. In addition, we recognize and

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

report interest and penalties, if necessary, related to uncertain tax positions within our provision for income tax expense.

        In many of our Master Planned Communities, gains with respect to sales of land for commercial use are reported for tax purposes on the percentage of completion method. Under the percentage of completion method, gain is recognized for tax purposes as costs are incurred in satisfaction of contractual obligations. The method used for determining the percentage complete for income tax purposes is different than that used for financial statement purposes. In addition, gains with respect to sales of land for single family residences are reported for tax purposes under the completed contract method. Under the completed contract method, gain is recognized for tax purposes when 95% of the costs of our contractual obligations are incurred or the contractual obligation is transferred.

Earnings Per Share ("EPS")

        Presentation of EPS information is not applicable as all of our common stock (1,000 shares, authorized and issued), since the date of our formation on July 1, 2010, is owned by GGP.

Fair Value Measurements

        We adopted the generally accepted accounting principles related to Fair Value measurements as of January 1, 2008 for our financial assets and liabilities and as of January 1, 2009 for our non-financial assets and liabilities. We do not have any derivative financial instruments and our investments in marketable securities are immaterial to our combined financial statements.

        The accounting principles for Fair Value measurements establish a three-tier Fair Value hierarchy, which prioritizes the inputs used in measuring Fair Value. These tiers include:

  •
  Level 1—defined as observable inputs such as quoted prices for identical assets or liabilities in active markets;

  •
  Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

  •
  Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

        The asset or liability Fair Value measurement level within the Fair Value hierarchy is based on the lowest level of any input that is significant to the Fair Value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Any Fair Values utilized or disclosed in our combined financial statements were developed for the purpose of complying with the accounting principles established for Fair Value measurements.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table summarizes our assets and liabilities that are measured at Fair Value on a nonrecurring basis:

	Total Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Loss) Gain Year Ended December 31, 2009
	(In thousands)
Investments in real estate:
Allen Towne Mall	$25,900	$—	$25,900	$—	$(29,063)
The Bridges At Mint Hill	14,100	—	14,100	—	(16,636)
Cottonwood Mall(1)	21,500	—	—	21,500	(50,768)
Elk Grove Promenade	21,900	—	21,900	—	(175,280)
Fairwood Master Planned Community	12,629	—	12,629	—	(52,767)
Kendall Town Center(2)	13,931	—	—	13,931	(35,089)
Landmark Mall(1)	49,501	—	—	49,501	(27,323)
Nouvelle At Natick(2)	64,661	—	—	64,661	(55,923)
Princeton Land East, LLC	8,802	—	8,802	—	(8,904)
Princeton Land LLC	11,948	—	11,948	—	(13,356)
Redlands Promenade	6,727	—	—	6,727	(6,667)
The Shops At Summerlin Centre	46,300	—	46,300	—	(176,141)
The Village At Redlands	7,545	—	—	7,545	(5,537)

Total investments in real estate	$305,444	$—	$141,579	$163,865	$(653,454)

Debt:(3)
Fair value of emerged entity mortgage debt	$134,089	$—	$—	$134,089	$11,723

Total liabilities	$134,089	$—	$—	$134,089	$11,723

(1)
The Fair Value was calculated based on a discounted cash flow analysis using property specific discount rates ranging from 9.25% to 12.00% and residual capitalization rates ranging from 8.50% to 11.50%.

(2)
The Fair Value is based on estimated sales value.

(3)
The Fair Value of debt relates to the 2 properties that emerged from bankruptcy in December 2009.

Fair Value of Financial Instruments

        The Fair Values of our financial instruments approximate their carrying amount in our financial statements except for debt. Notwithstanding that we do not believe that a fully-functioning market for real property financing exists at December 31, 2009, GAAP guidance requires that management estimate the Fair Value of our debt. However, as a result of the THHC Debtors' Chapter 11 filings, the Fair Value for the outstanding debt that is included in liabilities subject to compromise in our Combined Balance Sheets cannot be reasonably determined at December 31, 2009 as the timing and amounts to be paid are subject to confirmation by the Bankruptcy Court. For the $208.9 million of

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

mortgages, notes and loans payable outstanding that are not subject to compromise at December 31, 2009, management's required estimates of Fair Value are presented below. This Fair Value was estimated solely for financial statement reporting purposes and should not be used for any other purposes, including to estimate the value of any of the Company's securities or to estimate the appropriate interest rate for consensual and non consensual restructuring of secured debt in our Chapter 11 Cases. We estimated the Fair Value of this debt based on quoted market prices for publicly-traded debt, recent financing transactions (which may not be comparable), estimates of the Fair Value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, current London Interbank Offered Rate ("LIBOR"), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds and US treasury obligation interest rates, and on the discounted estimated future cash payments to be made on such debt. The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate the amounts required to be disclosed, or, in the case of the debt of the Emerged Debtors, recorded due to GAAP bankruptcy emergence guidance (as described above and in Note 6). Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in specific loans, it is unlikely that the estimated Fair Value of any of such debt could be realized by immediate settlement of the obligation.

	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In thousands)
Fixed-rate debt	$208,860	$205,406	$354,803	$358,447
Variable-rate debt	—	—	3,664	3,675

	$208,860	$205,406	$358,467	$362,122

        Included in such amounts for 2009 is $134.1 million of debt that relates to the 2 properties that emerged from bankruptcy in December 2009 where the carrying value of the debt was adjusted by $11.7 million to an estimated Fair Value of such debt (based on significant unobservable Level 3 Inputs).

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, significant estimates and assumptions have been made with respect to useful lives of assets, capitalization of development and leasing costs, provision for income taxes, recoverable amounts of receivables and deferred taxes, initial valuations and related amortization periods of deferred costs and intangibles, allocations of the Predecessors' property and asset management costs to the THHC Businesses, impairment of long-lived assets, valuation of debt of emerged entities and cost ratios and completion percentages used for land sales. Actual results could differ from these and other estimates.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3 INTANGIBLES

Intangible Assets and Liabilities

        The following table summarizes our intangible assets and liabilities:

	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount
		(In thousands)
As of December 31, 2009
Tenant leases:
In-place value	$13,063	$(10,875)	$2,188
Above-market	2,323	(1,883)	440
Below-market	(86)	72	(14)
Ground leases:
Above-market	(16,968)	2,425	(14,543)
Below-market	23,096	(1,739)	21,357
As of December 31, 2008
Tenant leases:
In-place value	$18,062	$(15,033)	$3,029
Above-market	2,858	(2,052)	806
Below-market	(125)	97	(28)
Ground leases:
Above-market	(16,968)	1,367	(15,601)
Below-market	23,096	(1,400)	21,696

        Changes in gross asset (liability) balances in 2009 are the result of the allocation of provisions for impairment (Note 2) and our policy of writing off fully amortized intangible assets.

        The gross asset balances of the in-place value of tenant leases are included in Buildings and equipment in our Combined Balance Sheets. Acquired in-place at-market tenant leases are amortized over periods that approximate the related lease terms. The above-market and below-market tenant and ground leases are included in Prepaid expenses and other assets and Accounts payable and accrued expenses as detailed in Note 10. Above and below-market lease values are amortized over the remaining non-cancelable terms of the respective leases.

        Amortization/accretion of these intangible assets and liabilities, and similar assets and liabilities from our Real Estate Affiliates at our share, decreased our income (excluding the impact of noncontrolling interest and the provision for income taxes) by $0.3 million in 2009, $1.4 million in 2008 and $6.7 million in 2007.

        Future amortization, including our share of such items from Real Estate Affiliates, is estimated to decrease income (excluding the impact of noncontrolling interest and the provision for income taxes) by $0.8 million in 2010, $0.5 million in 2011, $0.3 million in 2012, $0.2 million in 2013 and $0.1 million in 2014.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4 DISCONTINUED OPERATIONS AND LOSS ON DISPOSITION OF INTEREST IN PROPERTY

        On December 21, 2009, we sold one office building (which, although located in Woodlands Texas, was owned separately from the Woodlands Partnerships) totaling approximately 38,400 square feet and 4.1995 acres of land for a total sales price of $2.0 million, resulting in a total loss of $0.9 million.

        We evaluated the operations of this property pursuant to the requirements of the generally accepted accounting principles related to business combinations and concluded that the operations of this office building did not materially impact the prior period results and therefore have not reported any prior operations of this property as discontinued operations in the accompanying combined financial statements.

NOTE 5 REAL ESTATE AFFILIATES

        We own noncontrolling investments in The Woodlands Partnerships and Circle T. We share in the profits and losses, cash flows and other matters relating to our investments in such Real Estate Affiliates in accordance with our respective ownership percentages. Our unaffiliated joint venture partners manage the properties owned by these joint ventures. As we have joint interest and control of these ventures with our venture partners, we account for these joint ventures using the equity method.

        As of December 31, 2009, approximately $377.9 million of indebtedness was secured by the properties owned by our Real Estate Affliliates, our share of which was approximately $198.4 million. There can be no assurance that we will be able to refinance or restructure such debt (including the $171.2 million of debt maturing in 2010) on acceptable terms or otherwise, or that joint venture operations or contributions by us and/or our partners will be sufficient to repay such loans.

        Circle T recorded a $38.1 million provision for impairment related to the properties and we recorded a $10.6 million provision for impairment with respect to our investment in such joint venture, for the year ended December 31, 2009 based on a projected sales price analysis incorporating available market information and other management assumptions. Such impairment charges are included in equity in income (loss) from Real Estate Affiliates in our combined financial statements.

Condensed Combined Financial Information of Certain Real Estate Affiliates

        We own a 52.5% economic interest in The Woodlands Partnerships. The Woodlands Partnerships include the venture developing the master planned community known as The Woodlands (whose operations are included in the Master Planned Communities segment) and also hold the beneficial interests in other commercial real estate within the Woodlands community, including the conference center (whose operations are reflected in the Strategic Development segment), all located near Houston, Texas. The remaining 47.5% economic interests in The Woodlands Partnerships are owned by Morgan Stanley Real Estate Fund II, L.P., a majority owned subsidiary of which provides all the management services for The Woodlands Partnerships.

        We own a 50% interest in the two Circle T ventures with AIL Investment, LP., an investment partnership owned by Hillwood Development Company of Dallas, Texas. When developed, Circle T Ranch is envisioned to be a 1 million square foot, open-air regional mall and Circle T Power Center would be a 750,000 square feet big-box retail complex.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 REAL ESTATE AFFILIATES (Continued)

        As The Woodlands Partnerships and Circle T are accounted for on the equity method, the following summarized financial information as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is presented below:

	December 31, 2009	December 31, 2008
	(In thousands)
Condensed Combined Balance Sheets—Real Estate Affiliates
Assets:
Land	$31,077	$27,809
Buildings and equipment	207,051	170,813
Less accumulated depreciation	(73,866)	(71,307)
Developments in progress	55,996	131,661

Net property and equipment	220,258	258,976
Investment property and property held for development and sale	266,253	282,636

Net investment in real estate	486,511	541,612
Cash and cash equivalents	35,569	52,888
Accounts and notes receivable, net	66,460	20,630
Deferred expenses, net	1,189	2,243
Prepaid expenses and other assets	40,561	103,333

Total assets	$630,290	$720,706

Liabilities and Owners' Equity:
Mortgages, notes and loans payable	$377,964	$443,379
Accounts payable, accrued expenses and other liabilities	107,700	125,022
Owners' equity	144,626	152,305

Total liabilities and owners' equity	$630,290	$720,706

Investment In and Loans To/From Real Estate Affiliates, Net:
Owners' equity	$144,626	$152,305
Less joint venture partners' equity	(69,147)	(73,744)
Capital or basis differences and loans	65,079	91,324

Investment in and loans to/from Real Estate Affiliates, net	$140,558	$169,885

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 REAL ESTATE AFFILIATES (Continued)

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Condensed Combined Statements of Income (Loss)—Real Estate Affiliates
Revenues:
Minimum rents	$21,713	$19,779	$15,136
Land sales	72,367	137,504	161,938
Other	62,762	80,360	210,723

Total revenues	156,842	237,643	387,797

Expenses:
Real estate taxes	1,314	1,180	686
Repairs and maintenance	4,778	2,985	1,827
Other property operating costs	72,607	86,968	114,936
Land sales operations	60,717	81,833	91,539
Provisions for impairment	38,082	—	—
Depreciation and amortization	10,004	8,075	9,500

Total expenses	187,502	181,041	218,488

Operating (loss) income	(30,660)	56,602	169,309
Interest income	1,265	814	1,246
Interest expense	(6,905)	(11,297)	(17,999)
Benefit from (provision for) income taxes	678	(1,575)	(5,955)

(Loss) income from continuing operations	(35,622)	44,544	146,601

Net (loss) income attributable to joint venture partners	$(35,622)	$44,544	$146,601

Equity In Income (Loss) of Real Estate Affiliates:
Net (loss) income attributable to joint venture partners	$(35,622)	$44,544	$146,601
Joint venture partners' share of loss (income)	17,874	(21,157)	(69,638)
Amortization of capital or basis differences	(10,461)	119	(8,512)

Equity in (loss) income of Real Estate Affiliates	$(28,209)	$23,506	$68,451

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6 MORTGAGES, NOTES AND LOANS PAYABLE

        Mortgages, notes and loans payable are summarized as follows (see Note 12 for the maturities of our long term commitments):

	December 31, 2009	December 31, 2008
	(In thousands)
Fixed Rate debt:
Collateralized mortgages, notes and loans payable	$342,833	$354,803
Variable Rate debt:
Collateralized mortgages, notes and loans payable	—	3,664

Total Mortgages, notes and loans payable	342,833	358,467
Less: Mortgages, notes and loans payable subject to compromise	(133,973)	—

Total mortgages, notes and loans payable not subject to compromise	$208,860	$358,467

        As previously discussed, on April 16 and 22, 2009, the Debtors filed voluntary petitions for relief under Chapter 11, which triggered defaults on substantially all debt obligations of the Debtors. However, under section 362 of Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the debtor's estate. Absent an order of the Bankruptcy Court, these pre-petition liabilities are subject to settlement under a plan of reorganization, and therefore are presented as Liabilities subject to compromise on the Combined Balance Sheet as of December 31, 2009. Of the total amount of debt presented above, $208.9 million is not subject to compromise, consisting of the collateralized mortgages of the THHC Debtors that emerged from bankruptcy as of December 31, 2009. Also, as discussed in Note 1, $68.5 million of mortgages of the Emerged Debtors were reflected as subject to compromise at December 31, 2009 as the effective dates of their plans of reorganization did not occur as of December 31, 2009. Such mortgage loan amounts will be reclassified to be reflected as not subject to compromise in 2010. The remaining debt subject to compromise at December 31, 2009 is expected to be reinstated or repaid as provided by the Plan.

        As of December 31, 2009, as described in Note 1, plans of reorganization for the Emerged Debtors, associated with approximately $146.8 million of mortgage debt, were effective. The Emerged Plans for such Emerged Debtors provided for, in exchange for payment of certain extension fees and cure of previously unpaid amounts due on the applicable mortgage loans (primarily, principal amortization otherwise scheduled to have been paid since the Petition Date), the extension of the secured mortgage loans at previously existing non-default interest rates. As a result of the extensions, weighted average remaining duration of the secured loans associated with these properties is 4.61 years. In conjunction with these extensions, certain financial and operating covenants were agreed to or reinstated. With respect to those loans and THHC Debtors that remain in bankruptcy at December 31, 2009, we are currently recognizing interest expense on our loans based on contract interest rate payments rates in effect prior to bankruptcy as the Bankruptcy Court has ruled that such contract rates constitutes adequate protection to the secured lenders. In addition, our Chapter 11 Cases have stayed the enforcement of the default provisions of certain covenants with respect to the Remaining THHC Debtors.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6 MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

Collateralized Mortgages, Notes and Loans Payable

        As of December 31, 2009, $315.8 million of land, buildings and equipment and developments in progress (before accumulated depreciation) have been pledged as collateral for our mortgages, notes and loans payable. Substantially all of the $342.8 million of fixed and variable rate secured mortgage notes and loans payable are non-recourse. In addition, certain mortgage loans as of December 31, 2009 contain other credit enhancement provisions which have been provided by the TopCo Debtors upon which GGP does not expect to perform during the pendency of the Chapter 11 Cases. These security or credit enhancement provisions are to be modified pursuant to the Plan, including, among other things, to substitute us for GGP. Certain mortgage notes payable may be prepaid but are generally subject to a prepayment penalty equal to a yield-maintenance premium, defeasance or a percentage of the loan balance.

Letters of Credit and Surety Bonds

        We had outstanding letters of credit and surety bonds of $76.5 million as of December 31, 2009 and $109.0 million as of December 31, 2008. These letters of credit and bonds were issued primarily in connection with insurance requirements, special real estate assessments and construction obligations.

NOTE 7 INCOME TAXES

        Although GGP operated as a REIT, certain of the THHC Businesses operated as taxable REIT subsidiaries. Given the overall make-up of the THHC Businesses, particularly the business of our Master Planned Communities segment, we will not elect to be treated as a REIT and thus will generally be taxed as a C corporation. However, one of our combined entities, Victoria Ward, Ltd. ("Ward", substantially all of which is owned by us) elected to be taxed as a REIT under sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the taxable year beginning January 1, 2002. To qualify as a REIT, Ward must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of its ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests. Ward has satisfied such REIT distribution requirements for 2009.

        As a REIT, Ward will generally not be subject to corporate level Federal income tax on taxable income distributed currently to its stockholders. If Ward fails to qualify as a REIT in any taxable year, it will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if it qualified for taxation as a REIT, Ward may be subject to certain state and local taxes on its income or property, and to Federal income and excise taxes on undistributed taxable income. In addition, Ward is subject to rules which may impose corporate income tax on certain built-in gains recognized upon the disposition of assets owned by Ward or its qualified REIT subsidiaries where such entities (or other predecessors) had formerly been C corporations. These rules apply only where the disposition occurs within certain specified recognition periods. However, to the extent that any such properties subject to the built-in gain tax are to be sold, Ward intends to utilize tax strategies when prudent, such as dispositions through like-kind exchanges to limit or offset the amount of such gains and therefore the amount of tax paid, although the market climate and our business needs may not allow for such strategies to be implemented.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7 INCOME TAXES (Continued)

        The provision for (benefit from) income taxes for the years ended December 31, 2009, 2008 and 2007 was as follows:

	2009	2008	2007
Current	$(849)	$9,514	$42,586
Deferred	(23,120)	(6,811)	(53,229)

Total	$(23,969)	$2,703	$(10,643)

        Income tax expense computed by applying the Federal corporate tax rate for the years ended December 31, 2009, 2008 and 2007 is reconciled to the provision for income taxes as follows:

	2009	2008	2007
Tax at statutory rate on earnings from continuing operations before income taxes	$(254,653)	$(5,356)	$(5,123)
Increase (decrease) in valuation allowances, net.	7,267	1,470	—
State income taxes, net of Federal income tax benefit	(2,728)	476	(5,641)
Tax at statutory rate on REIT earnings (losses) not subject to Federal income taxes	220,836	18,589	6,082
Tax expense (benefit) from change in tax rates, permanent differences and other	257	(11,241)	(1,631)
Tax benefit from Private REIT/TRS restructuring	—	—	(7,433)
Expiration of capital loss carryforwards	3,726	—	—
Uncertain tax position expense, excluding interest	—	200	(532)
Uncertain tax position interest, net of Federal income tax benefit	1,326	(1,435)	3,635

Income tax expense (benefit)	$(23,969)	$2,703	$(10,643)

        Realization of a deferred tax benefit is dependent upon generating sufficient taxable income in future periods. Our net operating loss carryforwards are currently scheduled to expire in subsequent years through 2030. Some of the net operating loss carryforward amounts are subject to annual limitations under Section 382 of the Code. This annual limitation under Section 382 is subject to modification if a taxpayer recognizes what are called "built-in gain items." It is possible that the Company could, in the future, experience a change in control pursuant to Section 382 that could put additional limits on the benefit of deferred tax assets.

        The amounts and expiration dates of operating loss and tax credit carryforwards for tax purposes for the TRS's are as follows:

	Amount	Expiration Dates
	(In thousands)
Net operating loss carryforwards—Federal	$61,868	2023 - 2030
Net operating loss carryforwards—State	11,862	2010 - 2030
Tax credit carryforwards—Federal AMT	847	n/a

        As of December 31, 2009 and 2008, the Company had gross deferred tax assets totaling $200.8 million and $178.0 million, and gross deferred tax liabilities of $975.0 million and $971.3 million,

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7 INCOME TAXES (Continued)

respectively. We have established a valuation allowance in the amount of $8.7 million and $1.5 million as of December 31, 2009 and 2008, respectively, against certain deferred tax assets for which it is more likely than not that such deferred tax assets will not be realized.

        The tax effects of temporary differences and carryforwards included in the net deferred tax liabilities at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Property Associated with Master Planned Communities, primarily differences in the tax basis of land assets and treatment of interest and other costs	$(704,541)	$(714,409)
Operating Property, primarily differences in basis of assets and liabilities	30,524	14,667
Deferred income	(270,382)	(256,921)
Interest deduction carryforwards	142,073	142,073
Operating loss and tax credit carryforwards	28,246	21,241
Valuation allowance	(8,737)	(1,471)

Net deferred tax liabilities	$(782,817)	$(794,820)

        The deferred tax liability associated with the master planned communities is largely attributable to the difference between the basis and value determined as of the date of the acquisition by the Predecessors of The Rouse Company ("TRC") in 2004 adjusted for sales that have occurred since that time. The cash cost related to this deferred tax liability is dependent upon the sales price of future land sales and the method of accounting used for income tax purposes. The deferred tax liability related to deferred income is the difference between the income tax method of accounting and the financial statement method of accounting for prior sales of land in our Master Planned Communities.

        Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different than what was reported on the returns. In the opinion of management, we have made adequate tax provisions for years subject to examination. Generally, we are currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2005 through 2009 and are open to audit by state taxing authorities for years ending December 31, 2004 through 2009.

        Two of our subsidiaries are subject to IRS audit for the years ended December 31, 2007 and December 31, 2008, and in connection with such audits, the IRS has proposed changes resulting in $148.2 million of additional tax. We have disputed the proposed changes and it is the Company's position that the tax law in question has been properly applied and reflected in the 2007 and 2008 returns for these two subsidiaries. We are currently considering a settlement offer from the IRS and cannot predict when these audits will be resolved. We have previously provided for the additional taxes sought by the IRS, through our uncertain tax position liability or deferred tax liabilities. Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different than what was reported on the returns. In the opinion of management, we have made adequate tax provisions for years subject to examination.

        On January 1, 2007, we adopted a generally accepted accounting principle related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition,

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7 INCOME TAXES (Continued)

measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues.

        At January 1, 2007, we had total unrecognized tax benefits of $64.1 million, excluding accrued interest, of which none would impact our effective tax rate. These unrecognized tax benefits increased our income tax liabilities by $0.4 million, and cumulatively reduced retained earnings by $0.4 million. As of January 1, 2007, we had accrued interest of $4.1 million related to these unrecognized tax benefits and no penalties. Prior to adoption of the generally accepted accounting principle related to accounting for uncertainty in income taxes, we did not treat either interest or penalties related to tax uncertainties as part of income tax expense. With the adoption of the generally accepted accounting principle related to accounting for uncertainty in income taxes, we have chosen to change this accounting policy. As a result, we will recognize and report interest and penalties, if necessary, within our provision for income tax expense from January 1, 2007 forward. We recognized potential interest expense (benefit) related to the unrecognized tax benefits of $2.0 million, $(2.2) million and $5.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. At December 31, 2009, we had total unrecognized tax benefits of $56.5 million, excluding interest, of which none would impact our effective tax rate.

	2009	2008	2007
	(In thousands)
Unrecognized tax benefits, opening balance	$69,665	$69,967	$64,145
Gross increases—tax positions in prior period	41	—	—
Gross increases—tax positions in current period	—	3,247	6,270
Gross decreases—tax positions in prior period	(13,198)	(3,549)	(448)

Unrecognized tax benefits, ending balance	$56,508	$69,665	$69,967

        Based on our assessment of the expected outcome of existing examinations or examinations that may commence, or as a result of the expiration of the statute of limitations for specific jurisdictions, it is reasonably possible that the related unrecognized tax benefits, excluding accrued interest, for tax positions taken regarding previously filed tax returns will materially change from those recorded at December 31, 2009. A material change in unrecognized tax benefits could have a material effect on our statements of income and comprehensive income. As of December 31, 2009, there is approximately $56.5 million of unrecognized tax benefits, excluding accrued interest, which due to the reasons above, could significantly increase or decrease during the next twelve months.

        Earnings and profits, which determine the taxability of dividends to stockholders, differ from net income reported for financial reporting purposes due to differences for Federal income tax reporting purposes in, among other things, estimated useful lives, depreciable basis of properties and permanent and temporary differences on the inclusion or deductibility of elements of income and deductibility of expense for such purposes.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8 RENTALS UNDER OPERATING LEASES

        We receive rental income from the leasing of retail and other space under operating leases. The minimum future rentals based on operating leases of our combined properties held as of December 31, 2009 are as follows:

Year	Total Minimum Rent
(in thousands)
2010	$43,030
2011	36,053
2012	31,531
2013	26,247
2014	21,231
Subsequent	71,656

        Minimum future rentals exclude amounts which are payable by certain tenants based upon a percentage of their gross sales or as reimbursement of operating expenses and amortization of above and below-market tenant leases. Such operating leases are with a variety of tenants, the majority of which are national and regional retail chains and local retailers, and consequently, our credit risk is concentrated in the retail industry.

NOTE 9 TRANSACTIONS WITH GGP AND OTHER GGP SUBSIDIARIES

Intercompany Transactions

        As described in Note 2, the accompanying combined financial statements present the operations of the THHC Businesses as carved-out from the consolidated financial statements of GGP. Transactions between the THHC Businesses have been eliminated in the combined presentation. Also as described in Note 2, an allocation of certain centralized GGP costs incurred for activities such as employee benefit programs, property management and asset management functions, centralized treasury, payroll and administrative functions have been made to the property operating costs of THHC Businesses. Transactions between the THHC Businesses and GGP or other GGP subsidiaries (for example, for rental income from GGP) have not been eliminated except that end-of-period intercompany balances between GGP and the THHC Businesses have been considered elements of THHC equity.

Incentive Stock Plans

        Prior to the Chapter 11 Cases, the Predecessors granted qualified and non-qualified stock options and restricted stock to certain GGP officers and key employees whose compensation costs related specifically to our assets. Accordingly, an allocation of stock-based compensation costs pertaining to such employees has been reflected in our combined financial statements for the applicable periods. A similar equity incentive plan is expected to be in place for our employees after the Effective Date.

        Pursuant to the Plan, each outstanding option to acquire shares of GGP stock will be converted into (i) an option to acquire the same number of shares of common stock of reorganized GGP and (ii) a separate option to acquire 0.098344 shares of our common stock for each existing option for one share of GGP common stock. The replacement options will have the same terms and conditions as the outstanding GGP Options. As of the Effective Date, we expect 507,307 shares of our common stock to be issuable upon exercise of the THHC Options. The exercise price per share of a THHC Option that is converted from a GGP Option shall be computed based upon the relative trading prices of our

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9 TRANSACTIONS WITH GGP AND OTHER GGP SUBSIDIARIES (Continued)

common stock and reorganized GGP's common stock during the last ten-day trading period ending on or before the sixtieth calendar day following the Effective Date. As the majority of the current outstanding options to acquire shares of GGP have an exercise price in excess of the current trading price of GGP stock, we do not expect that such outstanding options for our stock to be materially dilutive as of the Effective Date. In addition, with respect to certain of the currently outstanding GGP options, the Plan provides that the holders of such options will be given the alternative of receiving, in cash, the excess of the highest reported share price of GGP stock during the sixty day period prior to the Effective Date over the exercise price of such option, and, accordingly, the amount of THHC common stock issuable on the Effective Date as a result of the currently outstanding GGP options will be less than the 507,307 shares to the extent such alternative is elected.

Stock-Based Compensation Expense

        The Predecessors evaluated stock-based compensation expense in accordance with the generally accepted accounting principles related to share-based payments, which requires companies to estimate the Fair Value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of an award to our employees that is ultimately expected to vest is recognized as expense over the requisite service periods in the Combined Statements of Loss and Comprehensive Loss. The compensation expense for employees specifically attributed to the THHC Businesses have been included in the accompanying combined financial statements.

NOTE 10 OTHER ASSETS AND LIABILITIES

        The following table summarizes the significant components of prepaid expenses and other assets.

	December 31, 2009	December 31, 2008
	(In thousands)
Special Improvement District receivable	$48,713	$51,314
Receivables—other	37,355	36,231
Below-market ground leases (Note 2)	21,357	21,696
Prepaid expenses	9,465	11,562
Security and escrow deposits	9,487	9,784
Other	8,668	8,810

	$135,045	$139,397

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 OTHER ASSETS AND LIABILITIES (Continued)

        The following table summarizes the significant components of accounts payable and accrued expenses.

	December 31, 2009	December 31, 2008
	(In thousands)
Construction payable	$108,437	$123,659
Uncertain tax position liability	66,129	77,245
Payables to GGP*	30,359	28,450
Accounts payable and accrued expenses	23,087	31,791
Above-market ground leases (Note 3)	14,543	15,601
Deferred gains/income	9,045	5,422
Insurance reserve	5,640	5,868
Accrued real estate taxes	4,548	4,040
Tenant and other deposits	4,322	5,672
Accrued interest	3,816	1,684
Accrued payroll and other employee liabilities	2,754	1,343
Other	3,377	4,079

Total accounts payable and accrued expenses	276,057	304,854
Less: amounts subject to compromise (Note 2)	(141,866)	—

Accounts payable and accrued expenses not subject to compromise	$134,191	$304,854

*
Expected to be eliminated pursuant to the Plan.

NOTE 11 COMMITMENTS AND CONTINGENCIES

        In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on our combined financial position, results of operations or liquidity.

        We lease land or buildings at certain properties from third parties. The leases generally provide us with a right of first refusal in the event of a proposed sale of the property by the landlord. Rental payments are expensed as incurred and have, to the extent applicable, been straight-lined over the term of the lease. Contractual rental expense, including participation rent, was $3.5 million in 2009, $3.7 million in 2008 and $3.6 million in 2007, while the same rent expense excluding amortization of above and below-market ground leases and straight-line rents, as presented in our combined financial statements, was $3.6 million in 2009, $3.8 million in 2008 and $3.6 million in 2007.

        See Note 7 for our obligations related to uncertain tax positions for disclosure of additional contingencies.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11 COMMITMENTS AND CONTINGENCIES (Continued)

        The following table summarizes the contractual maturities of our long-term commitments. Both long-term debt and ground leases include the related purchase accounting Fair Value adjustments:

	2010	2011	2012	2013	2014	Subsequent / Other	Total
	(In thousands)
Long-term debt-principal(*)	$48,196	$10,130	$3,740	$4,855	$54,975	$86,964	$208,860
Ground lease payments	2,802	2,801	2,809	2,825	2,825	105,921	119,983
Uncertainty in income taxes, including interest	—	—	—	—	—	66,129	66,129

Total	$50,998	$12,931	$6,549	$7,680	$57,800	$259,014	$394,972

(*)
Excludes approximately $134 million of long-term debt-principal that is subject to compromise.

Contingent Stock Agreement

        In conjunction with GGP's acquisition of The Rouse Company ("TRC") in November 2004, GGP assumed TRC's obligations under the Contingent Stock Agreement, (the "CSA"). TRC entered into the CSA in 1996 when it acquired The Hughes Corporation ("Hughes"). This acquisition included various assets, including Summerlin (the "CSA Assets"), a commitment in our Master Planned Communities segment. GGP's obligations to the former Hughes owners or their successors (the "Beneficiaries") under the CSA are subject to treatment in accordance with applicable requirements of the bankruptcy law and any plan of reorganization that may be confirmed by the Bankruptcy Court.

        Under the terms of the CSA, GGP was required through August 2009 to issue shares of its common stock semi-annually (February and August) to the Beneficiaries with the number of shares to be issued in any period based on cash flows from the development and/or sale of the CSA Assets and GGP's stock price. The Beneficiaries' share of earnings from the CSA Assets has been accounted for in our consolidated financial statements as a land sales operations expense, with the difference between such share of operations and the share of cash flows paid remaining as a contingent obligation. During 2009, GGP was not obligated to deliver any shares of its common stock under the CSA as the net development and sales cash flows were negative for the applicable periods. During 2008, 356,661 shares and during 2007, 698,601 shares of GGP common stock were delivered to the Beneficiaries pursuant to the CSA.

        Under the terms of the CSA, GGP was also required to make a final distribution to the Beneficiaries in 2010, following a final valuation of the remaining CSA Assets as of December 31, 2009. The CSA set forth a methodology for establishing this final valuation and required the payment be made in shares of GGP common stock. On August 4, 2010, the Bankruptcy Court entered an order directing the parties to proceed with an expedited appraisal process for the CSA assets and directing the parties to choose an independent appraiser to assist in the valuation process. Although the final payment may be in a range of amounts, we have estimated an amount to satisfy the obligations with respect to the final CSA distribution requirement. Accordingly, as of December 31, 2009, we recorded an incremental intercompany liability from GGP classified in our equity net of the accrued contingent obligation related to the share of previous earnings of the CSA assets, with such amount reflected as additional investment (approximately $178 million) in the CSA Assets (that is, contingent consideration) which is included in investment property and property held for development and sale.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11 COMMITMENTS AND CONTINGENCIES (Continued)

The actual amount of the final distribution by GGP to the Beneficiaries remains subject to determination by the Bankruptcy Court.

NOTE 12 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        As of January 1, 2009, we adopted a new generally accepted accounting principle related to business combinations, which will change how business acquisitions are accounted for and will impact our financial statements both on the acquisition date and in subsequent periods.

        On June 12, 2009, the FASB issued new generally accepted accounting guidance that amends the consolidation guidance applicable to variable interest entities. The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of the previous guidance and are effective to the Company on January 1, 2010. Although the amendments significantly affected the overall consolidation analysis under previously issued guidance, there was no significant impact to our combined financial statements for this new guidance.

        In June 2009, the FASB issued new generally accepted accounting guidance related to the accounting standards codification and the hierarchy of generally accepted accounting principles. The codification's content will carry the same level of authority, effectively superseding previous related guidance. The GAAP hierarchy has been modified to include only two levels of GAAP: authoritative and nonauthoritative. This new guidance was effective for us in the third quarter of 2009.

NOTE 13 SEGMENTS

        We have two business segments which offer different products and services. Our segments are managed separately because each requires different operating strategies or management expertise. We do not distinguish or group our combined operations on a geographic basis. Further, all operations are within the United States and no customer or tenant comprises more than 10% of combined revenues. Our reportable segments are as follows:

  •
  Master Planned Communities—includes the development and sale of land, in large-scale, long-term community development projects in and around Columbia, Maryland; Summerlin, Nevada; and Houston, Texas

  •
  Strategic Development—includes the operation, development and management of our land holdings and redevelopment sites, including the current incidental rental property operations (primarily retail and other interests in real estate at such locations) as well as our one residential condominium project located in Natick (Boston), Massachusetts

        The operating measure used to assess operating results for our business segments is adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA"). Adjusted EBITDA also excludes reorganization items, strategic initatives, provisions for impairment and allocation to noncontrolling interests. Management believes that Adjusted EBITDA provides useful information about a property's operating performance.

        The accounting policies of the segments are the same as those described in Note 2, except that we report the operations of our Real Estate Affiliates using the proportionate share method rather than the equity method. Under the proportionate share method, our share of the revenues and expenses of our Real Estate Affiliates are aggregated with the revenues and expenses of combined properties.

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13 SEGMENTS (Continued)

Under the equity method, our share of the net revenues and expenses of our Real Estate Affiliates are reported as a single line item, Equity in income (loss) of Real Estate Affiliates, in our Combined Statements of Loss and Comprehensive Loss. This difference affects only the reported revenues and operating expenses of the segments and has no effect on our reported net earnings. In addition, other revenue includes the Adjusted EBITDA of discontinued operations and is reduced by the Adjusted EBITDA attributable to our noncontrolling interests.

        The total cash expenditures for additions to long-lived assets for the Master Planned Communities segment was $61.2 million for the year ended December 31, 2009, $147.8 million for the year ended December 31, 2008 and $216.2 million for the year ended December 31, 2007. Similarly, cash expenditures for long-lived assets for the Strategic Development segment was $27.7 million for the year ended December 31, 2009, $314.1 million for the year ended December 31, 2008 and $144.9 million for the year ended December 31, 2007. Such amounts for the Master Planned Communities segment and the Strategic Development segment are included in the amounts listed as Land/residential development and acquisitions expenditures and Acquisition/development of real estate and property additions/improvements, respectively, in our Combined Statements of Cash Flows.

        Segment operating results are as follows:

	Year Ended December 31, 2009
	Combined Properties	Real Estate Affiliates	Segment Basis
	(In thousands)
Master Planned Communities
Land sales	$45,996	$37,993	$83,989
Land sales operations	(49,062)	(33,684)	(82,746)

Master Planned Communities Adjusted EBITDA	(3,066)	4,309	1,243

Strategic Development
Property revenues:
Minimum rents	65,653	12,686	78,339
Tenant recoveries	19,642	—	19,642
Overage rents	2,701	—	2,701
Other	2,356	32,950	35,306

Total property revenues	90,352	45,636	135,988

Property operating expenses:
Real estate taxes	13,813	690	14,503
Property maintenance costs	5,586	2,508	8,094
Marketing	1,071	—	1,071
Other property operating costs	33,739	38,119	71,858
Provision for doubtful accounts	2,539	—	2,539
Property management and other costs	17,643	—	17,643

Total property operating expenses	74,391	41,317	115,708

Strategic Development Adjusted EBITDA	15,961	4,319	20,280

Total Segments Adjusted EBITDA	$12,895	$8,628	$21,523

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13 SEGMENTS (Continued)

	Year Ended December 31, 2008
	Combined Properties	Real Estate Affiliates	Segment Basis
	(In thousands)
Master Planned Communities
Land sales	$66,557	$72,189	$138,746
Land sales operations	(63,421)	(46,311)	(109,732)

Master Planned Communities Adjusted EBITDA	3,136	25,878	29,014

Strategic Development
Property revenues:
Minimum rents	68,441	12,557	80,998
Tenant recoveries	21,592	—	21,592
Overage rents	3,519	—	3,519
Other	12,398	42,189	54,587

Total property revenues	105,950	54,746	160,696

Property operating expenses:
Real estate taxes	10,418	619	11,037
Property maintenance costs	6,113	1,567	7,680
Marketing	1,530	—	1,530
Other property operating costs	36,584	45,658	82,242
Provision for doubtful accounts	1,174	—	1,174
Property management and other costs	20,656	—	20,656

Total property operating expenses	76,475	47,844	124,319

Strategic Development Adjusted EBITDA	29,475	6,902	36,377

Total Segments Adjusted EBITDA	$32,611	$32,780	$65,391

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13 SEGMENTS (Continued)

	Year Ended December 31, 2007
	Combined Properties	Real Estate Affiliates	Segment Basis
	(In thousands)
Master Planned Communities
Land sales	$142,360	$85,017	$227,377
Land sales operations	(114,210)	(57,813)	(172,023)

Master Planned Communities Adjusted EBITDA	28,150	27,204	55,354

Strategic Development
Property revenues:
Minimum rents	78,209	10,504	88,713
Tenant recoveries	22,449	—	22,449
Overage rents	5,194	—	5,194
Other	12,286	58,218	70,504

Total property revenues	118,138	68,722	186,860

Property operating expenses:
Real estate taxes	9,824	360	10,184
Property maintenance costs	7,232	959	8,191
Marketing	1,646	—	1,646
Other property operating costs	35,109	60,341	95,450
Provision for doubtful accounts	1,301	—	1,301
Property management and other costs	26,799	—	26,799

Total property operating expenses	81,911	61,660	143,571

Strategic Development Adjusted EBITDA	36,227	7,062	43,289

Total Segments Adjusted EBITDA	$64,377	$34,266	$98,643

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13 SEGMENTS (Continued)

	Historical
	Year Ended December 31,
	2009	2008	2007
Reconciliation of Segment Basis Adjusted EBITDA and EBITDA to GAAP Net (Loss) Income Attributable to GGP
AEBITDA	$21,523	$65,391	$98,643
Strategic Initiatives	(5,380)	(1,496)	—
Provisions for impairment	(709,990)	(52,511)	(125,879)
Debt extinguishment costs	(9)	—	(618)
Reorganization items	(6,674)	—	—
Discontinued operations gains (losses) on dispositions	(939)	—	41,975

EBITDA	(701,469)	11,384	14,121
Depreciation and amortization	(25,110)	(22,470)	(25,690)
Amortization of deferred finance costs	(916)	(720)	(1,194)
Interest income	2,353	2,341	2,304
Interest expense	(2,999)	(4,914)	(957)
Benefit from (provision for) income taxes	24,325	(3,530)	7,517
Allocation to noncontrolling interests	204	(100)	(101)

Net loss attributable to GGP	$(703,612)	$(18,009)	$(4,000)

        The following reconciles segment revenues to GAAP-basis combined revenues:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Master Planned Communities—Total Segment	$83,989	$138,746	$227,377
Strategic Development—Total Segment	135,988	160,696	186,860

Total Segment revenues	219,977	299,442	414,237
less:
Woodlands land sales revenues	37,993	72,189	85,017
Strategic Development Real Estate Affiliates revenues	45,636	54,746	68,722

Total combined revenues—GAAP basis	$136,348	$172,507	$260,498

        The assets by segment and the reconciliation of total segment assets to the total assets in the combined financial statements at December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009	December 31, 2008
	(In thousands)
Master Planned Communities	$2,006,790	$1,908,222
Strategic Development	1,099,394	1,775,769

Total segment assets	3,106,184	3,683,991
Real Estate Affiliates	(330,452)	(376,968)
Corporate and other	129,495	136,933

Total combined assets	$2,905,227	$3,443,956

The Howard Hughes Corporation (formerly Spinco, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
Total revenues	$28,968	$46,152	$30,260	$30,968
Operating loss(1)	(92,304)	(55,744)	(42,427)	(502,200)
Loss from continuing operations(1)	(85,356)	(57,925)	(24,379)	(535,217)
Loss from discontinued operations	—	—	—	(939)
Net loss attributable to GGP(2)	(85,400)	(57,946)	(24,414)	(535,852)

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
Total revenues	$38,283	$39,580	$31,919	$62,725
Operating income (loss)	5,229	2,459	(49,555)	2,050
Income (loss) from continuing operations	8,633	8,286	(43,255)	8,427
Net income (loss) attributable to GGP(2)	8,604	8,264	(43,267)	8,390

(1)
Operating loss and loss from continuing operations in the fourth quarter of 2009 were primarily due to provisions for impairment (Note 2) and property level bankruptcy claims. Such losses were partially offset by gains on liabilities subject to compromise (Note 2).

(2)
Earnings (loss) per share for the quarters have not been presented due to 100% of our equity being owned by GGP for all applicable periods.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
General Growth Properties, Inc.
Chicago, Illinois

        We have audited the combined financial statements of certain entities that are expected to be transferred to The Howard Hughes Corporation (formerly Spinco, Inc.), an indirect subsidiary of General Growth Properties, Inc., and are under common ownership and common control of General Growth Properties, Inc., (the "THHC Businesses"), as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and have issued our report thereon dated August 24, 2010 (October 21, 2010 as to the effects of The Howard Hughes Corporation name change as described in Note 1 to the combined financial statements) (for which the report on the combined financial statements expresses an unqualified opinion and includes explanatory paragraphs regarding the THHC Businesses' inclusion of allocations of certain operating expenses from General Growth Properties, Inc., The THHC Businesses' bankruptcy proceedings, and the THHC Businesses' ability to continue as a going concern); such combined financial statements and report are included elsewhere in this Amendment No. 1 to Form S-11. Our audits also included the combined financial statement schedule of the THHC Businesses listed in the Index to Financial Statements of this Amendment No. 1 to Form S-11. This combined financial statement schedule is the responsibility of the THHC Businesses' management. Our responsibility is to express an opinion based on our audits. In our opinion, such combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 24, 2010 (October 21, 2010 as to the effects of The Howard Hughes Corporation name change as described in Note 1 to the combined financial statements)

The Howard Hughes Corporation (formerly Spinco, Inc.)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2009

					Costs Capitalized Subsequent to Acquisition(c)		Gross Amounts at Which Carried at Close of Period(d)
			Initial Cost(b)
													Life Upon Which Latest Income Statement is Computed
Name of Center	Location	Encumbrances(a)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation(e)	Date of Construction	Date Acquired
Master Planned Communities
Bridgeland	Houston, TX	$29,812	$257,222	$—	$130,053	$1,123	$387,275	$1,123	$388,398	$412		2004		(e)
Columbia	Howard County, MD	—	457,552	—	(335,898)	66	121,654	66	121,720	6		2004		(e)
Summerlin	Summerlin, NV	52,199	990,179	—	241,532	33	1,231,711	33	1,231,744	2		2004		(e)
Other		—	—	—	16	—	16	—	16	—

Total Master Planned Communities		82,011	1,704,953	—	35,703	1,222	1,740,656	1,222	1,741,878	420

Strategic Development:
110 N. Wacker	Chicago, IL	44,959	—	29,035	—	4,269	—	33,304	33,304	9,007		1997		(e)
Alameda Plaza	Pocatello, ID	—	740	2,060	—	13	740	2,073	2,813	387		2002		(e)
Century Plaza	Birmingham, AL	—	3,164	28,514	—	(14,290)	3,164	14,224	17,388	6		1997		(e)
Columbia Offices	Howard County, MD		1,575	31,431	—	1,084	1,575	32,515	34,090	9,161		2005		(e)
Cottonwood Mall	Salt Lake City, UT	—	7,613	42,987	(4,713)	(25,583)	2,900	17,404	20,304	—		2002		(e)
Cottonwood Square	Salt Lake City, UT	—	1,558	4,339	—	218	1,558	4,557	6,115	847		2002		(e)
Landmark Mall	Alexandria, VA	—	28,396	67,235	(10,038)	(36,664)	18,358	30,571	48,929	—		2003		(e)
Park West	Peoria, AZ	—	16,526	77,548	1	(2,915)	16,527	74,633	91,160	5,301	2008			(e)
Rio West Mall	Gallup, NM	—	—	19,500	—	7,469	—	26,969	26,969	15,239		1986		(e)
Nouvelle at Natick	Natick, MA	—	—	—	1,920	39,898	1,920	39,898	41,818	—
Riverwalk Marketplace	New Orleans, LA	—	—	94,513	—	(2,397)	—	92,116	92,116	11,324		2004		(e)
South Street Seaport	New York, NY	—	—	10,872	—	(5,382)	—	5,490	5,490	2,416		2004		(e)
Ward Centers	Honolulu, HI	202,997	164,007	89,321	(18,429)	114,151	145,578	203,472	349,050	27,361		2002		(e)
Development in progress, and other		12,866	25,895	—	(21,595)	171,532	4,300	171,532	175,832	4,170

Total Strategic Development		260,822	249,474	497,355	(52,854)	251,403	196,620	748,758	945,378	85,219

Total THHC		$342,833	$1,954,427	$497,355	$(17,151)	$252,625	$1,937,276	$749,980	$2,687,256	$85,639

The Howard Hughes Corporation (formerly Spinco, Inc.)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

NOTES TO SCHEDULE III

(a)
See description of mortgages, notes and other debt payable in Note 6 of Notes to Combined Financial Statements.

(b)
Initial cost for constructed malls is cost at end of first complete calendar year subsequent to opening.

(c)
For retail and other properties, costs capitalized subsequent to acquisitions is net of cost of disposals or other property write-downs. For Master Planned Communities, costs capitalized subsequent to acquisitions are net of land sales.

(d)
The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $2.2 billion.

(e)
Depreciation is computed based upon the following estimated lives:

Years
Buildings, improvements and carrying costs	40-45
Equipment, tenant improvements and fixtures	5-10

	Reconciliation of Real Estate
	2009	2008	2007
(In thousands)
Balance at beginning of year	$3,206,436	$2,787,779	$2,609,077
Change in Master Planned Communities land	179,765	191,857	84,394
Additions	238,020	630,868	340,171
Impairments	(680,349)	(52,511)	(125,879)
Dispositions and write-offs	(256,616)	(351,557)	(119,984)

Balance at end of year	$2,687,256	$3,206,436	$2,787,779

	Reconciliation of Accumulated Depreciation
	2009	2008	2007
(In thousands)
Balance at beginning of year	$103,293	$101,384	$92,208
Depreciation expense	17,145	15,637	20,883
Dispositions and write-offs	(34,799)	(13,728)	(11,707)

Balance at end of year	$85,639	$103,293	$101,384

Independent Accountants' Report

Executive Committee
TWLDC Holdings, L.P.
The Woodlands, Texas

        We have audited the accompanying consolidated balance sheets of TWLDC Holdings, L.P., as of December 31, 2009 and 2008, and the related consolidated statements of earnings, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of The Woodlands Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TWLDC Holdings, L.P., as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1, in 2009, The Woodlands Partnerships changed its method of accounting for noncontrolling interests in its consolidated financial statements.

/s/ BKD, LLP

Houston, Texas
April 26, 2010

TWLDC Holdings, L.P.

Consolidated Balance Sheets

December 31, 2009 and 2008

(dollars in thousands)

	2009	2008
Assets
Cash and cash equivalents	$35,766	$52,886
Trade receivables	7,202	16,096
Inventories	583	666
Prepaid and other current assets	3,377	3,178
Notes and contracts receivable, net	78,791	73,283
Real estate, net	474,858	495,173
Other assets	4,943	5,789

Total assets	$605,520	$647,071

Liabilities and Partners' Equity
Liabilities:
Accounts payable and accrued liabilities	$25,583	$47,798
Payables to affiliates	2,400	2,525
Credit facility	306,539	306,539
Other debt	71,424	94,550
Notes payable to partners	34,657	28,449
Deferred revenue	61,625	57,345
Other liabilities	7,607	8,830

Total liabilities	509,835	546,036

Partners' equity:
TWLDC Holdings, L.P. equity	90,517	93,067
Noncontrolling interests	5,168	7,968

Total partners' equity	95,685	101,035

Total liabilities and partners' equity	$605,520	$647,071

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Consolidated Statements of Earnings

Years Ended December 31, 2009 and 2008

(dollars in thousands)

	2009	2008
Revenues:
Residential lot sales	$53,585	$92,833
Commercial land sales	12,681	27,590
Hotel and country club operations	38,706	53,148
Other	19,414	17,870

	124,386	191,441

Costs and expenses:
Residential lot cost of sales	31,968	48,376
Commercial land cost of sales	2,593	7,926
Hotel and country club operations	38,751	47,631
Operating expenses	34,986	36,540
Depreciation and amortization	9,366	7,201

	117,664	147,674

Operating earnings	6,722	43,767

Other (income) expense:
Interest expense	16,064	24,075
Interest capitalized	(4,988)	(10,050)
Amortization of debt costs	1,930	1,806
Other	(4,966)	(3,590)

	8,040	12,241

Earnings (loss) from continuing operations before income taxes	(1,318)	31,526
Provision (credit) for income taxes	(714)	1,576

Earnings (loss) from continuing operations	(604)	29,950

Discontinued operations:
Gain from disposal of discontinued operations	1,819	12,225
Gain (loss) from operations of discontinued components, net of tax benefit (expense) of $37 and $-0- in 2009 and 2008, respectively	1,830	(2,565)

Gain from discontinued operations	3,649	9,660

Net earnings	3,045	39,610
Less: Net earnings attributable to the noncontrolling interests	(5,595)	(2,082)

Net earnings (loss) attributable to TWLDC Holdings, L.P.	$(2,550)	$37,528

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Consolidated Statements of Changes in Partners' Equity

Years Ended December 31, 2009 and 2008

(dollars in thousands)

	TWLDC Holdings, L.P.	Noncontrolling Interests	Total
Balance, January 1, 2008	$55,539	$5,886	$61,425
Net earnings	37,528	2,082	39,610

Balance, December 31, 2008	93,067	7,968	101,035
Distribution to noncontrolling interest	—	(8,395)	(8,395)
Net earnings (loss)	(2,550)	5,595	3,045

Balance, December 31, 2009	$90,517	$5,168	$95,685

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Consolidated Statements of Cash Flows

Years Ended December 31, 2009 and 2008

(dollars in thousands)

	2009	2008
Operating Activities
Net earnings	$3,045	$39,610
Adjustments to reconcile net earnings to cash provided by operating activities:
Cost of land sold	34,561	56,302
Land development capital expenditures	(18,493)	(48,105)
Depreciation and amortization	10,005	8,528
Amortization of debt costs	2,050	2,025
Gain on disposal of discontinued operations	(1,819)	(12,225)
Increase (decrease) in notes and contracts receivable	1,840	(932)
Other liabilities and deferred revenue	(25)	6,443
Other	2,286	(6,369)
Changes in operating assets and liabilities:
Trade receivables, inventories and prepaid assets	8,761	(2,036)
Other assets	(1,139)	(3,707)
Accounts payable, accrued liabilities and net payables with affiliates	(16,115)	258

Net cash provided by operating activities	24,957	39,792

Investing Activities
Distribution from equity investee	—	4,300
Capital expenditures	(44,600)	(110,312)
Proceeds from sales of assets	34,044	80,498

Net cash used in investing activities	(10,556)	(25,514)

Financing Activities
Distributions to noncontrolling interest	(8,395)	—
Debt borrowings	8,095	118,629
Debt repayments	(31,221)	(119,665)

Net cash used in financing activities	(31,521)	(1,036)

Increase (Decrease) in Cash and Cash Equivalents	(17,120)	13,242
Cash and Cash Equivalents, Beginning of Year	52,886	39,644

Cash and Cash Equivalents, End of Year	$35,766	$52,886

Supplemental disclosure of cash flow information
Interest paid (net of amount capitalized)	$13,630	$21,472
Federal income tax paid	—	222
Sale of land in exchange for equity interest in Waterway Avenue Partners, L.L.C.	—	10,700

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 1: Nature of Operations and Summary of Significant Accounting Policies

  Nature of Operations

        The Woodlands Partnerships' real estate activities are concentrated in The Woodlands, a master-planned community located north of Houston, Texas. Consequently, these operations and the associated credit risks may be affected, either positively or negatively, by changes in economic conditions in this geographical area. Activities associated with The Woodlands Partnerships include residential and commercial land sales and the construction, operation and management of office and industrial buildings, apartments, golf courses and a hotel facility.

  Principles of Consolidation

        TWLDC Holdings, L.P. (Woodlands Development), a Texas limited partnership, is owned by entities controlled by The Rouse Company (Rouse) (which is controlled by General Growth Properties, Inc.) and Morgan Stanley Real Estate Fund II, L.P. (Morgan Stanley). Woodlands Development consolidates a variable interest entity (VIE), TWCPC Holdings, L.P. (Woodlands Commercial), a Texas limited partnership, based on significant debt guarantees provided by Woodlands Development to Woodlands Commercial. Woodlands Commercial consolidates a VIE, The Woodlands Operating Company, L.P. (Woodlands Operating), a Texas limited partnership, from which it receives management and leasing services for its properties. Rouse and Morgan Stanley also own Woodlands Commercial and Woodlands Operating. Woodlands Development, Woodlands Commercial and Woodlands Operating are hereinafter referred to as The Woodlands Partnerships. GGP and Morgan Stanley are limited and general partners of The Woodlands Partnerships.

        Also included in the consolidation is The Woodlands Community Facilities Development Corporation, an entity that has $14,417,000 in assets and $10,214,000 in debt, all of which is owed to Woodlands Development. The Woodlands Community Facilities Development Corporation's purpose is to promote the health, safety, common good and social welfare of the residents of The Woodlands, Texas, by developing parks, pathways and other amenities. The Woodlands Partnerships also consolidated 10101 Woodloch Forest LLC in which The Woodlands Partnerships and a third party each had a 50 percent interest. The purpose of this entity was to construct and own an office building that is leased by an affiliate of the third party. The noncontrolling member contributed $6,393,000 in cash to the entity and The Woodlands' partners contributed a total of $6,393,000 in cash, land and other assets. The building was sold in 2009 and after repayment of the outstanding debt, the noncontrolling member received a distribution of $8,395,000.

        The consolidated financial statements include the accounts of The Woodlands Partnerships and their majority and wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Trade Receivables

        Trade receivables are stated at the amount billed to customers. The Woodlands Partnerships provides an allowance for doubtful accounts, which is based on a review of outstanding receivables, historical collection information and existing economic conditions. Trade receivables are ordinarily due 30 days after the issuance of the billing. Accounts past due more than 120 days are considered

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

  Real Estate

        Real estate assets are stated at cost. Costs associated with the acquisition and development of real estate, including holding costs consisting principally of interest and ad valorem taxes, are capitalized as incurred to the extent the total carrying value of the property does not exceed the estimated fair value of the completed property. Capitalization of such holding costs is limited to properties for which active development continues. Capitalization ceases upon completion of a property or cessation of development activities. Where practicable, capitalized costs are specifically assigned to individual assets; otherwise, costs are allocated based on estimated values of the affected assets. Capitalized real estate taxes and interest costs are amortized over lives which are consistent with the related commercial properties or written off as a component of cost of sales for land.

        Pre-development costs, which generally include legal and professional fees and other directly related third-party costs, are capitalized as part of the property being developed. In the event a development is no longer deemed to be probable, the costs previously capitalized are expensed.

        In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360, Property, Plant and Equipment, long-lived assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable or the useful life has changed. Assets are evaluated based on their cash flows and profitability, including estimated future operating results, and trends or other determinants of fair value. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset. For the years ended December 31, 2009 and 2008, no impairments were recognized.

  Sales of Real Estate

        Earnings from sales of real estate are recognized when a third-party buyer has made an adequate cash down payment and has attained the attributes of ownership. Capitalized cost related to real estate is determined as a specific percentage of the sales revenues recognized for each land development project. The amount capitalized is based on actual costs incurred, total estimated development costs and sales revenues for each project. These estimates are revised annually and are based on the then-current development strategy and operating assumptions utilizing internally developed projections for product type, revenue and related development cost. Capitalized costs are depreciated over the estimated useful life of the asset.

  Land Sales

        Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the land sold are met. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. For land sale transactions in which we are required to perform additional services

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

and incur significant costs after title has passed, revenues and cost of sales are recognized on a percentage of completion basis.

        Cost of land sales is determined as a specified percentage of land sales revenues recognized for each community development project. The cost ratios used are based on actual costs incurred and estimates of development costs and sales revenues to completion of each project. The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans. Significant changes in these estimates or future development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project.

        The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels we do not intend to develop or for which development is complete at the date of acquisition.

  Hotel and Country Club Revenue

        Revenue is recognized as services are performed. Hotel revenue primarily represents room rentals and food and beverage sales. Country club revenues primarily represent dues, green fees, cart rentals, and food and beverage sales. Refundable initiation fees are included in deferred revenues on the consolidated balance sheets.

  Sales of Commercial Properties

        Sales of commercial properties are generally accounted for under the full accrual method. Under that method, gain is not recognized until the collectibility of the sales price is reasonably assured and the earnings process is complete. When a sale does not meet the requirements for income recognition, gain is deferred until those requirements are met. Sales of real estate are accounted for under the percentage-of-completion method when The Woodlands Partnerships have material obligations under sales contracts to provide improvements after the property is sold. Under the percentage-of-completion method, the gain on sale is recognized as the related obligations are fulfilled.

  Lease Revenue

        Commercial properties are leased to third-party tenants generally involving multi-year terms. These leases are accounted for as operating leases. See Note 3 for further information.

  Depreciation

        Depreciation of operating assets is recorded on the straight-line method over the estimated useful lives of the assets. Useful lives range predominantly from 15 to 40 years for land improvements and buildings, 3 to 20 years for leasehold improvements, and 3 to 10 years for furniture, fixtures and equipment. Property and equipment are carried at cost less accumulated depreciation.

  Advertising

        Advertising costs are charged to operations when incurred. For the years ended December 31, 2009 and 2008, advertising costs totaled $3,995,000 and $5,424,000, respectively.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

  Deferred Financing Costs

        Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related debt using the interest method.

  Income Taxes

        The Woodlands Partnerships are not income tax-paying entities and all income and expenses are reported by the partners for tax reporting purposes. No provision for federal income taxes is included in the accompanying consolidated financial statements for these entities, except as follows. Effective March 1, 2002, WECCR GP, a wholly owned subsidiary of Woodlands Operating, elected to be classified as an association taxable as a corporation for federal income tax purposes. Accordingly, a provision for federal income tax has been provided.

        Significant changes were made to the Texas franchise tax during the 79th and 80th sessions of the Texas Legislature, whereby the Legislature extended the state franchise tax to partnerships (general, limited and limited liability). In previous years, The Woodlands Partnerships did not pay franchise taxes, since they were organized as partnerships and franchise taxes were not imposed. The revised tax base is based on a taxable entity's margin. The margin tax is calculated at a rate of 1 percent on the lesser of three calculations: a) total revenue less cost of goods sold, b) total revenue less compensation, or c) total revenue times 70 percent. For the years ended December 31, 2009 and 2008, The Woodlands Partnerships recorded margin tax expense of $835,000 and $1,367,000, respectively.

        The tax returns, the qualification of The Woodlands Partnerships for tax purposes and the amount of distributable partnership income or loss are subject to examination by federal taxing authorities. If such examinations result in changes with respect to partnership qualification or in changes to distributable partnership income or loss, the tax liability of the partners could be changed accordingly. The 2007 and 2008 federal income tax returns are subject to examination by the Internal Revenue Service for three years after they were filed. The 2007 and 2008 state franchise tax returns are subject to examination by the Texas Comptroller for four years after they were filed.

        During 2009, The Woodlands Partnerships adopted certain portions of FASB ASC 740, Income Taxes, concerning the accounting for uncertain tax positions. The Woodlands Partnerships had no material uncertain tax positions.

  Inventories

        Inventory is carried at the lower of cost or market and consists primarily of golf-related clothing, equipment sold at golf course pro shops, and food and beverages sold at the hotel facility in The Woodlands. Cost is determined based on a first-in, first-out method.

  Cash Equivalents

        The Woodlands Partnerships considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2009 and 2008, cash equivalents consisted primarily of money market accounts.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

        One or more of the financial institutions holding The Woodlands Partnerships' cash accounts are participating in the Federal Deposit Insurance Corporation's (FDIC) Transaction Account Guarantee Program. Under the program, through December 31, 2010, all noninterest-bearing transaction accounts at these institutions are fully guaranteed by the FDIC for the entire amount in the account.

        For financial institutions opting out of the FDIC's Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC's insurance limits increased to $250,000 effective October 3, 2008. The increase in federally insured limits is currently set to expire December 31, 2013. At December 31, 2009, The Woodlands Partnerships had no cash accounts that exceeded federally insured limits.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements

        Effective January 1, 2009, The Woodlands Partnerships adopted the guidance in FASB ASC 810-10-65, Transition Related to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51. Upon adoption, minority interest previously presented in other liabilities on the consolidated balance sheets has been retrospectively reclassified as noncontrolling interests within equity. In addition, the consolidated net earnings presented in the consolidated statements of earnings and consolidated statements of changes in partners' equity have been retrospectively revised to include the net earnings attributable to the noncontrolling interests. Beginning January 1, 2009, losses attributable to the noncontrolling interests will be allocated to the noncontrolling interests even if the carrying amount of the noncontrolling interests is reduced below zero. Any changes in ownership after January 1, 2009, that do not result in a loss of control will be prospectively accounted for as equity transactions.

        In May 2009, the FASB issued ASC Topic 855, Subsequent Events. Topic 855 establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or available to be issued. Financial statements are available to be issued when they are in a format that complies with accounting principles generally accepted in the United States and all approvals necessary for issuance have been given. Topic 855 requires the disclosure of the date through which an entity has evaluated subsequent events and whether that date represents the date the financial statements were issued or were available to be issued. The adoption of Topic 855 did not have a material impact on The Woodlands Partnerships' consolidated financial statements. Subsequent events have been evaluated through April 26, 2010, which is the date the consolidated financial statements were available to be issued.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

  Future Accounting Pronouncements

        In June 2009, the FASB issued Accounting Standards Update (ASU) 2009-17, Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Included with Variable Interest Entities. Topic 810 amends the consolidation guidance applicable to variable interest entities and the definition of a variable interest entity, and requires enhanced disclosures to provide more information about an enterprise's involvement in a variable interest entity. This statement also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. ASU 2009-17 is effective for The Woodlands Partnerships' fiscal year beginning January 1, 2010. The Woodlands Partnerships are currently reviewing the effect of ASU 2009-17 on their consolidated financial statements.

        In June 2009, the FASB issued ASC Topic 105, Generally Accepted Accounting Principals. Topic 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB that are applied by nongovernmental entities in the preparation of financial statements in conformity with accounting principles generally accepted in the United States. The adoption of Topic 105 did not change generally accepted accounting principles and did not have a material impact on The Woodlands Partnerships' consolidated financial statements.

  Reclassifications

        Certain reclassifications have been made to the 2008 consolidated financial statements to conform to the 2009 consolidated financial statement presentation. These reclassifications had no effect on net earnings.

Note 2: Notes and Contracts Receivable

        Notes receivable are carried at cost, net of discounts. At December 31, 2009 and 2008, Woodlands Development held notes and contracts receivable totaling $78,791,000 and $73,283,000, respectively. Included in the notes receivable were amounts related to utility district receivables totaling $74,491,000 and $71,585,000 at December 31, 2009 and 2008, respectively. Utility district receivables, the collection of which is dependent on the ability of utility districts in The Woodlands to sell bonds, had a market interest rate of approximately 5.25 percent and 5.50 percent at December 31, 2009 and 2008, respectively. Included in the utility district receivables was a reserve of approximately $4,278,000 and $4,290,000 at December 31, 2009 and 2008, respectively. The utility district receivables are analyzed on a monthly basis for valuation and collectibility utilizing a review of outstanding receivables, historical bond issuance information and economic conditions of the various districts located in The Woodlands. Utility district receivables are written off when the receivables are known to be uncollectible. At December 31, 2009 and 2008, the other notes receivable totaled $4,300,000 and $1,697,000, respectively. The notes bear interest at an average rate of 3.12 percent and 6.41 percent for the years ended December 31, 2009 and 2008, respectively. Maturities of the notes receivable are $1,689,000 in 2010, $1,110,000 in 2013 and $1,500,000 in 2019.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 3: Real Estate

        The following is a summary of real estate at December 31, 2009 and 2008 (in thousands):

	2009	2008
Land	$265,183	$282,900
Commercial properties	258,424	261,146
Equity investments	12,841	13,263
Other assets	12,275	9,171

	548,723	566,480
Accumulated depreciation	(73,865)	(71,307)

	$474,858	$495,173

  Land

        The principal land development is The Woodlands, a mixed-use, master-planned community located north of Houston, Texas. Residential land is divided into eight villages in various stages of development. Each village has or is planned to contain a variety of housing, neighborhood retail centers, schools, parks and other amenities. Woodlands Development controls the development of the residential communities and produces finished lots for sale to qualified builders. Housing is constructed in a wide range of pricing and product styles.

        Commercial land is divided into distinct centers that serve or are planned to serve as locations for office buildings, retail and entertainment facilities, industrial and warehouse facilities, research and technology facilities, and college and training facilities. Woodlands Development produces finished sites for third parties or for its own building development activities.

  Commercial Properties

        Commercial and industrial properties owned or leased by The Woodlands Partnerships are leased to third-party tenants. Lease terms, including renewal periods, range from 4 to 15 years with an average remaining term of 7 years. Contingent rents include pass-throughs of incremental operating costs. Minimum future lease revenues from noncancellable operating leases and subleases exclude contingent rentals that may be received under certain lease agreements. Tenant rents include rent for noncancellable operating leases, cancelable leases and month-to-month rents and are included in other revenue. For the years ended December 31, 2009 and 2008, tenant rents totaled $6,145,000 and $7,480,000, respectively. For the years ended December 31, 2009 and 2008, contingent rents totaled $1,006,000 and $1,554,000, respectively. Minimum future lease rentals for 2010 through 2014 and thereafter total $9,871,000, $9,358,000, $8,143,000, $7,710,000, $7,044,000 and $26,320,000, respectively.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 3: Real Estate (Continued)

  Properties Held for Sale and Discontinued Operations

        A summary of the operations from discontinued operations for the years ended December 31, 2009 and 2008, is as follows (in thousands):

	2009	2008
Revenues	$3,514	$4,647
Operating expenses	(34)	(3,850)
Depreciation	(639)	(1,327)
Interest expense	(533)	(1,303)
Other expense	(441)	(732)
Income tax expense	(37)	—

Net earnings (loss)	$1,830	$(2,565)

        During 2009, Woodlands Development sold an office building for $42,000,000, recognized a profit of $2,054,000 and repaid related debt totaling $28,513,000. A partnership in which Woodlands Commercial has an interest sold an office building for $2,000,000. Woodlands Commercial recognized a $235,000 loss on the transaction. During 2008, Woodlands Development sold an office building for $85,250,000, recognized a profit of $12,230,000 and repaid related debt totaling $45,229,000. Additionally, during 2008, Woodlands Development abandoned the Woodlands Athletic Center operations and facility and recognized a net loss of $652,000.

        Operating results for the assets sold and abandoned are reported as discontinued operations on the consolidated statements of earnings.

Note 4: Equity Method Investments

        During 2009 and 2008, The Woodlands Partnerships' principal partnership and corporation interests included the items listed below:

	Ownership and Economic Interest	Nature of Operations
Woodlands Development:
Stewart Title of Montgomery County, Inc.	50%	Title company
Waterway Avenue Partners, L.L.C.	84%	Apartments
Woodlands Commercial:
Woodlands Office Equities—'95 Limited	25%	Office building in The Woodlands
FV-93 Limited	50% (economic interest)	Apartments

        Other partnerships own various commercial properties, all of which are located in The Woodlands. Woodlands Operating provides various management and leasing services to these affiliated entities. The Woodlands Partnerships' net investment in each of these entities is included in the real estate caption

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 4: Equity Method Investments (Continued)

on the consolidated balance sheets and their shares of these entities' pretax earnings is included in other revenues on the consolidated statements of earnings. A summary of The Woodlands Partnerships' net investments as of December 31, 2009 and 2008, and their share of pretax earnings for the years then ended are as follows (in thousands):

	2009	2008
Net investment:
Waterway Avenue Partners, L.L.C.	$10,376	$10,700
Stewart Title of Montgomery County, Inc.	1,184	1,129
Woodlands Office Equities—'95 Limited	220	1,004
FV-93 Limited	789	788
Woodlands Sarofim #1 Ltd.	—	(629)
Others that own properties in The Woodlands	272	271

	$12,841	$13,263

	2009	2008
Equity in pretax earnings:
Stewart Title of Montgomery County, Inc.	$404	$498
Woodlands Office Equities—'95 Limited	(97)	100
Waterway Avenue Partners, L.L.C.	(324)	—
Woodlands Sarofim #1 Ltd.	800	82
Others that own properties in The Woodlands	6	6

	$789	$686

        Summarized financial statement information (unaudited) for partnerships and a corporation in which The Woodlands Partnerships have an equity ownership interest at December 31, 2009 and 2008, and for the years then ended (in thousands) as follows:

	2009	2008
Assets	$59,619	$47,623
Debt payable to third parties:
The Woodlands Partnerships' proportionate share:
Recourse to The Woodlands Partnerships	67	72
Nonrecourse to The Woodlands Partnerships	11,474	3,639
Other parties' proportionate share, of which $940 was guaranteed by The Woodlands Partnerships	19,071	14,664
Accounts payable and deferred credits	4,772	1,893
Owners' equity	24,235	27,355
Revenues	12,684	13,892
Operating earnings	2,268	3,737
Pretax earnings	1,729	2,916
The Woodlands Partnerships' share of pretax earnings	789	686

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 4: Equity Method Investments (Continued)

        Woodlands Commercial has guaranteed mortgage debt of its unconsolidated affiliates totaling $1,007,000 and $1,142,000 at December 31, 2009 and 2008, respectively. These guarantees reduce in varying amounts through 2011 and would require payments only in the event of default on payment by the respective debtors.

Note 5: Debt

        A summary of The Woodlands Partnerships' outstanding debt at December 31, 2009 and 2008, is as shown on the following page (in thousands).

	2009	2008
Senior credit facility	$306,539	$306,539
The Woodlands Conference Center debt	40,000	40,000
Other credit facilities	17,798	38,781
Mortgages payable	13,626	15,769

	$377,963	$401,089

  Senior Credit Facility

        Woodlands Development and Woodlands Commercial have a bank credit agreement consisting of a $280,000,000 term loan and a $70,000,000 revolving credit loan. During 2009, the credit agreement was extended one year to August 2010 and has one remaining one-year extension option. Woodlands Development and Woodlands Commercial paid an $875,000 extension fee. At December 31, 2009 and 2008, approximately $43,461,000 was unborrowed under the revolving credit agreements. The interest rate, based on the LIBOR plus a margin, was approximately 2.4 percent and 4.1 percent at December 31, 2009 and 2008, respectively. Interest is paid monthly. Commitment fees, based on 0.25 percent of the unused commitment, totaled $110,000 and $126,000 for the years ended December 31, 2009 and 2008, respectively.

        The credit agreement contains certain restrictions that, among other things, require the maintenance of specified financial ratios, restrict indebtedness and sale, lease or transfer of certain assets and limit the right of Woodlands Development and Woodlands Commercial to merge with other companies and make distributions to their partners. Certain assets of Woodlands Development and Woodlands Commercial, including cash, receivables and real estate, secure the credit agreement. Mandatory debt maturities for 2010 are $306,539,000. Payments may be made by Woodlands Development or Woodlands Commercial or both at their option. Principal payments may be required based on certain covenant tests. Prepayments can also be made at the discretion of Woodlands Development and Woodlands Commercial without penalty.

  Conference Center Debt

        The debt consists of a credit facility related to and secured by The Woodlands Conference Center (the Conference Center). The credit facility has an average interest rate of 3.2 percent and 4.4 percent at December 31, 2009 and 2008, respectively. Interest is paid monthly. The credit facility matures in October 2011 or is required to be repaid upon the sale of the Conference Center.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 5: Debt (Continued)

        The Conference Center credit facility contains financial covenants requiring maintenance of minimum debt service coverage and a maximum loan to value ratio. Due to reduced business performance, the debt service coverage ratio at December 31, 2009, was below the minimum 1.40 coverage requirement. The lenders can, among other things, increase the interest rate by 200 basis points and accelerate the loan due date and demand immediate repayment. A default under the Conference Center credit facility is also an event of default under the Senior Credit Facilities and can cause the amounts due under the Senior Credit Facility to be accelerated.

  Other Credit Facilities

        At December 31, 2009, Town Center Development Company, L.P. (TCDC), a wholly owned subsidiary of Woodlands Development, had two loan commitments totaling $18,528,000 secured by new commercial construction. At December 31, 2008, TCDC had three loan commitments totaling $49,203,000. The interest rate, based on the LIBOR plus a margin, was approximately 2.1 percent and 3.3 percent at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, the outstanding balance was $17,798,000 and $38,781,000, respectively. Mandatory debt maturities are $13,142,000 for 2010 and $4,656,000 for 2011.

  Derivative Financial Instruments

        As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, The Woodlands Partnerships have entered into various derivative agreements.

        Woodlands Development and Woodlands Commercial entered into an interest rate cap agreement with a commercial bank to reduce the impact of increases in interest rates on their bank credit agreement. The interest rate cap agreement effectively limits the interest rate exposure on a notional amount of $100,000,000 to LIBOR rates of 6.50 percent. The $100,000,000 interest rate cap agreement expires in 2010.

        Management has designated the interest rate cap agreement as a hedging instrument. However, management has deemed amounts associated with the derivatives and hedging transactions to be immaterial to the consolidated financial statements and, as a result, the agreement has not been reflected in the consolidated financial statements.

  Mortgages Payable

        The mortgages payable had an average interest rate of 6.4 percent and 6.3 percent at December 31, 2009 and 2008, respectively. Debt maturities for 2010 through 2014 and thereafter total $6,901,000, $664,000, $1,548,000, $4,412,000, $-0- and $101,000, respectively. Mortgages payable are all secured by real estate.

Note 6: Notes Payable to Partners

        At December 31, 2009 and 2008, Woodlands Development had notes payable to its partners totaling $34,657,000 and $28,449,000, respectively. The notes bear interest at 15 percent. Interest is payable quarterly. All outstanding balances are due in 2012. These notes are subordinate to the bank credit agreement and mortgages payable described previously.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 7: Commitments and Contingencies

  Contingent Liabilities

        At December 31, 2009 and 2008, The Woodlands Partnerships issued letters of credit in the amount of $1,166,000 and $1,169,000, respectively. The letters of credit act as guarantees of payment to third parties in accordance with specific terms and conditions of each letter. The term of these letters of credit is for a period of 12 months from the date of the original agreement.

        At December 31, 2009 and 2008, The Woodlands Partnerships guaranteed road bonds in the amount of $2,132,000 and $2,382,000, respectively. These guarantees act as a warranty on the roads for a period of 12 months from the date the roads are completed. Under these agreements, The Woodlands Partnerships have guaranteed they will make all repairs necessary to maintain the roads in good condition.

  Leases

        The Woodlands Partnerships have various noncancellable facilities and equipment lease agreements that provide for aggregate future payments of approximately $1,463,000. Capital lease obligations are included as other liabilities in the consolidated balance sheets. Below are minimum rental payments for the years subsequent to December 31, 2009 (in thousands).

	Capital Leases	Operating Leases
	Woodlands Development	Woodlands Operating	Total
2010	$420	$153	$573
2011	415	103	518
2012	231	80	311
2013	36	21	57
2014	4	—	4

	$1,106	$357	$1,463

        Rental expense for operating leases for the years ended December 31, 2009 and 2008, was $3,758,000 and $3,310,000, respectively.

  General Litigation

        The Woodlands Partnerships are subject to claims and legal actions arising in the ordinary course of their business and to recurring examinations by the Internal Revenue Service and other regulatory agencies. Management believes, after consultation with outside counsel, that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of The Woodlands Partnerships.

  Commitments

        As of December 31, 2009, The Woodlands Partnerships had unrecorded development contract commitments outstanding of approximately $85,289,000.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 8: Related-party Transactions

        Woodlands Operating provides services to Woodlands Development and Woodlands Commercial under management and advisory services agreements. These agreements are automatically renewed annually. Woodlands Development and Woodlands Commercial pay Woodlands Operating a management and advisory fee equal to cost plus 3 percent. In addition, they reimburse Woodlands Operating for all costs and expenses incurred on their behalf. For the years ended December 31, 2009 and 2008, Woodlands Operating recorded revenues of $13,839,000 and $13,301,000, respectively, for services provided to Woodlands Development and $1,404,000 and $1,723,000, respectively, for services provided to Woodlands Commercial. These revenues are eliminated in the accompanying consolidated financial statements.

        Woodlands Operating, through WECCR GP, operates the Conference Center (the Facilities), which is owned by Woodlands Commercial. The Facilities consist of a 440-room hotel and conference center. Woodlands Commercial also owned golf course facilities that were sold in May 2007. WECCR GP operates the Facilities and pays Woodlands Commercial rent of $700,000 per month plus percentage rent based on revenue. For the years ended December 31, 2009 and 2008, rent totaled $9,866,000 and $9,653,000, respectively. These amounts are eliminated in the accompanying consolidated financial statements. WECCR GP has contracted with an affiliate of Morgan Stanley to manage the Facilities for a management fee equal to 2.5 percent of cash receipts, as defined in the agreement. During 2009 and 2008, the management fee totaled $824,000 and $1,092,000, respectively.

Note 9: Partners' Equity

        Rouse's ownership interests in The Woodlands Partnerships are through TWC Land Development L.P. (which owns a 42.5 percent interest in Woodlands Development), TWC Commercial Properties L.P. (which owns a 42.5 percent interest in Woodlands Commercial) and TWC Operating L.P. (which owns a 42.5 percent interest in Woodlands Operating). Morgan Stanley's ownership interests are through MS/TWC Joint Venture and MS TWC, Inc., which own the remaining interests in Woodlands Development, Woodlands Commercial and Woodlands Operating. The partners' percentage interests are summarized on the following page.

	General Partner Interest	Limited Partner Interest
Woodlands Development:
TWC Land Development L.P.	42.5%	—
MS/TWC Joint Venture	—	56.5%
MS TWC, Inc.	1.0%	—
Woodlands Commercial:
TWC Commercial Properties L.P.	42.5%	—
MS/TWC Joint Venture	—	56.5%
MS TWC, Inc.	1.0%	—
Woodlands Operating:
TWC Operating L.P.	42.5%	—
MS/TWC Joint Venture	—	56.5%
MS TWC, Inc.	1.0%	—

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 9: Partners' Equity (Continued)

        The partnership agreements for each of the partnerships provide, among other things, the following:

  (i)
  The Woodlands Partnerships are each governed by an Executive Committee composed of equal representation from their respective general partners.

  (ii)
  Net income and losses from operations are currently allocated based on the payout percentages discussed below.

  (iii)
  Distributions are made by The Woodlands Partnerships to the partners based on specified payout percentages and include cumulative preferred returns to Morgan Stanley's affiliates. The payout percentage to Morgan Stanley's affiliates is 57.5 percent until the affiliates receive distributions on a consolidated basis equal to their capital contributions and a 12.0 percent cumulative preferred return compounded quarterly. Then, the payout percentage to Morgan Stanley's affiliates is 50.5 percent until the affiliates receive distributions equal to their capital contributions and an 18.0 percent cumulative preferred return compounded quarterly. Thereafter, the payout percentage to Morgan Stanley's affiliates is 47.5 percent. During 2001, Morgan Stanley's affiliates received sufficient cumulative distributions from The Woodlands Partnerships to exceed Morgan Stanley's affiliates' capital contributions plus cumulative returns of 18.0 percent. Accordingly, Morgan Stanley's affiliates are currently receiving a payout percentage of 47.5 percent, and Rouse's affiliates are receiving 52.5 percent from The Woodlands Partnerships.

  (iv)
  The Woodlands Partnerships will continue to exist until December 31, 2040, unless terminated earlier due to specified events.

  (v)
  No additional partners may be admitted to The Woodlands Partnerships unless specific conditions in the partnership agreements are met. Partnership interests may be transferred to affiliates of Rouse or Morgan Stanley. Rouse has the right of first refusal to buy the partnership interests of the Morgan Stanley affiliates at the same terms and conditions offered to a third-party purchaser or sell its affiliates' interests to the same third-party purchaser.

  (vi)
  Rouse and Morgan Stanley have the right to offer to purchase the other partner's affiliates' partnership interests in the event of failure to make specified capital contributions or a specified default by the other. Specified defaults include bankruptcy, breach of partnership covenants, transfer of partnership interests except as permitted by the partnership agreements, and fraud or gross negligence.

Note 10: Fair Value of Financial Instruments

        ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also specifies a fair value hierarchy which requires an entity to maximize

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 10: Fair Value of Financial Instruments (Continued)

the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—	Quoted prices in active markets for identical assets or liabilities.
Level 2—
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        Following is a description of the inputs and valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

  Cash Equivalents

        Where quoted market prices are available in an active market, money market funds are classified within Level 1 of the valuation hierarchy. Money market funds are measured at fair value on a recurring basis. Money market funds approximated $0 and $46,569,000 at December 31, 2009 and 2008, respectively.

        The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value:

  (i)
  The carrying value of cash, receivables and payables approximates the estimated fair values of those financial instruments because of the short-term nature of these instruments.

  (ii)
  Fair values of notes and contracts receivable approximated the carrying value of those financial instruments. Fair values were estimated by discounting future cash flows using interest rates at which similar loans currently could be made for similar maturities to borrowers with comparable credit ratings.

  (iii)
  Fixed-rate notes payable to partners for Woodlands Development had an estimated fair value of $29,510,000 and $28,121,000 at December 31, 2009 and 2008, respectively. Fair values of fixed-rate, long-term debt were based on current interest rates offered to The Woodlands Partnerships for debt with similar remaining maturities.

  (iv)
  For floating-rate debt obligations, carrying amounts and fair values were assumed to be equal because of the nature of these obligations.

  (v)
  The carrying amounts of The Woodlands Partnerships' other financial instruments approximate their fair values.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 11: Employee Plans

  Defined Contribution Plan

        Woodlands Operating has a 401(k) defined contribution plan that is available to all full-time employees who meet specified service requirements. The plan is administered by a third party. Contributions to the plan are based on a match of employee contributions up to a specified limit. For the years ended December 31, 2009 and 2008, Woodlands Operating contributions totaled approximately $368,000 and $523,000, respectively.

  Supplemental Executive Retirement Plan

        Woodlands Operating has deferred compensation arrangements for a select group of management employees that provide the opportunity to defer a portion of their cash compensation. Woodlands Operating's obligations under this plan are unsecured general obligations to pay in the future, the value of the deferred compensation adjusted to reflect the performance of its investments, whether positive or negative, of selected measurement options, chosen by each participant, during the deferral period. Woodlands Operating has established trust accounts on behalf of the participating employees totaling $912,000 and $840,000 that are included in other assets at December 31, 2009 and 2008, respectively.

  Incentive Plans

        Woodlands Operating instituted an incentive compensation plan for certain employees in 2001. The plan is unfunded, and while certain payments are made currently, a portion of these payments is deferred and will be paid based on a vesting period of up to three years. For the years ended December 31, 2009 and 2008, expenses recognized by The Woodlands Partnerships under this plan totaled $913,000 and $1,750,000, respectively.

Note 12: Income Taxes

        The income tax provision for the years ended December 31, 2009 and 2008, is as follows (in thousands):

	2009	2008
Deferred income tax	$(930)	$25
Current income taxes	253	1,551

	$(677)	$1,576

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 12: Income Taxes (Continued)

        The income tax benefit reflected in the consolidated statements of earnings differs from the amounts computed by applying the federal statutory rate of 35 percent to income before income taxes as follows (in thousands):

	2009	2008
Income tax benefit at statutory rate	$(1,530)	$201
Texas margin tax	835	1,367
Permanent differences	18	87
NOL carryforward/change to prior year book/tax differences	—	—
Other	—	(79)

	$(677)	$1,576

        Deferred taxes are provided for the temporary differences between the financial reporting basis and the tax basis of WECCR GP's assets and liabilities and for operating loss carryforwards. Significant components of WECCR GP's net deferred tax asset at December 31, 2009 and 2008, are as shown on the following page.

	2009	2008
Deferred tax assets:
Net operating loss	$1,032	$—
Other	147	249
Deferred tax liabilities	—	—

Net deferred tax asset	$1,179	$249

        Topic 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, management has provided no valuation allowance at December 31, 2009 and 2008.

        The net deferred tax assets are included in other assets on the consolidated balance sheets at December 31, 2009 and 2008.

        At December 31, 2009, The Woodlands Partnerships had an unused net operating loss carryforward of approximately $3,000,000, which will expire in 2029.

Note 13: Significant Estimates and Concentrations

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

  Municipal Utility District (MUD) Receivables

        The State of Texas allows for the creation of MUDs which may reimburse Woodlands Development for construction costs associated with building water distribution and purification systems,

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 13: Significant Estimates and Concentrations (Continued)

sewer facilities and drainage facilities. Woodlands Development constructs the facilities and once the MUDs have enough value on the ground (tax base), the MUDs will issue bonds to reimburse Woodlands Development for costs (including interest) according to the Texas Commission on Environmental Quality (the Commission). Woodlands Development estimates the costs which they believe will be eligible for reimbursement as MUD receivables. Periodically, management evaluates these receivable balances and makes adjustments to reflect changes in conditions related to such receivables. Actual receivables could differ from the estimates recorded in these consolidated financial statements.

  Cost of Sales Estimates

        During development projects, Woodlands Development estimates sales prices on a per lot basis as villages are developed. These sales estimates are then utilized throughout the project to estimate a percentage of cost of sales to be applied when portions of a development are sold. These cost of sales estimates are updated annually based on actual land costs incurred plus estimates to complete the villages.

  Senior Credit Facility

        As discussed in Note 5, Woodlands Development and Woodlands Commercial have a bank credit agreement with approximately $306,539,000 due in August 2010. The agreement has one remaining one-year extension option. However, as of April 26, 2010, The Woodlands Partnerships had not obtained a commitment to extend. Inability to extend the existing agreement, or otherwise renegotiate or refinance the agreement, could adversely affect The Woodlands Partnerships future operations.

  Impairment Determinations

        In accordance with ASC Topic 360, Property, Plant and Equipment, The Woodlands Partnerships evaluates its long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable or the useful life has changed. These assets are evaluated based on their estimated cash flows and profitability, including estimated future operating results, and trends or other determinants of fair value. Actual cash flows, profitability and trends could differ materially from these estimates.

Note 14: Current Economic Conditions

        The current protracted economic decline continues to present real estate entities with unprecedented circumstances and challenges, which, in some cases, have resulted in large declines in the fair value of real estate, investments and other assets, declines in occupancy, constraints on liquidity and difficulty obtaining financing. The consolidated financial statements have been prepared using values and information currently available to The Woodlands Partnerships.

        Current economic and financial market conditions have led many employers to downsize, relocate or cease operations. Such conditions may significantly impact the rate at which our tenants fulfill or renew existing lease agreements and our ability to fill unoccupied space, which could adversely affect our results of operations in future periods. Additionally, the current instability in the financial markets

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008

Note 14: Current Economic Conditions (Continued)

may make it difficult for certain builders to obtain financing to fund construction projects. Difficulty in obtaining adequate financing may significantly impact the rate at which builders delay or cancel proposed new construction projects. Such delays or cancellations could also have an adverse impact on The Woodlands Partnership's future operating results.

        In addition, given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in real estate values, investment values and allowances for MUD receivables that could negatively impact The Woodlands Partnerships' ability to meet debt covenants or maintain sufficient liquidity.

        During 2009, General Growth Properties, Inc. (GGP), filed bankruptcy on certain of its companies. Due to continued weakness in the credit markets, GGP has indicated there can be no assurance they will be able to continue to refinance a substantial amount of debt on acceptable terms or otherwise. Additionally, GGP has experienced downgrades of their debt by national credit agencies, as well as real or perceived declines in the value of their properties based on deteriorating general and retail economic conditions. Due to these conditions, The Woodlands Partnerships may not be able to obtain future contributions or other funding to support its operations, if needed, from Rouse (which is owned by GGP). Management has indicated The Woodlands Partnerships have not received any capital contributions since inception and do not anticipate receiving any in the future.

Note 15: Subsequent Event

        The Conference Center credit facility contains financial covenants including maintenance of minimum debt service coverage. Due to reduced business performance, the debt service coverage ratio at December 31, 2009, was below the minimum coverage requirement. In April 2010, the credit facility was amended to waive the coverage requirement for the year ended December 31, 2009, and reduce the minimum debt service coverage requirement through all of 2010 from 1.40x to 1.10x. In order to effect this change, the interest rate on the credit facility was increased and prohibitions were placed on distributions by Woodlands Development and Woodlands Commercial to their partners until certain debt and liquidity levels are met.

Independent Accountants' Report

Executive Committee
TWLDC Holdings, L.P.
The Woodlands, Texas

        We have audited the accompanying consolidated balance sheet of TWLDC Holdings, L.P., as of December 31, 2007, and the related consolidated statements of earnings, changes in partners' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TWLDC Holdings, L.P., as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                      /s/ BKD, LLP

Houston, Texas
February 27, 2009

TWLDC Holdings, L.P.

Consolidated Balance Sheet

December 31, 2007

(dollars in thousands)

Assets
Cash and cash equivalents	$39,644
Trade receivables	13,596
Inventories	746
Prepaid and other current assets	3,613
Notes and contracts receivable, net	72,351
Real estate, net	457,339
Other assets	4,719

Total assets	$592,008

Liabilities and Partners' Equity
Liabilities:
Accounts payable and accrued liabilities	$44,014
Payables to affiliates	2,154
Credit facility	291,539
Other debt	110,586
Notes payable to partners	25,000
Deferred revenue	47,634
Other liabilities	15,276

Total liabilities	536,203
Partners' Equity	55,805

Total liabilities and partners' equity	$592,008

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Consolidated Statement of Earnings

Year Ended December 31, 2007

(dollars in thousands)

Revenues:
Residential lot sales	$114,253
Commercial land sales	35,470
Hotel and country club operations	52,534
Other	17,907

220,164

Costs and expenses:
Residential lot cost of sales	58,865
Commercial land cost of sales	8,609
Hotel and country club operations	48,329
Operating expenses	38,890
Depreciation and amortization	7,876

162,569

Operating earnings	57,595

Other (income) expense:
Interest expense	33,552
Interest capitalized	(15,137)
Amortization of debt costs	1,274
Other	(2,154)

17,535

Earnings from continuing operations before income taxes	40,060
Income taxes	1,972

Earnings from continuing operations	38,088

Discontinued operations:
Gain from disposal of discontinued operations	102,672
Gain (loss) from operations of discontinued components net of tax expense of $3,984	934

Gain from discontinued operations	103,606

Net earnings	$141,694

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Consolidated Statement of Changes in Partners' Equity (Deficit)

Year Ended December 31, 2007

(dollars in thousands)

	TWC Land Development L.P.	TWC Commercial Properties, L.P.	TWC Operating L.P.	MS/TWC Joint Venture	MS TWC, Inc.	Total
Balance (Deficit), January 1, 2007	$37,904	$(29,443)	$(2,394)	$38,742	$450	$45,259
Distributions	(61,363)	(7,875)	—	(60,599)	(1,311)	(131,148)
Net earnings (loss)	74,510	(2,903)	2,783	65,888	1,416	141,694

Balance (Deficit), December 31, 2007	$51,051	$(40,221)	$389	$44,031	$555	$55,805

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Consolidated Statement of Cash Flows

Year Ended December 31, 2007

(dollars in thousands)

Operating activities
Net earnings	$141,694
Adjustments to reconcile net earnings to cash provided by operating activities:
Cost of land sold	67,474
Land development capital expenditures	(57,758)
Depreciation and amortization	9,794
Amortization of debt costs	1,500
Gain on disposal of discontinued operations	(102,672)
Increase in notes and contracts receivable	(15,279)
Other liabilities and deferred revenue	5,529
Other	(972)
Changes in operating assets and liabilities:
Trade receivables, inventories and prepaid assets	(2,007)
Other assets	2,709
Accounts payable, accrued liabilities and net payables with affiliates	(3,482)

Net cash provided by operating activities	46,530

Investing activities
Capital expenditures	(69,798)
Proceeds from sales of assets	175,761

Net cash provided by investing activities	105,963

Financing activities
Distributions to partners	(131,148)
Contributions from partners	5,000
Debt borrowings	23,657
Debt repayments	(59,267)

Net cash used in financing activities	(161,758)

Decrease in cash and cash equivalents	(9,265)
Cash and cash equivalents, beginning of year	48,909

Cash and cash equivalents, end of year	$39,644

Supplemental disclosure of cash flow information
Interest paid (net of amount capitalized)	$37,359
Federal income tax paid	350

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies

  Nature of Operations

        The Woodlands Partnerships' real estate activities are concentrated in The Woodlands, a master-planned community located north of Houston, Texas. Consequently, these operations and the associated credit risks may be affected, either positively or negatively, by changes in economic conditions in this geographical area. Activities associated with The Woodlands Partnerships include residential and commercial land sales and the construction, operation and management of office and industrial buildings, apartments, golf courses and a hotel facility.

  Principles of Consolidation

        TWLDC Holdings, L.P. (Woodlands Development), a Texas limited partnership, is owned by entities controlled by The Rouse Company (Rouse) (which is controlled by General Growth Properties, Inc.) and Morgan Stanley Real Estate Fund II, L.P. (Morgan Stanley). Woodlands Development consolidates a variable interest entity (VIE), TWCPC Holdings, L.P. (Woodlands Commercial), a Texas limited partnership, based on significant debt guarantees provided by Woodlands Development to Woodlands Commercial. Woodlands Commercial consolidates a VIE, The Woodlands Operating Company, L.P. (Woodlands Operating), a Texas limited partnership, from which it receives management and leasing services for its properties. Rouse and Morgan Stanley also own Woodlands Commercial and Woodlands Operating. Woodlands Development, Woodlands Commercial and Woodlands Operating are hereinafter referred to as The Woodlands Partnerships.

        Also included in the consolidation is The Woodlands Community Facilities Development Corporation, an entity that has $11,613,000 in assets and $8,605,000 in debt, all of which is owed to Woodlands Development. The Woodlands Community Facilities Development Corporation's purpose is to promote the health, safety, common good and social welfare of the residents of The Woodlands, Texas, by developing parks, pathways and other amenities. The Woodlands Partnerships also consolidated 10101 Woodloch Forest LLC, a newly formed entity, in which The Woodlands Partnerships and a third party each have a 50 percent interest. The purpose of this entity is to construct and own an office building that will be leased by an affiliate of the third party. The minority member contributed $5,000,000 in cash to the entity and The Woodlands partners contributed a total of $5,000,000 in cash, land and other assets. Minority interest is included as a component of other liabilities in the consolidated balance sheets.

        The consolidated financial statements include the accounts of The Woodlands Partnerships and their majority and wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Trade Receivables

        Trade receivables are stated at the amount billed to customers. The Company provides an allowance for doubtful accounts, which is based on a review of outstanding receivables, historical collection information and existing economic conditions. Trade receivables are ordinarily due 30 days after the issuance of the billing. Accounts past due more than 120 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

  Real Estate

        Real estate assets are stated at cost. Costs associated with the acquisition and development of real estate, including holding costs consisting principally of interest and ad valorem taxes, are capitalized as incurred to the extent the total carrying value of the property does not exceed the estimated fair value of the completed property. Capitalization of such holding costs is limited to properties for which active development continues. Capitalization ceases upon completion of a property or cessation of development activities. Where practicable, capitalized costs are specifically assigned to individual assets; otherwise, costs are allocated based on estimated values of the affected assets. Capitalized real estate taxes and interest costs are amortized over lives which are consistent with the related commercial properties or written off as a component of cost of sales for land.

        Pre-development costs, which generally include legal and professional fees and other directly related third-party costs, are capitalized as part of the property being developed. In the event a development is no longer deemed to be probable, the costs previously capitalized are expensed.

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable or the useful life has changed. Assets are evaluated based on their cash flows and profitability, including estimated future operating results, and trends or other determinants of fair value. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset. For the year ended December 31, 2007, no impairment was recognized.

  Sales of Real Estate

        Earnings from sales of real estate are recognized when a third-party buyer has made an adequate cash down payment and has attained the attributes of ownership. Capitalized cost related to real estate is determined as a specific percentage of the sales revenues recognized for each land development project. The amount capitalized is based on actual costs incurred, total estimated development costs and sales revenues for each project. These estimates are revised annually and are based on the then-current development strategy and operating assumptions utilizing internally developed projections for product type, revenue and related development cost. Capitalized costs are depreciated over the estimated useful life of the asset.

  Land Sales

        Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the land sold are met. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. For land sale transactions in which we are required to perform additional services and incur significant costs after title has passed, revenues and cost of sales are recognized on a percentage of completion basis.

        Cost of land sales is determined as a specified percentage of land sales revenues recognized for each community development project. The cost ratios used are based on actual costs incurred and

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

estimates of development costs and sales revenues to completion of each project. The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans. Significant changes in these estimates or future development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project.

        The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels we do not intend to develop or for which development is complete at the date of acquisition.

  Hotel and Country Club Revenue

        Revenue is recognized as services are performed. Hotel revenue primarily represents room rentals and food and beverage sales. Country club revenues primarily represent dues, green fees, cart rentals, and food and beverage sales. Revenues may also include non-refundable initiation fees that are considered earned during the period. Non-refundable fees are amortized over the estimated membership life of nine years.

  Sales of Commercial Properties

        Sales of commercial properties are generally accounted for under the full accrual method. Under that method, gain is not recognized until the collectibility of the sales price is reasonably assured and the earnings process is complete. When a sale does not meet the requirements for income recognition, gain is deferred until those requirements are met. Sales of real estate are accounted for under the percentage-of-completion method when The Woodlands Partnerships have material obligations under sales contracts to provide improvements after the property is sold. Under the percentage-of-completion method, the gain on sale is recognized as the related obligations are fulfilled.

  Lease Revenue

        Commercial properties are leased to third-party tenants generally involving multi-year terms. These leases are accounted for as operating leases. See Note 3 for further information.

  Depreciation

        Depreciation of operating assets is recorded on the straight-line method over the estimated useful lives of the assets. Useful lives range predominantly from 15 to 40 years for land improvements and buildings, 3 to 20 years for leasehold improvements, and 3 to 10 years for furniture, fixtures and equipment. Property and equipment are carried at cost less accumulated depreciation.

  Advertising

        Advertising costs are charged to operations when incurred. For the year ended December 31, 2007, advertising costs totaled $4,361,000.

  Deferred Financing Costs

        Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related debt using the interest method.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

  Income Taxes

        The Woodlands Partnerships are not income tax-paying entities and all income and expenses are reported by the partners for tax reporting purposes. No provision for federal income taxes is included in the accompanying consolidated financial statements for these entities. Effective March 1, 2002, WECCR GP, a wholly owned subsidiary of Woodlands Operating, elected to be classified as an association taxable as a corporation for federal income tax purposes. Accordingly, a provision for federal income tax has been provided.

        Significant changes were made to the Texas franchise tax during the 79th and 80th sessions of the Texas legislature, whereby the Legislature extended the state franchise tax to partnerships (general, limited and limited liability). In previous years, The Woodlands Partnerships did not pay franchise taxes, since they were organized as partnerships and franchise taxes were not imposed. The revised tax base is based on a taxable entity's margin. The margin tax is calculated at a rate of 1 percent on the lesser of three calculations: a) total revenue less cost of goods sold, b) total revenue less compensation, or c) total revenue times 70 percent. For the year ended December 31, 2007, The Woodlands Partnerships recorded margin tax expense of $2,289,000.

        The tax returns, the qualification of The Woodlands Partnerships for tax purposes and the amount of distributable partnership income or loss are subject to examination by federal taxing authorities. If such examinations result in changes with respect to partnership qualification or in changes to distributable partnership income or loss, the tax liability of the partners could be changed accordingly.

        The Company has elected to defer the effective date of FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, until after its fiscal year ended December 31, 2008. The Company has continued to account for any uncertain tax positions in accordance with literature that was authoritative immediately prior to the effective date of FIN 48, such as the FASB Statement No. 109, Accounting for Income Taxes, and FASB Statement No. 5, Accounting for Contingencies.

  Inventories

        Inventory is carried at the lower of cost or market and consists primarily of golf-related clothing, equipment sold at golf course pro shops, and food and beverages sold at the hotel facility in The Woodlands. Cost is determined based on a first-in, first-out method.

  Cash Equivalents

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2007, cash equivalents consisted primarily of money market accounts. At December 31, 2007, Woodlands Development cash accounts exceeded federally insured limits by approximately $9,595,000.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160). The noncontrolling interest shall be reported separately from the parent's equity in the statement of financial position. Revenue, expenses, gains and losses, and net income or loss shall be reported in the consolidated financial statements at the consolidated amounts, which will include amounts attributable to the parent and the noncontrolling interest. The net income or loss attributable to the parent and noncontrolling interest shall also be disclosed. Certain additional disclosures may also be required in the parent's consolidated financial statements or notes thereto. SFAS 160 is effective for consolidated financial statements issued for fiscal years beginning after December 15, 2008. The Woodlands Partnerships are currently reviewing the effect of this statement on their consolidated financial statements.

        In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 expands the disclosure requirements in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, regarding an entity's derivative instruments and hedging activities. SFAS 161 is effective for the Company's fiscal year beginning after November 15, 2008. The Company does not expect the adoption of SFAS 161 to have a material effect on its consolidated financial statements.

        The FASB has recently issued SFAS No. 141 (revised 2007), Business Combinations (FAS 141(R)), which replaces FAS 141. While many of the fundamental requirements of FAS 141 are retained, some of the more significant changes or new requirements include a broadened scope, requiring that all assets acquired and liabilities assumed be measured at fair value at the acquisition date, requiring certain costs be recognized separately from the acquisition as an expense when incurred, changing the requirements for recognition of contingent assets and liabilities, requiring recognition of contingent consideration at the acquisition date and requiring "negative goodwill" to be recognized immediately as a gain at the time of acquisition. FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and may not be applied before that date.

Note 2: Notes and Contracts Receivable

        Notes receivable are carried at cost, net of discounts. At December 31, 2007, Woodlands Development held notes and contracts receivable totaling $72,351,000. Included in the notes receivable were amounts related to utility district receivables totaling $70,626,000. Utility district receivables, the collection of which is dependent on the ability of utility districts in The Woodlands to sell bonds, had a market interest rate of approximately and 4.8 percent at December 31, 2007. Included in the utility district receivables was a reserve of approximately $4,340,000 at December 31, 2007. The utility district receivables are analyzed on a monthly basis for valuation and collectibility utilizing a review of outstanding receivables, historical bond issuance information and economic conditions of the various districts located in The Woodlands. Utility district receivables are written off when the receivables are known to be uncollectible. At December 31, 2007, the other note receivable totaled $1,725,000. This

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 2: Notes and Contracts Receivable (Continued)

note bears interest at an average rate of 7.3 percent for the year ending December 31, 2007, and matures in 2009.

Note 3: Real Estate

        The following is a summary of real estate at December 31, 2007 (in thousands):

Land	$286,971
Commercial properties	222,654
Equity investments	2,709
Other assets	10,359

522,693
Accumulated depreciation	(65,354)

$457,339

  Land

        The principal land development is The Woodlands, a mixed-use, master-planned community located north of Houston, Texas. Residential land is divided into eight villages in various stages of development. Each village has or is planned to contain a variety of housing, neighborhood retail centers, schools, parks and other amenities. Woodlands Development controls the development of the residential communities and produces finished lots for sale to qualified builders. Housing is constructed in a wide range of pricing and product styles.

        Commercial land is divided into distinct centers that serve or are planned to serve as locations for office buildings, retail and entertainment facilities, industrial and warehouse facilities, research and technology facilities, and college and training facilities. Woodlands Development produces finished sites for third parties or for its own building development activities.

  Commercial Properties

        Commercial and industrial properties owned or leased by The Woodlands Partnerships are leased to third-party tenants. Lease terms, including renewal periods, range from 1 to 15 years with an average remaining term of 8 years. Contingent rents include pass-throughs of incremental operating costs. Minimum future lease revenues from noncancellable operating leases and subleases exclude contingent rentals that may be received under certain lease agreements. Tenant rents include rent for noncancellable operating leases, cancelable leases, and month-to-month rents and are included in other revenue. For the year ended December 31, 2007, tenant rents totaled $5,080,000 and contingent rents totaled $301,000. Minimum future lease rentals for 2008 through 2012 and thereafter total $17,987,000, $18,998,000, $11,044,000, $9,299,000, $8,557,000 and $37,379,000, respectively.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 3: Real Estate (Continued)

  Properties Held for Sale and Discontinued Operations

        A summary of the operations from discontinued operations for the year ended December 31, 2007, is as follows (in thousands):

Revenues	$39,136
Operating expenses	(28,250)
Depreciation	(1,918)
Interest expense	(3,896)
Other expense	(154)
Income tax (expense) benefit	(3,984)

Net earnings	$934

        During 2007, Woodlands Development sold a hotel property for $137,000,000 and recognized a profit of $99,976,000. Woodlands Development repaid debt totaling $50,000,000 related to the hotel property. Woodlands Development and Woodlands Commercial sold certain country club assets for $34,000,000 and recognized a profit of $1,257,000. Woodlands Commercial repaid $640,000 of its Conference Center debt as part of the sale. Woodlands Development sold a retail property for $5,800,000 and recognized a profit of $1,439,000. Woodlands Development repaid debt totaling $2,838,000 in connection with this sale.

        Operating results for the assets sold and abandoned are reported as discontinued operations on the consolidated statements of earnings.

Note 4: Equity Method Investments

        During 2007, The Woodlands Partnerships' principal partnership and corporation interests included the items listed in the table on the following page.

	Ownership and Economic Interest	Nature of Operations
Woodlands Development:
Stewart Title of Montgomery County, Inc.	50%	Title company
Woodlands Commercial:
Woodlands Office Equities—'95 Limited	25%	Office buildings in The Woodlands
FV-93 Limited	50% (economic interest)	Apartments

        Other partnerships own various commercial properties, all of which are located in The Woodlands. Woodlands Operating provides various management and leasing services to these affiliated entities. The Woodlands Partnerships' net investment in each of these entities is included in the real estate caption on the consolidated balance sheets and their shares of these entities' pretax earnings is included in other revenues on the consolidated statements of earnings. A summary of The Woodlands Partnerships'

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 4: Equity Method Investments (Continued)

net investments as of December 31, 2007, and their share of pretax earnings for the year then ended are as follows (in thousands):

Net investment:
Stewart Title of Montgomery County, Inc.	$1,132
Woodlands Office Equities—'95 Limited	1,122
FV-93 Limited	786
Others that own properties in The Woodlands	(331)

$2,709

Equity in pretax earnings:
Stewart Title of Montgomery County, Inc.	$816
Woodlands Office Equities—'95 Limited	25
FV-93 Limited	3
Others that own properties in The Woodlands	45

$889

        Summarized financial statement information (unaudited) for partnerships and a corporation in which The Woodlands Partnerships have an equity ownership interest at December 31, 2007, and for the year then ended are as follows (in thousands):

Assets	$32,184
Debt payable to third parties:
The Woodlands Partnerships' proportionate share:
Recourse to The Woodlands Partnerships	76
Nonrecourse to The Woodlands Partnerships	1,594
Other parties' proportionate share, of which $1,006 was guaranteed by The Woodlands Partnerships	13,911
Accounts payable and deferred credits	1,839
Owners' equity	14,764
Revenues	14,709
Operating earnings	4,454
Pretax earnings	3,367
The Woodlands Partnerships' share of pretax earnings	889

        Woodlands Commercial has guaranteed mortgage debt of its unconsolidated affiliates totaling $1,142,000 at December 31, 2007, respectively. These guarantees reduce in varying amounts through 2010 and would require payments only in the event of default on payment by the respective debtors.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 5: Debt

        A summary of The Woodlands Partnerships' outstanding debt at December 31, 2007, is as follows (in thousands):

Senior credit facility	$291,539
Conference Center debt	59,360
Other credit facilities	25,381
Mortgages payable	25,845

$402,125

  Senior Credit Facility

        Woodlands Development and Woodlands Commercial have a bank credit agreement consisting of a $280,000,000 (previously $230,000,000) term loan and a $70,000,000 revolving credit loan. The credit agreement has a three-year term expiring in August 2009 with two one-year extension options. At December 31, 2007, approximately $43,461,000 was available to be borrowed under the revolving credit agreements. The interest rate, based on the LIBOR plus a margin, was approximately 7.2 percent at December 31, 2007. Interest is paid monthly. Commitment fees, based on 0.25 percent of the unused commitment, totaled $152,000 for the year ended December 31, 2007.

        The credit agreement contains certain restrictions that, among other things, require the maintenance of specified financial ratios, restrict indebtedness and sale, lease or transfer of certain assets and limit the right of Woodlands Development and Woodlands Commercial to merge with other companies and make distributions to their partners. Certain assets of Woodlands Development and Woodlands Commercial, including cash, receivables and real estate, secure the credit agreement. Mandatory debt maturities for 2009 are $306,539,000. Payments may be made by Woodlands Development or Woodlands Commercial or both at their option. Principal payments may be required based on certain covenant tests. Prepayments can also be made at the discretion of Woodlands Development and Woodlands Commercial without penalty.

  Conference Center Debt

        The debt consists of a credit facility related to and secured by The Woodlands Conference Center. The credit facility has an average interest rate of 8.0 percent at December 31, 2007. Interest is paid monthly. The credit facility matures in October 2011 or is required to be repaid upon the sale of The Woodlands Conference Center.

  Other Credit Facilities

        At December 31, 2007, Town Center Development Company, L.P. (TCDC), a wholly owned subsidiary of Woodlands Development, had three loan commitments totaling $74,103,000 secured by new commercial construction. The interest rate, based on the LIBOR plus a margin, was approximately 6.4 percent at December 31, 2007. At December 31, 2007, the outstanding balance was $25,381,000. Mandatory debt maturities for 2008 to 2010 are $-0-, $4,768,000 and $20,613,000, respectively.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 5: Debt (Continued)

  Derivative Financial Instruments

        As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, The Woodlands Partnerships have entered into various derivative agreements.

        Woodlands Development and Woodlands Commercial entered into interest rate cap agreements with two commercial banks to reduce the impact of increases in interest rates on their bank credit agreements. The interest rate cap agreements effectively limit the interest rate exposure on a notional amount of $200,000,000 to LIBOR rates of 6.50 percent, and exposure on a notional amount of $50,000,000 to LIBOR rates of 5.75 percent. The $200,000,000 interest rate cap agreement expires in 2009 and the $50,000,000 interest rate cap agreement expires in 2008.

        Management has designated the interest rate cap agreements as a hedging instrument. However, management has deemed amounts associated with the derivatives and hedging transactions to be immaterial to the consolidated financial statements and, as a result, the agreements have not been reflected in the consolidated financial statements.

  Mortgages Payable

        The mortgages payable had an average interest rate of 7.0 percent at December 31, 2007. Debt maturities for 2008 through 2012 and thereafter total $3,463,000, $8,473,000, $13,808,000, $-0-, $-0- and $101,000, respectively. Mortgages payable are all secured by real estate.

Note 6: Notes Payable to Partners

        At December 31, 2007, Woodlands Development had notes payable to its partners totaling $25,000,000. The notes bear interest at 15 percent. Interest is payable quarterly. All outstanding balances are due in 2010. These notes are subordinate to the bank credit agreement and mortgages payable described previously.

Note 7: Commitments and Contingencies

  Contingent Liabilities

        At December 31, 2007, The Woodlands Partnerships issued letters of credit in the amount of $801,000. The letters of credit act as guarantees of payment to third parties in accordance with specific terms and conditions of each letter. The term of these letters of credit is for a period of 12 months from the date of the original agreement.

        At December 31, 2007, The Woodlands Partnerships guaranteed road bonds in the amount of $1,932,000. These guarantees act as a warranty on the roads for a period of 12 months from the date the roads are completed. Under these agreements, The Woodlands Partnerships have guaranteed they will make all repairs necessary to maintain the roads in good condition.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 7: Commitments and Contingencies (Continued)

  Leases

        The Woodlands Partnerships have various noncancellable facilities and equipment lease agreements that provide for aggregate future payments of approximately $4,103,000. Capital lease obligations are included as other liabilities in the consolidated balance sheets. On the following page are minimum rental payments for the years subsequent to December 31, 2007 (in thousands).

	Capital Leases	Operating Leases
	Woodlands Development	Woodlands Commercial	Woodlands Operating	Total
2008	$366	$2,238	$558	$3,162
2009	131	2,238	561	2,930
2010	37	—	124	161
2011	27	—	70	97
2012	18	—	52	70

	$579	$4,476	$1,365	$6,420

        Rental expense for operating leases for the year ended December 31, 2007 was $4,588,000.

  General Litigation

        The Woodlands Partnerships are subject to claims and legal actions arising in the ordinary course of their business and to recurring examinations by the Internal Revenue Service and other regulatory agencies. Management believes, after consultation with outside counsel, that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

  Commitments

        As of December 31, 2007, the Woodlands Partnerships had unrecorded development contract commitments outstanding of approximately $184,687,000.

Note 8: Related-party Transactions

        Woodlands Operating provides services to Woodlands Development and Woodlands Commercial under management and advisory services agreements. These agreements are automatically renewed annually. Woodlands Development and Woodlands Commercial pay Woodlands Operating a management and advisory fee equal to cost plus 3 percent. In addition, they reimburse Woodlands Operating for all costs and expenses incurred on their behalf. For the year ended December 31, 2007, Woodlands Operating recorded revenues of $10,700,000 for services provided to Woodlands Development and $1,148,000 for services provided to Woodlands Commercial. These revenues are eliminated in the accompanying consolidated financial statements.

        Woodlands Operating, through WECCR GP, operates The Woodlands Conference Center (the Facilities) which is owned by Woodlands Commercial. The Facilities consist of a 440-room hotel and

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 8: Related-party Transactions (Continued)

conference center. Woodlands Commercial also owned golf course facilities that were sold in May 2007. WECCR GP operates the Facilities and pays Woodlands Commercial rent of $700,000 per month. For the year ended December 31, 2007, rent totaled $8,650,000. These amounts are eliminated in the accompanying consolidated financial statements. WECCR GP has contracted with an affiliate of Morgan Stanley to manage the Facilities for a management fee equal to 2.5 percent of cash receipts, as defined in the agreement. During 2007, the management fee totaled $1,107,000.

Note 9: Partners' Equity

        Rouse's ownership interests in The Woodlands Partnerships are through TWC Land Development L.P. (which owns a 42.5 percent interest in Woodlands Development), TWC Commercial Properties L.P. (which owns a 42.5 percent interest in Woodlands Commercial), and TWC Operating L.P. (which owns a 42.5 percent interest in Woodlands Operating). Morgan Stanley's ownership interests are through MS/TWC Joint Venture and MS TWC, Inc., which own the remaining interests in Woodlands Development, Woodlands Commercial and Woodlands Operating. The partners' percentage interests are summarized as follows:

	General Partner Interest	Limited Partner Interest
Woodlands Development:
TWC Land Development L.P.	42.5%	—
MS/TWC Joint Venture	—	56.5%
MS TWC, Inc.	1.0%	—
Woodlands Commercial:
TWC Commercial Properties L.P.	42.5%	—
MS/TWC Joint Venture	—	56.5%
MS TWC, Inc.	1.0%	—
Woodlands Operating:
TWC Operating L.P.	42.5%	—
MS/TWC Joint Venture	—	56.5%
MS TWC, Inc.	1.0%	—

        The partnership agreements for each of the partnerships provide, among other things, the following:

  (i)
  The Woodlands Partnerships are each governed by an Executive Committee composed of equal representation from their respective general partners.

  (ii)
  Net income and losses from operations are currently allocated based on the payout percentages discussed below.

  (iii)
  Distributions are made by The Woodlands Partnerships to the partners based on specified payout percentages and include cumulative preferred returns to Morgan Stanley's affiliates. The payout percentage to Morgan Stanley's affiliates is 57.5 percent until the affiliates receive distributions on a consolidated basis equal to their capital contributions and a 12.0 percent cumulative preferred return compounded quarterly. Then, the payout percentage to Morgan

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 9: Partners' Equity (Continued)

    Stanley's affiliates is 50.5 percent until the affiliates receive distributions equal to their capital contributions and an 18.0 percent cumulative preferred return compounded quarterly. Thereafter, the payout percentage to Morgan Stanley's affiliates is 47.5 percent. During 2001, Morgan Stanley's affiliates received sufficient cumulative distributions from The Woodlands Partnerships to exceed Morgan Stanley's affiliates' capital contributions plus cumulative returns of 18.0 percent. Accordingly, Morgan Stanley's affiliates are currently receiving a payout percentage of 47.5 percent, and Rouse's affiliates are receiving 52.5 percent from The Woodlands Partnerships.

  (iv)
  The Woodlands Partnerships will continue to exist until December 31, 2040, unless terminated earlier due to specified events.

  (v)
  No additional partners may be admitted to The Woodlands Partnerships unless specific conditions in the partnership agreements are met. Partnership interests may be transferred to affiliates of Rouse or Morgan Stanley. Rouse has the right of first refusal to buy the partnership interests of the Morgan Stanley affiliates at the same terms and conditions offered to a third-party purchaser or sell its affiliates' interests to the same third-party purchaser.

  (vi)
  Rouse and Morgan Stanley have the right to offer to purchase the other partner's affiliates' partnership interests in the event of failure to make specified capital contributions or a specified default by the other. Specified defaults include bankruptcy, breach of partnership covenants, transfer of partnership interests except as permitted by the partnership agreements, and fraud or gross negligence.

Note 10: Fair Value of Financial Instruments

        The estimated fair values of The Woodlands Partnerships' financial instruments as of December 31, 2007, approximated their carrying amounts, with the exception of the notes payable to partners for Woodlands Development, which had an estimated fair value of $29,261,000. Fair values of notes and contracts receivable were estimated by discounting future cash flows using interest rates at which similar loans currently could be made for similar maturities to borrowers with comparable credit ratings. Fair values of fixed-rate, long-term debt were based on current interest rates offered to The Woodlands Partnerships for debt with similar remaining maturities. For floating-rate debt obligations, carrying amounts and fair values were assumed to be equal because of the nature of these obligations. The carrying amounts of The Woodlands Partnerships' other financial instruments approximate their fair values.

Note 11: Employee Plans

  Defined Contribution Plan

        Woodlands Operating has a 401(k) defined contribution plan that is available to all full-time employees who meet specified service requirements. The plan is administered by a third party. Contributions to the plan are based on a match of employee contributions up to a specified limit. For the year ended December 31, 2007, Woodlands Operating contributions totaled approximately $783,000.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 11: Employee Plans (Continued)

  Supplemental Executive Retirement Plan

        Woodlands Operating has deferred compensation arrangements for a select group of management employees that provide the opportunity to defer a portion of their cash compensation. Woodlands Operating's obligations under this plan are unsecured general obligations to pay in the future, the value of the deferred compensation adjusted to reflect the performance of its investments, whether positive or negative, of selected measurement options, chosen by each participant, during the deferral period. Woodlands Operating has established trust accounts on behalf of the participating employees totaling $1,447,000 that are included in other assets at December 31, 2007.

  Incentive Plans

        Woodlands Operating instituted an incentive compensation plan for certain employees in 2001. The plan is unfunded, and while certain payments are made currently, a portion of these payments is deferred and will be paid based on a vesting period of up to three years. For the year ended December 31, 2007, expenses recognized by The Woodlands Partnerships under this plan totaled $3,506,000.

Note 12: Income Taxes

        The income tax provision for the year ended December 31, 2007, is as follows (in thousands):

Deferred income tax	$(274)
Current income taxes	6,230

$5,956

        The income tax benefit reflected in the consolidated statements of earnings differs from the amounts computed by applying the federal statutory rate of 35 percent to income before income taxes as follows (in thousands):

Income tax benefit at statutory rate	$3,689
Texas margin tax	2,289
Permanent differences	146
NOL carryforward/change to prior year book/tax differences	(274)
Other	106

$5,956

        Deferred taxes are provided for the temporary differences between the financial reporting basis and the tax basis of WECCR GP's assets and liabilities and for operating loss carryforwards. Significant

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 12: Income Taxes (Continued)

components of WECCR GP's net deferred tax asset at December 31, 2007, are as follows (in thousands):

Deferred tax assets:
Other	$274
Deferred tax liabilities	—

Net deferred tax asset	$274

        WECCR GP had net operating loss carryforwards of $784,000 at December 31, 2006, that was applied to reduce taxable income in 2007. There is no net operating loss carryforward at December 31, 2007.

        SFAS No. 109, Accounting for Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, management has provided no valuation allowance at December 31, 2007.

        The net deferred tax assets are included in other assets on the consolidated balance sheets at December 31, 2007.

Note 13: Significant Estimates and Concentrations

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

  Municipal Utility District (MUD) Receivables

        The state of Texas allows for the creation of MUDs which may reimburse Woodlands Development for construction costs associated with building water distribution and purification systems, sewer facilities and drainage facilities. Woodlands Development constructs the facilities and once the MUDs have enough value on the ground (tax base), the MUDs will issue bonds to reimburse Woodlands Development for costs (including interest) according to the Texas Commission on Environmental Quality (TCEQ). Woodlands Development estimates the costs which they believe will be eligible for reimbursement as MUD receivables. Periodically, management evaluates these receivable balances and makes adjustments to reflect changes in conditions related to such receivables. Actual receivables could differ from the estimates recorded in these financial statements.

  Cost of Sales Estimates

        During development projects, Woodlands Development estimates sales prices on a per lot basis as villages are developed. These sales estimates are then utilized throughout the project to estimate a percentage of cost of sales to be applied when portions of a development are sold. These cost of sales estimates are updated annually based on actual land costs incurred plus estimates to complete the villages.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 13: Significant Estimates and Concentrations (Continued)

  Senior Credit Facility

        As discussed in Note 5, Woodlands Development and Woodlands Commercial have a bank credit agreement with approximately $291,539,000 due in August 2009. The agreement has two one-year extension options. However, as of February 27, 2009, the Partnerships had not obtained a commitment to extend. Inability to extend the existing agreement, or otherwise renegotiate or refinance the agreement, could adversely affect The Woodlands Partnerships future operations.

  Impairment Determinations

        In accordance with SFAS No. 144, the Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable or the useful life has changed. These assets are evaluated based on their estimated cash flows and profitability, including estimated future operating results, and trends or other determinants of fair value. Actual cash flows, profitability and trends could differ materially from these estimates.

Until                       , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

19,209,814 shares of Common Stock

Warrants to purchase up to 6,083,333 shares of Common Stock

THE HOWARD HUGHES CORPORATION

PROSPECTUS

This prospectus is dated                       , 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses expected to be incurred by The Howard Hughes Corporation (the "Registrant") in connection with the registration and distribution of the securities being registered under this registration statement are estimated to be as follows:

SEC Fee	$66,256
Printing	400,000
Legal Fees and Expenses	500,000
Accounting Fees and Expenses	500,000
Miscellaneous	34,000

Total	$1,500,256

ITEM 32.    SALES TO SPECIAL PARTIES.

        See "Business—Investment Agreements" and "Certain Relationships and Related Transactions, and Director Independence" in the prospectus contained herein.

ITEM 33.    RECENT SALES OF UNREGISTERED SECURITIES.

        On July 1, 2010, we issued 1,000 shares to GGPLP, our parent company. The shares were issued in a private placement exempt from registration pursuant to 4(2) of the Securities Act.

ITEM 34.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Our amended and restated certificate of incorporation will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation will also provide that it must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. We intend to enter into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and certain officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts reasonably incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer. We are also expressly authorized to carry directors' and officers' insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, this provision does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is being sought.

ITEM 35.    TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

        Not applicable.

ITEM 36.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        The exhibits listed below in the "Exhibit Index" are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit Index

Exhibit No.	Description of Exhibit
2.1*	Form of Separation Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
3.1*	Form of Amended and Restated Certificate of Incorporation of The Howard Hughes Corporation
3.2*	Form of Amended and Restated Bylaws of The Howard Hughes Corporation
3.3*	Certificate of Incorporation of Spinco, Inc. (predecessor to The Howard Hughes Corporation).
3.4*	Certificate of Amendment of Certificate of Incorporation of the Howard Hughes Corporation.
4.1*	Form of Registration Rights Agreement between The Howard Hughes Corporation and Brookfield Investor
4.2*	Form of Registration Rights Agreement between The Howard Hughes Corporation and Fairholme
4.3*	Form of Registration Rights Agreement among The Howard Hughes Corporation, Blackstone and Pershing Square
4.4*	Form of Registration Rights Agreement between The Howard Hughes Corporation, M.B. Capital Partners, M.B. Capital Partners III and M.B. Capital Units LLC
5.1	Opinion of Weil, Gotshal & Manges LLP as the validity of the securities being registered
10.1*	Form of Transition Services Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.2*	Form of Tax Matters Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.3	Form of Standstill Agreement among The Howard Hughes Corporation and Pershing Square Capital management, L.P.
10.4*	Management Services Agreement between The Howard Hughes Corporation and Brookfield Advisors, dated August 6, 2010
10.5*	Form of Indemnification Agreement for officers and directors
10.6*	Form of Warrant Agreement between The Howard Hughes Corporation and The Bank of New York Mellon

Exhibit No.	Description of Exhibit
10.10*	Form of 2010 Equity Incentive Plan for officers, directors and other employees
10.11*	Form of Letter Agreement between The Howard Hughes Corporation and Brookfield Investor
10.12*	Form of Letter Agreement between The Howard Hughes Corporation and Fairholme
10.13*	Form of Letter Agreement between The Howard Hughes Corporation and Pershing Square
10.14*	Form of Option Agreement between The Howard Hughes Corporation and Thomas Nolan, Jr.
10.15*	Form of Option Agreement among The Howard Hughes Corporation, Adam Metz and Thomas Nolan, Jr.
21.1*	List of Subsidiaries
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of BKD, LLP
23.3*	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1 to this Registration Statement on Form S-11)
23.4*	Consent of William Ackman to be named as Director Nominee
23.5*	Consent of David Arthur to be named as Director Nominee
23.6*	Consent of Gary Krow to be named as Director Nominee
23.7*	Consent of Allen Model to be named as Director Nominee
23.8*	Consent of Adam Flatto to be named as Director Nominee
23.9*	Consent of Jeffrey Furber to be named as Director Nominee
23.10*	Consent of Steven Shepsman to be named as Director Nominee
23.11*	Consent of R. Scot Sellers to be named as Director Nominee
24.1*	Power of Attorney

*
Previously filed

ITEM 37.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  •
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  •
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20%

    change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  •
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  •
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  •
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 8, 2010.

THE HOWARD HUGHES CORPORATION
By:	/s/ DAVID ARTHUR
	Name:	David Arthur
	Title:	Interim Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as indicated on November 8, 2010.

Signature		Title

/s/ DAVID ARTHUR David Arthur		Interim Chief Executive Officer (Principal Executive Officer)
/s/ RAEL DIAMOND Rael Diamond		Interim Chief Financial Officer (Principal Financial and Accounting Officer)
* Adam Metz		Director
* Thomas Nolan, Jr.		Director
*By	/s/ DAVID ARTHUR David Arthur Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1*	Form of Separation Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
3.1*	Form of Amended and Restated Certificate of Incorporation of The Howard Hughes Corporation
3.2*	Form of Amended and Restated Bylaws of The Howard Hughes Corporation
3.3*	Certificate of Incorporation of Spinco, Inc. (predecessor to The Howard Hughes Corporation).
3.4*	Certificate of Amendment of Certificate of Incorporation of the Howard Hughes Corporation.
4.1*	Form of Registration Rights Agreement between The Howard Hughes Corporation and Brookfield Investor
4.2*	Form of Registration Rights Agreement between The Howard Hughes Corporation and Fairholme
4.3*	Form of Registration Rights Agreement among The Howard Hughes Corporation, Blackstone and Pershing Square
4.4*	Form of Registration Rights Agreement between The Howard Hughes Corporation, M.B. Capital Partners, M.B. Capital Partners III and M.B. Capital Units LLC
5.1	Opinion of Weil, Gotshal & Manges LLP as the validity of the securities being registered
10.1*	Form of Transition Services Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.2*	Form of Tax Matters Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.3	Form of Standstill Agreement among The Howard Hughes Corporation and Pershing Square Capital management, L.P.
10.4*	Management Services Agreement between The Howard Hughes Corporation and Brookfield Advisors, dated August 6, 2010
10.5*	Form of Indemnification Agreement for officers and directors
10.6*	Form of Warrant Agreement between The Howard Hughes Corporation and The Bank of New York Mellon
10.10*	Form of 2010 Equity Incentive Plan for officers, directors and other employees
10.11*	Form of Letter Agreement between The Howard Hughes Corporation and Brookfield Investor
10.12*	Form of Letter Agreement between The Howard Hughes Corporation and Fairholme
10.13*	Form of Letter Agreement between The Howard Hughes Corporation and Pershing Square
10.14*	Form of Option Agreement between The Howard Hughes Corporation and Thomas Nolan, Jr.

Exhibit No.	Description of Exhibit
10.15*	Form of Option Agreement among The Howard Hughes Corporation, Adam Metz and Thomas Nolan, Jr.
21.1*	List of Subsidiaries
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of BKD, LLP
23.3*	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1 to this Registration Statement on Form S-11)
23.4*	Consent of William Ackman to be named as Director Nominee
23.5*	Consent of David Arthur to be named as Director Nominee
23.6*	Consent of Gary Krow to be named as Director Nominee
23.7*	Consent of Allen Model to be named as Director Nominee
23.8*	Consent of Adam Flatto to be named as Director Nominee
23.9*	Consent of Jeffrey Furber to be named as Director Nominee
23.10*	Consent of Steven Shepsman to be named as Director Nominee
23.11*	Consent of R. Scot Sellers to be named as Director Nominee
24.1*	Power of Attorney

*
Previously filed